                                                      Rule 424(b)(1)
                                                      Registration No. 333-61182


                         2,000,000 PREFERRED SECURITIES
                       HUNTINGTON PREFERRED CAPITAL, INC.
  7.875% NONCUMULATIVE EXCHANGEABLE PERPETUAL PREFERRED SECURITIES, CLASS C
                        (LIQUIDATION AMOUNT $25.00 EACH)
      EXCHANGEABLE IN SPECIFIED CIRCUMSTANCES INTO PREFERRED SECURITIES OF
                          THE HUNTINGTON NATIONAL BANK
                          ----------------------------
Terms of the Class C preferred securities include:

- Dividends are:
     -    payable quarterly only if declared, and
     - noncumulative, which means that you will not receive them if they are not declared.
- Exchangeable, without your approval or any action on your part, for preferred securities with substantially equivalent terms as to dividends, liquidation preference, and redemption of The Huntington National Bank, or the Bank, our indirect parent, if the Office of the Comptroller of the Currency, or the OCC, so directs only under the following circumstances:
     -    the Bank becomes or may in the near term become undercapitalized, or
     -    the Bank is placed in conservatorship or receivership.
- Redeemable at our option on or after December 31, 2021, with the prior consent of the OCC.
- Senior to our common shares and Class B preferred securities, but on a parity with our Class A preferred securities and Class D preferred securities.
- Junior to our obligations to creditors, including any borrowings that we may incur in the future and any obligations which we may have for the Bank's advances from the Federal Home Loan Bank of Cincinnati or others. We have no borrowings and are not so obligated as of the date of this prospectus, however, up to 25% of our assets may be pledged to secure advances made to the Bank prior to the end of 2001.
- Entitled to 1/10th of one vote per share on all matters submitted to holders of our common shares.

     Prior to this offering, there has been no public market for the Class C preferred securities. We have applied for quotation of the Class C preferred securities on The Nasdaq National Market under the symbol "HPCC."

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DESCRIPTION OF RISK FACTORS YOU SHOULD CONSIDER BEFORE YOU INVEST IN THESE SECURITIES INCLUDING THE MOST SIGNIFICANT ADVERSE RISKS WHICH ARE:


- The potential exchange, without your approval or any action on your part, of the Class C preferred securities for Class C preferred securities of the Bank.
-    Bank regulatory restrictions on our operations and dividends.
-    Dividends are payable only if declared and are noncumulative.
- We are entirely dependent on the Bank for our day-to-day operations and we pay the Bank substantial servicing fees.
- The potential conflicts of interest among the Bank, Huntington Preferred Capital Holdings, Inc., or Holdings, which is our parent company, and us, including those conflicts involving the current and future acquisition of all of our investments from Holdings, who acquired all of them from the Bank.

     THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OCC, THE OHIO STATE DIVISION OF SECURITIES, NOR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------

                                                                                    Per Preferred Security        Total
Public offering price...........................................................             $25.00            $50,000,000
Underwriting discounts and commissions(1).......................................              $0.00                     $0
Our Proceeds....................................................................             $25.00            $50,000,000

(1) All expenses and underwriting discounts and commissions will be paid by Holdings. Holdings intends to purchase all of the Class C preferred securities and subsequently sell them to the public. Holdings will not use the proceeds to purchase additional assets for contribution to us.

Although a statutory underwriter in connection with this offering, Holdings will not sell the securities directly to the public.

                         ----------------------------
                             SALOMON SMITH BARNEY
WACHOVIA SECURITIES                                         RAYMOND JAMES
                           HUNTINGTON CAPITAL CORP.
                         ----------------------------
Prospectus dated November 2, 2001

         The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----


Prospectus Summary......................................................3

Risk Factors...........................................................12

Forward-Looking Statements And Cautionary Factors......................20

Where You Can Find More Information....................................20

Our Background And Corporate Structure.................................21

Benefits To The Bank...................................................22

How We Intend To Use The Proceeds......................................23

Capitalization.........................................................24

Business ..............................................................25

Selected Financial Data................................................45

Management's Discussion And Analysis Of Financial Condition And
         Results Of Operations.........................................46

Beneficial Ownership Of Our Stock......................................53

Management.............................................................54

Description Of The Class C Preferred Securities........................58

Description Of Capital Stock...........................................66

Federal Income Tax Considerations......................................73

Erisa Considerations...................................................83

Certain Information Regarding The Bank.................................84

Underwriting...........................................................84

Experts  ..............................................................87

Legal Matters..........................................................87

Glossary ..............................................................87

Huntington Preferred Capital, Inc. Index To Financial Statements.......90

ANNEX I - Prospectus, dated October 16, 2001, of The Huntington National Bank

                               PROSPECTUS SUMMARY

         Before you decide to invest in the Class C preferred securities, you should carefully read the following summary, together with the more detailed information and financial statements and related notes contained elsewhere in this prospectus, especially the risks of investing in the Class C preferred securities discussed under "Risk Factors."
Also, please carefully read the information under "Recent Developments."

         You should refer to the Glossary on page 87 for the definitions of certain capitalized terms used in this prospectus.

HUNTINGTON PREFERRED CAPITAL, INC.

         GENERAL. We are an Ohio corporation and we were incorporated in July 1992 under the name Airbase Realty, Inc. We changed our name to Huntington Preferred Capital, Inc. in May 2001. Our principal business objective is to acquire, hold, and manage mortgage assets and other authorized investments that will generate net income for distribution to our shareholders. Since May 1998, we have been operating as a real estate investment trust, or REIT, for federal income tax purposes. As a REIT, we generally will not be required to pay federal income tax if we distribute at least 90% of our REIT taxable earnings to our shareholders and continue to meet a number of other requirements.

         Our principal executive offices are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287, and our telephone number is (614) 480-8300.

         ASSETS. As of June 30, 2001, our total assets were $7.1 billion, of which $6.3 billion consisted of 99% participation interests in various loans acquired from the Bank through Holdings. As of June 30, 2001, our assets consisted of:

                                  ASSETS                                                 PERCENTAGE
                                  ------                                                 ----------
         Participation interests in commercial mortgage loans..........................    58.0%
         Participation interests in consumer loans secured by real property...........     14.9
         Participation interests in residential mortgage loans.........................     8.3
         Participation interests in commercial loans not secured by real estate........     7.4
         Other (net)...................................................................    11.4

         The weighted average yield earned on all of the participation interests for six months ended June 30, 2001, was 7.42%.

         DIVIDENDS. We currently expect to pay an aggregate amount of dividends with respect to the outstanding shares of our capital stock equal to substantially all of our REIT taxable income, which excludes capital gains. In order to remain qualified as a REIT, we must distribute annually at least 90% of our REIT taxable income to shareholders. Dividends will be declared at the discretion of our board of directors after considering our distributable funds, financial condition, and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, our continued qualification as a REIT, and other factors. Although there can be no assurances, we currently expect that both our cash available for distribution and our REIT taxable income will be in excess of amounts needed to pay dividends on the Class C preferred securities in the foreseeable future because:

     - substantially all of our mortgage assets and other authorized investments are interest-earning,
     - all outstanding Class A, Class B, Class C, and Class D preferred securities represent in the aggregate only approximately 11% of our capitalization,
     - we do not anticipate incurring any Indebtedness other than Permitted Indebtedness, which includes acting as a co-borrower or guarantor of certain obligations of the Bank that we do not anticipate will involve a pledge of more than 25% of our assets,
     - we expect that our interest-earning assets will continue to exceed the liquidation preference of our preferred securities, and
     - we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on our loan portfolio.

         MANAGEMENT. Our Board of directors is currently composed of six members, all of whom are affiliated with the Bank and/or Huntington Bancshares. Prior to the sale of the Class C preferred securities to the public in this offering, we intend to increase the size of our board to nine members and elect three additional directors. All three new directors will be Independent Directors who will not be or become employed or otherwise affiliated with us. Nor will they be or become officers, directors, or other affiliates of Holdings or the Bank. We currently have six executive officers and two additional officers, but have no other employees and we do not anticipate that we will need additional employees. All of our day-to-day activities and the servicing of the loans underlying our participation interests are administered by the Bank, which is our indirect parent company.

         CONFLICTS OF INTEREST. Because our day-to-day business affairs are managed by the Bank, conflicts of interest will arise from time to time between us and the Bank. These conflicts of interest relate to, among other things, the amount, type, and price of loan participation interests and other assets acquired by us in the past, or to be acquired by us in the future, from the Bank or sold back by us to the Bank; the servicing of the underlying loans, particularly with respect to loans that are placed on nonaccrual status; the amount of the service fees paid to the Bank; the treatment of new business opportunities identified by the Bank; our role as co-borrower or guarantor of, and/or the pledge of our assets to secure, the Bank's obligations; and the modification of the loan participation and subparticipation agreements. We have adopted policies that all financial dealings between the Bank and us will be fair to all parties and consistent with market terms.

         COMPENSATION TO AFFILIATES. We pay substantial servicing fees to the Bank through Holdings. The Bank received servicing fees of $7,821,000, $7,762,000, and $4,456,000 for the years ended December 31, 2000, 1999, and
1998, respectively, and $4,083,000 for the six months ended June 30, 2001. In 2001, the annual servicing fee with respect to the commercial mortgage, commercial, and consumer loans is equal to the outstanding principal balance of each loan multiplied to a fee of .125% and the annual servicing fee with respect to residential mortgages is equal to .282% of the interest income collected. We intend to pay each of our Independent Directors $7,000 per year for their services. None of our other affiliates receive compensation directly from us.


THE HUNTINGTON NATIONAL BANK

         The Bank is an interstate national banking association organized under the laws of the United States and headquartered in Columbus, Ohio. At June 30, 2001, the Bank and its subsidiaries operated over 500 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio, and West Virginia. In addition, the Bank and its subsidiaries offer international banking services through the Bank's headquarters in Columbus, as well as through its Cayman Islands office and Hong Kong office. At June 30, 2001, the Bank had total assets of $27.8 billion, total deposits of $19.2 billion, and total shareholder's equity of $2.1 billion. At June 30, 2001, the Bank's total risk-based capital ratio was 10.57%, its Tier 1 risk-based capital ratio was 6.65%, and its leverage ratio was 6.64%. These ratios are sufficient for the Bank to be qualified as "well-capitalized" under the OCC's regulations. The Bank is a wholly owned subsidiary of Huntington Bancshares Incorporated.

         The principal executive offices of the Bank are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287, and its telephone number is
(614) 480-8300.

HUNTINGTON PREFERRED CAPITAL HOLDINGS, INC

         Huntington Preferred Capital Holdings, Inc., or Holdings, is an Indiana corporation and our parent company. Holdings owns 99.87% of our common shares and 89.9% of our Class A preferred securities. Holdings is expected to acquire 100% of our Class D preferred securities upon issuance. The Bank owns 99.9% of Holdings and Huntington Bancshares owns the remaining 0.1% of Holdings. Holdings intends to purchase all of our Class C preferred securities in this offering for resale to the public through the Underwriters identified on the cover page of this prospectus.

         The principal executive offices of Holdings are located at 201 N. Illinois, Suite 1800, Indianapolis, Indiana 46204, and its telephone number is
(317) 237-2502

                         --------------------------------------------
                             Huntington Bancshares Incorporated
                         --------------------------------------------
                                             |
           ---------------------------------------------------------
          |                    |             |                     |
          |  100% Common       |             |                     |  100% Common
          |                    |             |                     |
------------------------       |             |             ----------------------
    The Huntington             |             |                HPC Holdings-II,
     National Bank             |             |                        Inc.
------------------------       |             |             ----------------------
          |                    |  0.1%       |                      |
          |  99.9% Common      |  Common     |                      |         100% B Preferred
          ----------------------             |                      |
             ----------------------          |                      |                        Public Preferred Shareholders
             Huntington Preferred            |  0.13% Common        |                             |
              Capital Holdings,              |                      |                             | 10.1% A Preferred
                     Inc.                    |                      |                             |  100% C Preferred
             ---------------------           |                      |                             |
                       | 99.87% Common       |                      |                             |
                       | 89.9% A Preferred   |                      |                             |
                       | 100% D Preferred*   |                      |                             |
                       ----------------------------------------------------------------------------
                                             |
                                    ---------------------
                                    Huntington Preferred
                                        Capital, Inc.
                                    ---------------------
                                              |     100% Common
                                    ----------------------
                                         HPCLI, Inc.
                                    ----------------------


--------
*Holdings intends to sell to third party investors at some future date.


RECENT DEVELOPMENTS

         On July 12, 2001, Huntington Bancshares announced a comprehensive strategic and financial restructuring plan. Under the plan, Huntington Bancshares expects to, among other things, divest its Florida retail and corporate banking business. On September 26, 2001, Huntington Bancshares announced that it has entered into an agreement to sell its Florida operations with SunTrust Banks, Inc. Approximately $1.2 billion of loans underlying our participation interests, representing 18% of our total assets, will be included in this sale.

     We will receive cash for the sale of our participation interests. It is our current intention to distribute that cash to our common shareholders. We do not anticipate that any proceeds received from the sale of our participation interests will be distributed to our preferred security holders. The sale of Huntington Bancshares' Florida operations, which is subject to regulatory approval and other customary conditions is expected to close in the first quarter of 2002.

     We have included pro forma financial statements beginning on page F-13 of this prospectus to reflect the sale of Florida loans underlying our participation interests. In addition, the total number of Florida loans and their aggregate principal balances that are included in the commercial and commercial mortgage loans, consumer loans, and residential mortgage loans underlying our participation interests are provided in the geographic distribution tables on pages 27, 30, and 33, respectively, of this prospectus. The characteristics of these Florida loans are substantially consistent with the characteristics of the total loan portfolio underlying our participation interests. Thus, other than with respect to the geographic distribution tables, we anticipate that the information presented as of June 30, 2001, under the columns "Percentage By Aggregate Principal Balance," "Weighted Average Months to Maturity," and "Weighted Average Interest Rate" in the tables under the heading "General Description of Mortgage Assets and Other Authorized Investments; Investment Policy" on pages 25-35 of this prospectus will remain substantially consistent after adjusting for the sale of the loans in Florida underlying our participation interests.

         On October 16, 2001, Huntington Bancshares announced its third quarter earnings. A summary of our third quarter results follows. Our net income for the three and nine months ended September 30, 2001, were $113.6 million and $359.6 million, respectively. This compares with $123.8 million and $357.1 million for the three and nine months ending September 30, 2000. Our net interest income of $115.7 million in the third quarter of 2001 decreased $4.7 million from the second quarter reflecting the negative impact of the decline in number of higher rate loan participations and the purchase of lower-rate participations during the quarter. The net interest margin dropped to 6.56% in the third quarter of 2001 from 6.97% in the second quarter of 2001 and from 7.60% in the third quarter of 2000.

         Our average loan participations of $6.3 billion for the third quarter of 2001 increased 5.7% over the third quarter of 2000, but were down slightly from the second quarter of 2001. This decline was primarily due to declines in commercial loan participations and residential real estate loan participations of 8.7% and 19.8%, respectively, partially offset by increases in commercial mortgage and consumer loan participations of 1.7% and 1.0%, respectively.

         Non-interest expense was $2.1 million for the third quarter of 2001. Our expenses as a percentage of net interest income continue to remain steady, ranging from 1.5% to 1.8% of net interest income for the recent five quarters.

         Net charge-offs as a percent of average loan participations were 0.15% in the third quarter of 2001, up from 0.05% in the second quarter of 2001 and
 .04% in the third quarter of 2000. Non-performing assets at September 30, 2001, were $83.8 million, up $12.5 million, or 17.6%, from June 30, 2001, and represented 1.31% of loan participations, up from 1.14% and .63% at June 30, 2001 and September 30, 2000. This increase reflects the weakened financial condition of many borrowers caused by deterioration in the economy. The allowance for loan losses as a percent of period-end loan participations was 1.44%, relatively unchanged from the second quarter of 2000 but was down from 1.59% at September 30, 2000.


RISK FACTORS

         A purchase of Class C preferred securities is subject to a number of risks described in more detail under "Risk Factors" commencing on page 12. These risks include:

     - Your Class C preferred securities will be exchanged, without your approval or any action on your part, for preferred securities of the Bank if such an exchange is directed by the OCC after the occurrence of a Supervisory Event. A Supervisory Event will occur if:
          - The Bank becomes undercapitalized under prompt corrective action regulations;
          -    The Bank is placed in conservatorship or receivership; or
          - The OCC, in its sole discretion, anticipates the Bank becoming undercapitalized in the near term.

     - Upon such an exchange, you would have an investment in the Bank and not in us at a time when the Bank's financial condition is deteriorating and you likely would receive substantially less than you would have received if we were liquidated or placed in receivership. In fact, you may not receive anything for your preferred securities of the Bank. In addition, the likelihood of dividend payments, as well as taxation, voting rights, and liquidity of your securities would be negatively impacted.

     - The Bank is eligible to obtain advances from various federal agencies such as the Federal Home Loan Bank of Cincinnati, or FHLBC. We may in the future be asked to act as co-borrower or guarantee the Bank's obligations under such advances and/or pledge all or a portion of our assets in connection with those advances. Any such borrowing, guarantee, or pledge would rank senior to the Series C preferred securities upon liquidation. As of the date of this prospectus, we have never acted as co-borrower or guarantor of any of the Bank's obligations under such advances and have never pledged any of our assets. The Bank, however, intends to obtain a line of credit or one or more advances, not to exceed at any one time $800 million in the aggregate, from the FHLBC prior to the end of 2001. We do not yet know what our exact role will be, but it is expected that up to 25% of our assets may serve as collateral for such advances. Any such borrowing, guarantee, and/or pledge will fall within the definition of Indebtedness; however, it and all other future Indebtedness to the FHLBC will be deemed to be Permitted Indebtedness and we will not need to obtain the consent of the holders of our Class C preferred securities for any such borrowing, guarantee, and/or pledge.

     - We are an indirect subsidiary of the Bank. Consequently, federal and state regulators of the Bank can restrict our ability to (1) transfer assets, (2) pay dividends to the holders of the Class C preferred securities, and/or (3) redeem the Class C preferred securities.

     - Dividends on the Class C preferred securities will not be cumulative. Consequently, if our board of directors does not declare a dividend on the Class C preferred securities for any quarterly period, you will not be entitled to receive such dividend whether or not funds are or subsequently become available. Our board of directors may also determine, in its business judgment, that it would be in our best interest to pay less than the full amount of the stated dividends on the Class C preferred securities even if funds are available.

     - We are dependent in virtually every phase of our operations, including the servicing of the loans underlying our participation interests, on the diligence and skill of the officers and employees of the Bank. We do not have any employees because we have retained the Bank and its affiliates to perform all necessary functions under the participation and subparticipation agreements. All of our officers are also officers of the Bank or its affiliates. We estimate that these officers devote less than 5% of their time to managing our business.

     - Because of the relationship between us and the Bank, conflicts of interests will exist between us and the Bank relating to:

          -    our investment and operating strategies;
          - the fact that the participation agreement between Holdings and the Bank and the subparticipation agreement between Holdings and us were not the result of arms-length negotiations;

          - the acquisition from or disposition to the Bank through Holdings of loan participations and other assets;
          - our role as co-borrower or guarantor of, and/or the pledge of our assets to secure, the Bank's obligations; and
          -    the servicing of our assets by the Bank.

- Our board of directors has broad discretion to revise our investment and operating strategies without stockholder approval. The Bank, through its ownership of substantially all of Holdings' common stock and Holdings ownership of substantially all of our common stock, controls the election of all of our directors, including our Independent Directors.

- We have no control over changes in interest rates. A significant decline in interest rates could negatively impact our financial condition, results of operations, and ability to pay dividends. Our participation interests in fixed rate loans may be prepaid as borrowers refinance their mortgages at lower interest rates and our participation interests in adjustable rate loans will eventually adjust to lower rates. These developments will adversely affect our ability to pay the fixed rate obligations of the Class C preferred securities.

- Risks associated with participation interests in loans generally, and particularly the geographic concentration of our portfolio at June 30, 2001, in Ohio, Michigan, Florida, Indiana, and Kentucky, could adversely affect our assets and the value of the Class C preferred securities. The quality of our loan participation interests depends upon, among other things, the borrowers' ability to repay, regional economic conditions, and regional real estate values.

- Nearly two-thirds of our assets consist of participation interests in commercial mortgage loans which are riskier than other types of loans.

- Although we believe that we paid fair market value for our assets acquired from Holdings, the transactions were not the result of arms-length negotiations and we did not obtain third party valuation of such assets. We do not intend to obtain third party valuations in connection with future asset acquisitions and dispositions and thus we cannot assure you that we will acquire or dispose of such assets in the future at their fair market value.

- If we fail to maintain our status as a REIT for federal income tax purposes, we will be subject to corporate income tax, reducing our earnings available for distribution, and we may be permitted to redeem our Class C preferred securities if this failure was due to a Tax Event.

- We have imposed ownership limitations on the Class C preferred securities which may affect the secondary market for such securities.

- Environmental liabilities associated with real property securing the loans underlying our participation interests could reduce the fair market value of our participation interests.

- We do not have insurance to cover our exposure to borrower defaults and bankruptcies; delays in liquidating defaulted loans could cause our business to suffer.

- An active trading market for the Class C preferred securities may not develop and no trading market is likely to exist for the Bank Class C preferred securities you would receive if a conditional exchange occurs because those securities are not, and will not likely be, listed on any securities exchange or for quotation on The Nasdaq Stock Market or any other over-the-counter market.

- We may redeem the Class C preferred securities at any time upon the occurrence of certain Special Events.

- We are not required to limit the types of real estate assets in which we invest. Consequently, we may invest in assets which involve new risks and we need not maintain the present amount of assets we hold relative to the amount of our preferred securities.

CONDITIONAL EXCHANGE OF CLASS C PREFERRED SECURITIES

         The Class C preferred securities will be exchanged, without your approval or any action on your part, for preferred securities of the Bank if such an exchange is directed by the OCC after the occurrence of any of the following events:

     - the Bank becomes undercapitalized under prompt corrective action regulations;
     -    the Bank is placed into conservatorship or receivership; or
     - the OCC, in its sole discretion, anticipates that the Bank may become undercapitalized in the near term.

         We refer to this as a Conditional Exchange. In a Conditional Exchange, you would receive one Class C preferred security of the Bank with a liquidation preference of $25.00 per share for each of our Class C preferred securities you own. The preferred securities which you would receive in the event of a Conditional Exchange will be noncumulative, perpetual, nonvoting preferred securities of the Bank ranking equally upon issuance with the most senior preferred securities of the Bank then outstanding. If a Conditional Exchange occurs you would own an investment in the Bank and not in us at a time when the Bank's financial condition is deteriorating or the Bank has been placed into conservatorship or receivership. Therefore, you should carefully consider the description of the Bank set forth under "Information Regarding The Huntington National Bank" and the attached Prospectus for the Bank Class C preferred securities before investing in our Class C preferred securities.

REASONS FOR THE OFFERING

     We are undertaking the offering for the following reasons:

     - to increase the Bank's regulatory capital as a result of the proceeds from the offering of Class C preferred securities being included as Tier 1 or Tier 2 capital of the Bank under relevant regulatory capital guidelines;

     - to raise additional funds for Holdings, which may be loaned to, or held on deposit with, the Bank.

                                  THE OFFERING

Issuer: .................  Huntington Preferred Capital, Inc., an Ohio
                           corporation that is an indirect subsidiary of The Huntington National Bank and that operates as a REIT.

Securities Offered: .....  2,000,000 7.875% Noncumulative Exchangeable Perpetual
                           Preferred Securities, Class C.

Ranking: ................  With respect to the payment of dividends and liquidation amounts, the Class C preferred securities rank equal to our outstanding Class A preferred securities and our Class D preferred securities. With respect to the payment of dividends and liquidation amounts, the Class C preferred securities rank senior to our common shares and Class B preferred securities. Additional preferred securities ranking senior to the Class C preferred securities, which we refer to as Senior Stock, may not be issued without the approval of holders of at least two-thirds of the Class C preferred securities. Additional preferred securities ranking on a parity with the Class C preferred securities, which we refer to as Parity Stock, may not be issued without the approval of a majority of our Independent Directors. The Class C preferred securities rank junior to our obligations to any creditor, including future borrowings or guarantees of the Bank's obligations.


Dividends: ..............  Dividends on the Class C preferred securities are payable at the rate of 7.875% per annum of the liquidation amount of $25.00 per share, if, when, and as declared by our board of directors. If declared, dividends are payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day, commencing December 31, 2001. A business day is any day other than a Saturday, Sunday, or bank holiday.

                           Dividends accrue in each quarterly period from the first day of such period, whether or not dividends are paid with respect to the preceding period. Dividends on the Class C preferred securities are not cumulative and, accordingly, if we do not declare a dividend or declare less than a full dividend on the Class C preferred securities for a quarterly dividend period, holders of the Class C preferred securities will have no right to receive a dividend or the full dividend, as the case may be, for that period, and we will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Class C preferred securities or our common shares. If the full dividend is not paid on the Class C preferred securities for a quarterly dividend period, the payment of dividends on our common shares, all of which are owned by the Bank and its affiliates, will be prohibited for that period and at least the following three quarterly dividend periods.

Liquidation Preference: .  The liquidation preference for each Class C preferred security is $25.00, plus an amount equal to any quarterly accrued and unpaid dividends for the then-current dividend payment.

Redemption: .............  The Class C preferred securities are not redeemable prior to December 31, 2021, except upon the occurrence of a Special Event which may be a Tax Event, an Investment Company Act Event, or a Regulatory Capital Event. On and after December 31, 2021, the Class C preferred securities may be redeemed for cash at our option, with the prior approval of the OCC, in whole or in part, at any time and from time to time, at a redemption price of $25.00 per share, plus accrued and unpaid dividends for the most recent quarter, if any. Upon the occurrence of a Special Event, we will have the right prior to 2021, with the prior approval of the OCC, to redeem the Class C preferred securities in whole, but not in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends for the most recent quarter, if any. The Class C preferred securities will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities.

Conditional Exchange:......Each Class C preferred security will be exchanged if such an exchange is directed by the OCC after the occurrence of a Supervisory Event, without your approval or any action on your part, for one Bank Class C preferred security.

Voting Rights:............ Holders of the Class C preferred securities are entitled to 1/10th of one vote per share on all matters submitted to a vote of the holders of our common shares. In addition, without the consent of holders of two-thirds of the Class C preferred securities, voting as a separate class, we will not:

                           - amend our articles of incorporation in a manner that materially and adversely affects the holders of the Class C preferred securities,
                           - effect a consolidation or merger with or into another entity other than an entity controlled by, or under common control with, the Bank unless certain conditions have been met, or
                           -        approve the issuance of any Senior Stock.

                           Holders of the Class C preferred securities, voting together as a class with the holders of any Parity Stock with the same voting rights, will also have the right to elect two independent directors in addition to the directors then in office if six consecutive full dividends are missed. The term of such independent directors will terminate after four consecutive quarterly dividends have been paid in full on the Class C preferred securities or, if earlier, upon the redemption of all Class C preferred securities or a Conditional Exchange.

Covenants: ..............  Our articles of incorporation provide certain covenants in favor of the holders of the Class C preferred securities. Specifically we agree to not, except with the consent or affirmative vote of the holders of at least two thirds of the Class C preferred securities, voting as a separate class:

                           - make or permit to be made any payment to the Bank or its affiliates relating to our Indebtedness or beneficial interests in us when we are precluded, as described under "Dividends" above, from making payments in respect of our common shares and all other stock ranking subordinate to our Class C preferred securities, which we refer to as Junior Stock, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution, or winding up;
                           - at any time incur Indebtedness other than certain specified Permitted Indebtedness;
                           - pay dividends on our common shares unless our funds from operations, or FFO, for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Class C preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;
                           - make any payment of interest or principal with respect to our Indebtedness to the Bank or its affiliates unless our FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Class C preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;
                           - amend or otherwise change our policy of reinvesting the proceeds of our assets in other interest-earning assets such that our FFO over any period of four fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Class C preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;
                           - issue any additional common shares to anyone other than the Bank or its affiliates; or
                           - remove "Huntington" from our name unless the name of either the Bank or Huntington Bancshares changes and we need to make a change to our name to be consistent with the new group name.

Ownership Limits: ........ With limited exceptions, our articles of incorporation provide that no individual or entity is permitted to own more than 9.2% of the aggregate initial liquidation value of our issued and outstanding preferred securities, including the Class C preferred securities. Assuming the issuance of all of our Class C and Class D preferred securities, no person may own more than $73,692,000 of the aggregate liquidation value of our preferred securities. Any Class C preferred securities held in violation of this limit will be automatically transferred to a trust for the exclusive benefit of a charity to be named by us. All rights to dividends for those securities will be held by such trust.

Listing: ................  We applied for quotation of the Class C preferred securities on the Nasdaq National Market under the symbol "HPCC."

Use of Proceeds: ........  Holdings intends to pay $25 per Class C preferred security purchased by it. Holdings' payment for the Class C preferred securities will be in the form of additional participation interests in commercial loans, including commercial real estate loans, and consumer loans not secured by real estate, including automobile and equipment loans, as well as leasehold interests. We intend to hold these participation interests as long term investments and transfer the leasehold improvements to our wholly owned subsidiary, HPCLI, Inc. Assuming Holdings purchases all 2,000,000 shares offered by this prospectus, the value of the participation interests and leasehold improvements paid to us by Holdings will be $50,000,000. Holdings intends to sell the Class C preferred securities to the public for cash consideration of $25 per share. Holdings, our parent, will pay all expenses of and underwriting discounts and commissions associated with this offering.

                           Concurrent with the issuance of the Class C preferred securities, we intend to issue to Holdings approximately 14,000,000 Class D preferred securities. Our Class D preferred securities will be on a parity with our Class A and Class C preferred securities, will be noncumulative, and will have a 1/10th vote per share. It is anticipated that we will receive from Holdings $25 per Class D preferred security, or $350 million in the aggregate, payable in the same types of participation interests and leasehold interests that we expect to receive from Holdings for the issuance of our Class C preferred security. The aggregate principal balance of the participation interests and leasehold interests acquired by us in connection with the issuance of our Class C and Class D preferred securities will represent less than 6.0% of our total assets as of June 30, 2001. The pro forma information beginning on page F-13 of this prospectus also reflects, on a pro forma basis, the assets we expect will be acquired in connection with the issuance of our Class C and Class D preferred securities

Tax Consequences: .......  As long as we qualify as a REIT, corporate holders of the Class C preferred securities will not be entitled to a dividends-received deduction for any income recognized from the Class C preferred securities.

Settlement: .............  We expect that delivery of the Class C preferred securities will be made to Holdings on or about the date of this prospectus and to investors on or about November 7, 2001.

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, IN ADDITION TO THE RISKS HIGHLIGHTED IN THE ATTACHED PROSPECTUS OF THE BANK BEGINNING ON PAGE BP-6 OF THAT PROSPECTUS, BEFORE PURCHASING THE CLASS C PREFERRED SECURITIES.

A DECLINE IN THE BANK'S CAPITAL LEVELS MAY RESULT IN YOUR CLASS C PREFERRED SECURITIES BEING SUBJECT TO A CONDITIONAL EXCHANGE INTO BANK PREFERRED SECURITIES AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING. CONSEQUENTLY, THE LIKELIHOOD OF DIVIDEND PAYMENTS, AS WELL AS THE LIQUIDATION PREFERENCE, TAXATION, VOTING RIGHTS, AND LIQUIDITY OF YOUR SECURITIES WOULD BE NEGATIVELY IMPACTED.

         The returns from your investment in the Class C preferred securities will be dependent to a significant extent on the performance and capital of the Bank. A decline in the performance and capital levels of the Bank or the placement of the Bank into conservatorship or receivership could result in the exchange, if so directed by the OCC, of your Class C preferred securities for Bank Class C preferred securities, without your approval or any action on your part. This would represent an investment in the Bank and not in us. Under these circumstances, there would likely be a significant loss associated with your investment.

- IT IS UNLIKELY THAT YOU WILL RECEIVE DIVIDENDS ON THE BANK CLASS C PREFERRED SECURITIES IMMEDIATELY AFTER A CONDITIONAL EXCHANGE. You would become a preferred shareholder of the Bank at a time when the Bank's financial condition has deteriorated or when the Bank has been placed into conservatorship or receivership and, accordingly, it is unlikely that the Bank would be in a financial position to make any dividend payments on the Bank preferred securities.

- OTHERS MAY HAVE LIQUIDATION CLAIMS AGAINST THE BANK WHICH ARE SENIOR TO THOSE OF THE HOLDERS OF THE BANK CLASS C PREFERRED SECURITIES RESULTING IN THE RECEIPT BY SUCH HOLDERS OF SUBSTANTIALLY LESS THAN SUCH HOLDERS' INITIAL INVESTMENT. In the event of a liquidation of the Bank, the claims of depositors and creditors of the Bank would be entitled to priority in payment over the claims of holders of equity interests such as the Bank Class C preferred securities, and, therefore, you likely would receive substantially less than you would have received had the Class C preferred securities not been exchanged for Bank Class C preferred securities. In addition, claims of the Bank Class D preferred securities would be treated on an equal basis with the claims of the holders of the Bank Class C preferred securities. As a result, you would share any amounts available for distribution on a pro rate basis with the holders of the Bank Class D preferred securities.

- YOU MAY HAVE ADVERSE TAX CONSEQUENCES AS A RESULT OF THE CONDITIONAL EXCHANGE. The exchange of the Class C preferred securities for Bank Class C preferred securities would most likely be a taxable event to you under the Internal Revenue Code and, in that event, you would incur a gain or loss, as the case may be, measured by the difference between your basis in the Class C preferred securities and the fair market value of the Bank Class C preferred securities received in the exchange.

- BANK CLASS C PREFERRED SECURITIES HAVE NO VOTING RIGHTS AND WILL NOT BE LISTED ON ANY EXCHANGE. Although the terms of the Bank Class C preferred securities are substantially similar to the terms of our Class C preferred securities, there are differences that you might deem to be important, such as the Bank Class C preferred securities do not have any voting rights or any right to elect independent directors if dividends are missed. In addition, the Bank Class C preferred securities will not be listed on the Nasdaq National Market or any exchange and a market for them may never develop.

BANK REGULATORS MAY LIMIT OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN AND MAY RESTRICT OUR ABILITY TO PAY DIVIDENDS.

         Because we are an indirect subsidiary of the Bank, regulatory authorities will have the right to examine us and our activities and, under certain circumstances, to impose restrictions on the Bank or us which could impact our ability to conduct business pursuant to our business plan and which could adversely effect our financial condition and results of operations.

         - If the OCC, which is the Bank's primary regulator, determines that the Bank's relationship with us results in an unsafe and unsound banking practice, the Bank's regulators have the authority to:
         -            restrict our ability to transfer assets,
         - restrict our ability to make distributions to our shareholders, including dividends to holders of the Class C preferred securities,
         - restrict our ability to redeem our preferred securities, or
         - require the Bank to sever its relationship with us or divest its ownership of us.

                  Certain of these actions by the OCC would likely result in our failure to qualify as a REIT.


         - Payment of dividends on the Class C preferred securities could also be subject to regulatory limitations if the Bank becomes "undercapitalized" for purposes of regulations issued by the OCC. Under these regulations, the Bank will be deemed "undercapitalized" if it has a total risk-based capital ratio of less than 8.0%; a Tier 1 risk-based capital ratio of less than 4.0%; and a leverage ratio of less than 4.0% or less than 3% if the institution has been awarded the highest supervisory rating. At June 30, 2001, the Bank's total risk-based capital ratio was 10.57%, its Tier 1 risk-based capital ratio was 6.65%, and its leverage ratio was 6.64%. The Bank currently intends to maintain its capital ratios in excess of the "well-capitalized" levels under these regulations. However, there can be no assurance that the Bank will be able to maintain its capital in excess of the "well-capitalized" levels. The exercise of the OCC's power to restrict dividends on our Class C preferred securities would, however, also have the effect of restricting the payment of dividends on our common shares and other classes of preferred securities. The inability to pay dividends on our common shares would prevent us from meeting the statutory requirement for a REIT to distribute 90 percent of its taxable income and, therefore, would cause us to fail to qualify for the favorable tax treatment accorded to REITs.

                  If we had to be treated for tax purposes in the same manner as the other consolidated subsidiaries of the Bank rather than as a REIT, our loss of tax benefits would be directly and immediately felt by the Bank. In addition, because we hold a substantial part of the Bank's mortgage assets and our dividend flow is a substantial part of the Bank's total income, our inability to transmit resources to the Bank by means of dividends would deprive the Bank of liquidity necessary for the efficient and profitable management of its loan and investment portfolios, thus adversely affecting the Bank's financial condition.

         - Legal and regulatory limitations on the payment of dividends by the Bank could also affect our ability to pay dividends to unaffiliated third parties, including the holders of our Class C preferred securities. Regulatory approval is required prior to the Bank's declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. The Bank could, without regulatory approval, declare dividends in 2001 of approximately $278.9 million plus an additional amount equal to its net income through the date of declaration in 2001. We are members of the Bank's consolidated group. Thus, payment of common and preferred dividends by the Bank and/or any member of its consolidated group to unaffiliated third parties, including our payment of dividends to the holders of our Class C preferred securities, would require regulatory approval if aggregate dividends on a consolidated basis exceed these limitations.

DIVIDENDS ARE NOT CUMULATIVE AND YOU ARE NOT ENTITLED TO RECEIVE DIVIDENDS UNLESS DECLARED BY OUR BOARD OF DIRECTORS.

         Dividends on the Class C preferred securities are not cumulative. Consequently, if our board of directors does not declare a dividend on the Class C preferred securities for any quarterly period, including if prevented by bank regulators, you will not be entitled to receive that dividend whether or not funds are or subsequently become available. Our board of directors may determine that it would be in our best interests to pay less than the full amount of the stated dividends on the Class C preferred securities or no dividends for any quarter even though funds are available. Factors that would generally be considered by our board of directors in making this determination are the amount of our distributable funds, our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and our continued qualification as a REIT. If full dividends on the Class C preferred securities and any Parity Stock have not been paid for six full dividend periods, the holders of the Class C preferred securities, voting together as a class with the holders of other Parity Stock with the same voting rights, will have the right to elect two independent directors in addition to those already on the board.

WE ARE DEPENDENT IN VIRTUALLY EVERY PHASE OF OUR OPERATIONS ON THE DILIGENCE AND SKILL OF THE OFFICERS AND EMPLOYEES OF THE BANK, AND OUR RELATIONSHIP WITH THE BANK MAY CREATE POTENTIAL CONFLICTS OF INTEREST.

         The Bank is involved in virtually every aspect of our existence. All of our officers and all of our current directors are also officers and directors of the Bank or its affiliates. We estimate that our common officers with the Bank devote less than 5% of their time to managing our business. Prior to the sale of our Class C preferred securities to the public, we will elect three additional directors, all of whom will be Independent Directors. After this offering and assuming that all Class C and Class D preferred securities are issued and all Class C preferred securities are sold to the public, the Bank will continue to control 98.5% of the voting power of our outstanding shares. As a result, the Bank will have the right to elect all of our directors, including our Independent Directors, except under limited circumstances if we fail to pay future dividends. The Bank and its affiliates have interests which are not identical to ours and, therefore, conflicts of interest have arisen and may arise in the future with respect to transactions between or among the Bank, Holdings, and us.

         - THE PARTICIPATION AGREEMENT AND SUBPARTICIPATION AGREEMENT ARE NOT THE RESULT OF ARMS-LENGTH NEGOTIATIONS. The Bank administers our day-to-day activities under the terms of a participation agreement between the Bank and Holdings and a subparticipation agreement between Holdings and us. The parties to the participation agreement and the subparticipation agreement are all affiliated. Accordingly, these agreements were not the result of arms-length negotiations and may be modified at any time in the future. Although the modification of the participation agreement or subparticipation agreement requires the approval of a majority of our Independent Directors, the Bank, through its ownership of substantially all of Holdings' common stock and Holdings ownership of substantially all of our common stock, controls the election of all of our directors, including our Independent Directors. We cannot assure you that such modifications will be on terms as favorable to us as those that could have been obtained from unaffiliated third parties.

         - OUR INVESTMENT GOALS AND STRATEGIES MAY DIFFER. Huntington Bancshares, the owner of all the Bank's common shares, may have investment goals and strategies that differ from those of the holders of the Class C preferred securities. In addition, neither Huntington Bancshares nor the Bank has a policy addressing the treatment of new business opportunities. Thus, new business opportunities identified by Huntington Bancshares or the Bank may be directed to affiliates other than us. Our board of directors has broad discretion to revise our investment and operating strategy without stockholder approval. The Bank, through its ownership of substantially all of Holdings' common stock and Holdings ownership of substantially all of our common stock, controls the election of all of our directors, including our Independent Directors. Consequently, our investment and operating strategies will largely be directed by Huntington Bancshares and the Bank.

         - CONFLICTS EXISTED AND MAY IN THE FUTURE EXIST WITH RESPECT TO THE ACQUISITION OF ASSETS. We are dependent on the diligence and skill of the officers and employees of the Bank for the selection and structuring of the loans underlying our participation interests and our other authorized investments. The Bank selected the amount, type, and price of loan participation interests and other assets which we acquired from the Bank and its affiliates prior to and in connection with this offering. After the sale of the Class C preferred securities to the public, we anticipate that we will continue to acquire all or substantially all of our assets from the Bank or its affiliates. Although these purchases are made within our investment policies which are described under the caption "Business - Management Policies and Programs - Asset Acquisition and Disposition Policies," neither we nor the Bank have obtained any third-party valuations, nor do we intend to do so in the future. Although our board of directors has adopted certain policies to guide the acquisition and disposition of assets, these policies may be revised or exceptions may be approved from time to time at the discretion of the board of directors without a vote of our stockholders. Changes in or exceptions made to these policies could permit us to acquire lower quality assets.

         - THE BANK AND ITS AFFILIATES ARE RESPONSIBLE FOR SERVICING OUR ASSETS. We are dependent on the Bank and others for monitoring and servicing the loans underlying our participation interests. Conflicts may arising as part of such servicing, particularly with respect to loans that are placed on nonaccrual status. While we believe that the Bank will diligently pursue collection of any non-performing assets, we cannot assure you that this will be the case. Our ability to make timely payments of dividends on the Class C preferred securities will depend in part upon the Bank's prompt collection efforts on our behalf. We pay substantial servicing fees to the Bank through Holdings. The Bank received servicing fees of $7,821,000, $7,762,000, and $4,456,000 for the years ended December 31, 2000, 1999, and 1998, respectively, and $4,083,000 for the six months ended June 30, 2001. In 2001, the annual servicing fee with respect to the commercial mortgage, commercial, and consumer loans is equal to the outstanding principal balance of each loan multiplied to a fee of .125% and the annual servicing fee with respect to residential mortgages is equal to .282% of the interest income collected.


         - CONFLICTS MAY IN THE FUTURE EXIST WITH RESPECT TO THE DISPOSITIONS OF ASSETS. The Bank may seek to exercise its influence over our affairs so as to cause the sale of our assets and their replacement by lesser quality assets purchased from the Bank or elsewhere. This could adversely affect our business and our ability to make timely payment of dividends on the Class C preferred securities.

         - CONFLICTS MAY IN THE FUTURE EXIST WITH RESPECT TO OUR GUARANTEE OF THE BANK'S OBLIGATIONS. The Bank is eligible to obtain advances from various federal agencies, such as the FHLBC. We may in the future be asked to act as co-borrower or guarantee the Bank's obligations under such advances and/or pledge all or a portion of our assets in connection with those advances. Any such borrowing, guarantee, or pledge would rank senior to the Series C preferred securities upon liquidation. Accordingly, any governmental agencies that make advances to the Bank where we have acted as co-borrower or guarantor or have pledged our assets as collateral will have a preference over the holders of our Class C preferred securities and other Parity Stock. These holders would receive their liquidation preference only to the extent there are assets available after satisfaction of our Indebtedness. As of the date of this prospectus, we have never acted as co-borrower or guarantor of any of the Bank's obligations under such advances or otherwise and have never pledged any of our assets. The Bank, however, intends to obtain a line of credit or one or more advances, not to exceed at any one time $800 million in the aggregate, from the FHLBC prior to the end of 2001. The terms of such line of credit or advances have not yet been determined. We do not yet know what our exact role will be, but it is expected that up to 25% of our assets may serve as collateral for such advances. Any agreement setting forth our obligations will be approved by our directors. Any such borrowing, guarantee, and/or pledge will fall within the definition of Indebtedness; however, it and all other future Indebtedness relating to the FHLBC will be deemed to be Permitted Indebtedness and we will not need to obtain the consent of the holders of our Class C preferred securities for any such borrowing, guarantee, and/or pledge. A default by the Bank on its obligations to the FHLBC could adversely affect our business and our ability to make timely dividend payments on the Class C preferred securities.

WE HAVE NO CONTROL OVER CHANGES IN INTEREST RATES AND SUCH CHANGES COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND ABILITY TO PAY DIVIDENDS.

         Our income consists primarily of interest payments on the loans underlying our participation interests. At June 30, 2001, 38.9% of the loans underlying our participation interests, as measured by the aggregate outstanding principal amount, bore interest at fixed rates and the remainder bore interest at adjustable rates. Adjustable-rate loans decrease the risks to a lender associated with changes in interest rates but involve other risks. As interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, and the increased payment increases the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on the loans underlying our participation interests as the borrowers refinance their mortgages at lower interest rates. Under these circumstances, we may find it more difficult to purchase additional participation interests with rates sufficient to support the payment of the dividends on the Class C preferred securities. Because the rate at which dividends are required to be paid on the Class C preferred securities is fixed, there can be no assurance that a declining interest rate environment would not adversely affect our ability to pay full, or even partial, dividends on the Class C preferred securities.

THE LOANS UNDERLYING OUR PARTICIPATION INTERESTS ARE SUBJECT TO LOCAL ECONOMIC CONDITIONS WHICH COULD NEGATIVELY AFFECT THE VALUE OF THE COLLATERAL SECURING SUCH LOANS AND/OR THE RESULTS OF OUR OPERATIONS.

         The value of the collateral underlying our loans and/or the results of our operations could be affected by various conditions in the economy, all of which are beyond our control, such as:

         - local and other economic conditions affecting real estate and other collateral values;
         - the continued financial stability of a borrower and the borrower's ability to make loan principal and interest payments, which may be adversely affected by job loss, recession, divorce, illness, or personal bankruptcy;
         -        the ability of tenants to make lease payments;
         - the ability of a property to attract and retain tenants, which may be affected by conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, and the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs, and make other tenant concessions;
         - interest rate levels and the availability of credit to refinance loans at or prior to maturity; and
         - increased operating costs, including energy costs, real estate taxes, and costs of compliance with environmental controls and regulations.

THE LOANS UNDERLYING OUR PARTICIPATION INTERESTS ARE CONCENTRATED IN FIVE STATES, AND ADVERSE CONDITIONS IN THOSE STATES, IN PARTICULAR, COULD NEGATIVELY IMPACT OUR OPERATIONS.

         At June 30, 2001, 97.3% (as a percentage of loan principal balances) of the properties underlying our loan participation interests were located in Ohio, Michigan, Florida, Indiana, and Kentucky. Because of the concentration of our interests in those states, in the event of adverse economic conditions in those states, we would likely experience higher rates of loss and delinquency on our loan participation interests than if the underlying loans were more geographically diversified. Additionally, the loans underlying our loan participation interests may be subject to a greater risk of default than other comparable loans in the event of adverse economic, political, or business developments or natural hazards that may affect Ohio, Michigan, Florida, Indiana, or Kentucky and the ability of property owners in those states to make payments of principal and interest on the underlying loans. In the event of any adverse development or natural disaster, our ability to pay dividends on the Class C preferred securities could be adversely affected.

OUR ACQUISITION OF PARTICIPATION INTERESTS IN COMMERCIAL MORTGAGE LOANS SUBJECTS US TO RISKS THAT ARE NOT PRESENT IN PARTICIPATION INTERESTS IN RESIDENTIAL MORTGAGE LOANS.

         As of June 30, 2001, 58.0% of our assets, as measured by aggregate outstanding principal amount, consisted of participation interests in commercial mortgage loans. Commercial mortgage loans generally tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. Commercial real estate properties tend to be unique and are more difficult to value than single-family residential real estate properties. They are also subject to relatively greater environmental risks and to the corresponding burdens and costs of compliance with environmental laws and regulations. Due to these risks, we may experience higher rates of default on our participation interests in commercial mortgage loans than we would if our participation interests were more diversified and included a greater number of underlying residential and other loans.

THE TRANSACTIONS AMONG THE BANK, HOLDINGS, AND US BY WHICH WE ACQUIRED OUR ASSETS WERE NOT THE RESULT OF ARMS-LENGTH NEGOTIATIONS AND WE HAVE NOT OBTAINED ANY THIRD PARTY VALUATION OF THOSE ASSETS. WE CANNOT ASSURE YOU THAT WE WILL ACQUIRE OR DISPOSE OF ASSETS IN THE FUTURE AT THEIR FAIR MARKET VALUE.

         Although we believe that we paid fair market value for our assets acquired from Holdings, these transactions were not the result of arms-length negotiations and we did not obtain a third party valuation of such assets. There has been no third party valuation of our assets for purposes of this offering. In addition, we do not intend to obtain third party valuations in connection with future acquisitions and/or dispositions of assets even in circumstances where an affiliate of ours is selling the assets to us, or purchasing the assets from us. Such acquisitions and dispositions will not be the result of arms-length negotiations. Accordingly, we cannot assure you that the consideration to be paid by us to, or the consideration to be paid to us by, the

Bank or any of our affiliates in connection with future acquisitions or dispositions of assets will be equal to the fair value of such assets.

WE WOULD SUFFER ADVERSE TAX CONSEQUENCES IF WE FAIL TO QUALIFY AS A REIT.

         No assurance can be given that we will be able to continue to operate in such a manner so as to remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex tax law provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control. No assurance can be given that new legislation or new regulations, administrative interpretations, or court decisions will not significantly change the tax laws in the future with respect to qualification as a REIT or the federal income tax consequences of such qualification in a way that would materially and adversely affect our ability to operate. Any such new legislation, regulation, interpretation, or decision could be the basis of a Tax Event that would permit us to redeem the Class C preferred securities. We have described in more detail the effect of a Tax Event and other Special Events later in this prospectus under the heading "Description of the Class C Preferred Securities - Redemption."

         If we were to fail to qualify as a REIT, the dividends on our preferred securities, including the Class C preferred securities, would not be deductible by us for federal income tax purposes, and we would likely become part of the consolidated group of which the Bank is a member. Consequently, the consolidated group would face a greater tax liability which could result in a reduction in the Bank's net earnings after taxes. A reduction in the Bank's net earnings after taxes could adversely affect the Bank's ability to raise additional capital, as well as its ability to generate additional capital internally, and consequently its ability to add interest-earning assets to its portfolio.

         If in any taxable year we fail to qualify as a REIT, unless we are entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year our qualification was lost. As a result, the amount of funds available for distribution to our shareholders would be reduced for the year or years involved.

         As a REIT, we generally will be required each year to distribute as dividends to our shareholders at least 90% of our REIT taxable income, excluding capital gains. Failure to comply with this requirement would result in our earnings being subject to tax at regular corporate rates. In addition, we would be subject to a 4% nondeductible excise tax on the amount by which certain distributions considered as paid by us with respect to any calendar year are less than the sum of:

         -        85% of our ordinary income for the calendar year,
         -        95% of our capital gains net income for the calendar year, and
         -        100% of undistributed taxable income from prior periods.

         Although we currently intend to operate in a manner designed to qualify as a REIT, future economic, market, legal, tax, or other considerations may cause us to determine that it is in our best interests and the best interests of holders of our common shares and preferred securities to revoke the REIT election. As long as any Class C preferred securities are outstanding, any such determination by us may be made without stockholder approval, but will require the approval of a majority of our Independent Directors.

WE HAVE IMPOSED OWNERSHIP LIMITATIONS ON THE CLASS C PREFERRED SECURITIES WHICH MAY AFFECT THE SECONDARY MARKET FOR SUCH SECURITIES.

         To qualify as a REIT under the Internal Revenue Code, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year. We refer to this as the Five or Fewer Test. The Internal Revenue Code requires that the Five or Fewer Test be applied using constructive ownership rules which treat certain organizations as one individual.

         Our articles of incorporation provide that, subject to certain exceptions, no individual or entity may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.2% of the aggregate initial liquidation value of all of our issued and outstanding preferred securities, including our Class C preferred securities. The ownership by Huntington Bancshares and its wholly owned direct and indirect subsidiaries of 100% of our common shares and, after the issuance of all authorized Class C and Class D preferred securities and the sale of all Class C preferred securities to the public, 93.6% of the aggregate initial liquidation value of our preferred securities, will not adversely affect our REIT qualification because each shareholder of Huntington Bancshares, whose capital stock is widely held, counts as a separate beneficial owner of us for purposes of the Five or Fewer Test.

         Although the Five or Fewer Test references the aggregate value of all shares of our capital stock, the ownership limit has been established with reference to the aggregate initial liquidation preference of our outstanding preferred securities. If (1) the relative values of our common shares and any of our outstanding preferred securities, including the Class C preferred securities, or (2) the relative values of the different series or classes of preferred securities, were to change significantly, there is a risk that the Five or Fewer Test would be violated notwithstanding compliance with the ownership limit. Although we believe that it is unlikely that the relative value of the common shares will decrease by an amount sufficient to cause a violation of the Five or Fewer Test, there can be no assurance that such a change in value will not occur.

         The ownership of our common shares or the transfer of common shares and/or preferred securities of Huntington Bancshares to an entity which is considered an individual for purposes of the Five or Fewer Test could cause us to fail the Five or Fewer Test in certain circumstances, such as the sale of all Huntington Bancshares stock to an individual. If we fail the Five or Fewer Test, we will fail to qualify as a REIT.

         Upon the receipt of a ruling from the Internal Revenue Service, or IRS, or the advice of counsel satisfactory to our board of directors, our board may, but will not be required to, waive the ownership limit with respect to an individual or entity if such individual's or entity's proposed ownership will not then or in the future jeopardize our status as a REIT. If any purported transfer of our preferred securities or any other event would otherwise result in any person violating the stock ownership limit, then any such purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of securities in excess of the applicable limit and such prohibited transferee will acquire no right or interest in such excess preferred securities. Our amended and restated articles of incorporation provide that any excess securities will automatically be transferred, by operation of law, to a trust for the benefit of a charity to be named by us as of the day prior to the day the prohibited transfer took place. All rights to dividends to such excess securities will be held by such trust.

         The restrictions imposed by us in connection with the Five or Fewer Test could impair the liquidity of the Class C preferred securities which may affect the secondary market for such Class C preferred securities.

ENVIRONMENTAL LIABILITIES ASSOCIATED WITH REAL PROPERTY SECURING LOANS UNDERLYING OUR PARTICIPATION INTERESTS COULD REDUCE THE FAIR MARKET VALUE OF OUR PARTICIPATION INTERESTS AND MAKE THE PROPERTY MORE DIFFICULT TO SELL.

         In its capacity as servicer, the Bank may be forced to foreclose on an underlying commercial or residential mortgage loan where the borrower has defaulted on his obligation to repay the loan. We call this type of foreclosed property Other Real Estate Owned, or OREO property. It is possible that the Bank may be subject to environmental liabilities, particularly on industrial and warehouse properties, which are generally subject to relatively greater environmental risks than non-commercial properties. In addition, the Bank may find it difficult or impossible to sell the property prior to or following an environmental cleanup. Even though we intend to sell to the Bank, at fair value, our participation interest in any loan at the time the real property securing that loan becomes OREO property, the discovery of these liabilities, any associated costs for removal of hazardous substances, wastes, contaminants, or pollutants, and the difficulty in selling the underlying real estate, could have a material adverse effect on the fair value of that loan and therefore we may not recover any or all of our investment in the underlying loan.

WE DO NOT HAVE INSURANCE TO COVER OUR EXPOSURE TO BORROWER DEFAULTS AND BANKRUPTCIES AND SPECIAL HAZARD LOSSES THAT ARE NOT COVERED BY STANDARD INSURANCE.

         Generally, neither we nor the Bank obtain credit enhancements such as borrower bankruptcy insurance or obtain special hazard insurance for the loans underlying our participation interests, other than standard hazard insurance typically required by the Bank, which will in each case only relate to individual loans. Without third party insurance, we are subject to risks of borrower defaults and bankruptcies and special hazard losses, such as losses occurring from floods, that are not covered by standard hazard insurance. The Bank has a right to foreclose certain, but not all, commercial loans underlying our participation interests if the collateral values decline and substitute collateral is not provided on demand. In such cases, we would bear the risk of loss of principal to the extent of any deficiency between (a) the value of the related collateral plus any payments from any insurer or guarantor and (b) the amount owing on the commercial loan. For commercial loans without this type of default clause, and for substantially all of the other loans underlying our participation interests, the Bank does not have the ability to foreclose or, as a matter of practice, does not foreclose due to declining collateral values or worsening economic conditions and, consequently, we bear the risk of loss of principal to the extent the loan is undercollateralized in the event of a foreclosure on a payment default.

DELAYS IN LIQUIDATING DEFAULTED LOANS COULD OCCUR WHICH COULD CAUSE OUR BUSINESS TO SUFFER.

         Substantial delays could be encountered in connection with the liquidation of the collateral securing defaulted loans underlying our participation interests, with corresponding delays in our receipt of related proceeds. An action to foreclose on a mortgaged property or repossess and sell other collateral securing a loan is regulated by state statutes and rules. Any such action is subject to many of the delays and expenses of lawsuits, which may impede the Bank's ability to foreclose on or sell the collateral or to obtain proceeds sufficient to repay all amounts due on the related loan underlying our participation interest.

AN ACTIVE TRADING MARKET FOR THE CLASS C PREFERRED SECURITIES MAY NOT DEVELOP AND NO TRADING MARKET IS LIKELY TO EXIST FOR THE BANK CLASS C PREFERRED SECURITIES YOU WOULD RECEIVE IF A CONDITIONAL EXCHANGE OCCURS.

         No Class C preferred securities are currently outstanding and, thus, there has never been a public market for the Class C preferred securities prior to this offering. We have applied for quotation of the Class C preferred securities on The Nasdaq National Market under the symbol "HPCC."
Nevertheless, we cannot assure you that an active and liquid trading market for the Class C preferred securities will develop or be sustained. If such a market were to develop, the prices at which the Class C preferred securities may trade will depend on many factors, including prevailing interest rates, our operating results, and the market for similar securities. You may not be able to resell your Class C preferred securities at or above the initial price to the public or at all.

         There are no shares of Bank Class C preferred securities currently outstanding. The Bank does not intend to apply for listing or quotation of the Bank Class C preferred securities on any national securities exchange or automated quotation system. Consequently, there can be no assurance as to the liquidity of the trading market for the Bank Class C preferred securities, if issued, or that an active and liquid trading public market for such securities will develop or be maintained. The lack of liquidity and an active trading market could adversely affect prospective investors' ability to dispose of the Bank Class C preferred securities in the event of a Conditional Exchange.

WE MAY REDEEM THE CLASS C PREFERRED SECURITIES UPON THE OCCURRENCE OF A SPECIAL EVENT.

         At any time following the occurrence of a Special Event, even if such Special Event occurs prior to December 31, 2021, we will have the right to redeem the Class C preferred securities in whole, subject to the prior written approval of the OCC. The occurrence of such a Special Event will not, however, give a shareholder any right to request that such Class C preferred securities be redeemed. A Special Event includes:

- a Tax Event which occurs when we receive an opinion of counsel to the effect that, as a result of a judicial decision or administrative pronouncement, ruling, or other action or as a result of certain changes in the tax laws, regulations, or related interpretations, there is a significant risk that dividends with respect to our capital stock will not be fully deductible by us or we will be subject to a significant amount of additional taxes or governmental charges;

- an Investment Company Event which occurs when we receive an opinion of counsel to the effect that, as a result of certain changes in the applicable laws, regulations, or related interpretations, there is a significant risk that we will be considered an investment company under the Investment Company Act of 1940; and

- a Regulatory Capital Event which occurs when, as a result of certain changes in the applicable laws, regulations, or related interpretations, there is a significant risk that our Class C preferred securities will no longer constitute Tier 1 capital of the Bank (other than as a result of limitations on the portion of Tier 1 capital that may consist of minority interests in subsidiaries of the Bank).

         If we redeem the Class C preferred securities, you may not be able to invest your redemption proceeds in securities with a dividend yield comparable to that of the Class C preferred securities.

WE MAY INVEST IN ASSETS WHICH INVOLVE NEW RISKS AND NEED NOT MAINTAIN THE PRESENT ASSET COVERAGE.

         Although our portfolio currently consists primarily of residential and commercial mortgage loan interests, and we presently intend to reinvest proceeds of such interests in similar assets, we are not required to limit our investments to assets of the types presently in our portfolio. Assets such as mortgage-backed securities, automobile loans, equipment loans, or real estate may involve different risks not described in this prospectus. Moreover, while our policies will call for maintaining specified levels of funds from operations coverage as to expected dividend distributions, we are not required to maintain the levels or asset coverage that currently exist relative to the amount of our preferred securities and obligations senior to them. For example, a sale of assets and distribution of cash to Holdings as described under the heading "Recent Developments" would not be restricted from occurring again in the future.




                FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

         We have included statements in this prospectus that constitute forward-looking statements identified by the fact that they do not relate strictly to historical or current facts.

         WE CAUTION YOU THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, ASSUMPTIONS, AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THE FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS WE HAVE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS.

         Many of these factors are beyond our control. These factors include changes in business and economic conditions; movements in interest rates; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. Thus, we encourage you to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance.

         Forward-looking statements speak only as of the date they are made. We do not update forward-looking statements. You should assume that the information appearing in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.

         We have not, and the Underwriters have not, authorized any other person to provide you with different information from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell our Class C preferred securities in any jurisdiction where the offer or sale of such securities is not permitted.



                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-11 under the Securities Act, with respect to our Class C preferred securities. This prospectus, which forms a part of that registration statement, does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We refer you to the registration statement and its exhibits for further information regarding us and the Class C preferred securities offered by this prospectus.

         The registration statement and its exhibits which were filed by us with the SEC can be inspected at and copies can be obtained from the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

         Our articles of incorporation provide that we will maintain our status as a reporting company under the Exchange Act for as long as the Class C preferred securities are outstanding and held by unaffiliated shareholders. While we are a reporting company, we intend to file with the SEC and furnish to our shareholders annual reports containing audited financial statements certified by independent auditors and file with the SEC quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.



                     OUR BACKGROUND AND CORPORATE STRUCTURE

         We were incorporated in July 1992 as an Ohio corporation. We were initially formed to acquire, hold, and manage property acquired by The Huntington National Bank in foreclosure. We call this OREO property. All of our OREO property was sold prior to May 1998 and we have not held OREO property since that time. In May 1998, we began to acquire, hold, and manage participation interests in mortgage assets and other authorized investments in a manner so as to qualify as a REIT for federal income tax purposes under the Internal Revenue Code. As a REIT, we are generally not subject to federal income tax on net income and capital gains that we distribute to our shareholders.

         We are a subsidiary of Huntington Preferred Capital Holdings, Inc., an Indiana corporation. Holdings is a subsidiary of the Bank. The Bank is a national banking association organized under the laws of the United States. The Bank is a wholly owned subsidiary of Huntington Bancshares Incorporated. We have one wholly owned subsidiary, HPCLI, Inc., formed for the purpose of holding certain non-interest-earning assets.

         In May 1998, Holdings entered into a loan participation agreement with the Bank which granted Holdings 95% participation interests in various commercial, consumer, and mortgage loans identified from time to time by the Bank. We entered into a loan subparticipation agreement with Holdings which granted us 100% participation interests in Holdings' participation interests in those same loans. In March 2001, pursuant to an amendment to the loan participation agreement, Holdings purchased for cash additional 4% participation interests in such loans from the Bank. We then purchased for cash a 100% participation interest in the additional 4% participation interests from Holdings pursuant to an amendment to the loan subparticipation agreement. Thus, we currently own a 100% participation interest in Holdings' 99% participation interest in those commercial, consumer, and mortgage loans.

         In January 1999, we issued 1,000 Class A preferred securities, at a liquidation preference of $1,000 per share. The Class A preferred securities are non-voting, unless otherwise required by law, and have a dividend rate of $80.00 per share per year. Dividends on the Class A preferred securities are noncumulative. The Class A preferred securities will rank on parity with the Class C and D preferred securities and are senior to the Class B preferred securities.

         In December 2000, we issued 400,000 Class B preferred securities, at a liquidation preference of $1,000 per share. All of the Class B preferred securities are owned by HPC Holdings-II, Inc., a wholly owned subsidiary of Huntington Bancshares. The Class B preferred securities have a variable dividend rate based on LIBOR which is determined quarterly. Dividends on the Class B preferred securities are noncumulative. The Class B preferred securities will rank subordinate to the Class A, C, and D preferred securities. The Class B preferred securities are non-voting, except as otherwise required by law.


         In February 2001, Huntington Bancshares purchased 18,667 common shares from Holdings (adjusting for the April 2001 18,666.66667-for-1 stock split) for approximately $8.4 million and one Holdings common share from the Bank for approximately $6.7 million. The Bank currently owns, and following the completion of this offering will continue to own, 99.9% of Holdings' issued and outstanding common shares.

         On or about the date of this prospectus, we intend to amend and restate our articles of incorporation in order to, among other things, establish the terms of the Class C and Class D preferred securities and authorize blank check preferred securities, the terms of which may be established in the future by our board of directors. We intend to issue to Holdings approximately 14,000,000 Class D preferred securities at the same time that we issue the Class C preferred securities, none of which were outstanding immediately prior to the date of this prospectus. Like the Class C preferred securities, it is anticipated that dividends on the Class D preferred securities will be noncumulative and the securities will have a 1/10th vote per share. The Class D preferred securities will rank senior to our common shares and Class B preferred securities and on a parity with the Class A and Class C preferred securities.

         It is anticipated that we will receive from Holdings $25 per Class D preferred security, or $350 million in the aggregate, payable in additional participation interests in certain commercial loans, including commercial real estate loans, and participation interests in certain consumer loans not secured by real estate, such as automobile and equipment loans as well as certain leasehold improvements. We intend to subsequently transfer the leasehold improvements to our subsidiary, HPCLI, Inc. in exchange for common shares of HPCLI, Inc. The aggregate principal balance of the participation interests and leasehold interests acquired by us in connection with the issuance of both the Class C and Class D preferred securities will represent less than 6.0% of our assets as of June 30, 2001. We anticipate that non-performing assets as a percentage of total loan participations will increase as a result of our acquisition of participation interests in connection with the issuance of our Class C and Class D preferred securities to Holdings. The pro forma information beginning on page F-13 of this prospectus also reflects, on a pro forma basis, the assets we expect will be acquired in connection with the issuance of our Class C and Class D preferred securities and their impact on our asset quality.

         We anticipate that Holdings will continue to hold our Class D preferred securities after the completion of this offering for an indefinite period of time. Holdings intends to sell those securities to investors in the future in accordance with its capital needs. Holdings currently owns and, following the completion of this offering, will continue to own, the majority of our issued and outstanding common shares. Holdings currently intends that, so long as any classes of preferred securities are outstanding, it will maintain at least 80% of the voting rights in our company.


                              BENEFITS TO THE BANK

         The Bank expects to realize the following benefits in connection with the offering:


         - The Bank has received confirmation from the OCC that the proceeds from the issuance and sale to the public of our Class C preferred securities will qualify as Tier 1 capital of the Bank under relevant regulatory capital guidelines. Those guidelines limit the inclusion of our Class C preferred securities, together with all other outstanding noncumulative perpetual preferred securities, to 25% of the Bank's Tier 1 capital, with the balance treated as Tier 2 capital of the Bank. As of June 30, 2001, the Bank expects that all of the proceeds of the issuance of Class C preferred securities will qualify as Tier 1 capital of the Bank once they are sold to the public. The increase in the Bank's Tier 1 risk-based capital level that will result from the treatment of the Class C preferred securities as Tier 1 capital will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.


                  National banks are subject to a risk-based capital system, involving a prescribed minimum ratio of total capital - consisting generally of the sum of Tier 1 and Tier 2 capital - to total risk-weighted assets. The most important components of Tier 1 capital are common shares and noncumulative perpetual preferred securities. The most important components of Tier 2 capital are subordinated debt, certain other forms of preferred securities, allowances for loan and lease losses, and certain hybrid instruments. A national bank's assets are assigned to four risk categories, with weightings from zero to 100%, that determine the percentage of the asset to be included in the national bank's total risk weighted assets. A national bank is considered well-capitalized when the ratio of its total risk-based capital to its total risk-weighted assets is 10%, provided also that its Tier 1 risk-based capital alone is at least 6% of its total risk-weighted assets and at least 5% of its adjusted total (not risk-weighted) assets. In addition, a national bank cannot be subject to any special capital maintenance directives from OCC to be considered well-capitalized.

         - Holdings will raise additional funds which will be held on deposit with, and may be loaned to, the Bank.

         - The Bank is eligible to obtain advances from various federal agencies, such as the FHLBC. We may in the future be asked to act as co-borrower or guarantee the Bank's obligations under such advances and/or pledge all or a portion of our assets in connection with those advances. Any such borrowing, guarantee, or pledge would rank senior to the Series C preferred securities upon liquidation. Accordingly, any governmental agencies that make advances to the Bank where we have acted as co-borrower or guarantor or have pledged our assets as collateral will have a preference over the holders of our Class C preferred securities and other Parity Stock. These holders would receive their liquidation preference only to the extent there are assets available after satisfaction of our Indebtedness. As of June 30, 2001, the Bank had outstanding advances of approximately $17 million from the Federal Home Loan Bank of Indianapolis and is currently eligible to obtain, but has not yet obtained, advances from the discount window of the Federal Reserve Bank of Cleveland. We have not been asked and do not anticipate being asked to act as co-borrower or guarantee these advances or pledge our assets as collateral. The Bank, however, also intends to obtain a line of credit or one or more advances, not to exceed at any one time $800 million in the aggregate, from the FHLBC prior to the end of 2001. The terms of such line of credit or advances have not yet been determined. We do not yet know what our exact role will be, but it is expected that up to 25% of our assets may serve as collateral for such advances. Any agreement setting forth our obligations will be approved by our directors. Any such borrowing, guarantee, and/or pledge will fall within the definition of Indebtedness; however, it and all other future Indebtedness to the FHLBC will be deemed to be Permitted Indebtedness and we will not need to obtain the consent of the holders of our Class C preferred securities for any such borrowing, guarantee, and/or pledge.

         - The Bank will continue to receive monthly servicing fees and quarterly dividends on the common shares held by the Bank. On an annual basis, the service fee with respect to the commercial mortgage, commercial, and consumer loans is equal to the outstanding principal balance of each loan multiplied by a fee of .125% and the service fee for residential mortgage loans is equal to . 282% of the interest income collected. We paid the Bank service fees, through Holdings, of $7.8 million in each of the recent two years, and $4.5 million for the year ended December 31, 1998. We have not paid any other compensation to the Bank or its affiliates during these periods, although the Bank may receive dividends and other benefits associated with its affiliation to us as further described in this section. Dividends paid on common shares for each of the last three years were $458.3 million, $413.8 million, and $293.9 million, respectively.

         - The Bank will continue to be entitled to retain any late payment charges or penalties, assumption fees, and conversion fees collected in connection with the loans serviced by it. In addition, the Bank will receive all benefits derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to us.



                        HOW WE INTEND TO USE THE PROCEEDS

         Holdings will pay $25 per Class C preferred security purchased by it. Holdings' payment for the Class C preferred securities will be in the form of additional participation interests in commercial loans, including commercial real estate loans, and consumer loans not secured by real estate, such as automobile and equipment loans, as well as leasehold interests. The consumer loans will include a combination of automobile, truck, and equipment loans. We intend to hold these participation interests as long term investments and transfer the leasehold improvements to our wholly owned subsidiary, HPCLI, Inc. in exchange for common shares of HPCLI, Inc. Assuming Holdings purchases all 2,000,000 Class C preferred securities offered by this prospectus, the fair market value of the participation interests and leasehold improvements paid to us by Holdings will be $50 million.

Even though a portion, the exact size of which we cannot determine at this time, of the loans underlying the participation interests that we will receive from Holdings in exchange for our Class C preferred securities will not be considered real estate assets for purposes of determining our REIT status, the combined total of these interests and all of our other non-qualifying REIT assets will not exceed the statutory limits imposed by the Internal Revenue Service on organizations that qualify as real estate investment trusts.

         Holdings, a statutory underwriter, intends to sell the Class C preferred securities through an underwriting syndicate to the public for cash consideration of $25 per share. We will not receive any of Holdings' proceeds from the sale of our Class C preferred securities owned by it. The proceeds, before expenses and commissions, to be received by Holdings from the sale of the Class C preferred securities are expected to be $50 million. Holdings will deposit the proceeds received in this offering in an interest-bearing deposit account or product with the Bank or lend the proceeds to the Bank. Holdings will not use the proceeds to purchase additional assets for contribution to us.

         Holdings, our parent company, will pay all expenses and underwriting discounts and commissions involved with the offering to the public.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2001, and as adjusted to reflect the issuance of our Class C and Class D preferred securities to Holdings.

                                                                                June 30, 2001
                                                                           ----------------------
                                                                            Actual    As Adjusted
                                                                           --------   -----------
                                                                           (Dollars in thousands)
Long-term debt .........................................................   $        --   $        --
                                                                           ----------   -----------

SHAREHOLDERS' EQUITY

 Preferred securities:
      Preferred securities, $25 par value, 10,000,000 shares authorized,
        none issued and outstanding ....................................            --            --
      Class A preferred securities, $1,000 par value, 1,000 shares
        authorized, issued, and outstanding ............................         1,000         1,000
      Class B preferred securities, $1,000 par value, noncumulative and conditionally exchangeable(1), 500,000 shares authorized,
        400,000 shares issued and outstanding ..........................       400,000       400,000
      Class C preferred securities, $25 par value, noncumulative and conditionally exchangeable(1), 2,000,000 shares authorized,
        issued, and outstanding ........................................            --        50,000
      Class D preferred securities, $25 par value, noncumulative and conditionally exchangeable(1), 14,000,000 shares authorized,
        issued, and outstanding ........................................            --       350,000
    Common shares, without par value, 14,000,000 shares authorized,
       issued, and outstanding .........................................     6,349,149     6,349,149
    Retained earnings ..................................................       336,930       336,930
                                                                           -----------   -----------
    Total shareholders' equity .........................................     7,087,079     7,487,079
                                                                           -----------   -----------
    TOTAL CAPITALIZATION ...............................................    $7,087,079   $ 7,487,079
                                                                           ===========   ===========

----------------

(1) Our Class B, Class C, and Class D preferred securities are exchangeable, without the approval or any action on the part of the holder, for preferred securities of the Bank if such an exchange is directed by the OCC after the occurrence of a Supervisory Event.

                                    BUSINESS

GENERAL

         Our principal business objective is to acquire, hold, and manage mortgage assets and other authorized investments that will generate net income for distribution to our shareholders. At June 30, 2001, we had total assets and shareholders' equity of $7.1 billion. As of such date, $4.1 billion, or 58.0% of our assets, were comprised of participation interests in commercial mortgage loans; $1.1 billion, or 14.9% of our assets, were comprised of participation interests in consumer loans; $.6 billion, or 8.3% of our assets, were comprised of participation interests in residential mortgage loans; and $.5 billion, or 7.4% of our assets, were comprised of participation interests in commercial loans, each before the allowance for loan losses. The weighted average yield earned on all of the participation interests for the six months ended June 30, 2001, was 7.42%.

         In connection with the issuance of our Class C and Class D preferred securities, we will acquire participation interests and leasehold interests having an aggregate market value of approximately $400 million, which will represent less than 6.0% of our total assets as of June 30, 2001. The additional participation interests which we will acquire will include consumer loans not secured by real estate, such as automobile loans and equipment loans. Although these assets may have different underwriting, maturity, and interest rate characteristics and may have a greater rate of delinquency than the loans summarized with respect to our existing portfolio, such characteristics will not be material to the availability of funds from operations in amounts sufficient to enable us to declare dividends on our preferred securities, including our Class C preferred securities, at their respective stated dividend rates. In addition, after we acquire these assets, we will continue to meet all of the REIT qualification tests described in more detail below under the heading "Federal Income Tax Consequences." Thus, our acquisition of these assets will not prevent us from qualifying as a REIT.

         Although we have the authority to acquire interests in an unlimited number of mortgage assets from unaffiliated third parties, all of our interests in mortgage and other assets acquired prior to this offering have been acquired from the Bank pursuant to the loan participation agreement between the Bank and Holdings and the loan subparticipation agreement between Holdings and us. The Bank either originated the mortgage assets or acquired them as part of the acquisition of other financial institutions. We may also acquire from time to time a limited amount of additional non-mortgage related securities. We have no present plans or expectations with respect to purchases of mortgage assets or other assets from unaffiliated third parties. Although permitted to acquire mortgage-backed securities, we have no present intention to do so.

         Our participation interests do not entitle us to receive any portion of any late payment charges or penalties, assumption fees, or conversion fees collected and retained by the Bank in connection with the loans underlying our participation interests serviced by it.

GENERAL DESCRIPTION OF MORTGAGE ASSETS AND OTHER AUTHORIZED INVESTMENTS; INVESTMENT POLICY

         The Internal Revenue Code requires us to invest at least 75% of the total value of our assets in real estate assets, which includes residential mortgage loans and commercial mortgage loans, including participation interests in residential or commercial mortgage loans, mortgage-backed securities eligible to be held by REITs, cash, cash equivalents which includes receivables, government securities, and other real estate assets. We refer to these types of assets as REIT Qualified Assets. We may invest up to 25% of the value of a REIT's total assets in non-mortgage-related securities as defined in the Investment Company Act. Under the Investment Company Act, the term "security" is defined broadly to include, among other things, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities. The Internal Revenue Code also requires that the value of any one issuer's securities, other than those securities included in the 75% test, may not exceed 5% by value of the total assets of the REIT. In addition, under the Internal Revenue Code, the REIT may not own more than 10% of the voting securities nor more than 10% of the value of the outstanding securities of any one issuer, other than those securities included in the 75% test and the securities of wholly-owned, qualified REIT subsidiaries such as our subsidiary, HPCLI, Inc.


         As of June 30, 2001, 90.28% of our assets were invested in REIT Qualified Assets and 9.72% were invested in commercial loans and other assets that are not REIT Qualified Assets. We do not hold any securities nor do we intend to hold securities in any one issuer that exceed 5% of our total assets or more than 10% of the voting securities of any one issuer other than our permitted investment in HPCLI, Inc. Our assets consisted of the following as of June 30, 2001:


                                                                         AMOUNT            PERCENTAGE OF
             DESCRIPTION                                                  (000)             TOTAL ASSETS
         ---------------------                                      -------------------    ----------------
         Participation interests:
              Commercial mortgage loans.........................   $4,107,659                   58.0%
              Consumer loans secured by real property...........    1,053,293                   14.9
              Residential mortgage loans........................      586,347                    8.3
              Commercial loans..................................      524,297                    7.4
              Allowance for loans losses........................      (90,724)                  (1.3)
         Interest bearing deposits in banks.....................      633,003                    8.9
         Accrued income and otherOther assets...................      273,204                    3.8

         REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less deductible expenses directly connected with the production of such income. Therefore, prior to foreclosure of any underlying loan acquired by us from the Bank, we currently intend to sell the participation interest in the underlying loan back to the Bank at fair value less estimated selling costs of the property at the time the property is transferred to OREO. The Bank then bears all expenses related to the foreclosure after that time.

         Commercial and Commercial Mortgage Loans. We own participation interests in commercial loans secured by non-real property such as industrial equipment, aircraft, livestock, furniture and fixtures, and inventory. Participation interests acquired in commercial mortgage loans are secured by real property such as office buildings, multi-family properties of five units or more, industrial, warehouse, and self-storage properties, office and industrial condominiums, retail space, strip shopping centers, mixed use commercial properties, mobile home parks, nursing homes, hotels and motels, churches, and farms. Commercial and commercial mortgage loans also may not be fully amortizing. This means that the loans may have a significant principal balance or "balloon" payment due on maturity. Additionally, there is no requirement regarding the percentage of any commercial or commercial real estate property that must be leased at the time we acquire a participation interest in a commercial or commercial mortgage loan secured by such property nor are commercial loans required to have third party guarantees.
Commercial properties, particularly industrial and warehouse properties, generally are subject to relatively greater environmental risks than non-commercial properties. This gives rise to increased costs of compliance with environmental laws and regulations. The Bank may be affected by environmental liabilities related to the underlying real property which could exceed the value of the real property. Although the Bank has exercised and will continue to exercise due diligence to discover potential environmental liabilities prior to our acquisition of any participation in loans secured by such property, hazardous substances or wastes, contaminants, pollutants, or their sources may be discovered on properties during our ownership of the participation interests. There can be no assurance that the Bank would not incur full recourse liability for the entire cost of any removal and clean-up on a property it acquired in foreclosure, that the cost of removal and clean-up would not exceed the value of the property, or that the Bank could recoup any of the costs from any third party. Even though we intend to sell back to the Bank at fair value the participation interest in any loan at the time the real property securing that loan is transferred to OREO, the discovery of these liabilities and any associated costs could have a material adverse effect on the fair value of that loan and therefore we may not recover any or all of our investment in the underlying loan.

         The credit quality of a commercial or commercial mortgage loan may depend on, among other factors:

-        the existence and structure of underlying leases,
- the physical condition of the property, including whether any maintenance has been deferred,
-        the creditworthiness of tenants,
-        the historical and anticipated level of vacancies,
- rents on the property and on other comparable properties located in the same region,
-        potential or existing environmental risks,
- the availability of credit to refinance the loan at or prior to maturity, and
-        the local and regional economic climate in general.

Foreclosures of defaulted commercial or commercial mortgage loans generally are subject to a number of complicating factors, including environmental considerations, which are not generally present in foreclosures of residential mortgage loans.

         The following table sets forth certain information, as of June 30, 2001, with respect to the types of loans underlying the commercial and commercial mortgage loan participations:

                            TYPE OF COMMERCIAL LOANS

                                         AGGREGATE   PERCENTAGE BY
                                         PRINCIPAL     AGGREGATE
                                          BALANCE      PRINCIPAL
            TYPE                         (IN 000S)      BALANCE
         ------------                   ----------   -------------
         Commercial loans               $  524,297       11.3%
         Commercial mortgage loans       4,107,659       88.7
                                        ----------      -----
                        Total           $4,631,956      100.0%
                                        ==========      =====

         As of June 30, 2001, $ 3,224,604,000 or 69.6%, of the commercial and commercial mortgage loans underlying our participation interests were secured by a first mortgage or first lien. The following table shows data with respect to the collateral, if any, securing the loans underlying the commercial and commercial mortgage loan participations and the weighted average maturity by primary collateral, if any, of the loans underlying the commercial and commercial mortgage loan participations at June 30, 2001:

   COMMERCIAL AND COMMERCIAL MORTGAGE LOANS BY PRIMARY COLLATERAL AND MATURITY

                                                               PERCENTAGE
                                                  AGGREGATE        BY        WEIGHTED
                                                  PRINCIPAL     AGGREGATE     AVERAGE
                                                   BALANCE      PRINCIPAL    MONTHS TO
         COLLATERAL, IF ANY                       (IN 000S)      BALANCE     MATURITY
         --------------------                    -----------   -----------  ----------
         Real estate                              $4,129,731       89.2%       64.4
         Receivables                                 262,126        5.7        27.3
         Equipment/inventory                          48,130        1.0        33.3
         Stocks, bonds, and other securities          31,192        0.7        34.6
         Assignments                                  26,567        0.6        45.7
         Deposits                                      2,580        0.1        34.6
         Miscellaneous                                90,238        1.9        41.2
         Unsecured                                    41,392        0.8        32.0
                                                  ----------      -----       -----
                        Total                     $4,631,956      100.0%       60.9
                                                  ==========      =====       =====

         The following table shows data with respect to the geographic distribution of the loans underlying the commercial and commercial mortgage loan participations at June 30, 2001:

         GEOGRAPHIC DISTRIBUTION OF COMMERCIAL AND COMMERCIAL MORTGAGE LOANS

                                        AGGREGATE   PERCENTAGE BY
                                        PRINCIPAL     AGGREGATE
                          NUMBER         BALANCE      PRINCIPAL
   STATE                 OF LOANS       (IN 000S)      BALANCE
-------------           ----------     -----------   ------------
Ohio                         4,996      $2,133,542       46.1%
Michigan                     3,948       1,254,058       27.1
Florida                      1,981         692,840       15.0
Indiana                        535         278,848        6.0
Kentucky                       224         173,918        3.8
32 other states                155          98,750        2.0
                        ----------      ----------      -----
             Total          11,839      $4,631,956      100.0%
                        ==========      ==========      =====

         The following table shows data with respect to the principal balance of the loans underlying the commercial and commercial mortgage loan participations at June 30, 2001:

         PRINCIPAL BALANCES OF COMMERCIAL AND COMMERCIAL MORTGAGE LOANS

                                                                           PERCENTAGE
                                                             AGGREGATE         BY
                                                             PRINCIPAL     AGGREGATE
                                               NUMBER         BALANCE      PRINCIPAL
        PRINCIPAL BALANCE                     OF LOANS       (IN 000S)      BALANCE
-----------------------------------          ----------    ------------    ----------
Less than $50,000                                2,590      $   67,455         1.5%
Greater than $50,000 to $100,000                 2,307         170,659         3.7
Greater than $100,000 to $250,000                3,202         514,825        11.1
Greater than $250,000 to $500,000                1,768         621,344        13.4
Greater than $500,000 to $1,000,000              1,025         715,963        15.5
Greater than $1,000,000 to $2,000,000              530         730,920        15.8
Greater than $2,000,000 to $3,000,000              191         466,453        10.1
Greater than $3,000,000 to $4,000,000               93         324,461         7.0
Greater than $4,000,000 to $5,000,000               45         199,858         4.3
Greater than $5,000,000 to $6,000,000               23         130,737         2.8
Greater than $6,000,000 to $10,000,000              39         285,456         6.2
Greater than $10,000,000                            26         403,825         8.6
                                            ----------      ----------       -----
                         Total                  11,839      $4,631,956       100.0%
                                            ==========      ==========       =====


         Some of the loans underlying our commercial and commercial mortgage loan participations bear interest at fixed rates and some bear interest at variable rates based on indices such as LIBOR and the prime rate. The following tables show data with respect to interest rates of the loans underlying our commercial and commercial mortgage loan participations at June 30, 2001:

             FIXED AND VARIABLE RATE COMMERCIAL AND COMMERCIAL MORTGAGE LOANS

                                                     PERCENTAGE
                                         AGGREGATE       BY        WEIGHTED
                                         PRINCIPAL    AGGREGATE    AVERAGE
                          NUMBER          BALANCE     PRINCIPAL    INTEREST
    TYPE                 OF LOANS        (IN 000S)     BALANCE       RATE
-------------           ----------      ----------    ----------   --------

Fixed Rate                   4,430      $1,258,744       27.2%       8.19%
Variable Rate                7,409       3,373,212       72.8        7.07
                        ----------      ----------      -----       -----
             Total          11,839      $4,631,956      100.0%       7.37%
                        ==========      ==========      =====       =====

      INTEREST RATE DISTRIBUTION - COMMERCIAL AND COMMERCIAL MORTGAGE LOANS

                                         FIXED RATE                                  VARIABLE RATE
                         -------------------------------------------   -------------------------------------------
                                                         PERCENTAGE                                  PERCENTAGE
                                         AGGREGATE           BY                     AGGREGATE             BY
                                         PRINCIPAL        AGGREGATE                 PRINCIPAL         AGGREGATE
                            NUMBER        BALANCE         PRINCIPAL    NUMBER        BALANCE          PRINCIPAL
  INTEREST RATE            OF LOANS      (IN 000S)         BALANCE    OF LOANS      (IN 000S)          BALANCE
-------------------      ------------  ------------      ----------   ---------    -----------       ----------

under 5.00%                     21      $    7,221             0.6%         39      $   43,404             1.3%
5.00% to 5.99%                  30          46,666             3.7         264         662,902            19.7
6.00% to 6.99%                 110          46,944             3.7       1,437       1,085,321            32.1
7.00% to 7.99%               1,025         442,263            35.2       2,766         867,333            25.7
8.00% to 8.99%               1,783         480,208            38.2       2,034         528,650            15.7
9.00% to 9.99%               1,139         176,816            14.0         738         160,207             4.7
10.00% to 10.99%               264          43,763             3.5         109          22,655             0.7
11.00% to 11.99%                36           5,359             0.4          17           2,543             0.1
12.00% to 12.99%                14           6,406             0.5           5             197             ---
13.00% to 13.99%                 6             459             ---         ---             ---             ---
over 14.00%                      2           2,639             0.2         ---             ---             ---

                        ----------      ----------      ----------  ----------      ----------      ----------
             Total           4,430      $1,258,744           100.0%      7,409      $3,373,212           100.0%
                        ==========      ==========      ==========  ==========      ==========      ==========

         The following table provides delinquency information for the underlying loans in the commercial and commercial mortgage loan participations at June 30, 2001.

              COMMERCIAL AND COMMERCIAL MORTGAGE LOAN DELINQUENCIES

                                                FIXED                                     VARIABLE
                              ------------------------------------------   ----------------------------------------
                                              AGGREGATE                                  AGGREGATE
                                              PRINCIPAL     PERCENTAGE                   PRINCIPAL      PERCENTAGE
                                NUMBER         BALANCE           OF           NUMBER       BALANCE          OF
                               OF LOANS       (IN 000S)        TOTAL         OF LOANS     (IN 000S)        TOTAL
                              -----------  --------------  -------------   -----------  -------------  ------------
Current                            3,848      $1,143,400       90.9%           6,556      $3,035,313       90.0%

1 to 30 days delinquent              451          89,760        7.1              597         236,565        7.0

31 to 60 days delinquent              53           9,003        0.7               87          34,678        1.0

61 to 90 days delinquent              18           4,797        0.4               29          18,942        0.6

over 90 days delinquent               60          11,784        0.9              140          47,714        1.4
                              ----------      ----------      -----       ----------      ----------      -----
          Total                    4,430      $1,258,744      100.0%           7,409      $3,373,212      100.0%
                              ==========      ==========      =====       ==========      ==========      =====


         Consumer Loans. We own participation interests in consumer loans generally secured by a first or a junior mortgage primarily on the borrower's primary residence. As of June 30, 2001, $ 110,596,000 or 10.5%, of the consumer loans underlying our participation interests were secured by a first mortgage. Many of these loans were made for reasons such as home improvements, acquisition of furniture and fixtures, and debt consolidation. These loans are predominately repaid on an installment basis and income is accrued based on the outstanding balance of the loan over terms that range from 6 to 360 months. Of the loans underlying the consumer loan participations, most bear interest at fixed rates but some bear interest at variable rates.

         The following table shows data with respect to the geographic distribution of the loans underlying the consumer loan participations at June 30, 2001:

                    GEOGRAPHIC DISTRIBUTION OF CONSUMER LOANS

                                                       PERCENTAGE
                                         AGGREGATE        BY
                                         PRINCIPAL     AGGREGATE
                           NUMBER         BALANCE      PRINCIPAL
   STATE                  OF LOANS       (IN 000S)      BALANCE
-------------           -----------    ------------   -----------
Ohio                        16,126      $  442,626       42.1%
Florida                     10,958         332,186       31.5
Michigan                     9,540         205,742       19.5
Indiana                      1,513          36,343        3.5
Kentucky                     1,480          33,938        3.2
32 other states                120           2,458        0.2
                        ----------      ----------      -----
             Total          39,737      $1,053,293      100.0%
                        ==========      ==========      =====

         The following tables show data with respect to interest rates of the loans underlying the consumer loan participations at June 30, 2001:

                            FIXED AND VARIABLE RATE CONSUMER LOANS

                                                       PERCENTAGE
                                        AGGREGATE           BY      WEIGHTED         WEIGHTED
                                        PRINCIPAL       AGGREGATE    AVERAGE         AVERAGE
                         NUMBER          BALANCE        PRINCIPAL   MONTHS TO        INTEREST
     TYPE               OF LOANS        (IN 000S)        BALANCE    MATURITY           RATE
---------------        ------------  ----------------  ----------  ----------      ----------

Fixed Rate                 39,418      $1,046,771            99.4%        126            9.48%
Variable Rate                 319           6,522             0.6          81            8.55
                       ----------      ----------      ----------  ----------      ----------
            Total          39,737      $1,053,293           100.0%        126            9.47%
                       ==========      ==========      ==========  ==========      ==========


                   INTEREST RATE DISTRIBUTION - CONSUMER LOANS

                                        FIXED RATE                               VARIABLE RATE
                         ---------------------------------------    ----------------------------------------
                                                     PERCENTAGE                                 PERCENTAGE
                                         AGGREGATE       BY                         AGGREGATE       BY
                                         PRINCIPAL    AGGREGATE                     PRINCIPAL    AGGREGATE
                           NUMBER         BALANCE     PRINCIPAL       NUMBER         BALANCE     PRINCIPAL
  INTEREST RATE           OF LOANS       (IN 000S)     BALANCE       OF LOANS       (IN 000S)     BALANCE
-------------------      ---------      ----------  ------------    ----------     -----------   ----------
under 5.00%                     11      $      223       ---%              ---      $      ---       ---%
5.00% to 5.99%                 145           2,367        0.2              ---             ---        ---
6.00% to 6.99%                 215           5,344        0.5               14             482        7.4
7.00% to 7.99%               3,470          86,824        8.3               65           1,600       24.5
8.00% to 8.99%              12,086         297,139       28.4               60           1,369       21.0
9.00% to 9.99%              11,639         370,791       35.4              134           2,376       36.4
10.00% to 10.99%             7,564         188,066       18.0               45             687       10.5
11.00% to 11.99%             3,555          81,752        7.8                1               8        0.2
12.00% to 12.99%               402           9,586        0.9              ---             ---        ---
13.00% to 13.99%               240           2,633        0.3              ---             ---        ---
14.00% to 14.99%                70           1,595        0.2              ---             ---        ---
15.00% and over                 21             451        ---              ---             ---        ---
                        ----------      ----------      -----       ----------      ----------      -----
             Total          39,418      $1,046,771      100.0%             319      $    6,522      100.0%
                        ==========      ==========      =====       ==========      ==========      =====

         The following table provides delinquency information for the underlying loans in the consumer loan participations at June 30, 2001.

                           CONSUMER LOAN DELINQUENCIES

                                                 FIXED                                    VARIABLE
                              ----------------------------------------     ---------------------------------------
                                                            PERCENTAGE                                  PERCENTAGE
                                              AGGREGATE         BY                        AGGREGATE        BY
                                              PRINCIPAL      AGGREGATE                    PRINCIPAL     AGGREGATE
                                NUMBER         BALANCE       PRINCIPAL       NUMBER        BALANCE      PRINCIPAL
                               OF LOANS       (IN 000S)       BALANCE       OF LOANS      (IN 000S)       BALANCE
                              -----------  --------------   ----------     ---------     -----------    ---------

Current                           35,745      $  950,458       90.8%             289      $    5,784       88.6%
1 to 30 days delinquent            3,038          79,852        7.6               23             641        9.8
31 to 60 days delinquent             343           7,804        0.7                4              56        0.9
61 to 90 days delinquent             111           2,208        0.2                2              30        0.5
over 90 days delinquent              181           6,449        0.7                1              11        0.2
                              ----------      ----------      -----       ----------      ----------      -----
          Total                   39,418      $1,046,771      100.0%             319      $    6,522      100.0%
                              ==========      ==========      =====       ==========      ==========      =====

         Residential Mortgage Loans. We acquired participation interests in both conforming and nonconforming residential mortgage loans under the loan subparticipation agreement with Holdings. Conforming residential mortgage loans comply with the requirements for inclusion in a loan guarantee or purchase program sponsored by either the FHLMC or FNMA. Under current regulations, the maximum principal balance allowed on conforming residential mortgage loans ranges from $275,000 for one-unit residential loans to $528,700 for four-unit residential loans. Nonconforming residential mortgage loans are residential mortgage loans that do not qualify in one or more respects for purchase by FNMA or FHLMC under their standard programs. A majority of the nonconforming residential mortgage loans underlying the participation interests acquired by us to date are nonconforming because they have original principal balances which exceeded the requirements for FHLMC or FNMA programs, the original terms are shorter than the minimum requirements for FHLMC or FNMA programs at the time of origination, the original balances are less than the minimum requirements for FHLMC or FNMA programs, or generally because they vary in certain other respects from the requirements of such programs other than the requirements relating to creditworthiness of the mortgagors. A substantial portion of our nonconforming residential mortgage loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.

         Each residential mortgage loan is evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first or second lien on single-family residential properties. As of June 30, 2001, $ 582,049,000 or 99.3%, of the residential mortgage loans underlying our participation interests were secured by a first mortgage or first deed of trust. Residential real estate properties underlying residential mortgage loans consist of individual dwelling units, individual condominium units, two- to four-family dwelling units, and townhouses.

         The portfolio of residential mortgage loans currently consists of both adjustable and fixed rate mortgage loans and we expect to purchase additional participation interests in both types of residential mortgage loans in the future, although the mix of variable and fixed rate mortgage loans may change. Fixed rate mortgage loans currently consist of the fixed rate product types:

         FIXED RATE MORTGAGE LOANS: A mortgage loan that bears interest at a fixed rate for the term of the loan. Such loans generally mature in 15, 20, 25, or 30 years.

         GOVERNMENT FIXED RATE LOANS: A fixed rate mortgage loan originated under a specific governmental agency program, for example, the Federal Housing Authority or the Veterans Administration. Such loans generally mature in 15 or 30 years and may be guaranteed by a government agency.

         BALLOON MORTGAGE LOANS: A fixed rate mortgage loan having original or modified terms to maturity for a specified period, which is typically 5, 7, 10, or 15 years, at which time the full outstanding principal balance on the loan will be due and payable. Such loans provide for level monthly payments of principal and interest based on a longer amortization schedule, generally 30 years. Some of these loans may have a conditional refinancing option at the balloon maturity, which provides that, in lieu of payment in full of the then outstanding balance, the loan may be modified to a then current market interest rate for the remaining unamortized term. None of the residential mortgage loans identified in this prospectus as balloon mortgage loans have yet reached the balloon maturity date and any reference to maturity date refers to the original or modified balloon maturity date.

         Adjustable rate mortgage loans, or ARMs, currently consist of adjustable rate product types:

         CONVENTIONAL:

                  One-year Adjustable Rate Loans: A loan with interest adjustments in 12-month intervals. Payment frequencies may include biweekly, semimonthly, or monthly. Such loans may have yearly and lifetime caps on the amount the interest rate may change at an interval. The interest rate change calculation is typically tied to a Treasury index rate. Typically, the interest rate is based on the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year plus the margin stated in the note, subject to rounding and any caps.

                  3/1 Adjustable Rate Loans: A one-year ARM that is fixed for the first three years of the loan. After the initial three-year period, the interest adjusts in 12-month intervals with caps on the initial change and each annual change thereafter and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as a one-year ARM and is calculated using the margin and caps stated in the note.

                  5/1 Adjustable Rate Loans: A one-year ARM that is fixed for the first five years of the loan. After the initial five-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

                  7/1 Adjustable Rate Loans: A one-year ARM that is fixed for the first seven years of the loan. After the initial seven-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

                  10/1 Adjustable Rate Loans: A one-year ARM that is fixed for the first ten years of the loan. After the initial 10-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

         GOVERNMENT: An adjustable rate loan originated under a specific government agency program. Generally, the interest rate adjusts in 12-month intervals, and is based on specific requirements for date of index and calculations.

                          TYPE OF MORTGAGE LOAN PRODUCT

                                       AGGREGATE     PERCENTAGE    WEIGHTED
                                       PRINCIPAL    BY AGGREGATE   AVERAGE      WEIGHTED
                         NUMBER OF      BALANCE      PRINCIPAL    MONTHS TO      AVERAGE
         TYPE              LOANS       (IN 000S)      BALANCE      MATURITY   INTEREST RATE
----------------------   ---------    -----------   ------------ -----------  -------------

Conventional:
 Fixed rate:
  First lien                 2,003      $127,334          22.0%        184          8.01%
  Second lien                   66           970           0.2          74          9.00
                          --------      --------      --------    --------      --------
   Subtotal                  2,069       128,304          22.2         183          8.02
                          --------      --------      --------    --------      --------
Adjustable rate:
  First lien                 4,859       448,333          74.4         290          7.92
  Second lien                   60         3,297           0.6         300          8.63
                          --------      --------      --------    --------      --------
   Subtotal                  4,919       451,630          78.0         290          7.93
                          --------      --------      --------    --------      --------
   Total                     6,988      $579,934         100.0%        266          7.95%
                          ========      ========      ========    ========      ========

Government:
 Fixed rate:
  First lien                    87      $  5,124          79.9%        259          7.65%
  Second lien                    7            31           0.5          77         11.04
                          --------      --------      --------    --------      --------
   Subtotal                     94         5,155          80.4         258          7.67
                          --------      --------      --------    --------      --------
 Adjustable rate:
  First lien                    14         1,258          19.6         278          7.52
  Second lien                  ---           ---           ---         ---           ---
                          --------      --------      --------    --------      --------
   Subtotal                     14         1,258          19.6         278          7.52
                          --------      --------      --------    --------      --------
   Total                       108      $  6,413         100.0%        262          7.64%
                          ========      ========      ========    ========      ========

Conventional and
Government Combined:
 Fixed rate:
  First lien                 2,090      $132,458          22.6%        187          8.00%
  Second lien                   73         1,001           0.2          74          9.06
                          --------      --------      --------    --------      --------
   Subtotal                  2,163       133,459          22.8         186          8.01
                          --------      --------      --------    --------      --------
 Adjustable rate:
  First lien                 4,873       449,591          76.7         290          7.92
  Second lien                   60         3,297           0.6         300          8.63
                          --------      --------      --------    --------      --------
   Subtotal                  4,933       452,888          77.3         290          7.93
                          --------      --------      --------    --------      --------
   Total                     7,096      $586,347         100.0%        266          7.95%
                          ========      ========      ========    ========      ========


         The following table sets forth data with respect to the geographic distribution of the underlying residential mortgage loans in our participation in those loans at June 30, 2001.

                  GEOGRAPHIC DISTRIBUTION OF RESIDENTIAL MORTGAGE LOANS

                                                         Aggregate   Percentage
                                                         Principal   By Aggregate
                                             Number       Balance     Principal
     State                                  of Loans     (in 000s)     Balance
----------------                           ----------   -----------  ------------
Florida                                        3,124      $223,931       38.1%
Michigan                                       2,052       143,990       24.6
Ohio                                             909       111,415       19.0
Indiana                                          394        23,897        4.1
Kentucky                                         240        12,401        2.1
  38 other states and U.S. territories           377        70,713       12.1
                                            --------      --------      -----
                Total                          7,096      $586,347      100.0%
                                            ========      ========      =====

         The following table shows data with respect to the principal balance of the loans underlying the residential mortgage loan participations at June 30, 2001:

                PRINCIPAL BALANCES OF RESIDENTIAL MORTGAGE LOANS

                                                        AGGREGATE    PERCENTAGE
                                                        PRINCIPAL   BY AGGREGATE
                                            NUMBER       BALANCE     PRINCIPAL
        PRINCIPAL BALANCE                  OF LOANS     (IN 000S)     BALANCE
-----------------------------------      -----------   -----------  ------------

Less than $25,000                             1,833      $ 23,602        4.0%
Greater than $25,000 to $50,000               2,110        76,769       13.1%
Greater than $50,000 to $75,000               1,101        66,475       11.3%
Greater than $75,000 to $100,000                604        51,968        8.9%
Greater than $100,000 to $250,000               933       136,205       23.3%
Greater than $250,000 to $500,000               396       135,618       23.2%
Greater than $500,000 to $750,000                76        46,497        7.9%
Greater than $750,000 to $1,000,000              27        24,177        4.1%
Greater than $1,000,000 to $1,500,000            10        12,090        2.0%
Greater than $1,500,000 to $2,000,000             3         5,233        0.9%
Greater than $2,000,000                           3         7,713        1.3%
                                           --------      --------      -----
                         Total                7,096      $586,347      100.0%
                                           ========      ========      =====

         Of the residential mortgage loans underlying our participation interests, approximately 22.8% by principal balance bear interest at fixed rates and 77.2% at variable rates. The following table contains additional data with respect to the interest rates of such fixed and variable rate residential mortgage loans as of June 30, 2001.

             INTEREST RATE DISTRIBUTION - RESIDENTIAL MORTGAGE LOANS

                                     FIXED RATE                             VARIABLE RATE
                         --------------------------------------  --------------------------------------
  INTEREST RATE                       AGGREGATE     PERCENTAGE               AGGREGATE      PERCENTAGE
                                      PRINCIPAL    BY AGGREGATE              PRINCIPAL     BY AGGREGATE
                         NUMBER        BALANCE      PRINCIPAL     NUMBER      BALANCE       PRINCIPAL
                        OF LOANS      (IN 000S)      BALANCE     OF LOANS    (IN 000S)       BALANCE
                        --------      --------     ------------  --------    ---------     ------------

under 6.00%                   21      $  1,612           1.2%         31      $  1,466           0.3%
6.00% to 6.99%               177        27,665          20.7         375        55,014          12.1
7.00% to 7.99%               483        37,686          28.2       1,663       193,554          42.7
8.00% to 8.99%               742        39,737          29.8       1,806       141,375          31.2
9.00% to 9.99%               460        18,195          13.6         976        58,616          12.9
10.00% to 10.99%             191         7,037           5.3          65         2,444           0.5
11.00% to 11.99%              47           834           0.6          12           290           0.1
12.00% to 12.99%              22           322           0.2           3            35           0.1
13.00% to 13.99%              15           247           0.2           2            94           0.1
14.00% to 14.99%               3            73           0.1         ---           ---           ---
over 15.00%                    2            51           0.1         ---           ---           ---
                        --------      --------      --------    --------      --------      --------
             Total         2,163      $133,459         100.0%      4,933      $452,888         100.0%
                        ========      ========      ========    ========      ========      ========

         "Gross Margin" with respect to a residential mortgage loan that is an adjustable rate residential mortgage loan means the applicable fixed rate which, when added to the applicable index, results in the current interest rate paid by the borrower of such residential mortgage loan without taking into account any interest rate caps or minimum interest rates. The following table sets forth certain additional data with respect to the Gross Margin on the underlying loans in the participation of adjustable rate residential mortgage loans at June 30, 2001.

                GROSS MARGIN OF ADJUSTABLE RATE RESIDENTIAL MORTGAGE LOANS

                                        AGGREGATE    PERCENTAGE
                                        PRINCIPAL   BY AGGREGATE
                            NUMBER       BALANCE     PRINCIPAL
  GROSS MARGINS            OF LOANS     (IN 000S)     BALANCE
-------------------       ---------    -----------  ------------


Less than 2.50%                301      $ 10,967        2.4%
2.51% to 3.00%               3,734       348,421       76.9
Greater than 3.00%             898        93,500       20.7
                          --------      --------      -----
               Total         4,933      $452,888      100.0%
                          ========      ========      =====

         The following tables provide certain delinquency and other information for the underlying loans in the participation in the residential mortgage loans at June 30, 2001.

                 RESIDENTIAL MORTGAGE LOAN DELINQUENCIES

                                            AGGREGATE    PERCENTAGE
                                            PRINCIPAL   BY AGGREGATE
                                NUMBER       BALANCE     PRINCIPAL
                               OF LOANS     (IN 000S)     BALANCE
                              -----------  -----------  ----------
Current                          4,557      $424,669       72.4%
1 to 30 days delinquent          2,055       129,867       22.1
31 to 60 days delinquent           264        16,235        2.8
61 to 90 days delinquent            73         5,220        0.9
over 90 days delinquent            147        10,356        1.8
                              --------      --------      -----
          Total                  7,096      $586,347      100.0%
                              ========      ========      =====

         Other Assets. Cash and due from banks represents cash received by the Bank from borrowers for the payment of principal and interest on the underlying loans deposited in a demand deposit account of the Bank. Interest bearing deposits in banks consist of available funds invested nightly in an investment product that provides us with a market return for overnight loans. These funds are available for the purchase of additional participation interests. Other assets also includes premises and equipment related to real property located in Indiana, and, more predominantly, accrued interest on the loans underlying our participation interests, which is calculated by the Bank's loan accounting systems.

         The participation interests in consumer loans not secured by real estate that we will acquire in connection with the issuance of our Class C and Class D preferred securities, may have different underwriting, maturity, and interest rate characteristics and may have a greater rate of delinquency than the loans summarized with respect to our existing portfolio. Such characteristics, however, will not be material to the availability of funds from operations in amounts sufficient to enable us to declare dividends on our preferred securities, including our Class C preferred securities, at their respective stated dividend rates.

Dividend Policy

         We expect to distribute annually an aggregate amount of dividends with respect to our outstanding capital shares equal to approximately 100% of our REIT taxable income which excludes net capital gains. In order to remain qualified as a REIT, we are required to distribute annually 90% of our REIT taxable income to our shareholders.

         Dividends will be authorized and declared at the discretion of our board of directors. Factors that would generally be considered by our board of directors in making this determination are our distributable funds, financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and our continued qualification as a REIT. We currently expect that both our cash available for distribution and our REIT taxable income will be in excess of the amounts needed to pay dividends on all outstanding Class A, Class B, Class C, and Class D preferred securities, even in the event of a significant drop in interest rate levels because:

         - substantially all of our mortgage assets and other authorized investments are interest-bearing,


         - all outstanding Class A, Class B, Class C, and Class D preferred securities represent in the aggregate only approximately 11% of our capitalization,

         - we do not anticipate incurring any Indebtedness other than Permitted Indebtedness, which includes acting as a co-borrower or guarantor of certain obligations of the Bank that we do not anticipate will involve a pledge of more than 25% of our assets,

         - we expect that our interest-earning assets will continue to exceed the liquidation preference of our preferred securities, and

         - we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on our loan portfolio.

Accordingly, we expect that we will, after paying the dividends on all classes of preferred securities, pay dividends to holders of our common shares in an amount sufficient to comply with applicable requirements regarding qualification as a REIT. There are, however, certain limitations that restrict our ability to pay dividends on our common shares which are more fully described in this prospectus under the heading "Description of Class C Preferred Securities - Dividends."

         Under certain circumstances, including any determination that the Bank's relationship to us results in an unsafe and unsound banking practice, the OCC will have the authority to issue an order that restricts our ability to make dividend payments to our shareholders, including holders of the Class C preferred securities. However, the exercise of the OCC's power to restrict dividends on our Class C preferred securities would have the effect of restricting our ability to pay dividends on our common shares. This could have a material adverse effect on the financial condition of the Bank due to our size and the Bank's reliance on our payment of dividends on our common shares.

         If the OCC should, in addition, restrict the ability of the Bank to pay dividends to its sole shareholder, Huntington Bancshares, the Bank's own financial condition could be materially adversely affected in several ways, including (a) an increase in the interest cost to the Bank of subordinated debt issues designed to be treated as capital, (b) an increase in deposit interest rates the Bank would have to pay in order to attract or retain deposits as the Bank's deteriorated financial position became known to the public; and (c) a decrease in the ability of the Bank's sole shareholder, which is very heavily dependent on dividends from the Bank, to raise additional equity capital that could be used as contributions to Bank capital.

CONFLICT OF INTERESTS AND RELATED POLICIES

         After this offering and assuming the issuance of all authorized shares of Class C and Class D preferred securities and the sale of all Class C preferred securities to the public, the Bank will continue to control 98.5% of the voting power of our then outstanding securities. Accordingly, the Bank will continue to have the right to elect all of our directors, including our Independent Directors, unless we fail to pay dividends on our Class C and Class D preferred securities. In addition, all of our officers and all of our current directors are also officers and directors of the Bank or its affiliates. Because of the nature of our relationship with Holdings and the Bank, it is likely that conflicts of interest will arise with respect to certain transactions because the Bank and its affiliates have interests which are not identical to ours.

         The Bank administers our day-to-day activities under the terms of the participation agreement between the Bank and Holdings and the subparticipation agreement between Holdings and us. Since the parties to these agreements are all affiliated, these agreements were not the result of arms-length negotiations. Any future modification of these agreements will require the approval of a majority of our Independent Directors. However, since the Bank controls the election of all of our directors, including our Independent Directors, any such modification also would not be the result of arms-length negotiations. Thus, we cannot assure you that such modifications will be on terms as favorable to us as those that could have been obtained from unaffiliated third parties.

         Huntington Bancshares, the owner of all the Bank's common shares, may have investment goals and strategies that differ from those of the holders of the Class C preferred securities. In addition, neither Huntington Bancshares nor the Bank has a policy addressing the treatment of new business opportunities. Thus, new business opportunities identified by Huntington Bancshares or the Bank may be directed to affiliates other than us. Our board of directors has broad discretion to revise our investment and operating strategy without stockholder approval.

The Bank, through its voting control of our securities, controls the election of all of our directors, including our Independent Directors. Consequently, our investment and operating strategies will largely be directed by Huntington Bancshares and the Bank.

         We are dependent on the diligence and skill of the officers and employees of the Bank for the selection and structuring of the loans underlying our participation interests and our other authorized investments. The Bank selected the amount, type, and price of loan participation interests and other assets which we acquired from the Bank and its affiliates prior to and in connection with this offering. After the sale of the Class C preferred securities to the public, we anticipate that we will continue to acquire all or substantially all of our assets from the Bank or its affiliates. Neither we nor the Bank have obtained any third-party valuations, nor do we intend to do so in the future. Although our board of directors has adopted certain policies to guide the acquisition and disposition of assets, these policies may be revised or exceptions may be approved from time to time at the discretion of the board of directors without a vote of our stockholders. Changes in or exceptions made to these policies could permit us to acquire lower quality assets.

         We are also dependent on the Bank and others for monitoring and servicing the loans underlying our participation interests. Conflicts may arise as part of such servicing, particularly with respect to loans that are placed on nonaccrual status. While we believe that the Bank will diligently pursue collection of any non-performing assets, we cannot assure you that this will be the case. Conflicts of interest among us, Holdings, and the Bank may also arise in connection with making decisions that bear upon the credit arrangements that the Bank may have with a borrower under a loan. For example, the Bank may be influenced by its strong relationship with a trust customer in deciding not to demand additional collateral from that same customer on a commercial mortgage loan underlying our participation interests even though the value of the existing collateral had deteriorated. The Bank could also seek to exercise its influence over our affairs so as to cause the sale of our assets and their replacement by lesser quality assets purchased from the Bank or elsewhere. Although these potential conflicts exist, we believe that the Bank will service the assets solely with a view toward our interests.

         It is our intention that any agreements and transactions between us on the one hand, and Holdings or the Bank on the other hand, be fair to all parties and consistent with market terms for such types of transactions. The requirement in our articles of incorporation that certain of our actions be approved by a majority of our Independent Directors also is intended to ensure fair dealings among us and each of Holdings and the Bank. There can be no assurance, however, that any such agreement or transaction will be on terms as favorable to us as could have been obtained from unaffiliated third parties.

         There are no provisions in our articles of incorporation limiting any of our officers, directors, shareholders, or affiliates from having any direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or in any transaction in which we have an interest or from engaging in acquiring, holding, and managing our assets. As described in this prospectus, it is expected that the Bank will have direct interests in transactions with us including, without limitation, the sale of assets to us; however, it is not anticipated that any of our officers or directors will have any interests in such assets, other than as borrowers or guarantors of loans underlying our participation interests, in which case such loans would be on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transaction with others and would not involve more than the normal risk of collectibility or present other unfavorable features.

         The Bank is eligible to obtain advances from various federal agencies, such as the FHLBC. We may in the future be asked to act as co-borrower or guarantee the Bank's obligations under such advances and/or pledge all or a portion of our assets in connection with those advances. Any such borrowing, guarantee, or pledge would rank senior to the Series C preferred securities upon liquidation. Accordingly, any governmental agencies that make advances to the Bank where we have acted as co-borrower or guarantor or have pledged our assets as collateral will have a preference over the holders of our Class C preferred securities and other Parity Stock. These holders would receive their liquidation preference only to the extent there are assets available after satisfaction of our Indebtedness. As of the date of this prospectus, we have never acted as co-borrower or guarantor of any of the Bank's obligations under such advances or otherwise and have never pledged any of our assets. The Bank, however, intends to obtain a line of credit or one or more advances, not to exceed at any one time $800 million in the aggregate, from the FHLBC prior to the end of 2001. The terms of such line of credit or advances have not yet been determined. We do not yet know what our exact role will be, but it is expected that up to 25% of our assets may serve as collateral for such advances. Any agreement setting forth our obligations will be approved by our directors. Any such borrowing, guarantee, and/or pledge will fall within the definition of Indebtedness; however, it and all other future Indebtedness to the FHLBC will be deemed to be Permitted Indebtedness and we will not need to obtain the consent of the holders of our Class C preferred securities for any such borrowing, guarantee, and/or pledge. A default by the Bank on its obligations to the FHLBC could adversely affect our business and our ability to make timely dividend payments on the Class C preferred securities

OTHER MANAGEMENT POLICIES AND PROGRAMS

         General. In administering our participation interests and other authorized investments, the Bank has a high degree of autonomy. Our board of directors, however, has adopted certain policies to guide our administration with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management, and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of our board of directors and, in certain circumstances subject to the approval of a majority of our Independent Directors, but without a vote of our shareholders, including holders of the Class C preferred securities.

         Underwriting Standards. The Bank has represented to Holdings, and Holdings has represented to us, that most of the loans underlying our participation interests were originated generally in accordance with underwriting policies customarily employed by the Bank during the period in which the commercial, consumer, residential mortgage, and commercial mortgage loans were originated. The Bank emphasizes "in-market" lending, which means lending to borrowers which are located where the Bank or its affiliates have branches or loan origination offices. The Bank avoids transactions perceived to have unacceptably high risk, as well as excessive industry and other concentrations.

         Some of the loans, however, were acquired by the Bank in connection with the acquisition of other financial institutions. Prior to acquiring any financial institution, the Bank performed a number of due diligence procedures to, among other things, assess the overall quality of the target institution's loan portfolio. These procedures included the examination of underwriting standards used in the origination of loan products by the target institution, the review of loan documents and the contents of selected loan files, and the verification of the past due status and payment histories of selected borrowers. Through its due diligence procedures, the Bank obtained a sufficient level of comfort pertaining to the underwriting standards used by the target institution and their influence on the quality of the portfolio. Even though the Bank did not and does not warrant those standards, the Bank found them acceptable in comparison to our underwriting standards in cases where the Bank had made a favorable decision to acquire the institution as a whole.

         COMMERCIAL LOANS. The underwriting and approval policies and procedures utilized by the Bank in connection with the origination of the commercial loans, including "owner-occupied" commercial real estate loans, underlying our participation interests were intended to assess relevant economic, industry, business, and borrower-specific factors, with emphasis upon the borrower's capacity to repay throughout the life of the loan. Such relevant factors include an assessment of:

         -        general economic conditions;

         -        prevailing industry trends;

         - the financial condition of the borrower, including its historical earnings, trends, capital structure, as well as, when appropriate, forecasted results;

         - the borrower's ability to consistently generate sufficient cash flow to service its debt;

         -        the capability of management; and

         - the appropriateness and value of secondary and tertiary repayment sources, such as the assets of the borrower and personal guaranties of owners.

         The Huntington Commercial Policy Manual, as it relates to commercial loans, provides the Bank's underwriting officers with guidelines for the extension of commercial credit. The policy manual and its related procedures manual, articulate policies and guidelines such as:

         -        loan approval procedures;

         -        appropriate underwriting and loan structure standards; and

         -        collateral advance rates.


         COMMERCIAL MORTGAGE LOANS. The loan underwriting procedures and guidelines utilized by the Bank in connection with the origination of non-owner occupied real estate loans underlying the participation interests acquired by us were intended to assess the value of the underlying collateral, the ability of the mortgaged property to be used by the borrower or its agents to generate sufficient cash flow to repay the loan typically through collateral sale or refinance, and the financial condition of the borrower and any guarantors, including their ability to service the loan.

         The underwriting procedures and guidelines taken into account by the Bank include such factors as:

         -        suitability of the collateral for its proposed use;

         - the availability, rental rates, and relative value of comparable properties in the relevant market area;

         - the anticipated growth or decline in both the immediate and broader geographic areas in which the mortgaged property is located;

         - the current or projected occupancy or leasing ratios, if relevant;

         -        the condition and age of the collateral;

         - the management ability of the borrower, including its business experience and financial soundness; and

         - such other economic, demographic, or other factors as in the judgment of the Bank might affect the value of the collateral and the ability of the borrower to service the loan.

         RESIDENTIAL MORTGAGE LOANS. The residential mortgage loans generally consist of both conforming and non-conforming residential mortgage loans. Conforming residential mortgage loans comply with the requirements for inclusion in the loan guarantee program sponsored by either FHLMC or FNMA. Non-conforming residential mortgage loans are residential mortgage loans that do not qualify in one or more respects for purchase by FHLMC or FNMA. Substantially all of the residential mortgage loans in our portfolio are non-conforming and would not meet the guidelines for FHLMC/ FNMA because they have original principal balances which exceeded the requirements for FHLMC or FNMA programs, the original terms are shorter than the minimum requirements for FHLMC or FNMA programs at the time of origination, the original balances are less than the minimum requirements for FHLMC or FNMA programs, or generally because they vary in certain other respects from the requirements of such programs other than the requirements relating to creditworthiness of the mortgagors. A substantial portion of our nonconforming residential mortgage loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.

         Generally, all residential mortgage loans were underwritten to secondary market guidelines and documentation requirements to determine the acceptability of all prospective borrowers. The guidelines may have been modified for specific loan programs, especially for loans that did not meet the standard program for FHLMC or FNMA. The loan terms under which these loans were originated offered more liberal terms than traditional secondary market financing, particularly with regard to the loan-to-value ratio and borrower qualifications.

         A capacity analysis was completed on each loan application. This analysis was designed to evaluate the borrower's ability to repay the loan. Additionally, physical damage and homeowners insurance was required on titled collateral and all real property used to secure the loan and verification of coverage was obtained prior to the loan closing. The coverage must be maintained for the life of the loan.

         For any prospective borrower, employment verification was obtained from the borrower's employer to verify the length of the borrower's employment with the employer, the borrower's then current salary, and whether it was expected that the borrower would continue such employment in the future. Alternatively, the borrower submitted such other evidence of employment, such as pay stubs, satisfactory to the underwriting officer. For a self-employed prospective borrower, the borrower generally was required to submit copies of personal and business federal income tax returns for the previous two years. For certain prospective borrowers, the borrower authorized verification of all deposits at financial institutions at which the borrower has demand or savings accounts.

         After the credit report and the employment and deposit verifications were received by the underwriting officer considering the loan application, a determination was made as to whether the prospective borrower had sufficient monthly income available (1) to meet the borrower's monthly obligations on the proposed residential mortgage loan, determined on the basis of the monthly payments due in the year of origination, and other expenses related to the home such as property taxes and hazard insurance, and (2) to meet other financial obligations and monthly living expenses. In certain instances, exceptions may have been made to the Bank's underwriting policies in cases deemed appropriate by its underwriting officers.

         In determining the adequacy of the residential property as collateral, an appraisal or opinion of value was made of each property considered for financing if the loan was intended to be a conforming loan and FNMA or FHLMC required an estimate of value. For non-conforming loans, appraisals were generally obtained. Each appraiser was selected in accordance with predetermined guidelines established for appraisers. The appraiser was required to inspect the property and verify that it was in good condition and that construction, if new, had been completed. If the appraiser reported any exceptions to the verification, then the Bank or its agent determined that such property had been substantially completed to its satisfaction. The appraisal was based on the appraiser's judgment of value giving appropriate weight to both the market value of comparable properties and the cost of replacing the property and other factors as appropriate. The Bank's underwriting standards also require a search of the public records relating to a mortgaged property for liens and judgments against such mortgaged property, as well as customary title insurance or a title opinion.

         CONSUMER LOANS. Consumer loans underlying our participation interests are generally secured by either a first or a junior mortgage on real property. Lien position is dependant upon available equity and other lien holders. Generally, most consumer loans are secured by a second mortgage. Consumer loans were underwritten at one of the Bank 's established underwriting centers where authorized lending personnel objectively exercised their judgment regarding credit decisions. Credit bureau scores were used to assist with decision making and establishing rates. A credit bureau report was obtained on all loan applicants while supplemental information was obtained from other sources, if necessary. These sources may have included but are not limited to direct credit checks, references from landlords, payment of utility bills, and deposit and employment verifications. Certain senior regional management personnel were authorized to overrule centralized underwriting credit decisions based upon total Bank relationships and/or service issues. Additionally, a determination was made of the value of the collateral, and a title report and flood zone verification report were obtained on all loans.

         As with residential mortgage loan applications, a capacity analysis was completed on each consumer loan application. Physical damage and homeowners' insurance was also required on titled collateral and all real property used to secure the loan. Verification of coverage was obtained prior to the loan closing. The coverage must be maintained for the life of the loan.

         After the credit report and other required information was received by the underwriting officer considering the loan application, a determination was made as to whether the prospective borrower had sufficient monthly income available to meet the borrower's monthly obligations on the proposed consumer loan and to meet other financial obligations and monthly living expenses. In certain instances, exceptions may have been made to the Bank's underwriting policies in cases deemed appropriate by its underwriting officers.

         A valuation was generally made of each property considered for financing in order to determine the adequacy of the underlying collateral. A valuation may consist of:

         -        a full home inspection by a certified appraiser,

         - a "drive-by" inspection which typically involves an exterior inspection, rather than a full home inspection, by a certified appraiser,

         -        a determination by an evaluation model,

         -        tax assessment value, or

         - an average of the customer stated value, the tax assessed value, and/or the purchase price multiplied by an inflation factor.

The Bank's underwriting standards also require a search of the public records relating to a mortgaged property for liens and judgments against such mortgaged property, as well as a customary property report to verify the record holder of the property, legal description, and lien verification. In some cases a full title policy with title insurance and/or a title opinion is required.

         Asset Acquisition And Disposition Policies. Consistent with Holding's policy, it is our policy to purchase from the Bank participation interests generally in loans that:


         - are performing, meaning they have no more than two payments past due, if any,

         -        are in accruing status,

         - are secured by real property such that they are REIT qualifying, and

         - have not been previously sold, securitized, or charged-off either in whole or in part.

Our policy also allows for investment in assets which are not REIT-Qualified Assets up to but not exceeding the statutory limitations imposed on organizations that qualify as a REIT. In the past, Holdings has purchased from the Bank and sold to us participation interests in loans not secured by real property because of available proceeds from loan repayments and pay-offs. Management, under this policy, also has the discretion to purchase other assets to maximize its return to shareholders.

         We anticipate that from time to time we will receive participation interests in additional mortgage loans from the Bank on a basis consistent with secondary market standards pursuant to the loan participation and subparticipation agreements, out of proceeds received in connection with the repayment or disposition of loan participation interests in our portfolio. Although we are permitted to do so, we have no present plans or intentions to purchase loans or loan participation interests from unaffiliated third parties. We currently anticipate that participation interests in additional loans acquired by us will be of the types described above under the heading "General Description of Mortgage Assets and Other Authorized Investments; Investment Policy," although we are not precluded from purchasing additional types of loans or loan participation interests.

         We may continue to acquire from time to time limited amounts of participation interests in loans that are not commercial or residential loans, such as automobile loans and equipment loans, in addition to those being acquired by us in connection with the issuance of our Class C and Class D preferred securities. We also may from time to time acquire a limited amount of other authorized investments. Although we currently do not intend to acquire any mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans that will be secured by single-family residential, multi-family, or commercial real estate properties located throughout the United States, we are not restricted from doing so. We do not intend to acquire any interest-only or principal-only mortgage-backed securities. We also will not be precluded from investing in mortgage-backed securities when the Bank is the sponsor or issuer. At June 30, 2001, we did not hold any mortgage-backed securities.

         We currently anticipate that we will not acquire the right to service any loan underlying a participation interest that we acquire in the future and that the Bank will act as servicer of any such additional loans. We anticipate that any servicing arrangement that we enter into in the future with the Bank will contain fees and other terms that would be substantially equivalent to or more favorable to us than those that would be contained in servicing arrangements entered into with third parties unaffiliated with us.

         Our current policy is not to acquire any participation interest in any commercial mortgage loan that constitutes more than 5.0% of the total book value of our mortgage assets at the time of acquisition. In addition, our current policy prohibits the acquisition of any loan or any interest in a loan other than an interest resulting from the acquisition of mortgage-backed securities, which loan is collateralized by real estate located in West Virginia or that is made to a municipality or other tax-exempt entity.

         Our current policy is to reinvest the proceeds of our assets in other interest-earning assets such that our FFO over any period of four fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Class C preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT. Our articles of incorporation provide that we cannot amend or change this policy with respect to the reinvestment of proceeds without the consent or affirmative vote of the holders of at least two thirds of the Class C preferred securities, voting as a separate class.

         Credit Risk Management Policies. We expect that participation interests in each commercial or residential mortgage loan acquired in the future will represent a first lien position and will be originated by the Bank, one of its affiliates, or an unaffiliated third party in the ordinary course of its real estate lending activities based on the underwriting standards generally applied by or substantially similar to those applied by the Bank at the time of origination for its own account. We also expect that all loans will be serviced by or through the Bank pursuant to the participation agreement and subparticipation agreement, which require servicing in conformity with any loans servicing guidelines promulgated by us and, in the case of residential mortgage loans, with FNMA and FHLMC guidelines and procedures.

         Other Policies. We intend to operate in a manner that will not subject us to regulation under the Investment Company Act. We do not intend to:

         - invest in the securities of other issuers for the purpose of exercising control over such issuers;

         -        underwrite securities of other issuer;

         -        actively trade in loans or other investments;

         -        offer securities in exchange for property; or

         - make loans to third parties, including, our officers, directors, or other affiliates.

         The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." We refer to these interests as Qualifying Interests. Under current interpretations by the staff of the SEC, in order to qualify for this exemption, we, among other things, must maintain at least 55% of our assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that we may acquire therefore may be limited by the provisions of the Investment Company Act. We have established a policy of limiting authorized investments which are not Qualifying Interests to no more than 20% of the value of our total assets.

         We may, under certain circumstances, purchase the Class C preferred securities and other capital securities in the open market or otherwise. We have no present intention of repurchasing any of our capital securities, and any such action would be taken only in conformity with applicable federal and state laws and regulations and the requirements for qualifying as a REIT.

         We intend to distribute to our shareholders, in accordance with the Securities and Exchange Act of 1934, as amended, annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by our independent auditors. Our articles of incorporation provide that we will maintain our status as a reporting company under the Exchange Act for so long as any of the Class C preferred securities are outstanding and held by unaffiliated shareholders.

         We currently make investments and operate our business in such a manner consistent with the requirements of the Internal Revenue Code to qualify as a REIT. However, future economic, market, legal, tax, or other considerations may cause our board of directors, subject to approval by a majority of our Independent Directors, to determine that it is in our best interest and the best interest of our shareholders to revoke our REIT status. The Internal Revenue Code prohibits us from electing REIT status for the four taxable years following the year of such revocation.

SERVICING

         The loans underlying our participation interests are serviced by the Bank pursuant to the terms of the participation agreement between the Bank and Holdings and the subparticipation agreement between Holdings and us. The Bank has delegated servicing responsibility of the residential mortgage loans to The Huntington Mortgage Company and has delegated servicing responsibility for certain of the loans acquired from Barnett Banks in 1998 to a third-party servicer located in Florida.

         Under the participation and subparticipation agreements, the Bank has the right in its discretion to give consents, waivers, and modifications of the loan documents to the same extent as if the loans were wholly owned by the Bank; provided, however, that the Bank may not do the following without the written consent of Holdings:

         -        waive any payment default;

         -        extend the maturity of the loans;

         - reduce the rate or rates of interest with respect to the loans;

         -        forgive or reduce the principal sum of the loans;

         -        increase the lending formula or advance rates; or

         - amend or modify the financial covenants contained in the loan documents in any way that would make such financial covenants less restrictive.

         The Bank has the right to accept payment or prepayment of the whole principal sum and accrued interest in accordance with the terms of the loans, waive prepayment charges in accordance with the Bank's policy for loans in which no participation interest has been granted, and accept additional security for the loans. No specific term is specified in the participation agreement and subparticipation agreement; the agreements may be terminated by mutual agreement of the parties at any time, without penalty. Due to the relationship among the REIT, Holdings, and the Bank, we do not anticipate that these agreements will be terminated by any party in the foreseeable future.

         The Bank, in its role as servicer under the terms of the loan participation agreement, receives a loan servicing fee designed as a reimbursement for costs incurred to service the underlying loan. The loan servicing fee is payable monthly. The amount and terms of the fee are determined by mutual agreement of the Bank, Holdings, and us from time to time during the term of the participation agreement and subparticipation agreement. Periodically, a review and analysis of loan servicing operations is conducted by the Bank. As a result, among other things, the cost to service an individual loan is calculated and is used as a basis to determine fair compensation for services rendered. The loan servicing fee is subject to adjustment annually based upon the Bank's review and analysis at the end of each calendar year during the term of the participation agreement.

         The Bank was paid servicing fees by us, through Holdings, of $7,821,000, $7,762,000, and $4,456,000 for the years ended December 31, 2000,
1999, and 1998, respectively. Servicing fees paid to the Bank for the six months ended June 30, 2001, were $ 4,083,000. For 2001, the annual servicing fee with respect to the commercial mortgage, commercial, and consumer loans is equal to the outstanding principal balance of each loan multiplied by a fee of .125% and the annual servicing fee with respect to residential mortgages is equal to .282% of the interest income collected. Based on these formulas and the current asset levels, we estimate that we will pay the Bank servicing compensation of approximately $8.2 million in 2001. Neither the participation agreement nor the subparticipation agreement limits or caps the servicing fees that we pay to the Bank. Other than the compensation referred to in this paragraph and the amounts paid to the Bank and its directors as described under the subheadings "Related Party Transactions" on pages 53-54 of this prospectus and the subheadings "Compensation of Directors and Officers" and "Related party Transactions" on page 57 of this prospectus, we pay no other compensation to the Bank or its affiliates. The Bank does, however, receive certain non-compensation benefits from its relationship with us. These benefits are described under the heading "Benefits to the Bank" on pages 22-23 of this prospectus.

         The participation and subparticipation agreements require the Bank to service the loans underlying our participation interests in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. The Bank or its affiliates collect and remit principal and interest payments, maintain perfected collateral positions, and submit and pursue insurance claims. The Bank and its affiliates also provide accounting and reporting services required by us for our participation interests. We also may direct the Bank to dispose of any loans that become classified, placed in a non-performing status, or are renegotiated due to the financial deterioration of the borrower. The Bank is required to pay all expenses related to the performance of its duties under the participation and subparticipation agreements, including any payment to its affiliates for servicing the loans. The Bank or its affiliates may institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure, or otherwise acquire title to a mortgaged property underlying a mortgage loan by operation of law or otherwise in accordance with the terms of the participation and subparticipation agreement.

         Prior to foreclosure of any loan underlying our participation interests acquired by us from the Bank, we currently intend to sell the participation interest in the underlying loan back to the Bank at fair value less estimated selling costs of the property at the time the property is transferred to OREO. The Bank then bears all expenses related to the foreclosure after that time.

EMPLOYEES

         We have six executive officers, each of whom is described further below under "Management," and two additional non-executive officers. We do not anticipate that we will require any additional employees because employees of the Bank and its affiliates are servicing the loans under the participation and subparticipation agreements. All of our officers are also officers or employees of Huntington Bancshares, the Bank, and/or Holdings. We maintain corporate records and audited financial statements that are separate from those of the Bank and Holdings.

         Although there are no restrictions or limitations contained in our articles of incorporation or bylaws, we do not anticipate that our officers, employees, or directors will have any direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or in any transaction in which we have an interest or will engage in acquiring, holding, and managing assets, other than as borrowers or guarantors of loans underlying our participation interests, in which case such loans would be on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transaction with others and would not involve more than the normal risk of collectibility or present other unfavorable features.

COMPETITION

         In order to qualify as a REIT under the Internal Revenue Code, we can only be a passive investor in real estate loans and certain other assets. Thus, we will not engage in the business of originating loans. We do anticipate that we will continue to possess participation interests in mortgage and other loans in addition to those in the current portfolio and that substantially all of these loans will be owned by the Bank, although we may purchase loans from unaffiliated third parties. Accordingly, we do not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, or insurance companies in acquiring loans.

LEGAL PROCEEDINGS

         We are not the subject of any litigation. Neither we nor Holdings nor the Bank is currently involved in nor, to our knowledge, currently threatened with any material litigation with respect to the assets included in the current portfolio, other than routine litigation arising in the ordinary course of business.

                             SELECTED FINANCIAL DATA

         The following selected financial data for the three years ended December 31, 2000, are derived from our audited financial statements. The following selected financial data for the two years ended December 31, 1997 and for the six months ended June 30, 2001 and 2000, are derived from unaudited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of our management, are necessary for a fair and consistent presentation of such data. Operating results for the six months ended June 30, 2001, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with our financial statements, related notes, and other financial information included elsewhere in this document. Since all of our common shares are owned by our affiliates, per share data is not included. We elected REIT status in May 1998; prior to that time we were an inactive company that held OREO property. Unaudited pro forma financial data, reflecting the pending sale of Florida loans underlying our participation interests as well as the issuance of our Class C and D preferred securities to Holdings and the effect of the acquisition of assets in connection with that issuance, is provided beginning on page F-13 of this prospectus.


                                  SIX MONTHS ENDED
(in thousands)                         JUNE 30,                                YEAR ENDED DECEMBER 31,
                             ---------------------------  ------------------------------------------------------------
INCOME STATEMENT DATA:            2001          2000           2000          1999          1998        1997     1996
                              -----------   -----------    ----------    ----------   -----------   ---------  -------
                                     (unaudited)

Net interest income ........   $  250,553    $  237,442    $  489,100    $  491,203    $  298,420        ---       ---
Provision for loan losses ..          371           ---           ---           ---           ---        ---       ---
Non-interest income ........           28           ---           ---           ---           ---        ---       ---
Non-interest expense .......        4,187         4,114         7,983         8,234         4,551    $    26   $    94
Net income (loss) ..........      246,023       233,328       481,117       482,969       293,869         17       (61)
Dividends paid:
   Preferred ...............          ---           ---            80            80           ---        ---       ---
   Common ..................          ---           ---       458,335       413,760       293,869        ---       ---

Earnings per common share:
   Basic and diluted........       $17.57        $16.67        $34.36        $34.49        $20.99        $--       $--

(in thousands)                          JUNE 30,                                       DECEMBER 31,
                             ---------------------------  -------------------------------------------------------------
BALANCE SHEET DATA:              2001           2000          2000          1999         1998          1997       1996
                              -----------   -----------    ----------    ----------   -----------   ---------  -------
                                     (unaudited)

Net loan participations
   purchased ...............   $6,180,872    $5,892,077    $5,744,822    $5,939,286    $5,850,857        ---       ---
Cash and due from banks ....       64,193       167,844        61,403       167,135       122,691    $     1   $     1
Interest bearing deposits in
   bank ....................      633,003       449,224       818,872        67,071           ---        ---       ---
Total assets ...............    7,087,079     6,606,402     6,833,624     6,213,038     6,000,898         39        63
Total liabilities ..........          ---           ---           ---           730       132,525          9        63
Total shareholders' equity .    7,087,079     6,606,402     6,833,624     6,212,308     5,868,373         30         1

Selected Other Information:

Non-performing loans as a
   % of total loan
   participations ..........         1.14%         0.64%         0.72%         0.64%         0.29%       ---       ---
Non-performing loans as a
   % of total assets .......         1.01          0.58          0.61          0.62          0.28        ---       ---
Allowance for loan losses as
   a % of non-performing
   loans underlying
   participations ..........       127.27        245.16        218.98        270.74        515.10        ---       ---
Allowance for loan losses as
   a % of total loan
   participations ..........         1.45          1.57          1.57          1.72          1.48        ---       ---
Ratio of earnings to fixed
   charges(1) ..............          ---           ---     3,911.52x     3,926.58x           ---        ---       ---

(1) No preferred dividends were paid during the six months ended June 30, 2001 and 2000, and the years ended December 31, 1998, 1997, and 1996.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS



         Our Management's Discussion and Analysis of Financial Condition and Results of Operations does not reflect the impact of Huntington Bancshares' sale of its Florida operations and the resulting impact on our financial condition and results of operations. You are encouraged to review our pro forma financial statements, beginning on page F-13 of this prospectus, which reflect the sale of Florida loans underlying our participation interests as well as the issuance of our Class C and Class D preferred securities to Holdings and the effect of the acquisition of assets in connection with that issuance.

FINANCIAL CONDITION

         At June 30, 2001 and 2000, we had total assets of $ 7.1 billion and $
6.6 billion, respectively, compared to total assets of $6.8 billion and $6.2 billion at December 31, 2000 and 1999, respectively. As of June 30, 2001, an aggregate of $ 4.6 billion, or 65.4%, of our assets consisted of a 99% participation interest in commercial and commercial mortgage loans, $ 1.1 billion, or 14.9%, of our assets consisted of a 99% participation interest in consumer loans secured by real property, and $. 6 billion, or 8.3%, of our assets consisted of a 99% participation interest in residential mortgage loans, before the allowance for loan losses. These participation interests were all acquired from Holdings and Holdings acquired them from the Bank. The weighted average yield earned on all of the participation interests for the six months ended June 30, 2001, was 7.42%.

         Our exposure to credit risk is managed by the Bank through its use of consistent underwriting standards that emphasize "in-market" lending while avoiding highly leveraged transactions as well as excessive industry and business activity concentrations. Its credit administration function employs extensive risk management techniques, including forecasting, to ensure that loans adhere to corporate policy and problem loans are promptly identified. These procedures provide executive management of the Bank with the information necessary to implement policy adjustments where necessary, and take corrective actions on a proactive basis. These procedures also include evaluating the adequacy of the allowance for loan losses, which we refer to as the ALL, for the Bank and its subsidiaries, which include an analysis of specific credits and the application of relevant reserve factors that represent relative risk, based on portfolio trends, current and historic loss experience, and prevailing economic conditions, to specific portfolio segments.

         We maintain the ALL to absorb potential loan losses from the loans underlying our participation interests. At June 30, 2001 and 2000, the ALL was $
90.7 million and $ 94.1 million, respectively. The ALL represented 1.45% and 1.57% of total loan participations at June 30, 2001 and 2000, respectively. The ALL is established through a provision for loan losses charged to earnings and by additions in connection with purchases of participation interests. Loan losses are charged against the allowance when management believes the underlying loan balance, or a portion thereof, is uncollectible. Subsequent recoveries, if any, are credited to the allowance. Net loan losses for the six months ended June 30, 2001, were $ 1.2 million compared with $ 1.5 million for the same period a year ago. Net loan losses were $2.9 million and $9.6 million for the years ended December 31, 2000 and 1999, respectively. Net loan losses for commercial loan participations in 2000 declined $1.0 million from 1999, while net loan losses for commercial mortgage and consumer loan participations declined $2.6 million and $3.1 million, respectively. We have not been required to record a provision for loan losses since our inception as a REIT in 1998, except in the most recent six month period. Provision for loan losses in 2001 was $371,000. On an ongoing basis, management monitors the underlying loans and evaluates the adequacy of the allowance for loan losses. Based upon its analysis, management believes that the allowance for loan losses is sufficient to absorb any known and inherent risks that currently exist in the underlying loans in the participation interests. Management will continue to review the underlying loans to determine the extent to which any changes in loss experience may require provisions in the future.

         We allocate the ALL to each underlying loan category based on a detailed credit quality review performed periodically on specific underlying commercial loans based on size and relative risk and other relevant factors such as portfolio performance, internal controls, and impacts from mergers and acquisitions. Loss factors are applied on larger, commercial and industrial and commercial mortgage credits and represent management's estimate of the inherent loss. The portion of the allowance allocated to homogeneous consumer loans is determined by applying projected loss ratios giving consideration to existing economic conditions and trends.

                                         ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                     JUNE 30, 2001              2000                    1999                       1998
                              ----------------------- ------------------------- ------------------------   ------------------------
                                             % OF                      % OF                      % OF                      % OF
                                              LOAN                      LOAN                      LOAN                      LOAN
                                            PART. TO                  PART. TO                  PART. TO                  PART. TO
(in thousands of dollars)      AMOUNT        TOTAL       AMOUNT        TOTAL       AMOUNT         TOTAL      AMOUNT        TOTAL
                              --------     ----------   --------      ---------  ---------      ---------   --------     ----------
Commercial                    $ 37,867           8.4%   $ 38,327          10.5%   $ 38,270          13.5%   $ 27,521          18.7%
Consumer secured by real
   property                     25,483          16.8      25,793          16.6      31,693          13.1      34,916          11.8
Residential mortgage             1,290           9.3       1,305           6.1       1,936          12.4       1,630          15.2
Commercial mortgage             12,233          65.5      12,381          66.8      12,923          61.0      11,797          54.3

Unallocated                     13,851            --      14,020            --      19,329            --      11,935            --
                              --------      --------    --------      --------    --------      --------    --------      --------
   Total                      $ 90,724         100.0%   $ 91,826         100.0%   $104,151         100.0%   $ 87,799         100.0%
                              ========      ========    ========      ========    ========      ========    ========      ========

         Projected loss ratios incorporate factors such as trends in past due and non-accrual amounts, recent loan loss experience, current economic conditions, risk characteristics, and concentrations of various loan categories. Actual loss ratios experienced in the future, however, could vary from those projected because a underlying loan's performance depends not only on economic factors but also other factors unique to each customer. The diversity in size of corporate commercial loans can be significant as well and even if the projected number of loans deteriorates, the dollar exposure could significantly vary from estimated amounts. Additionally, the impact on individual customers from recent economic events may yet be known. To ensure adequacy to a higher degree of confidence, a portion of the ALL is considered unallocated. While amounts are allocated to various portfolio segments, the total ALL, excluding impairment reserves prescribed under provisions of Statement of Financial Accounting Standard No. 114, is available to absorb losses from any segment of the portfolio of participation interests.

         Amounts due from Holdings at June 30, 2001, and June 30, 2000, were $
157.0 million and $ 53.4 million, respectively. Amounts due from Holdings at December 31, 2000, were $159.9 million, versus a liability to Holdings of $730,000 at December 31, 1999. These represent amounts due from or due to Holdings and/or the Bank for unsettled transactions involving participation interests, fees, and other related costs. Shareholders' equity was $ 7.1 billion at June 30, 2001, after taking into consideration first half 2001 earnings of $
246.0 million; $6.8 billion at December 31, 2000, after the $400 million issuance of Class B preferred securities; and $6.2 billion at the end of 1999, after aggregate dividend payments on the common shares and Class A preferred securities during each year.

RESULTS OF OPERATIONS

         We reported net income of $ 246.0 million for the six months ended June 30, 2001, versus $ 233.3 million for the same period last year. Net income for the year ended December 31, 2000, was $481.0 million, compared with $483.0 million and $293.9 million for each of the two previous years. The slight decrease in earnings during 2000 was due to a decrease in interest earned on participation interests as runoff outpaced new purchases. The increase in net earnings during 1999 was primarily due to the full year impact from holding participation interests since commencement of our business as a REIT in May 1998. No dividends have been declared or paid so far in 2001 but we paid $458.3 million, $413.8 million, and $293.9 million in dividends on our common stock in 2000, 1999, and 1998, respectively. We also paid $80,000 in dividends on our Class A preferred stock in 2000 and 1999. We intend to pay dividends on our preferred stock and common stock in amounts necessary to continue to preserve our status as a REIT under the Internal Revenue Code.

         Total revenues for the first six months of 2001 and 2000, were $ 250.6 million and $ 237.4 million, respectively. Total revenue for the year ended December 31, 2000, amounted to $489.1 million compared to $491.2 million for 1999 and $298.4 million for 1998. The modest decrease in total revenue during 2000 was driven by lower interest earned on our participation interests in commercial and commercial and residential mortgages. This decline was offset by interest earned on participation interests in consumer loans and furthermore by interest earned from cash invested with the Bank.

         The yields on the participation interests were as follows:

                                               SIX MONTHS ENDED                         SIX MONTHS ENDED
                                                JUNE 30, 2001                            JUNE 30, 2000
                                    -------------------------------------    -------------------------------------
                                      AVERAGE                                  AVERAGE
(in millions)                         BALANCE       INCOME       YIELD         BALANCE        INCOME       YIELD
                                    ------------  -----------  ----------    ------------  -----------  ----------

Loan participations:
   Commercial                          $  581.3       $ 19.9     6.90%          $  767.7      $  27.5       7.21%
   Consumer secured
      by real  property                 1,019.0         47.3     9.36              814.3         36.2       8.94
   Residential Mortgage                   577.5         21.5     7.45              862.4         30.6       7.10
   Commercial Mortgage                  4,052.9        140.8     7.00            3,826.9        130.9       6.88
                                    ------------  -----------                ------------  -----------
      Total loan participations         6,230.7        229.5     7.42            6,271.3        225.2       7.22
                                    ------------  -----------                ------------  -----------
Interest bearing deposits in banks        684.1         17.3     5.10              362.6         10.3       5.72
Allowance for loan losses/fees            (89.8)         3.8                       (92.3)         1.9
                                    ------------  -----------                ------------  -----------
Total interest-earning assets         $ 6,825.0    $   250.6     7.29%        $  6,541.2     $  237.4       7.24%
                                    ============  ===========                ============  ===========

                                            TWELVE MONTHS ENDED                       TWELVE MONTHS ENDED
                                              DECEMBER 31, 2000                        DECEMBER 31, 1999
                                    -------------------------------------    -------------------------------------
                                      AVERAGE                                  AVERAGE
(in millions)                         BALANCE       INCOME       YIELD         BALANCE       INCOME      YIELD
                                    ------------  -----------  ----------    ------------  -----------  ----------

Loan participations(1):
   Commercial                        $    721.9     $   53.5     7.41%         $   963.6     $   74.3     7.71%
   Consumer secured
      by real  property                   865.8         78.3     9.04              724.7         65.8     9.08
   Residential mortgage                   689.2         46.4     6.73              811.2         59.6     7.35
   Commercial mortgage                  3,809.1        273.7     7.19            3,570.6        270.3     7.57
                                    ------------  -----------                ------------  -----------
      Total loan participations         6,086.0        451.9     7.43            6,070.1        470.0     7.74
                                    ------------  -----------                ------------  -----------
Interest bearing deposits in banks        556.9         33.1     5.94              276.7         14.1     5.10
Allowance for loan losses/fees            (96.4)         4.1                       (84.1)         7.1
                                    ------------  -----------                ------------  -----------
Total interest-earning assets         $ 6,546.5     $  489.1     7.47%         $ 6,267.7      $ 491.2     7.84%
                                    ============  ===========                ============  ===========

(1) Individual components include non-accrual loan balances and related interest received. For the twelve months ended December 31, 2000, the amount of interest income which would have been recorded under original terms for total loans classified as non-accrual was $2.9 million. Amounts actually collected and recorded as interest income for these loans totaled $2.0 million.

         The weighted average yield on our interest-earning assets was 7.29% for the first six months of 2001 compared with 7.24% in the first half of the prior year, and 7.47% for 2000, 7.84% for 1999, and 8.48% for 1998. The increase in the yield from 2000 to 2001 is the result of a higher proportion of higher-yielding consumer loan participations offset by our investment in a higher amount of interest-bearing deposits in banks during the first half of 2001. The decline in the weighted average yield on our interest-earning assets from the 1998 period to 1999 and 2000 was primarily driven by the impact of pay-offs of higher-yielding loans underlying the participation interests, particularly in the commercial and commercial mortgage portfolios.

         CHANGE IN NET INTEREST INCOME DUE TO CHANGES IN AVERAGE VOLUME
                             AND INTEREST RATES(1)

                                               YEAR ENDED DECEMBER 31, 2000       YEAR ENDED DECEMBER 31, 1999
                                             ---------------------------------  ---------------------------------
                                                    INCREASE (DECREASE)                INCREASE (DECREASE)
                                                 FROM PREVIOUS YEAR DUE TO:        FROM PREVIOUS YEAR DUE TO:
                                             ---------------------------------  ---------------------------------
FULLY TAX EQUIVALENT BASIS(2)
(IN MILLION OF DOLLARS)                       VOLUME       YIELD       TOTAL      VOLUME       YIELD       TOTAL
                                             --------    ---------   ---------  ----------    -------     -------
Interest bearing deposits in banks            $ 16.3      $  2.7      $ 19.0      $  1.5      $ (1.0)     $  0.5
Loan participations purchased:
   Commercial                                  (18.2)       (3.2)      (21.4)       34.9        (3.0)       31.9
   Consumer secured
      by real  property                         12.9        (0.6)       12.3        41.7        (1.6)       40.1
   Residential mortgage                         (8.6)       (5.0)      (13.6)       21.0        (0.6)       20.4
   Commercial mortgage                          17.8       (16.2)        1.6       124.2       (24.3)       99.9
                                              ------      ------      ------      ------      ------      ------
      Total earning assets                      20.2       (22.3)       (2.1)      223.3       (30.5)      192.8
                                              ------      ------      ------      ------      ------      ------
      Total interest bearing liabilities          --          --          --          --          --          --
                                              ------      ------      ------      ------      ------      ------
      Net interest income                     $ 20.2      $(22.3)     $ (2.1)     $223.3      $(30.5)     $192.8
                                              ======      ======      ======      ======      ======      ======

(1) The change in interest rates due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.
(2)  Calculated assuming a 35% tax rate.

         Total expenses, comprised largely of loan servicing and management fees paid to the Bank, were $ 4.2 million for the six month period ended June 30, 2001, compared with $ 4.1 million for the same period in 2000. Expenses were $8.0 million, $8.2 million, and $4.6 million for the years ended December 31, 2000, 1999, and 1998, respectively.

INTEREST RATE RISK

         Our income consists primarily of interest income on participation interests in commercial, consumer, residential mortgage, and commercial mortgage loans. We do not intend to use any derivative products to manage our interest rate risk. If there is a further decline in market interest rates, we may experience a reduction in interest income on our participation interests and a corresponding decrease in funds available to be distributed to our shareholders. The reduction in interest income may result from downward adjustments of the indices upon which the interest rates on loans are based and from prepayments of loans with fixed interest rates, resulting in reinvestment of the proceeds in lower yielding participation interests.

CREDIT QUALITY

         Non-performing assets, or NPAs, consist of underlying loans that are no longer accruing interest. Commercial, commercial mortgage, and residential mortgage loans are placed on non-accrual status and stop accruing interest when collection of principal or interest is in doubt or generally when the underlying loan is 90 days past due. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior year amounts generally charged off as a credit loss. Consumer loans are not placed on non-accrual status; rather they are charged off in accordance with regulatory statutes governing the Bank, which is generally no more than 120 days. A charge-off may be delayed in circumstances when the Bank repossesses collateral and anticipates the sale at a future date. When participation interests are purchased in loans from Holdings, the underlying loans are performing at the date of purchase. No participation interests are purchased in non-performing loans.

         The participation and subparticipation agreements require the Bank to service the loan portfolios in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. The Bank collects and remits principal and interest payments, maintains perfected collateral positions, and submits and pursues insurance claims. The Bank also provides to us accounting and reporting services required by our participations. We also may direct the Bank to dispose of any underlying loan that becomes classified, is placed in a non-performing status, or is renegotiated due to the financial deterioration of the borrower. The Bank is required to pay all expenses related to the performance of its duties under the participation and subparticipation agreements. The Bank may institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure, or otherwise acquire title to a property underlying a mortgage loan by operation of law or otherwise in accordance with the terms of the participation and subparticipation agreement. Any underlying loan is sold to the Bank at fair market value where the security is either repossessed or goes into foreclosure proceedings. The Bank then incurs all costs associated with repossession and foreclosure.

         Total NPAs were $ 71.3 million and $ 38.4 million at June 30, 2001 and 2000, compared with $41.9 million, $38.5 million, and $17.0 million at year-end 2000, 1999, and 1998, respectively. As of the same dates, the non-performing loans underlying our participation interests represented 1.14%, . 64%, .72%,
 .64%, and .29% of total loan participations, respectively. Transfers of $24.3 million of large underlying commercial and commercial mortgage credits to nonaccrual status drove a substantial portion of the increase in the recent six months. Underlying loans past due ninety days or more but continuing to accrue interest were $23.7 million at June 30, 2001, and $23.9 million at March 31, 2001.

SIGNIFICANT CONCENTRATION OF CREDIT RISK

         Concentration of credit risk generally arises with respect to our participation interests when a number of underlying loans have borrowers engage in similar business activities or activities in the same geographical region. Concentration of credit risk indicates the relative sensitivity of performance to both positive and negative developments affecting a particular industry. Our balance sheet exposure to geographic concentrations directly affects the credit risk of the underlying loans within the participation interests. The majority of the loans underlying the participation interests are located in Ohio, Michigan, Florida, Indiana, and Kentucky. Borrowers obligated in loans underlying our participation interests, however, do not represent a particular concentration of similar business activity.

         At June 30, 2001, 42.9% of the underlying loans in all participation interests consisted of loans located in Ohio, 25.6% in Michigan, 19.9% in Florida, 5.4% in Indiana, and 3.5% in Kentucky. Consequently, the portfolio may experience a higher default rate in the event of adverse economic, political, or business developments or natural hazards in these states that may affect the ability of borrowers to make payments of principal and interest on the underlying loans.

LIQUIDITY AND CAPITAL RESOURCES

         The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all of our financial commitments and to capitalize on opportunities for business expansion. In managing liquidity, we take into account various legal limitations placed on a REIT.

         Our principal liquidity needs are to pay operating expenses and dividends and acquire additional participation interests as the underlying loans mature or prepay. Operating expenses and dividends are expected to be funded through cash generated by operations, while the acquisition of additional participation interests in loans is intended to be funded with the proceeds obtained from repayment of principal balances by individual borrowers. We do not have and do not anticipate having any material capital expenditures.

         To the extent that the board of directors determines that additional funding is required, we may raise such funds through additional equity offerings, debt financings, or retention of cash flow, or a combination of these methods. However, any cash flow retention must be consistent with the provisions of the Internal Revenue Code requiring the distribution by a REIT of at least 90% of its REIT taxable income, excluding capital gains, and must take into account taxes that would be imposed on undistributed income.

         We had no debt outstanding at June 30, 2001, and we do not currently intend to incur any Indebtedness, except for Permitted Indebtedness. Our articles of incorporation do not contain any limitation on the amount or percentage of debt, funded or otherwise, we may incur, except that the incurrence of debt for borrowed money or our guarantee of debt for borrowed money in excess of amounts borrowed or guaranteed in connection with advances to the Bank by the FHLBC plus 20% of our total shareholders' equity will require the approval two-thirds of our Class C preferred securities. Any such debt incurred may include intercompany advances made to us by the Bank.

         We have the power to create and issue Junior Stock without any approval or consent of the holders of Class C preferred securities. So long as any Class C preferred securities remain outstanding, we may not issue Senior Stock without the approval of the holders of at least two-thirds of the Class C preferred securities. So long as any Class C preferred securities remain outstanding, additional shares of Parity Stock may not be issued without the approval of a majority of our Independent Directors. The Class B preferred securities will rank subordinate to the Class A, Class C, and Class D preferred securities. The Class C preferred securities will rank prior to common shares and the Class B preferred securities and to all other Junior Stock, if any. The Class C preferred securities will rank junior to Senior Stock, if any, as to dividend rights and rights upon liquidation, winding up, or dissolution. The Class A and Class D preferred securities constitute Parity Stock with respect to the Class C preferred securities. Prior to the issuance of additional shares of preferred securities, we will take into consideration, among other things, the Bank's regulatory capital requirements and an assessment of other available options for raising any necessary capital.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is management's objective to attempt to control risks associated with interest rate movements. Market risk is the risk of loss from adverse changes in market prices and interest rates. Market risk arises primarily from interest rate risk inherent in lending, investing in marketable securities, deposit taking, and borrowing activities. Management actively monitors and manages interest rate risk exposure. Our asset and liability management strategy is formulated and monitored on an ongoing basis. Senior management reviews, among other things, the sensitivity of assets and liabilities, as applicable, to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, maturities of investments and anticipated loan participation pay-offs. As we have expanded our loan participation portfolio, we have acquired a number of participations with underlying loans at fixed rates. Such loans tend to increase our interest rate risk. At June 30, 2001, approximately 38.9% of the loans underlying the participation portfolio carried fixed interest rates. Management monitors the rate sensitivity of assets acquired. Our methods for evaluating interest rate risk include an analysis of interest-rate sensitivity "gap", which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities. A gap is considered negative when the amount of interest-rate-sensitive liabilities exceeds interest-rate-sensitive assets.

     During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution is perfectly matched in each maturity category.

         Assets that immediately reprice are placed in the overnight column. The following table presents our interest-rate-sensitive gap by repricing date at June 30, 2001:


       (in thousands)                        WITHIN ONE     ONE TO THREE     THREE TO       OVER FIVE
                              OVERNIGHT         YEAR            YEARS       FIVE YEARS        YEARS          TOTAL
                              ----------     ---------     -----------      ---------      ----------     -----------

Rate sensitive assets:
   Interest bearing
    deposits in banks        $    633,003    $        --   $        --      $       --     $        --     $   633,003
   Loan participations:
     Fixed rate                       --         260,673       570,924         303,336       1,304,041       2,438,974
     Variable rate             1,518,840         284,114       303,266         241,607       1,484,795       3,832,622
                             -----------     -----------   -----------      ----------     -----------     -----------

Total rate-sensitive assets    2,151,843         544,787       874,190         544,943       2,788,836       6,904,599

Total rate-sensitive
   liabilities                        --              --            --              --              --              --
                             -----------     -----------   -----------      ----------     -----------     -----------

Gap                          $ 2,151,843     $   544,787   $   874,190      $  544,943     $ 2,788,836     $ 6,904,599
                             ===========     ===========   ===========      ==========     ===========       =========

Cumulative gap               $ 2,151,843     $ 2,696,630   $ 3,570,820      $4,115,763     $ 6,904,599
                             ===========     ===========   ===========      ==========     ===========

% of total assets                   30.4%           38.0%         50.4%           58.1%           97.4%
                             ===========     ===========   ===========      ==========     ===========


         At June 30, 2001, we did not have any interest-rate-sensitive liabilities. Our interest-rate-sensitive assets consisted primarily of participation interests in commercial, consumer, residential mortgage, and commercial mortgage loans. As indicated earlier, our income consists primarily of interest income from these participation interests. If there is a decline in market interest rates resulting from downward adjustments in the indices upon which the interest rates on loans are based, we may experience a reduction in interest income and a corresponding decrease in funds available for distribution to our shareholders. A decline in interest income can also be realized from prepayments, including pay-offs, of loans with fixed interest rates, resulting in reinvestment of proceeds in lower-yielding participation interests. The borrower has the ability to prepay a loan with or without premium or penalty depending on the provisions found in the underlying loan agreements. The level of underlying loan prepayments is influenced by several factors, including the interest rate environment, the real estate market in particular areas, the timing of transactions, and circumstances related to individual borrowers and loans.

         Because the movement of interest rates cannot be known in advance, management uses simulation models to analyze various interest-rate scenarios. Prepayment assumptions are based on management's experience and estimate of loan prepayment activity for the loans underlying the participations. Given the interest rate environment at June 30, 2001, management applied the assumption that, on average, 13% of the outstanding fixed and adjustable rate loans will prepay annually. This prepayment assumption is based on Huntington Bancshares' experience and management's estimate of loan prepayment activity. The results of our sensitivity analysis indicated that net interest income would be expected to increase by approximately 3.2% if rates rose 200 basis points and would drop an estimated 3.1%, in the event of a gradual 200 basis point decline.

                        BENEFICIAL OWNERSHIP OF OUR STOCK

         As of June 30, 2001, we had 14,000,000 common shares issued and outstanding. The following table sets forth, as of June 30, 2001, the number and percentage of outstanding common shares beneficially owned by all persons known by us to own more than five percent of such shares.


                                                                NUMBER OF COMMON SHARES                PERCENTAGE
              NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIALLY OWNED                    OF CLASS
              ------------------------------------                ------------------                    --------

Huntington Preferred Capital Holdings, Inc.                     13,981,333 common shares                 99.87%
201 N. Illinois, Suite 1800
Indianapolis, Indiana  46204

         None of our directors or executive officers own any of our common shares. Our Class A and Class B preferred securities are non-voting. Each share of our Class C and Class D preferred securities will have 1/10th of a vote per share. Immediately prior to the date of this prospectus, there were no shares of Class C or Class D preferred securities outstanding.

RELATED PARTY TRANSACTIONS

         On May 1, 1998, the Bank transferred a 95% participation interest in certain loans, worth approximately $2.7 billion, to Holdings in exchange for all 1,000 shares of the common stock of Holdings pursuant to the terms of the original participation agreement between the Bank and Holdings. From time to time between May 1, 1998, and February 28, 2001, the Bank transferred 95% participation interests in certain additional loans either as additional contributions to the capital of Holdings or for cash. In each case , the amount of consideration paid was equal to 95% of the outstanding principal balances of the loans subject to such participation interests at the time of the respective transfers. The aggregate amount of consideration paid for such participation interests during this period was approximately $ 16.6 billion in cash and $5.0 billion in contributions to capital.

         On March 1, 2001, the Bank sold to Holdings an additional 4% participation interest in all of the loans in which Holdings had acquired a 95% participation interest, for approximately $ 249.1 million in cash, which amount was equal to 4% of the aggregate outstanding principal balances of such loans at the time of the sale. Between March 1, 2001, and June 30, 2001, the Bank transferred 99% participation interests in additional loans to Holdings for cash. The aggregate amount of cash paid for participation interests during this period was approximately $ 2.1 billion, which was equal to 99% of the outstanding principal balances of the loans subject to such participation interests at the time of the respective transfers.

         Likewise, on May 1, 1998, Holdings transferred to us a 100% participation interest in all of the 95% participation interests that it received from the Bank, worth approximately $2.7 billion, in exchange for all 750 of our common shares, plus 896 of our Class A Preferred Shares, pursuant to the terms of the original subparticipation agreement. From time to time between May 1, 1998, and June 30, 2001, Holdings transferred to us additional 100% participation interests in all of the participation interests that Holdings acquired in the Bank's loans for the same types and amounts of consideration, that is, either as additional capital contributions or for cash, as for the transfers of the same participation interests from the Bank to Holdings, as described in the preceding paragraph.

         These participation interests were purchased by Holdings from the Bank and by us from Holdings shortly after the underlying loans were originated, except for the initial transaction that occurred on May 1, 1998. As stated above, in each case the consideration paid for the participation interests which we purchased was equal to a specific percentage of the outstanding principal balance (which is equal to the Bank's and Holding's carrying values) at the time of the respective purchase and, accordingly, we believe that the purchase price approximated fair market value. The parties to these transactions, however, are all affiliated and, thus, the transactions were not the result of arms-length negotiations. We did not obtain third party valuations. Accordingly, we cannot assure you that such transactions were on terms as favorable to us as those that could have been obtained from unaffiliated third parties.


         The Bank services the loans underlying the participation agreement between the Bank and Holdings and the subparticipation agreement between Holdings and us. The terms of these agreements are more fully described above under the heading "Business - Servicing." The Bank was paid servicing fees by us, through Holdings, of $7,821,000, $7,762,000, and $4,456,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

Servicing fees paid to the Bank for the six months ended June 30, 2001, were $4,083,000. For 2001, the annual servicing fee with respect to the commercial mortgage, commercial, and consumer loans underlying our participation interests is equal to the outstanding principal balance of each loan multiplied by a fee of .125% and the annual servicing fee with respect to residential mortgages is equal to .282% of the interest income collected.

         Huntington Bancshares and the Bank provide to us personnel to handle day-to-day operations of the company such as accounting, financial analysis, tax reporting, and other administrative functions which are not directly related to servicing the loans. On a monthly basis, we reimburse Huntington Bancshares and the Bank for the cost related to the time spent by employees for performing these functions. The personnel costs were $ 81,000 for each of the six month periods ended June 30, 2001 and 2000, $162,000 for each of the years ended December 31, 2000 and 1999, and $95,000 for the year ended December 31, 1998.

         In addition, we maintain and transact all of our cash activity through a non-interest bearing demand deposit account with the Bank. We also invest available funds in Eurodollar deposits with the Bank for a term of not more than 30 days. As of June 30, 2001, and December 31, 2000, $ 64,193 and $61,403,
respectively, were on deposit with the Bank in a non-interest bearing account and $ 633,003 and $818,872, respectively, were on deposit with the Bank in an interest bearing account.

         The Bank is eligible to obtain advances from various federal agencies, such as the FHLBC. We may in the future be asked to act as co-borrower or guarantee the Bank's obligations under such advances and/or pledge all or a portion of our assets in connection with those advances. Any such borrowing, guarantee or pledge would rank senior to the Series C preferred securities upon liquidation. Accordingly, any governmental agencies that make advances to the Bank where we have acted as co-borrower or guarantor or have pledged our assets as collateral will have a preference over the holders of our Class C preferred securities and other Parity Stock. These holders would receive their liquidation preference only to the extent there are assets available after satisfaction of our Indebtedness. As of June 30, 2001, the Bank had outstanding advances of approximately $17 million from the Federal Home Loan Bank of Indianapolis and is currently eligible to obtain, but has not yet obtained, advances from the discount window of the Federal Reserve Bank of Cleveland. We have not been asked and do not anticipate being asked to act as co-borrower or guarantee these advances or pledge our assets as collateral. The Bank, however, also intends to obtain a line of credit or one or more advances, not to exceed at any one time $800 million in the aggregate, from the FHLBC prior to the end of 2001. The terms of such line of credit or advances have not yet been determined. We do not yet know what our exact role will be, but it is expected that up to 25% of our assets may serve as collateral for such advances. Any agreement setting forth our obligations will be approved by our directors. Any such borrowing, guarantee, and/or pledge will fall within the definition of Indebtedness; however, it and all other future Indebtedness relating to the FHLBC will be deemed to be Permitted Indebtedness and we will not need to obtain the consent of the holders of our Class C preferred securities for any such borrowing, guarantee, and/or pledge.

         In connection with the sale of Huntington Bancshares' Florida operations, we will sell approximately $1.2 billion in participation interests in certain Florida loans to Holdings for cash.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Currently, our board of directors is composed of six members, all of whom are officers of the Bank or its affiliates. Prior to the sale of the Class C preferred securities to the public, we intend to increase the size of our board to nine members and add three additional directors. All three additional directors will be Independent Directors. An " Independent Director" is a director who is not one of our current officers or employees or a current director, officer, or employee of the Bank or any affiliate of the Bank.

         Each of our directors will serve until their successors are duly elected and qualified. There is no current intention to further alter the number of directors comprising the board of directors after the sale of the Class C preferred securities in this offering; however, if full dividends on the Class C preferred securities and any Parity Stock have not been paid for six dividend periods, the number of our directors will be increased by two and holders of the Class C preferred securities, voting together as a class with the holders of any Parity Stock with the same voting rights, will have the right to elect such additional directors. Pursuant to our articles of incorporation, the Independent Directors are required to consider the interests of the holders of both the common shares and the preferred securities, including the Class C preferred securities, in determining whether any proposed action requiring their approval is in our best interests.

         We currently have six executive officers, all of whom are officers of Huntington Bancshares and/or the Bank. We estimate that our officers devote less than 5% of their time to managing our business. We have no other employees and do not anticipate that we will require additional employees.

         The persons who were our directors and executive officers as of September 1, 2001 are as follows:

                 NAME        AGE                     POSITION HELD
                 ----        ---                     -------------

Michael J. McMennamin         56        President and Director
Richard A. Cheap              50        Vice President, Secretary, and Director
Paul V. Sebert                38        Vice President, Treasurer, and Director
Ronald C. Baldwin             54        Vice President and Director
R. Larry Hoover               51        Vice President and Director
John Van Fleet                46        Vice President and Director

         The principal occupation for at least the last five years of each director and executive officer is set forth below.

         MICHAEL J. MCMENNAMIN. Mr. McMennamin has served as one of our directors since December 2000 and as our President since April 2001. He has also served as Vice Chairman and Chief Financial Officer of Huntington Bancshares since October 2000 and as President of Huntington Capital Corp. and Executive Vice President of the Bank since June 2000. From November 1998 to February 2000, Mr. McMennamin served as Group Executive Vice President and Chief Financial Officer of Citizens Financial Corp. in Providence, Rhode Island. Prior thereto, Mr. McMennamin served as Executive Vice President and Chief Financial Officer for Banc One Corporation from May 1995 to November 1998.

         RICHARD A. CHEAP. Mr. Cheap has served as our Vice President and Secretary and as one of our directors since April 2001. He has also served as General Counsel and Secretary for Huntington Bancshares and as Executive Vice President, General Counsel, Secretary, and Cashier of the Bank since May 1998. Prior to joining Huntington Bancshares and the Bank, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. Mr. Cheap concentrated his law practice in the areas of general business, corporate finance, mergers and acquisitions, and business taxation. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented Huntington Bancshares on a variety of matters, including acting as lead attorney in negotiating the terms and documentation of most of Huntington Bancshares' bank acquisitions during the preceding nine years.

         PAUL V. SEBERT. Mr. Sebert has served as our Vice President and Treasurer and as one of our directors since April 2001. He has also served as Senior Vice President of Huntington Bancshares since May 1999 responsible for budgeting, forecasting, financial performance reporting, and tax planning. Mr. Sebert served Huntington Bancshares as Vice President from February 1997 until his promotion in May 1999. Mr. Sebert also served Huntington Bancshares as its Corporate Controller from February 1998 to October 2000, its Assistant Controller from February 1997 to February 1998, and its Corporate Accounting Manager from June 1994 until February 1997. Prior to joining Huntington Bancshares in 1994, Mr. Sebert was a Senior Manager at the firm of Ernst & Young LLP.

         RONALD C. BALDWIN. Mr. Baldwin has served as our Vice President and as one of our directors since April 2001. He has also served as Vice Chairman for Huntington Bancshares and the Bank since April 2001, overseeing the corporate and retail lines of business. Mr. Baldwin served as President of Retail Delivery for the Retail Banking Group of Bank One Corporation, managing branches, telephone call centers, ATM's, and internet banking across a multi-state network from December 1997 to December 2000. Prior thereto, Mr. Baldwin served as Bank One Corporation's president of Business Banking from January 1996 to December 1997 and as Chairman and Chief Executive Officer of Bank One Wisconsin Corporation from April 1994 to January 1996.

         R. LARRY HOOVER. Mr. Hoover has served as one of our directors since June 1997 and as our Vice President since April 2001. He also served as our President from June 1997 to April 2001. Mr. Hoover has served as Executive Vice President and Senior Administrative Credit Officer of Huntington Bancshares since April 1997, where he is responsible for credit policy, portfolio credit risk management, loan review, special asset management, and collateral management services. He has also served as Executive Vice President, Commercial Banking Manager, for the Bank from April 1991 to April 1997, as Senior Lender for the Bank from December 1985 to April 1991, and as Sales Team Leader and Marketing Director for the Bank from November 1981 to December 1985.

         JOHN VAN FLEET. Mr. Van Fleet has served as our Vice President and as one our directors since July 2001. Mr. Van Fleet has served as Senior Vice President and Controller for the Bank since February 1997, as Senior Vice President for Huntington Bancshares since February 2001, and as Corporate Controller for Huntington Bancshares since August 2001. Mr. Van Fleet previously served as Senior Vice President and Corporate Controller for Huntington Bancshares from April 1993 until February 1997.

INDEPENDENT DIRECTORS

         Our articles of incorporation require that, so long as any Class C preferred securities are outstanding, certain actions by us must be approved by a majority of our Independent Directors. The actions requiring independent director approval are described in more detail under the heading "Description of the Class C Preferred Securities-Independent Directors." In addition, although not restricted from doing so, our board of directors does not currently intend to approve the following transactions without the approval of a majority of our Independent Directors:

         - the modification of the general distribution policy or the authorization or declaration of any distribution in respect of common shares for any year if, after taking into account any such proposed distribution, total distributions on our preferred securities and our common shares would exceed an amount equal to the sum of 105% of our REIT taxable income, excluding capital gains, for such year plus our net capital gains for that year; and

         -  the redemption of any of our common stock.

         Prior to the sale of the Class C preferred securities to the public, the size of our board of directors will be increased by three and Stephen E. Dutton, Roger E. Kephart, and James D. Robbins will be elected to fill the vacancies. Messrs. Dutton, Kephart, and Robbins have agreed to serve as directors and members of our audit committee. Each of these individuals will be Independent Directors, meaning that none of them are current or former directors, officers, or employees of us, Huntington Bancshares, the Bank, Holdings, or any affiliate of any of them.

         STEPHEN E. DUTTON, age 51, has served as Chief Financial Officer and Chief Operating Officer and has been a partner of the Don M. Casto Organization, real estate developers based in Columbus, Ohio, since 1995.

         ROGER E. KEPHART, age 57, co-founded the law firm of Kephart & Fisher LLP in 1991. In addition to practicing law, Mr. Kephart has served as his firm's administrative partner.

         JAMES D. ROBBINS, age 55, has served as President of James D. Robbins and Co., a financial advisory and investment company, since July 2001. Prior to that time, Mr. Robbins served as managing partner of PricewaterhouseCoopers LLP (and its predecessor firm, Coopers & Lybrand), Columbus market, from November 1993 until his retirement in June 2001. Mr. Robbins is a certified public accountant in the State of Ohio and the Commonwealth of Kentucky.


         If full dividends on Class C preferred securities and any Parity Stock have not been paid for six dividend periods, the number of our directors will be increased by two and holders of the Class C preferred securities, voting together as a class with the holders of any Parity Stock with the same voting rights, will have the right to elect such additional directors.

Audit Committee

         Prior to the sale of the Class C preferred securities to the public, we will establish an audit committee comprised of Stephen E. Dutton, Roger E. Kephart, and James D. Robbins. We believe that this audit committee will satisfy the rules of the National Association of Securities Dealers, Inc. that govern audit committee composition, even though Mr. Dutton may not be considered "independent" as that term is defined by NASD Rule 4200(a)(14). Messrs. Kephart and Robbins are considered "independent" under this NASD rule. Mr. Dutton is an executive officer and partner of the Don M. Casto Organization, which is a collection of real estate assets and businesses affiliated via their common ownership. Certain of these businesses have borrowed money from the Bank and may have made payments to the Bank that exceeded the greater of $200,000 or 5% of that business' revenues. We have a participation interest in certain of these loans. These loans were on substantially the same terms, including interest rates and collateral for loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. In light of these factors and Mr. Dutton's extensive real estate industry and financial knowledge and experience, we believe that our Board of Directors will find that it is in our best interests and the best interests of our shareholders for Mr. Dutton to serve on our audit committee.

         The audit committee will have a written charter which will, among other things, require the audit committee to:

         - oversee our financial reporting process on behalf of our board of directors and report the results of its activities to the board;

         -  review the engagement and independence of our auditors;

         - review the adequacy of our internal accounting controls and financial reporting process; and

         -  review transactions among us, Holdings, and the Bank.

COMPENSATION OF DIRECTORS AND OFFICERS

         We intend to pay our Independent Directors fees for their services as directors. The Independent Directors will receive a fee of $7,000 per year. We do not pay any compensation to our officers or employees or to directors who are not Independent Directors.

RELATED PARTY TRANSACTIONS

         Some of our directors and executive officers are customers of Huntington Bancshares' affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Transactions with directors and executive officers have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. We may hold a participation interest in some of these loans.

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

         We are an Ohio corporation. Ohio law provides that a director must perform his duties as a director, including the duties as a member of any committee of the directors upon which he may serve:

         -  in good faith,

         - in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, and

         - with the care that an ordinarily prudent person in a like position would use under similar circumstances.

A director will be liable for damages in any action that the director takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.

         In performing his duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by:

         - one or more directors, officers, or employees of the corporation who the director reasonably believes are reliable and competent in the matters prepared or presented;
         - counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person's professional or expert competence;
         - a duly established committee of the directors upon which the director does not serve as to matters within the committee's designated authority, so long as the director reasonably believes the committee merits confidence.

         A director, in determining what he reasonably believes to be in the best interests of the corporation, must consider the interests of the corporation's shareholders and, in the director's discretion, may consider any of the following:

         - the interests of the corporation's employees, suppliers, creditors, and customers;
         -  the economy of the state and nation;
         -  community and societal considerations;
         - the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

         Consistent with Ohio law, our regulations provide that we will indemnify our directors, and may indemnify or agree to indemnify our officers, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement by reason of the fact that they are or were our directors, officers, employees, or agents of or, at our request, were serving another entity in a similar capacity. In order to receive indemnification, the directors or officers must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. With regard to criminal matters, we will indemnify directors, and may indemnify or agree to indemnify officers, if the directors or officers had no reasonable cause to believe their conduct was unlawful. Directors or officers claiming indemnification will be presumed to have acted in good faith and in a manner they reasonably believed to be not opposed to our best interests and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

         Our regulations also permit us to purchase and maintain insurance to protect our directors, officers, employees, and agents against any liability asserted against them, or incurred by them, arising out of their status as such.



                 DESCRIPTION OF THE CLASS C PREFERRED SECURITIES

         The following summary describes the material terms and provisions of the Class C preferred securities. This description is qualified in its entirety by reference to the terms and provisions of our articles of incorporation. Our articles of incorporation have been filed with the SEC as an exhibit to the registration statement which we filed in connection with this offering.

GENERAL

         The Class C preferred securities are validly issued, fully paid, and nonassessable. The holders of the Class C preferred securities will have no preemptive rights with respect to any of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such capital stock. The Class C preferred securities are perpetual and will not be convertible into our common shares or any other class or series of our capital securities and will not be subject to any sinking fund or other obligation for its repurchase or retirement.

         The transfer agent, registrar, and dividend disbursement agent for the Class C preferred securities will be Computershare Investor Services. The registrar for our Class C preferred securities will send notices to shareholders of any meetings at which holders of the Class C preferred securities have the right to elect directors or to vote on any other matter.

DIVIDENDS

         Holders of Class C preferred securities will be entitled to receive, if, when, and as authorized and declared by our board of directors out of our legally available assets, noncumulative cash dividends at the rate of 7.875% per annum of the initial liquidation preference which is $25.00 per share. Dividends on the Class C preferred securities will be payable, if authorized and declared, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day, commencing on December 31, 2001. We refer to each such quarter of a calendar year as a "dividend period". Quarterly dividend periods will commence on and include the first day, and end on and include the last day, of the calendar quarter in which the corresponding dividend payment date occurs; provided, however, that the first dividend period will commence on and include the original issue date of the Class C preferred securities and will end on and include December 31, 2001. Each authorized and declared dividend will be payable to holders of record as they appear on our stock register on such record dates as will be fixed by our board of directors or a duly authorized committee of our board. Such record dates, however, will not be more than 45 days nor less than 10 days before the dividend payment dates. Dividends payable on the Class C preferred securities for any period greater or less than a full dividend period will be computed on the basis of twelve 30-day months, a 360-day year, and the actual number of days elapsed in the period; provided, however, that in the event of a Conditional Exchange, any accrued and unpaid dividends on the Class C preferred securities as of the time of exchange will be deemed to be accrued and unpaid dividends on the Bank Class C preferred securities.

         The right of holders of Class C preferred securities to receive dividends is noncumulative. If our board of directors does not declare a dividend on the Class C preferred securities or declares less than a full dividend in respect of any dividend period, you will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and we will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Class C preferred securities or the common shares. If we fail to pay or declare and set aside for payment full dividends on the Class C preferred securities and any Parity Stock for six dividend periods, holders of the Class C preferred securities, voting together as a class with the holders of other Parity Stock with the same voting rights, will be entitled to elect two independent directors in addition to the directors then in office. These voting rights are described in more detail under the heading "Description of the Class C Preferred Securities-Voting Rights."

         If full dividends on the Class C preferred securities for any dividend period have not been declared and paid, or declared and a sum sufficient for such payment has not been set apart for such payment, no dividends will be declared or paid or set aside for payment and no other distribution will be declared or made or set aside for payment upon any Junior Stock, nor will any Junior Stock be redeemed, purchased, or otherwise acquired for any consideration, nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, except by conversion into or exchange for other Junior Stock, until such time as dividends on all outstanding Class C preferred securities have been:

         -  declared and paid for three consecutive dividend periods, and
         - declared and paid or declared and a sum sufficient for such payment has been set apart for payment for the fourth consecutive dividend period.

         When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, the Class C preferred securities and any Parity Stock, all dividends declared upon the Class C preferred securities and any Parity Stock will be declared pro rata. Thus, the amount of dividends declared per Class C preferred security and such other Parity Stock will in all cases bear to each other the same ratio that (a) full dividends per Class C preferred security for the then-current dividend period, which will not include any accumulation in respect of unpaid dividends for prior dividend period, and
(b) full dividends, including required or permitted accumulations, if any, on such other series of capital stock, bear to each other.

         Legal and regulatory limitations on the payment of dividends by the Bank could also affect our ability to pay dividends to unaffiliated third parties, including the holders of our Class C preferred securities. Regulatory approval is required prior to the Bank's declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. The Bank could, without regulatory approval, declare dividends in 2001 of approximately $278.9 million plus an additional amount equal to its net income through the date of declaration in 2001. We are members of the Bank's consolidated group. Thus, payment of common and preferred dividends by the Bank and/or any member of its consolidated group to unaffiliated third parties, including our payment of dividends to the holders of our Class C preferred securities, would require regulatory approval if aggregate dividends on a consolidated basis exceed these limitations.

         Regulations of the OCC prohibit institutions such as the Bank from making a "capital distribution," unless the institution is at least "adequately capitalized" after the distribution. Capital distributions are defined to include a transaction that the OCC determines, by order or regulation, to be "in substance a distribution of capital." The OCC could seek to restrict our payment of dividends on the Class C preferred securities under this provision if the Bank were to fail to be "adequately capitalized."

         Adequate capitalization is determined in relation to certain risk-based capital ratio and leverage ratio guidelines issued by the OCC. Generally, a financial institution's capital is divided into two tiers. Tier 1 capital includes common equity, noncumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less non-qualifying intangible assets such as goodwill and nonqualifying mortgage and non-mortgage servicing assets. Tier 2 capital includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations. Total capital is the sum of Tier 1 capital plus Tier 2 capital. The leverage ratio is the ratio of Tier 1 capital to adjusted average total assets.

         Currently, an institution is considered "adequately capitalized" if it has a total risk-based capital ratio of at least 8.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a leverage, or core capital, ratio of at least 4.0% or at least 3% if the institution has been awarded the highest supervisory rating. An institution is considered "well capitalized" if the foregoing ratios are at least 10.0%, 6.0%, and 5.0%, respectively. At June 30, 2001, the Bank's total risk-based capital ratio was 10.57%, its Tier 1 risk-based capital ratio was 6.65%, and its leverage ratio was 6.64%. The Bank currently intends to maintain its capital ratios in excess of the "well capitalized" levels under the prompt corrective action regulations. However, there can be no assurance that the Bank will be able to maintain such capital levels.

CONDITIONAL EXCHANGE

         Each of our Class C preferred securities will be exchanged for one newly issued Bank Class C preferred security if such an exchange is directed by the OCC in writing upon or after the occurrence of a Supervisory Event. A Supervisory Event occurs when:

         - the Bank becomes "undercapitalized" under prompt corrective action regulations;
         -  the Bank is placed into conservatorship or receivership; or
         - the OCC, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term.

If the OCC so directs upon the occurrence of a Supervisory Event, each holder of our Class C preferred securities will be unconditionally obligated to surrender to the Bank the certificates representing our Class C preferred securities of such holder, and the Bank will be unconditionally obligated to issue to such holder in exchange for our Class C preferred securities a certificate representing Bank Class C preferred securities on a share-for-share basis. Any of our Class C preferred securities purchased or redeemed by us prior to the time of exchange will not be deemed outstanding and will not be subject to the Conditional Exchange.

         The exchange will occur as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the applicable OCC directive, or, if such date is not set forth in the directive, as of 8:00 a.m. on the earliest possible date such exchange could occur consistent with the directive, as evidenced by the issuance by the Bank of a press release prior to such time. As of the time of exchange, all of our Class C preferred securities will be deemed cancelled and exchanged for Bank Class C preferred securities without any further action by us; all rights of the holders of our Class C preferred securities as our shareholders will cease; and the Bank will give notice of the exchange to the

OCC. As a result of such exchange, each holder of our Class C preferred securities will then be a holder of Bank Class C preferred securities.

         We will mail notice of the issuance of an OCC directive after the occurrence of a Supervisory Event to each holder of our Class C preferred securities within 30 days, and the Bank will deliver to each such holder certificates for Bank Class C preferred securities upon surrender of certificates for our Class C preferred securities. Until such replacement certificates are delivered or in the event such replacement certificates are not delivered, certificates previously representing our Class C preferred securities will be deemed for all purposes to represent Bank Class C preferred securities. All corporate approvals necessary for the Bank to issue the Bank Class C preferred securities as of the time of exchange will be completed prior to or upon completion of this offering. Accordingly, once the OCC directs a Conditional Exchange after the occurrence of a Supervisory Event, no action will be required to be taken by holders of our Class C preferred securities, by the Bank (other than to provide notice of the exchange to the OCC), or by us in order to effect the exchange as of the time of exchange.

         Holders of our Class C preferred securities, by purchasing such securities, whether in this offering or in the secondary market after this offering, will be deemed to have agreed to be bound by the unconditional obligation to exchange our Class C preferred securities for Bank Class C preferred securities upon the OCC's direction after the occurrence of a Supervisory Event. Our articles of incorporation provide that the holders of our Class C preferred securities will be unconditionally obligated to surrender such securities. In accordance with a Conversion Agreement, between the Bank, Holdings, and us, which we will sign on the date our Class C and Class D preferred securities are issued, the Bank is unconditionally obligated to issue Bank Class C preferred securities in exchange for our Class C preferred securities upon the OCC's direction after the occurrence of a Supervisory Event.

         Holders of our Class C preferred securities cannot exchange our Class C preferred securities for Bank preferred securities voluntarily. Absent an OCC directive after the occurrence of a Supervisory Event, no exchange of our Class C preferred securities for Bank preferred securities will occur. Upon the issuance of an OCC directive after the occurrence of a Supervisory Event, the Bank Class C preferred securities to be issued as part of the Conditional Exchange would constitute a newly issued series of preferred securities of the Bank and would have the same terms and provisions with respect to dividends, liquidation, and redemption, except with respect to a Special Event, as the Class C preferred securities, and except that:

         - the Bank Class C preferred securities would not be listed on any national securities exchange or national quotation system;

         - the Bank Class C preferred securities do not have any voting rights; and

         - the Bank Class C preferred securities do not have any right to elect independent directors if dividends are missed.

         Any accrued and unpaid dividends on our Class C preferred securities as of the time of exchange would be deemed to be accrued and unpaid dividends on the Bank Class C preferred securities. The Bank Class C preferred securities would rank on an equal basis in terms of dividend payment and liquidation preference with the Bank Class D preferred securities and any of the Bank's then-outstanding preferred securities that rank on a parity with the Bank Class C preferred securities. The Bank has registered the Bank Class C preferred securities with the OCC pursuant to a prospectus, a copy of which is affixed as Annex I to, and is a part of, this prospectus. Because the Bank has registered the Bank Class C preferred securities with the OCC, the Bank Class C preferred securities are not required to be registered with the SEC. Absent an OCC directive after the occurrence of a Supervisory Event, however, the Bank will not issue any Bank Class C preferred securities, although the Bank will be able to issue preferred securities in classes or series other than Bank Class C preferred securities. There can be no assurance as to the liquidity of the Bank Class C preferred securities, if issued. In addition, since the Bank Class C preferred securities will not be listed, it is highly unlikely that an active public market for the Bank Class C preferred securities would develop or be maintained.

         Absent the occurrence of the exchange, holders of our Class C preferred securities will have no dividend, liquidation preference, or other rights with respect to any security of the Bank; such rights as are conferred by our Class C preferred securities exist solely as to us.




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



RANK

         Our Class C preferred securities will rank senior to our common shares and our Class B preferred securities and to all of our other Junior Stock, if any. The Class C preferred securities will rank junior to our Senior Stock, if any, as to dividend rights and rights upon liquidation, winding up, or dissolution. As of the date of this prospectus, there are no shares of Senior Stock authorized, issued, or outstanding. Our Class A preferred securities and Class D preferred securities constitute Parity Stock with respect to the Class C preferred securities.

         We have the power to create and issue Junior Stock without any approval or consent of the holders of Class C preferred securities. So long as any Class C preferred securities remain outstanding, we may not issue Senior Stock without the approval of the holders of at least two-thirds of the Class C preferred securities. So long as any Class C preferred securities remain outstanding, additional shares of Parity Stock may not be issued without the approval of a majority of our Independent Directors.

VOTING RIGHTS

         Holders of Class C preferred securities are entitled to 1/10th of one vote per share on all matters to be voted on by shareholders, voting as a single class with the holders of the common shares and the holders of any other class of shares entitled to vote as a single class with the holders of the common shares.

         If full dividends on the Class C preferred securities and any Parity Stock have not been paid for six consecutive dividend periods, the authorized number of our directors will be increased by two. Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the holders of Class C preferred securities, voting together as a class with the holders of any other Parity Stock upon which the same voting rights as those of the Class C preferred securities have been conferred and are irrevocable, will have the right to elect the two independent directors in addition to the directors then in office at our next annual meeting of shareholders. This right will continue at each subsequent annual meeting until full dividends have been authorized, declared, and paid for three consecutive dividend periods and authorized and declared and paid or a sum sufficient for payment has been set apart for payment for the fourth consecutive dividend period on the Class C preferred securities and any other Parity Stock.

         The term of such additional independent directors will terminate, and the total number of directors will be decreased by two, at the first annual meeting of shareholders after the payment or the authorization or declaration and setting aside for payment of full dividends on the Class C preferred securities and any other Parity Stock for four consecutive dividend periods or, if earlier, upon the redemption of all Class C preferred securities or upon a Conditional Exchange. After the term of such additional independent directors terminates, the holders of the Class C preferred securities and the holders of any other Parity Stock will not be able to elect additional directors unless dividends on the Class C preferred securities and any other Parity Stock have again not been paid for six consecutive dividend periods.

         Any independent director elected by the holders of Class C preferred securities and any Parity Stock may only be removed by the vote of the holders of record of the outstanding Class C preferred securities and any Parity Stock entitled to vote, voting together as a single class without regard to class or series, at a meeting of our shareholders called for that purpose. As long as dividends on the Class C preferred securities and any other Parity Stock have not been paid for six consecutive dividend periods, (1) any vacancy created by the removal of any such director may be filled by the vote of the holders of the outstanding Class C preferred securities and any other Parity Stock entitled to vote, voting together as a single class without regard to class or series, at the same meeting at which such removal is considered, and (2) any other vacancy in the office of any such director as a result of the director's death or resignation or for any other reason may be filled by an instrument in writing signed by any such remaining director and filed with us.

         So long as any Class C preferred securities are outstanding, we will not, without the consent or vote of the holders of at least two-thirds of the outstanding Class C preferred securities, voting separately as a class:

         - amend, alter, or repeal or otherwise change any provision of our articles of incorporation, including the terms of the Class C preferred securities, if such amendment, alteration, repeal, or change would materially and adversely affect the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Class C preferred securities,

         - authorize, create, or increase the authorized amount of or issue any class or series of any of our equity securities, or any warrants, options, or other rights exercisable for or convertible or exchangeable into any class or series of any of our equity securities, ranking senior to the Class C preferred securities, either as to dividend rights or rights on our liquidation, dissolution, or winding up;

         - effect our consolidation, conversion, or merger with or into, or a share exchange with, another entity except that we may consolidate or merge with or into, or enter into a share exchange with, another entity if:

            - such entity is an entity that is controlled by or under common control with the Bank;
            - such entity is a corporation, business trust, or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment
               Company Act and that, according to an opinion of counsel rendered by a firm experienced in such matters, is a REIT for United States federal income tax purposes;
            - such other entity expressly assumes all of our obligations and commitments pursuant to such consolidation, merger, or share exchange;
            - the outstanding Class C preferred securities are exchanged for or converted into shares of the surviving entity having preferences, limitations, and relative voting and other rights substantially identical to those of the Class C preferred securities, including limitations on personal liability of the shareholders;
            - after giving effect to such merger, consolidation, or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach, by us of our obligations under our articles of incorporation will have occurred and be continuing; and
            - we will have received written notice from each of the rating agencies and delivered a copy of such written notice to the transfer agent confirming that such merger, consolidation, or share exchange will not result in a reduction of the rating assigned by any of such rating agencies to the Class C preferred securities or the preferred interests of any surviving corporation, trust, or entity issued in replacement of the Class C preferred securities.

            As a condition to effecting any such merger, consolidation, or share exchange, we will deliver to the transfer agent and cause to be mailed to each record holder of Class C preferred securities, at least 30 days prior to such transaction becoming effective, a notice describing such merger, consolidation, or share exchange, together with a certificate of one of our executive officers and an opinion of counsel, each stating that such merger, consolidation, or share exchange complies with the requirements of our articles of incorporation and that all conditions precedent provided for in our articles of incorporation relating to such transaction have been complied with.

         The creation or issuance of Parity Stock or Junior Stock, or an amendment to our articles of incorporation that increases the number of authorized preferred securities, Class C preferred securities, Junior Stock, or Parity Stock, will not be deemed to be a material and adverse change requiring a vote of the holders of Class C preferred securities.

         Our articles of incorporation provide certain covenants in favor of the holders of the Class C preferred securities. Except with the consent or affirmative vote of the holders of at least two thirds of the Class C preferred securities, voting as a separate class, we agree not to:

            - make or permit to be made any payment to the Bank or its affiliates relating to our Indebtedness or beneficial interests in us when we are precluded, as described under the subheading "Dividends" above, from making payments in respect of our common shares or other Junior Stock, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution, or winding up;




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            -  incur Indebtedness at any time other than certain Permitted
               Indebtedness;

            - pay dividends on our common shares unless our FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Class C preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

            - make any payment of interest or principal with respect to our Indebtedness to the Bank or its affiliates unless FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Class C preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

            - amend or otherwise change our policy of reinvesting the proceeds of our assets in other interest-earning assets such that our FFO over any period of four fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Class C preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

            - issue any additional common shares in an amount that would result in the Bank or its affiliates owning less than 100% of the outstanding common shares; or

            - remove "Huntington" from our name unless the name of either the Bank or Huntington Bancshares changes and we need to make a change to our name to be consistent with the new group name.

REDEMPTION

         Except upon the occurrence of a Tax Event, an Investment Company Act Event, or a Regulatory Capital Event, the Class C preferred securities will not be redeemable prior to December 31, 2021. On or after such date, we may redeem the Class C preferred securities for cash, in whole or in part, at any time and from time to time at our option with the prior approval of the OCC at the redemption price of $25.00 per share, plus authorized, declared, and unpaid dividends to the date of redemption, without interest.

         After December 31, 2021, our board of directors may determine that we should redeem fewer than all the outstanding Class C preferred securities. In that event, the securities to be redeemed will be determined by lot, pro rata, or by such other method as our board of directors in its sole discretion determines to be equitable. The method selected by our board must satisfy any applicable requirements of The Nasdaq Stock Market or any securities exchange on which Class C preferred securities are then listed. Any such partial redemption can only be made with the prior approval of the OCC.

         Prior to December 31, 2021, upon the occurrence of a Tax Event, an Investment Company Act Event, or a Regulatory Capital Event, with the prior approval of the OCC, we have the right to redeem the Class C preferred securities, in whole, but not in part, at a redemption price of $25.00 per share, plus all authorized, declared, and unpaid dividends for the then-current dividend period to the date of redemption, without interest.

         "Tax Event" means the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, to the effect that there is a significant risk that dividends paid or to be paid by us with respect to our capital stock are not or will not be fully deductible by us for United States federal income tax purposes or that we are or will be subject to additional taxes, duties, or other governmental charges, in an amount we reasonably determine to be significant as a result of:

            - any amendment to, clarification of, or change in, the laws, treaties, or related regulations of the United States or any of its political subdivisions or their taxing authorities affecting taxation, or

            - any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice, as such term is defined in the Internal Revenue Code, regulatory procedure, notice, or official announcement, which we refer to collectively as Administrative Actions,



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which amendment, clarification, or change is effective, or such official pronouncement or decision is announced, on or after the date of issuance of the Class C preferred securities.

         "Investment Company Act Event" means the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, which states that there is a significant risk that we are or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority.

         "Regulatory Capital Event" means our determination, based on an opinion of counsel rendered by a law firm experienced in such matters, that there is a significant risk that the Class C preferred securities will no longer constitute Tier 1 capital of the Bank (other than as a result of limitations on the portion of Tier 1 capital that may consist of minority interests in subsidiaries of the
Bank) for purposes of the capital adequacy guidelines or policies of the OCC, or its successor as the Bank's primary federal banking regulator, as a result of:

            - any amendments to, clarification of, or change in applicable laws or related regulations or official interpretations or policies, or

            - any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations.

         Dividends will cease to accrue on the Class C preferred securities called for redemption on and as of the date fixed for redemption and such Class C preferred securities will be deemed to cease to be outstanding, provided that the redemption price, including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest, has been duly paid or provision has been made for such payment.

         Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of Class C preferred securities to be redeemed at such holder's registered address.

         Our ability to redeem any Class C preferred securities is subject to compliance with applicable regulatory requirements, including the prior approval of the OCC, relating to the redemption of capital instruments. Under current policies of the OCC, such approval would be granted only if the redemption were to be made out of the proceeds of the issuance of another capital instrument or if the OCC were to determine that the conditions and circumstances of Huntington Bancshares and the Bank warrant the reduction of a source of permanent capital.

RIGHTS UPON LIQUIDATION

         In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of the Class C preferred securities at the time outstanding will be entitled to receive liquidating distributions in the amount of $25.00 per share, plus any authorized, declared, and unpaid dividends for the current period to the date of liquidation, out of our assets legally available for distribution to our shareholders, before any distribution of assets is made to holders of Junior Stock and subject to the rights of the holders of any class or series of Senior Stock upon liquidation and the rights of our general creditors.

         After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Class C preferred securities will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, our available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Class C preferred securities and the corresponding amounts payable on any other Parity Stock, then the holders of the Class C preferred securities and any other Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding up.




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



INDEPENDENT DIRECTOR APPROVAL

         Our articles of incorporation require that, so long as any Class C preferred securities are outstanding, certain actions by us be approved by a majority of our Independent Directors. In order to be considered "independent," a director must not be one of our current directors, officers, or employees, or a current director, officer, or employee of Huntington Bancshares, the Bank, Holdings, or any of their affiliates. In addition, any members of our board of directors elected by holders of preferred securities, including the Class C preferred securities, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors.

         The actions which may not be taken without the approval of a majority of our Independent Directors include:
     -   the issuance of additional Parity Stock,
     -   the incurrence of Indebtedness other than Permitted
         Indebtedness,
     - the termination or modification of, or the election not to renew, the participation agreement, the subparticipation agreement, or the subcontracting of any duties under these agreements to third parties unaffiliated with the Bank,
     - a change in our a policy of limiting authorized investments which are not Qualifying Interests to no more than 20% of the value of our total assets or a change in the investment policy that would be inconsistent with our exemption under the Investment Company Act;
     - any consolidation, conversion, or merger or share exchange that is not tax-free to holders of the Class C preferred securities unless such transaction is required to be approved by a 2/3rd vote of the holders of Class C preferred securities;
     - the determination to revoke our REIT status or any amendment to the REIT-related transfer restrictions on our securities, or
     - our dissolution, liquidation, or termination prior to December 31, 2021.

         Our articles of incorporation require that, in assessing the benefits to us of any proposed action requiring their consent, the Independent Directors take into account the interests of holders of both the common shares and the preferred securities, including holders of the Class C preferred securities. Our articles of incorporation provide that in considering the interests of the holders of preferred securities, including the holders of the Class C preferred securities, the Independent Directors owe the same duties which the Independent Directors owe to the holders of common shares.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         For information regarding restrictions on ownership of the Class C preferred securities, see "Description of Capital Stock--Restrictions on Ownership and Transfer."


                          DESCRIPTION OF CAPITAL STOCK

         The following summary of the material terms of our capital stock does not purport to be complete and is subject in all respects to the applicable provisions of the Ohio corporate law and our amended and restated articles of incorporation and bylaws.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         Our authorized capital stock consists of:

         -  14,000,000 common shares, all of which are outstanding,

         -  1,000 Class A preferred securities, all of which are outstanding,

         - 500,000 Class B preferred securities, of which 400,000 are outstanding,

         - 2,000,000 Class C preferred securities, all of which are outstanding, and




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



         - 14,000,000 Class D preferred securities, all of which are outstanding, and
         - 10,000,000 blank check preferred securities, none of which are outstanding.

COMMON STOCK

         General. All outstanding common shares are fully paid and non-assessable. There is no established trading market for our common shares, all of which is owned by Holdings and Huntington Bancshares. Holders of common shares have no preemptive rights. There are no redemption or sinking fund provisions with respect to the common shares.

         Voting. Holders of common shares are entitled to one vote per share on all matters to be voted on by shareholders. There are no cumulative voting rights. As the holder of substantially all of our common shares, Holdings will be able, subject to the rights of the holder of preferred securities, to elect and remove directors, amend our articles of incorporation, and approve other actions requiring shareholder approval.

         Dividends. The holders of common shares are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, subject to any preferential dividend rights of holders of any outstanding preferred securities. In order to remain qualified as a REIT, we must distribute annually at least 90% of our annual REIT Taxable Income to shareholders.

         Liquidation Rights. Upon our dissolution or liquidation, holders of common shares will be entitled to receive all of our assets which are available for distribution to our shareholders, subject to any preferential rights of holders of then outstanding preferred securities.

CLASS A PREFERRED SECURITIES

         GENERAL. The Class A preferred securities rank senior to the Class B preferred securities and the common shares as to dividends and in liquidation. Holders of the Class A preferred securities have no preemptive rights with respect to any shares of our capital stock. The Class A preferred securities are not convertible into any of our other securities.

         VOTING. Holders of the Class A preferred securities are not entitled to vote at shareholder meetings and are not entitled to notice of such meetings, except where specifically required by law.

         DIVIDENDS. The holders of Class A preferred securities are entitled to receive annual dividends in the amount of $80.00 per share. So long as any Class A preferred securities are outstanding, no dividend or other distribution may be declared or paid on, and no repurchase or redemption may be made with respect to, the Class B preferred securities or the common shares unless all dividends on the Class A preferred securities for all past annual dividend periods have been paid and the full dividend on all Class A preferred securities for the then applicable dividend period have been paid or declared and set apart for payment.

         LIQUIDATION RIGHTS. If we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of Class A preferred securities will be entitled to receive out of our assets available for distribution to shareholders, and before any amount is paid or distributed to holders of common shares, Class B preferred securities, or any other class of junior preferred securities, a liquidation amount of $1,000 per share, plus any accrued but unpaid dividends. Thereafter, holders of Class A preferred securities are not entitled to any further payment upon our involuntary liquidation, dissolution, or winding up; however, upon our voluntary liquidation, dissolution, or winding up, the holders of Class A preferred securities will share ratably with the common shares in the distribution of available net assets after the payment of all preferential amounts.

         REDEMPTION. We can redeem the Class A preferred securities in whole or in part at any time at $1,000 per share plus accrued and unpaid dividends.




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CLASS B PREFERRED SECURITIES

         GENERAL. The Class B preferred securities rank junior to the Class A preferred securities, and senior to the common shares, as to dividends and liquidation rights. Holders of the Class B preferred securities have no preemptive rights with respect to any shares of our capital stock.

         VOTING. Holders of the Class B preferred securities are not entitled to vote at shareholder meetings and are not entitled to notice of such meetings, except as otherwise required by law.

         DIVIDENDS. The holders of the Class B preferred securities are entitled to receive dividends at a variable rate based on LIBOR. Dividends on the Class B preferred securities are declared quarterly and payable annually. Dividends are not cumulative; however, so long as any Class B preferred securities remain outstanding, no dividend, except a dividend payable in common shares, or other distribution on the common shares and no repurchase or redemption of the common shares may be made in a particular calendar year unless the full dividend on the Class B preferred securities for all calendar quarters within such year to the date of such action have been paid or declared and set apart for payment.

         LIQUIDATION RIGHTS. If we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of the Class B preferred securities will be entitled to receive out of our assets available for distribution to shareholders, and before any amount is paid or distributed to holders of common shares, a preferential liquidation amount of $1,000 per share, plus any accrued and unpaid dividends. Holders of Class B preferred securities are not entitled to any further payment with respect to those securities.

         REDEMPTION. We can redeem the Class B preferred securities at any time at $1,000 per share, plus the full accrued but unpaid dividend for the then current dividend period.

         CONVERSION. By agreement, dated December 28, 2000, among the Bank, HPC Holdings-II, Inc. which is the sole owner of the Class B preferred securities, and us, the Class B preferred securities are convertible into Class B preferred securities of the Bank if the OCC may direct the Bank in writing to cause the Class B preferred securities to be converted into Class B preferred securities of the Bank upon the happening of a Supervisory Event. In the event the OCC directs the Bank to cause the conversion,

         - the holder of the Class B preferred securities must immediately exchange its Class B preferred securities for Class B preferred securities of the Bank, on a share for share basis,
         - the Bank must issue the Bank's Class B preferred securities to such holder, and
         - we will promptly pay to the holder any and all accrued but unpaid dividends on the Class B preferred securities through the date of the exchange.

CLASS D PREFERRED SECURITIES

         GENERAL. The Class D preferred securities rank senior to the Class B preferred securities and the common shares, and on parity with the Class A and Class C preferred securities, as to dividends and liquidation. Holders of the Class D preferred securities have no preemptive rights with respect to any shares of our capital stock.

         VOTING. Holders of the Class D preferred securities are entitled to 1/10th of one vote per share on all matters to be voted on by shareholders, voting as a single class with the holders of the common shares and the holders of any other class of shares entitled to vote as a single class with the holders of the common shares. In addition, the affirmative vote or written consent of the holders of two-thirds of the outstanding Class D preferred securities, voting as a separate class, is required in order to:

         - amend, alter, repeal, or otherwise change any provision of our articles of incorporation, including the terms of the Class D preferred securities, if such amendment, alteration, repeal, or change would materially and adversely affect the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Class D preferred securities,



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         -  authorize, create, or increase the authorized amount of or issue any class or series of any of our equity securities, or any warrants, options, or other rights exercisable for or convertible or exchangeable into any class or series of any of our equity securities, ranking senior to the Class D preferred securities, either as to dividend rights or rights on our liquidation, dissolution, or winding up,

         - effect our consolidation, conversion, or merger with or into, or a share exchange with, another entity except that we may consolidate or merge with or into, or enter into a share exchange with, another entity if:

         - such entity is an entity that is controlled by or under common control with the Bank;
         - such entity is a corporation, business trust, or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment Company Act and that, according to an opinion counsel rendered by a firm experienced in such matters, is a REIT for United States federal income tax purposes;
         - such entity expressly assumes all of our obligations and commitments pursuant to such consolidation, merger, or share exchange;
         - the outstanding Class D preferred securities are exchanged for or converted into shares of the surviving entity having preferences, limitations, and relative voting and other rights substantially identical to those of the Class D preferred securities, including limitations on personal liability of the holders;
         - after giving effect to such merger, consolidation, or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach, of our obligations under our articles of incorporation will have occurred and be continuing; and
         - we will have received written notice from each of the rating agencies and delivered a copy of such written notice to the transfer agent confirming that such merger, consolidation, or share exchange will not result in a reduction of the rating assigned by any of such rating agencies to the Class D preferred securities or the preferred interests of any surviving corporation, trust, or entity issued in replacement of the Class D preferred securities.

         Holders of the Class D preferred securities, voting together as a class with the holders of the Class C preferred securities and any other Parity Stock upon which the same voting rights as those of the Class D preferred securities have been conferred and are irrevocable, will also have the right to elect two independent directors if six consecutive dividends are missed. The term of the independent directors will terminate after four consecutive quarterly dividends are paid in full on the Class D preferred securities.

         DIVIDENDS. The holders of the Class D preferred securities are entitled to receive dividends at a variable rate equal to LIBOR plus 1.625%. Dividends on the Class D preferred securities will be payable, if authorized and declared, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day, commencing on December 31, 2000. Dividends are not cumulative. If full dividends are not paid on the Class D preferred securities for a quarterly dividend period, the payment of dividends on the common shares or other shares ranking junior to the Class D preferred securities will be prohibited for that period and at least the following three quarterly dividend periods.

         When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, our Class D preferred securities, our Class C preferred securities, and any other Parity Stock, all dividends declared upon our Class D preferred securities, our Class C preferred securities, and any Parity Stock will be declared pro rata. Thus, the amount of dividends declared per Class D preferred security and such other Parity Stock will in all cases bear to each other the same ratio that (a) full dividends per Class D preferred security for the then-current dividend period, which will not include any accumulation in respect of unpaid dividends for prior dividend period, and (b) full dividends, including required or permitted accumulations, if any, on such other series of capital stock, bear to each other.

         LIQUIDATION RIGHTS. If we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of the Class D preferred securities will be entitled to receive out of our assets legally available for distribution to shareholders, and before any amount is paid or distributed to holders of common shares, Class B preferred




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securities, or any other class of Junior Stock, a liquidation amount of $25.00 per share, plus any accrued and unpaid dividends for the current period only. Holders of Class D preferred securities are not entitled to further payment with respect to those shares.

         REDEMPTION. Except upon the occurrence of a Tax Event, an Investment Company Act Event, or a Regulatory Capital Event, the Class D preferred securities will not be redeemable prior to December 31, 2006. On or after such date, we may redeem the Class D preferred securities for cash, in whole or in part, at any time and from time to time at our option with the prior approval of the OCC at the redemption price of $25.00 per share, plus accrued and unpaid dividends for the current period only.

         CONDITIONAL EXCHANGE. Upon the occurrence of a Supervisory Event and at the direction of the OCC, each Class D preferred security will be exchanged for one Class D preferred security of the Bank. The Bank preferred securities will be noncumulative, perpetual, nonvoting preferred stock of the Bank ranking pari passu upon issuance with the most senior preferred stock of the Bank then outstanding.

ABILITY TO ISSUE ADDITIONAL PREFERRED SECURITIES

         In addition to the Class A, Class B, Class C, and Class D preferred securities, our articles of incorporation authorize our board of directors to issue up to 10,000,000 preferred securities from time to time in one or more series with 1/10th vote per share and with such other designations, preferences, conversion, or other rights, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption as are determined by our board of directors without shareholder approval. The specific terms of a particular class or series of preferred securities which is issued, if any, will be described in an amendment to our articles of incorporation relating to that class or series. As of the date of this prospectus, we have no present plans to issue any other preferred securities.

         We believe that the power of our board of directors to issue additional authorized but unissued preferred securities and to classify or reclassify unissued preferred securities and cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional securities will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of The Nasdaq Stock Market, except that as long as any Class A, Class B, Class C, or Class D preferred securities remain outstanding:

         - additional preferred securities ranking senior to the Class A, Class B, Class C, and Class D preferred securities may not be issued without the approval of the holders of at least two-thirds of the Class B, Class C, and Class D preferred securities, each voting as a separate class, and
         - additional preferred securities ranking on a parity with the Class C and Class D preferred securities may not be issued without the approval of the Independent Directors.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         To qualify as a REIT under the Internal Revenue Code:

         - No more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year. This is known as the Five or Fewer Test.
         - Our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year, other than the first year. This is known as the One Hundred Persons Test.

Neither the ownership by Holdings and Huntington Bancshares of 100% of our common shares nor the ownership by Holdings of 100% of the Class C and Class D preferred securities will adversely affect our REIT qualification because each shareholder of Huntington Bancshares, whose capital stock is widely held, counts as a separate beneficial owner of us for purposes of the Five or Fewer Test. Further, our amended and restated articles of incorporation contain restrictions on the acquisition of preferred securities which are intended to ensure compliance with the One Hundred Persons Test. These restrictions provide that, if any transfer of preferred securities would




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cause us to be beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights to the securities.

         Consistent with our intention to reduce the likelihood that our status as a REIT is jeopardized, our amended and restated articles of incorporation provide that, subject to certain exceptions, no individual or entity, other than the Bank or an affiliate of the Bank, may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than a specified ownership limit. The ownership limit prohibits any person, subject to certain exceptions, from owning or being deemed to own by virtue of the attribution rules more than 9.2% of the aggregate initial liquidation value of our issued and outstanding preferred securities, including our Class C preferred securities.

         Although the Five or Fewer Test references the aggregate value of all shares of our capital stock, the ownership limit has been established with reference to the aggregate initial liquidation preference of the outstanding preferred securities. If (1) the relative values of our common shares and any outstanding preferred securities, or (2) the relative values of the different series or classes of preferred securities were to change significantly, there is a risk that the Five or Fewer Test would be violated notwithstanding compliance with the ownership limit. Although we believe that it is unlikely that the relative value of our common shares will decrease by an amount sufficient to cause a violation of the Five or Fewer Test, there can be no assurance that such a change in value will not occur.

         The ownership of our common shares or the transfer of common and/or preferred securities of Huntington Bancshares to an entity which is considered an individual for purposes of the Five or Fewer Test could, in certain circumstances, cause us to fail the Five or Fewer Test and, consequently, to fail to qualify as a REIT. Upon the receipt of a ruling from the IRS or the advice of counsel satisfactory to our board of directors, our board may, but will not be required to, waive the ownership limit with respect to an individual or entity if such individual's or entity's proposed ownership will not then or in the future jeopardize our status as a REIT.

         If any purported transfer of our preferred securities or any other event would otherwise result in any person violating the stock ownership limit, then any such purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of securities in excess of the applicable limit and such prohibited transferee will acquire no right or interest in such excess preferred securities.

         Our amended and restated articles of incorporation provide that any excess securities will automatically be transferred, by operation of law, to a trust for the benefit of a charity to be named by us as of the day prior to the day the prohibited transfer took place. Any dividends paid on Class C preferred securities prior to the discovery of the prohibited transfer must be repaid by the original transferee to us and by us to the trustee. Subject to applicable law, any vote of the shares while the excess securities were held by the original transferee prior to our discovery of the prohibited transfer will be void and the original transferee will be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the original transferee will be rescinded as void. In liquidation, the original transferee's ratable share of our assets would be limited to the price paid by the original transferee for the excess securities or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust will sell the securities within 20 days to any person whose ownership is not prohibited. As a result of the sale, the interest of the trust will terminate. Proceeds of the sale will be paid to the original transferee up to its purchase price or, if the original transferee did not purchase the securities, the value on its date of acquisition, and any remaining proceeds will be paid to a charity to be named by us.

         All certificates representing our preferred securities will bear a legend referring to the restrictions described above.

         The ownership limit provisions will not be automatically removed even if the REIT Requirements are changed so as to eliminate any ownership concentration limitation or if the ownership concentration limitation is increased. Our amended and restated articles of incorporation may not be amended to alter, change, repeal, or amend any of the ownership limit provisions without the prior approval of a majority of our Independent Directors. The foregoing restrictions on transferability and ownership will not apply, however, if our board of directors, including a majority of our Independent Directors, determines that it is no longer in our best interest or the best interests of our shareholders to attempt to qualify, or continue to qualify, as a REIT.

         Our articles of incorporation require that any person who beneficially owns at least 1% (or such lower percentage as may be required by the Internal Revenue Code or the Treasury Regulations) of the outstanding



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preferred securities of any class or series must provide certain information to us within 30 days of June 30 and December 31 of each year. In addition, each shareholder will be required to disclose to us in writing upon demand such information as we may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership on our status as a REIT and to ensure compliance with the ownership limit.

ANTI-TAKEOVER STATUTES

         Ohio Control Share Acquisition Act

         Section 1701.831 of the Ohio Revised Code, known as the "Ohio Control Share Acquisition Act," provides that notice and informational filings and special shareholder meetings and voting procedures must occur prior to consummation of a proposed control share acquisition. A control share acquisition means any acquisition of shares of an issuing public corporation that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

         -  one-fifth or more but less than one-third of the voting power;
         -  one-third or more but less than a majority of the voting power; or
         -  a majority or more of the voting power.

         An issuing public corporation means an Ohio corporation with fifty or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no valid close corporation agreement exists. Assuming compliance with the notice and informational filing requirements prescribed by the Ohio Control Share Acquisition Act, the proposed control share acquisition may take place only if the acquisition is approved at a duly convened special meeting of shareholders, at which at least a majority of the voting power is represented in person or by proxy, by both:

         - a majority of the voting power of the corporation represented in person or by proxy at the meeting, and
         - a majority of the voting power at the meeting exercised by shareholders, excluding:

            -  the acquiring shareholder,
            - officers of the corporation elected or appointed by the directors of the corporation,
            - employees of the corporation who are also directors of the corporation, and - persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

         The Ohio Control Share Acquisition Act does not apply to a corporation whose articles or regulations opt out of the Act. The Ohio Control Share Acquisition Act applies to us since we have not taken any corporate action to opt out of it.

         Ohio Merger Moratorium Statute

         Chapter 1704 of the Ohio Revised Code, known as the "Ohio Merger Moratorium Statute," prohibits certain business combinations and transactions between an issuing public corporation and an interested shareholder. An interested shareholder is any beneficial owner of shares representing 10% or more of the voting power of a corporation in the election of directors.

         For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder or persons related to such shareholder are prohibited:

         - the sale or acquisition of an interest in assets meeting thresholds specified in the statute,
         -  mergers and similar transactions,
         -  a voluntary dissolution,
         - the issuance or transfer of shares or any rights to acquire shares having a fair market value at least equal to 5% of the aggregate fair market value of the corporation's outstanding shares,
         - a transaction that increases the interested shareholder's proportionate ownership of the corporation, and



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


         - any other benefit that is not shared proportionately by all shareholders.

         After the three-year period, transactions between the corporation and the interested shareholder are permitted if:

         - the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors (or a different proportion specified in the corporation's articles), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or
         - the business combination results in shareholders, other than the interested shareholder, receiving a "fair market value" for their shares determined by the method described in the statute.

         The prohibitions and limitations of the Ohio Merger Moratorium Statute will not apply if the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation's shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such. A corporation may elect not to be covered by the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles. The Ohio Merger Moratorium Statute applies to us since we have not taken any corporate action to opt out of it.



                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of material federal income tax considerations regarding the offering. This summary is based on current federal income tax law, which is subject to change, with possible retroactive effect. This summary does not address all aspects of taxation that may be relevant in the particular circumstances of each shareholder or to certain types of shareholders who are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States, except to the extent specifically discussed below. This summary is for general information only and is not tax advice.

         Porter, Wright, Morris & Arthur LLP, acting as our counsel in connection with the offering, has rendered an opinion as to our qualification and taxation as a REIT which is described in more detail below under the heading "Taxation as a REIT." Porter, Wright, Morris & Arthur LLP has also reviewed this summary of federal income tax considerations and has rendered an opinion that the information in the summary, to the extent it relates to matters of law or legal conclusions, is accurate in all material respects. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. It must be emphasized that the opinion of Porter, Wright, Morris & Arthur LLP is based upon various assumptions and conditioned upon certain representations which we made as to factual matters, including representations regarding the nature of our assets and income and the past and future conduct of our business. Moreover, the qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual annual operating results, distribution levels, stock ownership, and the various qualification tests imposed under the Internal Revenue Code discussed below. Porter, Wright, Morris & Arthur LLP has not reviewed and will not review compliance with those tests on a continuing basis and our ability to comply with those tests may not be fully within our control. Accordingly, we cannot assure that the particular facts or actual results of our operations for any particular taxable year will satisfy any such requirements. The tax consequences of failure to qualify as a REIT are discussed below under the subheading "Failure to Qualify."

         EACH PROSPECTIVE INVESTOR IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND SALE OF THE CLASS C PREFERRED SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION AS A REIT

         GENERAL. In the opinion of Porter, Wright, Morris & Arthur LLP, commencing with our taxable year ended
December 31, 1998:



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         -  we have qualified for taxation as a REIT under the applicable provisions of the Internal Revenue Code, and

         - our proposed method of operation will enable us to continue to qualify as a REIT under the applicable provisions of the Internal Revenue Code.

         The requirements to qualify as a REIT under the Internal Revenue Code, which we call the REIT Requirements, are technical and complex. Our qualification and taxation as a REIT depends on our ability to meet, through actual annual operating results, the REIT Requirements. Accordingly, while we intend to continue to operate in a manner that would enable us to qualify to be taxed as a REIT, no assurance can be given that the actual results of our operations for any particular year will satisfy the REIT Requirements. The following discussion summarizes only the material aspects of those requirements.

         As a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is distributed currently to our shareholders. Such treatment substantially eliminates the federal "double taxation" of earnings at the corporate and the shareholder levels that generally results from investment in a corporation.

         Despite the REIT election, we may be subject to federal income and excise tax as follows:

         - We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

         - If we have a net capital gain, the applicable tax will be the sum of: (a) the tax imposed on our REIT taxable income computed without regard to the net capital gain and the deduction for capital gain dividends, and (b) a tax on undistributed net capital gains at the rate provided in Section 1201(a) of the Internal Revenue Code.

         - Under certain circumstances, we may be subject to the "alternative minimum tax" on certain of our items of tax preferences, if any.

         - If we have (a) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying net income from foreclosure property, then we will be subject to tax at the highest corporate rate on such income.

         - If we have net income from prohibited transactions, such income will be subject to a 100% tax. Prohibited transactions generally consist of sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor.

         - If we should fail to satisfy the 75% gross income test or the 95% gross income test, but have nonetheless maintained our qualifications as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% or 95% (using 90% for years beginning after December 31, 2000 for purposes of calculating this tax) gross income test, multiplied by a fraction intended to reflect our profitability. These tests are discussed further later in this summary.

         - If we should fail to distribute, or fail to be treated as having distributed, during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, other than such capital gain net income which we elect to retain and pay tax on, and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         - If we acquire any asset from a "C" corporation in a merger or other transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of such "C" corporation and we subsequently sell such asset within 10 years, any built-in gain with respect to such asset will be subject to tax at the highest applicable regular corporate rate.



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         ORGANIZATIONAL REQUIREMENTS. The Internal Revenue Code defines a REIT as a corporation, trust, or association:

          (1)  that is managed by one or more trustees or directors;

          (2) the beneficial ownership of which is evidenced by transferable securities or by transferable certificates of beneficial interest;

          (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

          (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

          (5)  the beneficial ownership of which is held by 100 or more persons;

          (6) that satisfies the Five or Fewer Test because not more than 50% in value of the outstanding stock of such entity is owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year other than the first year in which the REIT election was made; and

          (7) meets certain other tests, described below, regarding the nature of its income and assets.

         The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes is generally considered an individual, and stock owned by a corporation is treated as if owned by the shareholders of the organization. The beneficiaries of a pension trust that qualifies under Section 401(a) of the Internal Revenue Code and that holds shares of a REIT, however, will generally be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust.

         We have satisfied conditions (1) through (5), and we believe we have also satisfied condition (6). In addition, our articles of incorporation provide for restrictions regarding the ownership and transfer of our securities. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership and transfer restrictions are described in more detail under the heading "Description of Capital Stock - Restrictions on Ownership and Transfer."

         In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We also satisfy this requirement.

         We currently have one corporate subsidiary. The Internal Revenue Code provides that a corporation that is a qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as assets, liabilities, and items of income, deduction and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is held by the REIT. Our subsidiary is a qualified REIT subsidiary. In applying the REIT Requirements, our qualified REIT subsidiary will be ignored, and all of its assets, liabilities, and items of income, deduction, and credit will be treated as our assets, liabilities, and items of income, deduction, and credit.

         Income Tests. In order for us to maintain our qualification as a REIT, we must annually satisfy two gross income requirements:

         - At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from:




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

                  - investments relating to real property or mortgages on real property, including interest on obligations secured by mortgages on real property, certain "rents from real property" or gain on the sale or exchange of such property, and certain fees with respect to agreements to make or acquire mortgage loans,

                  -        certain types of temporary investments,

                  -        certain other types of gross income.

         - At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and from dividends, interest and gain from the sale or other disposition of stock or securities and certain other types of gross income, or from any combination of the foregoing.

         For interest to qualify as "interest on obligations secured by mortgages on real property," the obligation must be secured by real property having a fair market value at the time of acquisition at least equal to the principal amount of the loan. The term "interest" includes only an amount that constitutes compensation for the use or forbearance of money. For example, a fee received or accrued by a lender which is in fact a charge for services performed for a borrower rather than a charge for the use of borrowed money is not includible as interest. Amounts earned as consideration for entering into agreements to make loans secured by real property, although not interest, are otherwise treated as within the 75% and 95% classes of gross income so long as the determination of those amounts does not depend on the income or profits of any person. Under the Internal Revenue Code, the term "interest" does not include any amount based on income or profits of any person except that (1) interest "based on a fixed percentage or percentages of receipts or sales" is not excluded and (2) when the REIT makes a loan that provides for interest based on the borrower's receipts or sales and the borrower leases substantially all of its interest in the property securing the loan under one or more leases based on income or profits, only a portion of the contingent interest paid by the borrower will be disqualified as interest.

         Rents received or deemed to be received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT only if certain statutory conditions are met that limit rental income essentially to rentals on investment-type properties. In the event that a REIT acquires by foreclosure property that generates income that does not qualify as "rents from real property," such income will be treated as qualifying for three years following the taxable year in which the trust acquires the property so long as
(1) all leases entered into after foreclosure generate only qualifying rent, (2) only limited construction takes place, and (3) within 90 days of foreclosure, any trade or business in which the property is used is conducted by an independent contractor from which the REIT derives no income. The three year period may be extended by the IRS. In the event the special foreclosure property rule applies to qualify otherwise unqualified income, the net income that qualifies only under the special rule for foreclosure property may be subject to tax, as described above.

         We expect to satisfy these requirements.

         RELIEF PROVISIONS. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if
(1) our failure to meet such tests was due to reasonable cause and not due to willful neglect, (2) we attach a schedule of the sources of our income to our return, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, a tax would be imposed based upon the greater of the amount by which we failed either the 75% or 95% (using 90% for years beginning after December 31, 2000, for purposes of calculating this tax) gross income test for that year.

         ASSET TESTS. At the close of each quarter of each taxable year, we must satisfy three tests relating to the nature of our assets:

         (1) At least 75% of the value of our total assets must be represented by real estate assets, including stock or debt instruments held for not more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering, cash, cash items, and government securities. Real estate assets also include interests in real property, interests in mortgages on real property, and shares of other REITs.




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         (2)      Not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

         (3) Of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities, nor more than 10% of the value of any one issuer's outstanding securities.

         If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if:

         - we satisfied the asset tests at the close of the preceding calendar quarter; and

         - the discrepancy between the value of our assets and the asset test requirements arose from a change in the market value of our assets and was not wholly or partially caused by the acquisition of one or more non-qualifying assets.

          If the failure to satisfy the asset tests results from an acquisition of non-qualifying assets during a quarter, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of that calendar quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

         ANNUAL DISTRIBUTION REQUIREMENTS. In order to be treated as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

         - the sum of (1) 90%, or 95% for taxable years beginning before January 1, 2001, of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, plus (2) 90%, or 95% for taxable years beginning before January 1, 2001, of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus

         -        the sum of certain items of noncash income.

Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute or are not treated as having distributed all of our net capital gain or distribute or are treated as having distributed at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gains corporate tax rates, as the case may be. If we elect to retain, rather than distribute, our net long-term capital gains and to pay the tax on such gains, then each shareholder must treat a designated amount of undistributed capital gains as long-term capital gains for the shareholder's tax year in which the last day of our tax year falls. The shareholder, however:

         - is treated as having paid any capital gains tax imposed on us on the designated amounts included in such shareholder's long-term capital gains,

         -        is allowed a credit or refund for the tax deemed paid, and

         - increases the basis in such shareholder's securities of the REIT by the difference between the amount included in such shareholder's gains and the tax deemed paid in respect of such gains.

Moreover, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirement.

         "REIT taxable income" is the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (1) certain deductions are not available, such as the deduction





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for dividends received, (2) it may deduct dividends paid or deemed paid during the taxable year, (3) net capital gains and losses are excluded, and (4) certain other adjustments are made.

         It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in calculating our taxable income. In the event that such an insufficiency or such timing differences occur, in order to meet the 90% distribution requirement we may find it necessary to arrange for borrowings or to pay dividends in the form of taxable stock dividends if it is practicable to do so.

         Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Recordkeeping Requirements. Pursuant to applicable Treasury Regulations, we must maintain certain records and on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding securities. Failure to comply with such recordkeeping requirements could result in substantial monetary penalties being imposed on us.

         FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction.

         Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost, and will not be permitted to requalify unless we distribute any earnings and profits attributable to the period during which we failed to qualify. In addition, we would be subject to tax on any built-in gains on property held during the period during which we did not qualify if we sold such property within 10 years of requalification. It is not possible to state whether in all circumstances we would be entitled to such statutory relief from our failure to qualify as a REIT.

TAXATION OF UNITED STATES SHAREHOLDERS

         As used in this prospectus, the term "United States shareholder" means a holder of the Class C preferred securities that for United States federal income tax purposes is not an entity that has a special status under the Internal Revenue Code, such as a tax-exempt organization or a dealer in securities, and is:

         -        a citizen or resident of the United States;

         - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States;

         - an estate whose income from sources outside the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

         - any trust with respect to which (a) a United States court is able to exercise primary supervision over the administration of such trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.



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

         DISTRIBUTIONS GENERALLY. As long as we qualify as a REIT, distributions to our taxable United States shareholders that we do not designate as capital gains dividends will be taken into account by such shareholders as ordinary income up to the amount of our current or accumulated earnings and profits and will not be eligible for the dividends-received deduction for corporations. Distributions out of earnings or profits that we designate as capital gain dividends will be taxed as long-term capital gain, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its stock, however, corporate shareholders may be required to treat up to 20% of certain capital gains dividends as ordinary income. A distribution in excess of current or accumulated earnings and profits first will be treated as a tax-free return of capital, reducing the tax basis in the United States shareholder's Class C preferred securities, and a distribution in excess of the United States shareholder's tax basis in its Class C preferred securities will be taxable gain realized from the sale of such securities. Any distribution declared by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

         In the case of a shareholder who is an individual, estate, or trust, long-term capital gains and losses are separated into different tax rate groups. We will designate capital gains dividends, if any, and detail such designations in a manner intended to comply with applicable requirements.

          Shareholders may not claim the benefit of any of our tax losses on their own income tax returns. Taxable distributions from us and gain from the disposition of the Class C preferred securities will not be treated as passive activity income and, therefore, shareholders will generally will not be able to apply any passive activity losses against such income. In addition, taxable distributions from us generally will be treated as investment income for purpose of the investment interest limitations. Capital gains from the disposition of the Class C preferred securities, however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify shareholders after the close of our tax year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain.

         We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under the subheadings "General" and "Annual Distribution Requirements" above. As a result, shareholders may be required to treat as taxable dividends certain distributions that otherwise would result in tax-free returns of capital. Moreover, any "deficiency dividend" will be treated as an ordinary dividend or a capital gain dividend, as the case may be, regardless of our earnings and profits.

         Losses incurred on the sale or exchange of Class C preferred securities held for less than six months will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling shareholder with respect to such securities.

         TAX TREATMENT OF CONDITIONAL EXCHANGE. Upon the issuance of an OCC directive after the occurrence of a Supervisory Event, the outstanding Class C preferred securities will be exchanged on a one-for-one basis for Bank Class C preferred securities. The Conditional Exchange will most likely be a taxable exchange with respect to which each holder of the Class C preferred securities will in such event have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Class C preferred securities and the fair market value of the Bank Class C preferred securities received in the Conditional Exchange. Because the Bank Class C preferred securities will not be listed on any securities exchange or for quotation on The Nasdaq Stock Market or on any over-the-counter market, the Bank will determine the fair market value of such securities. The Bank will then issue a Form 1099-B (or a comparable successor form specified by the Internal Revenue Service) to each holder of the Class C preferred securities reporting the fair market value of the Bank Class C preferred securities issued to such holder in the Conditional Exchange. Provided that such holder's Class C preferred securities were held as capital assets for more than 12 months prior to the Conditional Exchange, any gain or loss will be long-term capital gain or loss. Long-term capital losses are deductible, subject to certain limitations. The basis of the shareholder in the Bank Class C preferred securities will be the securities' fair market value at the time of the Conditional Exchange.

         TREATMENT OF TAX-EXEMPT SHAREHOLDERS. Distributions from us to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income," or UBTI, unless the shareholder has borrowed to acquire or carry its Class C preferred securities. For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Section 501(c)(7), (c)(9), (c)(19), and
(c)(20) of the Internal Revenue Code, respectively, income from an investment in Class C preferred securities will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Class C preferred securities. Such investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

         Qualified trusts that hold more than 10% by value of our securities, however, may be required to treat a certain percentage of distributions from us as UBTI. This requirement will apply only if:

         - We would not qualify as a REIT for federal income tax purposes but for the application of the "look-through" exception to the Five or Fewer Test applicable to securities held by qualified trusts and

         -        Our securities are "predominantly held" by qualified trusts.
                  Our securities would be predominantly held by qualified trusts if either:

                  - a single qualified trust holds more than 25% by value of our securities, or

                  - one or more qualified trusts, each owning more than 10% by value of our securities, collectively own more than 50% by value of our securities.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to (b) the total gross income, less certain associated expenses, of the REIT. If we were to incur indebtedness to acquire property, the percentage of any REIT dividend treated as UBTI would be increased to reflect any UBTI earned by us from "debt-financed property." A de minimis exception applies where the ratio set forth above is less than 5% for any year. For these purposes, a qualified trust is any trust described in
Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Test without relying upon the "look-through" exception.

TAXATION OF FOREIGN SHAREHOLDERS

         The following is a discussion of certain anticipated United States federal income tax consequences of the ownership and disposition of our securities applicable to non-United States holders of such securities. The discussion is based on current law and is for general information only. The rules governing the United States federal taxation of foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. The discussion addresses only certain and not all aspects of United States federal income taxation to a foreign shareholder and prospective foreign investors should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in the Class C preferred securities, including any reporting requirements.

         ORDINARY DIVIDENDS. The portion of dividends received by non-United States shareholders payable out of our current or accumulated earnings and profits which are not attributable to our capital gains, which are not designated as capital gains dividends, and which are not effectively connected with a United States trade or business of the non-United States shareholder will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution. This percentage may be reduced or eliminated by an applicable tax treaty. In general, non-United States shareholders will not be considered engaged in a United States trade or business solely as a result of their ownership of our securities. In cases where the dividend income from a non-United States shareholder's investment in our securities is, or is treated as, effectively connected with the non-United States shareholder's conduct of a United States trade or business, the non-United States shareholder generally will be subject to United States tax at graduated rates, in the same manner as a United States shareholder with respect to such dividends. Such non-United States shareholder may also be subject to the 30% branch profits tax in the case of a non-United States shareholder that is a foreign corporation.

         NON-DIVIDEND DISTRIBUTIONS. Distributions by us that are not dividends out of our current or accumulated earnings and profits will not be subject to United States income or withholding tax to the extent that such





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distributions do not exceed the adjusted basis of the non-United States shareholder's Class C preferred securities, but rather will reduce the adjusted basis of such securities. To the extent that distributions in excess or our current and accumulated earnings and profits exceed the adjusted basis of a non-United States shareholder's Class C preferred securities, such distributions will give rise to a tax liability if the non-United States shareholder would otherwise be subject to tax on any gain from the sale or disposition of its securities. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to dividends. However, the non-United States shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. Any distribution in excess of our current or accumulated earnings and profits that is not otherwise subject to the 30% withholding may nonetheless be subject to withholding at a 10% rate.

         CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution made by us for any year in which we qualify as a REIT to a non-United States shareholder, to the extent attributable to gains from dispositions of United States real property interests, or USRPIs, will be considered effectively connected with a United States trade or business of the non-United States shareholder and subject to United States income tax at the rate applicable to United States individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. We believe that it is unlikely that we will derive significant gain from USRPIs, although whether we derive gain from USRPIs will depend on the facts as they ultimately develop. We will be required to withhold tax equal to 35% of the amount of dividends to the extent we pay dividends that are attributable to gains from dispositions of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder.

         DISPOSITION OF OUR SECURITIES. Unless our securities constitute a USRPI, a sale of such securities by a non-United States shareholder generally will not be subject to United States taxation under FIRPTA. Our securities will be treated as USRPIs only if the fair market value of the USRPIs owned by us equals or exceeds 50% of the fair market value of our total assets. If at no time during the five years preceding the sale or exchange of our securities, the Class C preferred securities constituted a USRPI, gain or loss on the sale or exchange of our securities will not be treated as effectively connected with a United States trade or business by reason of FIRPTA. Although ownership of real property in the United States is always a USRPI, a loan secured by a mortgage on United States real property does not constitute a USRPI unless the amounts payable by the borrower are contingent on the income or receipts of the borrower or the property or otherwise based on the property. We believe that it is unlikely that our securities will constitute USRPIs. Our securities will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-United States shareholders. We believe that we are, and we expect to continue to be, a domestically controlled REIT, and therefore that the sale of our securities will not be subject to taxation under FIRPTA. Because our securities will be publicly traded, however, no assurance can be given that we will continue to be a domestically controlled REIT.

         If we do not constitute a domestically controlled REIT and if our securities constitute USRPIs, a non-United States shareholder's sale of our securities generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (1) the securities are "regularly traded," as that term is defined by applicable Treasury regulations, on an established securities market, such as The Nasdaq National Market, on which we expect to list the Class C preferred securities, and (2) the selling non-United States shareholder held 5% or less of our outstanding securities at all times during a specified testing period.

         If the gain on the sale of our securities were subject to taxation under FIRPTA, the non-United States shareholder would be subject to the same treatment as a United States shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the securities could be required to withhold 10% of the purchase price and remit such amount to the IRS.

         Even if the gain on the sale of our securities is not subject to FIRPTA, such gain will nonetheless be taxable in the United States to a non-United States shareholder in two cases:

         - if the non-United States shareholder's investment in our securities is effectively connected with a United States trade or business conducted by such non-United States shareholder, the non-United




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                  States shareholder will be subject to the same treatment as a
                  United States shareholder with respect to such gain, or

         - if the non-United States shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

         We will report to our shareholders and the IRS on Form 1099-DIV, or any successor form, the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

         UNITED STATES SHAREHOLDERS. Under certain circumstances, a United States shareholder of Class C preferred securities may be subject to backup withholding at a rate of 30.5% on payments made with respect to, or cash proceeds of a sale or exchange of, Class C preferred securities. The backup withholding rate was recently changed as a result of the Economic Growth and Tax Relief Reconciliation Act of 2001 and is subject to further phased-in rate reductions beginning in 2002. Backup withholding will apply only if the shareholder:

         - fails to furnish the person required to withhold with its taxpayer identification number, or TIN, which, for an individual, would be his or her social security number,

         -        furnishes an incorrect TIN,

         - is notified by the IRS that it has failed to properly report payments of interest and dividends, or

         - under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

         Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A United States shareholder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a United States shareholder will be allowed as a credit against such United States shareholder's United States federal income tax liability and may entitle such United States shareholder to a refund, provided that the required information is furnished to the IRS.

         FOREIGN SHAREHOLDERS. Additional issues may arise pertaining to information reporting and backup withholding with respect to a non-United States shareholder. A non-United States shareholder should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a non-United States shareholder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a non-United States shareholder will be allowed as a credit against any United States federal income tax liability of such non-United States shareholder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES

         We or our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business, own property, or reside. The state and local tax treatment of us and our shareholders may differ from the federal income tax consequences discussed above. The tax laws of the State of Ohio apply the provisions of the Internal Revenue Code relating to REITs with certain modifications which will not have a material beneficial nor adverse effect on our ability to operate as a REIT. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our Class C preferred securities.







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                              ERISA CONSIDERATIONS

GENERAL

         In evaluating the purchase of Class C preferred securities, a fiduciary of a Plan should consider:

         - whether the ownership of Class C preferred securities is in accordance with the documents and instruments governing such Plan;

         - whether the ownership of Class C preferred securities is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence, and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code;

         -        whether our assets are treated as assets of the Plan; and

         -        the need to value the assets of the Plan annually.

For purposes of this prospectus, the term "Plan" means a qualified profit-sharing, pension, or stock bonus plan, including a plan for self-employed individuals and their employees, or any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, a collective investment fund, or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA.

         In addition, the fiduciary of an individual retirement arrangement under Section 408 of the Internal Revenue Code, which we refer to as an IRA, considering the purchase of Class C preferred securities should consider whether the ownership of Class C preferred securities would result in a non-exempt prohibited transaction under Section 4975 of the Internal Revenue Code.

         The fiduciary investment considerations summarized below provide a general discussion that does not include all of the fiduciary investment considerations relevant to Plans and, where indicated, IRAs. This summary is based on the current provisions of ERISA and the Internal Revenue Code and their respective regulations and rulings, and may be changed by future legislative, administrative, or judicial actions. Any such changes may be adverse and may have retroactive effect. PLANS AND IRAS THAT ARE PROSPECTIVE PURCHASERS OF CLASS C PREFERRED SECURITIES SHOULD CONSULT WITH AND RELY UPON THEIR OWN ADVISORS IN EVALUATING THESE MATTERS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

PLAN ASSET REGULATION

         Under Department of Labor regulations governing what constitutes the assets of a Plan or IRA, which we refer to as Plan Assets, for purposes of ERISA and the related prohibited transaction provisions of the Internal Revenue Code found in 29 C.F.R. Sec. 2510.3-101, which we refer to as the Plan Asset Regulation, when a Plan or IRA makes an equity investment in another entity, the underlying assets of the entity will not be considered Plan Assets if the equity interest is a "publicly-offered security." If our assets were deemed to be Plan Assets, transactions between us and parties in interest or disqualified persons with respect to the investing Plan or IRA could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the Class C preferred securities could be liable as co-fiduciaries for actions taken by us that do not conform to the ERISA standards for investments under Part 4 of Title I of ERISA.




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

         For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is:

         -        "freely transferable;"

         -        part of a class of securities that is "widely held;" and

         - sold to the Plan or IRA as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days, or such later time as may be allowed by the SEC, after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

         Our Class C preferred securities will be registered under the Securities Act and the Exchange Act within the time periods specified in the Plan Asset Regulation.

         The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. We expect the Class C preferred securities to be "widely held" upon the completion of this offering.

         The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." We believe that any restrictions imposed on the transfer of the Class C preferred securities are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the Class C preferred securities to be "freely transferable."

         A Plan should not acquire or hold the Class C preferred securities if our underlying assets will be treated as the assets of such Plan. However, we believe that under the Plan Asset Regulation, the Class C preferred securities should be treated as "publicly-offered securities" and, accordingly, our underlying assets should not be considered to be assets of any Plan or IRA investing in the Class C preferred securities.

UNRELATED BUSINESS TAXABLE INCOME

         Plan fiduciaries should also consider the consequences of holding more than 10% of the Class C preferred securities if we are "predominantly held" by qualified trusts. This is discussed further under the heading "Federal Income Tax Considerations--Taxation of United States Shareholders--Treatment of Tax-Exempt Shareholders."



                     CERTAIN INFORMATION REGARDING THE BANK

         We have attached as Annex I a copy of the Bank's prospectus filed with the OCC relating to the Bank Class C preferred securities to be issued upon the issuance of an OCC directive after the occurrence of a Supervisory Event. We consider the Bank's prospectus to be an integral part of this prospectus. All material information relating to the Bank, including information relating to the Bank's financial position, can be found in the Bank's prospectus. There has been no material change in the Bank's affairs since the conclusion of the period ended June 30, 2001, which has not otherwise been disclosed by the Bank in its prospectus.



                                  UNDERWRITING

         Subject to the terms and conditions stated in our subscription agreement with Holdings dated the date of this prospectus, Holdings has agreed to purchase and we have agreed to sell all of our Class C preferred securities offered by this prospectus for $25 per Class C preferred security. The consideration to be paid by Holdings for the

Class C preferred securities will be in the form of additional participation interests in commercial loans, including commercial real estate loans, and consumer loans not secured by real estate, as well as leasehold improvements.

         It is intended that, subsequent to the purchase of the Class C preferred securities from us and subject to the terms and conditions stated in the proposed underwriting agreement, each underwriter named in the table below, which we refer to as an Underwriter and collectively as the Underwriters, will severally agree to purchase, and Holdings will agree to sell the number of Class C preferred securities set forth opposite the name of such Underwriter.

                                                                Number of
Name                                                       Preferred Securities
----                                                       --------------------
Salomon Smith Barney Inc.................................          675,000
First Union Securities, Inc..............................          650,000
Raymond James & Associates, Inc..........................          150,000
Huntington Capital Corp..................................          150,000
Bear, Stearns & Co. Inc. ................................           25,000
Charles Schwab & Co., Inc................................           25,000
CIBC World Markets Corp..................................           25,000
Dain Rauscher Incorporated...............................           25,000
H&R BLOCK Financial Advisors, Inc........................           25,000
Janney Montgomery Scott LLC..............................           25,000
Legg Mason Wood Walker, Inc..............................           25,000
SunTrust Capital Markets, Inc............................           25,000
Quick & Reilly, Inc. (Fleet).............................           25,000
Robert W. Baird & Co. Incorporated.......................           25,000
Stifel, Nicolaus & Company, Incorporated.................           25,000
TD Securities (USA) Inc..................................           25,000
Tucker Anthony Incorporated..............................           25,000
U.S. Bancorp Piper Jaffray Inc...........................           25,000
Wells Fargo Van Kasper, LLC..............................           25,000

         Total...........................................        2,000,000
                                                                 =========

         The underwriting agreement will provide that the obligation of the several Underwriters to purchase the Class C preferred securities is subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters will be obligated to purchase all of the Class C preferred securities if they purchase any Class C preferred securities. Although a statutory underwriter in connection with this offering, Holdings will not sell the securities directly to the public and will not have the rights and obligations of an Underwriter under the underwriting agreement.

         The Underwriters, for whom Salomon Smith Barney Inc., First Union Securities, Inc. and Raymond James & Associates, Inc. are acting as representatives ("Representatives"), intend to offer some of the Class C preferred securities directly to the public at the public offering price of $25 per share and some of the Class C preferred securities to certain dealers at the public offering price less a concession not in excess of $0.50 per Class C preferred security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per Class C preferred security to certain brokers and dealers. After the initial offering of the Class C preferred securities to the public, the public offering price and other selling terms may be changed by the representative.

         The Underwriters fees will constitute an amount equal to 3.15% of the initial public offering price. The amount is calculated based on a management fee equal to .63% of the initial public offering price, or $0.1575 per $25 security, an underwriting fee equal to .52% of the initial public offering price, or $0.13 per $25 security, and a selling concession equal to 2.00% of the initial public offering price, or $0.50 per $25 security. Additional expenses associated with the offering of the Class C preferred securities are estimated to be $810,000. These additional expenses include legal and accounting fees and expenses, underwriters' legal fees expenses, rating agencies' fees, printing expenses, and the SEC registration fee. Holdings, our parent company, will pay these fees and expenses as well as the underwriting commissions and discounts.

         First Union Securities, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer, and nonbank subsidiaries under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the Class C preferred securities.

         Huntington Capital Corp. is a wholly owned subsidiary of Huntington Bancshares and is, therefore, affiliated with us. Huntington Capital Corp. will sell the Class C preferred securities to investors through Huntington Investment Company, a wholly owned subsidiary of the Bank, which will act as agent. Huntington Capital Corp. will not sell any Class C preferred securities to other broker-dealers. Certain of the other Underwriters and their affiliates have in the past provided, and may in the future provide, investment banking services to Huntington Bancshares, the Bank, or their affiliates in the ordinary course of business.

         Holdings, which owns 99.87% of our common shares, 89.9% of our Class A preferred securities, and 100% of our Class D preferred securities, is also affiliated with us. The Bank owns 99.9% of Holdings' capital shares and Huntington Bancshares owns 100% of the Bank's capital shares. Thus, the Bank and Huntington Bancshares may be deemed to beneficially own the Class C preferred securities being offered to the public even though Holdings will be the sole record owner. As described in more detail under the Business section of this prospectus, we acquired, and in the future will acquire, assets from Holdings and have made arrangements through Holdings for the servicing of the loans in which we have a participation interest under a subparticipation agreement between Holdings and us and a participation agreement between Holdings and the Bank.

         In connection with the offering to the public, the Underwriters, may purchase and sell the Class C preferred securities in the open market. These transactions may include syndicate covering transactions and stabilizing transactions. Stabilizing transactions consist of certain bids or purchases of the Class C preferred securities made for the purpose of preventing or retarding a decline in the market price of the Class C preferred securities while the offering is in progress. Syndicate covering transactions involve purchases of the Class C preferred securities in the open market after the distribution has been completed to cover syndicate short positions. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. The Underwriters will not have an overallotment option with respect to the distribution of the Class C preferred securities, and any short position of the Underwriters will be a "naked" short position. A naked short position may be created if the Underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. The Underwriters must close out any naked short position by purchasing shares in the open market. Similar to other purchase transactions, the Underwriters' purchases to cover short sales may have the effect of raising or maintaining the market price of the Class C preferred securities or preventing or retarding a decline in the market price of the Class C preferred securities.

         The Representatives, on behalf of the Underwriters also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Representatives, in covering syndicate short positions or making stabilizing purchases, repurchases Class C preferred securities originally sold by that syndicate member.

         Any of these activities may cause the price of the Class C preferred securities to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

         We and Holdings will agree to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect of any of those liabilities.

         We have applied to list the Class C preferred securities on The Nasdaq National Market under the symbol "HPCC". Prior to the offering to the public, there has been no public market for the Class C preferred securities. Consequently, the initial offering price for the Class C preferred securities was determined by Holdings and us and the initial public offering price for the Class C preferred securities was determined by negotiations between Holdings and Salomon Smith Barney Inc. There can be no assurance, however, that the prices at which the Class C preferred securities will sell in the public market after the initial public offering will not be lower than the price at which they are sold by the Underwriters or that an active trading market in the Class C preferred securities will develop and continue after offering to the public.

         We and Holdings will agree that, for the period beginning on the date of the underwriting agreement and continuing for 30 days thereafter, we will not, without the prior written consent of the Representatives, dispose of or hedge any securities, including any backup undertakings of such securities, in each case that are substantially similar to the Class C preferred securities, or any securities convertible into or exchangeable for the Class C preferred securities or such substantially similar securities. The Representatives may release any of the securities subject to this lock-up at any time without notice.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999, and for each of the three years ended December 31, 2000, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the Class C preferred securities offered hereby and certain other legal and certain tax matters described under "Federal Income Tax Considerations" will be passed upon for us by Porter, Wright, Morris & Arthur LLP. The validity of the Class C preferred securities will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton. In rendering its opinion, Cleary, Gottlieb, Steen & Hamilton will rely, as to matters of Ohio law, on the opinion of Porter, Wright, Morris & Arthur LLP.


                                    GLOSSARY

         "Automobile loan" means a loan secured by a motor vehicle.

         "Commercial mortgage loan" means a whole loan secured by a mortgage or deed of trust on a multi-family residential or commercial real estate property.

         "Conditional Exchange" means the exchange on a share-for-share basis of our Class C preferred securities for Bank preferred securities upon the issuance of an OCC directive after the occurrence of a Supervisory Event.

         "Consumer loan" means a loan secured by a second mortgage primarily on the borrower's primary residence.

         "Dividend payment date" means each quarterly date upon which dividends are paid by us to the holders of the Class C preferred securities.

         "Dividend period" means any quarterly dividend period.

         "Excess securities" means the securities of any class or series of preferred securities owned, or deemed to be owned, by or transferred to a shareholder in excess of the ownership limit.

         "Five or Fewer Test" means the Internal Revenue Code requirement that not more than 50% in value of our outstanding securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue
Code).

         "FFO" means funds from operations and is equal to net income, calculated according to generally accepted accounting principles in the United States, plus depreciation of real or personal property used to generate income, less any gain on the sale of real estate plus any loss on the sale of real estate.

         "Indebtedness" means all indebtedness for borrowed money and any guarantees of indebtedness for borrowed money.

         "Independent Directors" means the members of our board of directors who are not current directors, officers or employees of us, Huntington Bancshares, the Bank, Holdings, or any affiliate of any of them.

          "Initial dividend period" means the first dividend period.

         "Junior Stock" means common shares and all other classes and series of shares which rank below the Class C preferred securities as to dividend rights and rights upon liquidation, winding up, or dissolution.

         "LIBOR" means the London Interbank Offer Rate, which is the rate for three-month deposits in U.S. dollars overseas and is sometimes used as an index upon which loan interest rates are based.

         "Loan-to-value ratio" means, with respect to any mortgage loan, the ratio (expressed as a percentage) of the original principal amount of such mortgage loan to the lesser of (1) the appraised value at origination of the mortgaged property underlying such mortgage loan and (2) if the mortgage loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

         "Mortgage assets" means real estate mortgage assets.

         "Mortgage-backed securities" means securities either issued or guaranteed by agencies of the Federal government or government sponsored agencies or that are rated by at least one nationally recognized independent rating organization and that represent interests in or obligations backed by pools of mortgage loans.

         "Mortgage loans" means whole loans secured by single-family, one- to four-unit, residential, multi-family residential, or commercial real estate properties.

         "Nonaccrual status" means a loan on which, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement or on which the principal or interest is generally past due 90 days or more and collateral, if any, is insufficient to cover principal and interest.

         "One Hundred Persons Test" means the Internal Revenue Code requirement that our capital stock be owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

         "Other authorized investments" means non-mortgage-related securities authorized by Section 856(c)(5)(B) of the Internal Revenue Code, in an amount which will not exceed 20% of the value of our total assets. Non-mortgage related security is defined in the Investment Company Act. Under the Investment Company Act, the term "security" means, in part, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities.

         "OREO" means Other Real Estate Owned.

         "Parity Stock" means the Class A and Class D preferred securities and any class and series of our equity securities designated in the future as being on a parity with the Class C preferred securities as to dividend rights and rights upon liquidation, winding up, or dissolution.

         "Permitted Indebtedness" means (1) Indebtedness incurred by us in an aggregate amount not to exceed 20% of our shareholders' equity as determined in accordance with generally accepted accounting principles, plus (2) any additional Indebtedness related to any and all advances or other financial accommodations made or granted from time to time by the Federal Home Loan Bank of Cincinnati to or for the benefit of the Bank whether now existing or arising after the date of this prospectus, where we participate as a co-borrower, guarantor, or in any other capacity where our assets are pledged as collateral.

          "Portfolio" means the current portfolio of mortgage loans and other loans held by us.

          "Prime rate" is the short-term interest rate quoted by a commercial bank as an indication of the rate being charged on loans to its best commercial customers and is sometimes used as an index upon which loan interest rates are based.

          "REIT" means a real estate investment trust as defined pursuant to the REIT Requirements, or any successor provisions of the Internal Revenue Code.

          "REIT Requirements" means Sections 856 through 860 of the Internal Revenue Code and the applicable Treasury regulations.

         "REIT taxable income" means the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (a) certain deductions are not available, such as the deduction for dividends received, (b) it may deduct dividends paid (or deemed paid) during the taxable year, (c) net capital gains and losses are excluded and
(d) certain other adjustments are made.

         "Residential mortgage loan" means a whole loan secured by a mortgage or deed of trust on a residential real estate property.

         "Senior Stock" means any class and series of our securities expressly designated as being senior to the Class C preferred securities.

         "Supervisory Event" means the occurrence of one of the following:

         - the Bank becomes "undercapitalized" under prompt corrective action regulations,

         -        the Bank is placed into conservatorship or receivership, or

         - the OCC, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term.

                       HUNTINGTON PREFERRED CAPITAL, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                                                         Page
                                                                                                         ----
Report of Ernst & Young, LLP, Independent Auditors................................................        F-1

Consolidated Balance Sheets as of December 31, 2000 and 1999
   and June 30, 2001 and 2000 (unaudited).........................................................        F-2

Consolidated Statements of Income for the years ended December 31, 2000, 1999, and 1998
   and the six months ended June 30, 2001 and 2000 (unaudited)....................................        F-3

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31,
    2000, 1999, and 1998 and the six months ended June 30, 2001 (unaudited).......................        F-4

Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999, and 1998
   and the six months ended June 30, 2001 and 2000 (unaudited)....................................        F-5

Notes to Consolidated Financial Statements........................................................        F-6

Pro Forma Consolidated Financial Statements (unaudited)...........................................       F-13

Pro Forma Consolidated Balance Sheet as of June 30, 2001 (unaudited)..............................       F-14

Pro Forma Consolidated Statement of Income for the six months ended June 30, 2001 (unaudited).....       F-15

Pro Forma Consolidated Statement of Income for the twelve months
   ended December 31, 2000........................................................................       F-16

Notes to Unaudited Pro Forma Consolidated Financial Statements....................................       F-17

                         Report of Independent Auditors


To the Board of Directors and Shareholders
Huntington Preferred Capital, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheets of Huntington Preferred Capital, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntington Preferred Capital, Inc. and Subsidiary at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                            /s/Ernst & Young LLP


Columbus, Ohio
May 16, 2001

                       HUNTINGTON PREFERRED CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------------------------------------
                                                               JUNE 30,                               DECEMBER 31,
                                                -------------------------------------    ---------------------------------------
(in thousands of dollars)                             2001                2000                  2000                1999
----------------------------------------------  -----------------    ----------------    ------------------ --------------------
                                                 (Unaudited)          (Unaudited)
ASSETS
Cash and due from banks                                 $ 64,193           $ 167,844              $ 61,403            $ 167,135
Interest bearing deposits in banks                       633,003             449,224               818,872               67,071
Due from Huntington Preferred
   Capital Holdings, Inc.                                157,033              53,437               159,902                  ---
Loan participations purchased
   Commercial                                            524,297             723,549               614,956              813,809
   Consumer Secured by Real Property                   1,053,293             861,457               971,594              791,396
   Residential Mortgage                                  586,347             700,640               355,571              749,563
   Commercial Mortgage                                 4,107,659           3,700,522             3,894,527            3,688,669
                                                -----------------    ----------------    ------------------ --------------------
                                                       6,271,596           5,986,168             5,836,648            6,043,437
     Less allowance for loan losses                       90,724              94,091                91,826              104,151
                                                -----------------    ----------------    ------------------ --------------------
Net loan participations purchased                      6,180,872           5,892,077             5,744,822            5,939,286
                                                -----------------    ----------------    ------------------ --------------------
Premises and equipment                                       789                 ---                   ---                  ---
Accrued income and other assets                           51,189              43,820                48,625               39,546
                                                -----------------    ----------------    ------------------ --------------------

TOTAL ASSETS                                         $ 7,087,079          $6,606,402           $ 6,833,624          $ 6,213,038
                                                =================    ================    ================== ====================

LIABILITIES AND SHAREHOLDERS' EQUITY
Due from Huntington Preferred
   Capital Holdings, Inc.                                  $ ---               $ ---                 $ ---                $ 730
                                                -----------------    ----------------    ------------------ --------------------
     Total Liabilities                                       ---                 ---                   ---                  730
                                                -----------------    ----------------    ------------------ --------------------

Shareholders' equity
     Class A Preferred stock, $1,000 par
          value - 1,000 shares authorized,
          issued and outstanding                           1,000               1,000                 1,000                1,000
     Class B Preferred stock, $1,000 par
          value, noncumulative and
          conditionally exchangeable -
          authorized 500,000 shares;
          400,000 and no shares issued
          and outstanding, respectively                  400,000                 ---               400,000                  ---
     Common stock - without par value;
          14,000,000 shares authorized,
          issued, and outstanding                      6,349,149           6,303,869             6,341,717            6,143,103
     Retained earnings                                   336,930             301,533                90,907               68,205
                                                -----------------    ----------------    ------------------ --------------------
     Total Shareholders' Equity                        7,087,079           6,606,402             6,833,624            6,212,308
                                                -----------------    ----------------    ------------------ --------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
   EQUITY                                            $ 7,087,079          $6,606,402           $ 6,833,624          $ 6,213,038
                                                =================    ================    ================== ====================


See notes to consolidated financial statements.

                       HUNTINGTON PREFERRED CAPITAL, INC.

CONSOLIDATED STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------------------------

                                                       SIX MONTHS ENDED                         TWELVE MONTHS ENDED
                                                           JUNE 30,                                 DECEMBER 31,
(in thousands of dollars,                      ---------------------------------  --------------------------------------------------
   except per share amounts)                         2001             2000             2000              1999              1998
---------------------------------------------  ----------------  ---------------  ---------------  ----------------  ---------------
                                                           (Unaudited)
Interest and fee income
   Interest on loan participations purchased
      Commercial                                   $    19,890     $     27,532      $    53,496        $  74,318      $    42,798
      Consumer Secured by Real Property                 47,316           36,200           78,327           65,832           26,204
      Residential Mortgage                              21,504           30,605           46,421           59,599           39,379
      Commercial Mortgage                              140,782          130,882          273,669          270,300          172,214
                                               ----------------  ---------------  ---------------  ---------------  ---------------
                                                       229,492          225,219          451,913          470,049          280,595
   Fees                                                  3,750            1,915            4,092            7,043            4,225
   Interest bearing deposits in banks                   17,311           10,308           33,095           14,111           13,600
                                               ----------------  ---------------  ---------------  ---------------  ---------------
TOTAL INTEREST AND FEE INCOME                          250,553          237,442          489,100          491,203          298,420
                                               ----------------  ---------------  ---------------  ---------------  ---------------

NET INTEREST INCOME                                    250,553          237,442          489,100          491,203          298,420
Provision for loan losses                                  371              ---              ---              ---              ---
                                               ----------------  ---------------  ---------------  ---------------  ---------------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                           250,182          237,442          489,100          491,203          298,420
                                               ----------------  ---------------  ---------------  ---------------  ---------------

Non-interest income
   Rent                                                     28              ---              ---              ---              ---

Non-interest expense
   Personnel and related costs                              81               81              162              162               95
   Occupancy expense                                         7              ---              ---              ---              ---
   Legal and other professional services                    16                1              ---              310              ---
   Management fees                                       4,083            4,032            7,821            7,762            4,456
                                               ----------------  ---------------  ---------------  ---------------  ---------------
                                                         4,187            4,114            7,983            8,234            4,551
                                               ----------------  ---------------  ---------------  ---------------  ---------------
INCOME BEFORE INCOME TAXES                             246,023          233,328          481,117          482,969          293,869
Provision for income taxes                                 ---              ---              ---              ---              ---
                                               ----------------  ---------------  ---------------  ---------------  ---------------

NET INCOME                                         $   246,023     $    233,328      $   481,117        $ 482,969      $   293,869
                                               ================  ===============  ===============  ===============  ===============

NET INCOME APPLICABLE TO COMMON SHARES             $   246,023     $    233,328      $   481,037        $ 482,889      $   293,869
                                               ================  ===============  ===============  ===============  ===============
PER COMMON SHARE(1)
  Net income
  Basic and diluted                                $     17.57     $     16.67       $     34.36        $   34.39      $     20.99
 Cash Dividends                                    $       ---     $       ---       $     32.74        $   29.55      $     20.99

AVERAGE COMMON SHARES(1)
  Basic and diluted                                 14,000,000      14,000,000        14,000,000       14,000,000       14,000,000

(1) Adjusted for the 18,666.66667-to-1 stock split in April 2001.




See notes to consolidated financial statements.

                       HUNTINGTON PREFERRED CAPITAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------


                                                       PREFERRED                    COMMON               RETAINED
                                               ------------------------  ---------------------------     (DEFICIT)
(in thousands, except per share amounts)          SHARES       STOCK        SHARES          STOCK         EARNINGS        TOTAL
--------------------------------------------   -----------  -----------  -------------  -------------   ------------  -------------
BALANCE -- JANUARY 1, 1998                            ---        $ ---            750          $ 954         $ (924)          $ 30

    Net income                                                                                              293,869        293,869
    Paid in capital in excess of par value
        in consideration for the purchase
        of loan participations, net                                               ---      7,163,348                     7,163,348
    Return of capital ($92.57 per share)                                                  (1,296,005)                   (1,296,005)
    Cash dividends declared on common
       stock ($20.99 per share)                                                                            (293,869)      (293,869)
                                               -----------  -----------  -------------  -------------   ------------  -------------
BALANCE -- DECEMBER 31, 1998                          ---          ---            750      5,868,297           (924)     5,867,373
                                               -----------  -----------  -------------  -------------   ------------  -------------

    Net income                                                                                              482,969        482,969
    Issuance of Class A preferred stock             1,000        1,000                                                       1,000
    Paid in capital in excess of par value
        in consideration for the purchase
        of loan participations, net                                               ---        274,806                       274,806
    Cash dividends declared on common
       stock ($29.55 per share)                                                                            (413,760)      (413,760)
    Cash dividends declared on preferred
       stock ($80 per share)                                                                                    (80)           (80)
                                               -----------  -----------  -------------  -------------   ------------  -------------
BALANCE -- DECEMBER 31, 1999                        1,000        1,000            750      6,143,103         68,205      6,212,308
                                               -----------  -----------  -------------  -------------   ------------  -------------

    Net income                                                                                              481,117        481,117
    Issuance of Class B preferred stock           400,000      400,000                                                     400,000
    Paid in capital in excess of par value
        in consideration for the purchase
        of loan participations, net                                               ---        198,614                       198,614
    Cash dividends declared on common
       stock ($32.74 per share)                                                                           (458,335)      (458,335)
    Cash dividends declared on preferred
       stock ($80 per share)                                                                                    (80)           (80)
                                               -----------  -----------  -------------  -------------   ------------  -------------
BALANCE -- DECEMBER 31, 2000                      401,000      401,000            750      6,341,717         90,907      6,833,624
                                               -----------  -----------  -------------  -------------   ------------  -------------

    Net income                                                                                              246,023        246,023
    Common shares issued in
       18,666.66667-to-1 stock split                                       13,999,250            ---
    Paid in capital in excess of par value
        in consideration for the purchase
        of loan participations, net                                               ---          7,432                         7,432
                                               -----------  -----------  -------------  -------------   ------------  -------------
BALANCE -- JUNE 30,
   2001 (UNAUDITED)                               401,000    $ 401,000     14,000,000    $ 6,349,149      $ 336,930    $ 7,087,079
                                               ===========  ===========  =============  =============   ============  =============


See notes to consolidated financial statements.

                       HUNTINGTON PREFERRED CAPITAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------

                                                          SIX MONTHS ENDED                       TWELVE MONTHS ENDED
                                                              JUNE 30,                               DECEMBER 31,
                                                 ------------------------------  --------------------------------------------------
(in thousands of dollars)                              2001             2000           2000              1999            1998
------------------------------------------------ --------------  --------------  ----------------  ---------------  ---------------
                                                    (Unaudited)
OPERATING ACTIVITIES
       Net Income                                    $ 246,023        $233,328         $ 481,117        $ 482,969        $ 293,869
       Adjustments to reconcile net income to
       net cash provided by operating activities
            Depreciation                                     7             ---               ---              ---              ---
            Increase in accrued interest and
               other assets                           (229,542)       (229,966)         (456,704)        (715,058)        (274,217)
            Increase (decrease) in Due from/to
                Huntington Preferred Capital
                Holdings, Inc.                           2,869         (54,167)         (160,632)            (955)           1,676
                                                 --------------  --------------  ----------------  ---------------  ---------------
NET CASH PROVIDED BY (USED FOR)
   OPERATING ACTIVITIES                                 19,357         (50,805)         (136,219)        (233,044)          21,328
                                                 --------------  --------------  ----------------  ---------------  ---------------

INVESTING ACTIVITIES
       Decrease (increase) in interest
          bearing deposits in banks                    185,869        (382,153)         (751,801)         (67,071)             ---
       Participation interests purchased            (3,195,323)     (2,552,484)       (6,747,027)      (6,589,409)      (2,362,702)
       Sales and repayments on loans
          underlying participations                  2,993,684       2,986,151         7,587,730        7,478,648        3,922,098
       Purchase of premises and equipment                 (797)            ---               ---              ---              ---
                                                 --------------  --------------  ----------------  ---------------  ---------------
NET CASH (USED FOR) PROVIDED BY
   INVESTING ACTIVITIES                                (16,567)         51,514            88,902          822,168        1,559,396
                                                 --------------  --------------  ----------------  ---------------  ---------------

FINANCING ACTIVITIES
       Proceeds from issuance of Class A
          preferred stock                                  ---             ---               ---            1,000              ---
       Proceeds from issuance of Class B
          preferred stock                                  ---             ---           400,000              ---              ---
       Dividends paid on common stock                      ---             ---          (458,335)        (545,600)        (162,029)
       Dividends paid on Class A
          preferred stock                                  ---             ---               (80)             (80)             ---
       Return of capital to Huntington
          Preferred Capital Holdings, Inc.                 ---             ---               ---              ---       (1,296,005)
                                                 --------------  --------------  ----------------  ---------------  ---------------
NET CASH USED FOR FINANCING
   ACTIVITIES                                              ---             ---           (58,415)        (544,680)      (1,458,034)
                                                 --------------  --------------  ----------------  ---------------  ---------------
CHANGE IN CASH AND CASH
   EQUIVALENTS                                           2,790             709          (105,732)          44,444          122,690
CASH AND CASH EQUIVALENTS:
   AT BEGINNING OF PERIOD                               61,403         167,135           167,135          122,691                1
                                                 --------------  --------------  ----------------  ---------------  ---------------
   AT END OF PERIOD                                   $ 64,193        $167,844          $ 61,403        $ 167,135        $ 122,691
                                                 ==============  ==============  ================  ===============  ===============

Supplemental information:
       Capital contributions from common
          stockholder in the form of loans             $ 7,432        $160,766         $ 198,614        $ 274,806      $ 7,163,348
       Income taxes paid                                   ---             ---               ---              ---              ---
       Interest paid                                       ---             ---               ---              ---              ---


See notes to consolidated financial statements.

                       HUNTINGTON PREFERRED CAPITAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             NOTE 1 - ORGANIZATION
                             ---------------------

     Huntington Preferred Capital, Inc. (HPCI) is a real estate investment trust
(REIT) organized under Ohio law in 1992. HPCI is a subsidiary of Huntington Preferred Capital Holdings, Inc. (Holdings), an Indiana corporation. Holdings is a subsidiary of The Huntington National Bank (HNB), a national banking association organized under the laws of the United States and headquartered in Columbus, Ohio. HNB is a wholly owned subsidiary of Huntington Bancshares Incorporated (HBI). HPCI has one subsidiary, HPCLI, Inc., formed in March 2001 for the purpose of holding certain assets (primarily leasehold improvements) expected to be transferred into and then contributed by HPCI to this subsidiary in exchange for common shares of HPCLI, Inc.

     HPCI was initially formed to acquire, hold, and manage property acquired by the HNB in foreclosure (Other Real Estate Owned or OREO property). In May 1998, HPCI began to acquire, hold, and manage participation interests in mortgage assets and other authorized investments in a manner so as to qualify as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended. As a REIT, HPCI is generally not subject to federal income tax on net income and capital gains that it distributes to its shareholders. All of the OREO property was sold prior to May 1998 and HPCI has not held OREO property since that time.

     In May 1998, Holdings entered into a loan participation agreement with HNB that granted Holdings 95% participation interests in various commercial, consumer, and mortgage loans identified from time to time by HNB. HPCI entered into a loan subparticipation agreement with Holdings, which granted a 100% participation interests in Holdings' participation interests in those same loans. In March 2001, Holdings purchased for cash additional 4% participation interests in such loans from HNB pursuant to an amendment to the loan participation agreement. HPCI then purchased for cash the additional 4% participation interests from Holdings pursuant to an amendment to the loan subparticipation agreement. Thus, HPCI currently owns 99% participation interests in those commercial, consumer, and mortgage loans.

     In January 1999, HPCI issued 1,000 Class A preferred securities, at a liquidation preference of $1,000 per share. The Class A preferred securities are non-voting and have a dividend rate of $80.00 per share per year. In December 2000, HPCI issued 400,000 Class B preferred securities, at a liquidation preference of $1,000 per share. All of the Class B preferred securities are owned by HPC Holdings-II, Inc., a subsidiary of HBI. The Class B preferred securities have a variable dividend rate based on London Interbank Offered Rate (LIBOR) which is determined quarterly.

     In February 2001, HBI purchased 18,667 common shares from Holdings ( restated to reflect the April 2001 18,666.66667-for-1 stock split) for approximately $8.4 million and one Holdings common share from HNB for approximately $6.7 million. HBI owns .1% and Holdings owns 99.9% of the issued and outstanding common shares of HPCI.

     In April 2001, HPCI created three new classes of preferred securities, Class C & Class D preferred securities and blank check preferred securities. HPCI intends to issue the Class C preferred securities to the public for the purpose of increasing HNB's consolidated regulatory capital and to raise funds for Holdings, which may be distributed or loaned to, or held on deposit with HNB. At the same time, HPCI intends to issue to Holdings approximately 14 million Class D preferred securities . Like the Class C preferred securities, it is anticipated that dividends on the Class D preferred securities will be noncumulative and the securities will have a 1/10th vote per share. The Class D preferred securities will rank senior to common shares and Class B preferred securities and on a parity with the Class A and Class C preferred securities. It is anticipated that HPCI will receive from Holdings $25 per Class D preferred security, or $350 million in the aggregate, payable in additional participation interests in certain commercial and real estate loans and, to a lesser extent, participation interests in certain automobile loans, as well as certain leasehold improvements.

                       HUNTINGTON PREFERRED CAPITAL, INC.

                    NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
                    ----------------------------------------

     BASIS OF PRESENTATION: The audited consolidated financial statements include the accounts of HPCI and its subsidiary and are presented in conformity with accounting principles generally accepted in the United States (GAAP). The unaudited interim consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These unaudited consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange
Commission and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted.

     The preparation of audited consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.


     LOAN PARTICIPATIONS: Participation interests in loans are generally purchased from the Bank by Holdings at the Bank's carrying value, which is the principal amount outstanding plus accrued interest, net of unearned income, if any. Similarly, participation interests in loans are generally purchased from Holdings by HPCI at Holdings' carrying value.

     Interest income is primarily accrued based on unpaid principal balances of the underlying loans as earned. The underlying commercial and real estate loans are placed on non-accrual status and stop accruing interest when collection of principal or interest is in doubt. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior year amounts generally charged off as a credit loss. Consumer loans are not placed on non-accrual status; rather they are charged off in accordance with regulatory statutes governing HNB. Consistent with these statutes, consumer loans are charged off when HNB, as servicer, determines that a loan is doubtful of collection. Generally, this occurs when a loan is 120 days past due. HPCI uses the cost recovery method in accounting for cash received on non-accrual loans. Under this method, cash receipts are applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. When, in management's judgment, the borrower's ability to make periodic interest and principal payments resumes, the loan is returned to accrual status.

     Net deferred loan fees and costs, when applicable, are amortized as an adjustment of the related loan yields using the interest method.

     ALLOWANCE FOR LOAN LOSSES: An allowance for loan losses was transferred to HPCI from HNB on seasoned loans underlying the participations at the time the participations were purchased. The allowance for loan losses reflects management's judgment as to the level considered appropriate to absorb inherent losses in the loan participation portfolio. This judgment is based on a review of individual loans underlying the participations, historical loss experience of similar loans owned by HNB, economic conditions, portfolio trends, and other factors. When necessary, the allowance for loan losses will be adjusted through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan balance, or a portion thereof, is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

     The portion of the allowance for loan losses related to impaired loans (non-accruing and restructured credits, exclusive of smaller, homogeneous loans) is based on discounted cash flows using the loans initial effective interest rate or the fair value of the collateral for collateral-dependent loans.

     PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives employed are on average 30 years for buildings, 10 to 20 years for building improvements, 10 years for land improvements, 3 to 7 years for equipment, and 10 years for furniture and fixtures.

     INCOME TAXES: HPCI has elected to be treated as a REIT for Federal income tax purposes and intends to comply with the provisions of the Code. Accordingly, HPCI will not be subject to Federal income tax to the extent it distributes its earnings to stockholders and as long as certain asset, income and stock ownership tests are met in

                       HUNTINGTON PREFERRED CAPITAL, INC.

accordance with the Code. As HPCI expects to qualify as a REIT for Federal income tax purposes, no provision for income taxes is included in the accompanying financial statements.

     STATEMENT OF CASH FLOWS: Cash and cash equivalents are defined as "Cash and due from banks". There were no interest payments or Federal income tax payments made in any year presented.

--------------------------------------------------------------------------------

                          NOTE 3 - LOAN PARTICIPATIONS
                          ----------------------------


        At June 30, 2001 and 2000, December 31, 2000 and 1999, loan participations were comprised of the following:
----------------------------------------------------------------------------------------------------------------------
                                                 JUNE 30,                           DECEMBER 31,
                                              ----------------------------------   -----------------------------------
(in thousands of dollars)                             2001              2000               2000                1999
----------------------------------------------------------------------------------------------------------------------
                                                (Unaudited)
Commercial                                          $ 524,297         $ 723,549          $ 614,956          $ 813,809
Consumer secured by real property                   1,053,293           861,457            971,594            791,396
Residential real estate                               586,347           700,640            355,571            749,563
Commercial real estate                              4,107,659         3,700,522          3,894,527          3,688,669
                                              ----------------  ----------------   ----------------    ---------------
Total loan participations                         $ 6,271,596       $ 5,986,168        $ 5,836,648        $ 6,043,437
                                              ================  ================   ================    ===============


Note: There are no underlying loans outstanding which would be considered a concentration of lending in any particular industry, group of industries, or business activity. Underlying loans are, however, concentrated in the five states of Ohio, Michigan, Florida, Indiana, and Kentucky and comprise 97.3% of the portfolio at June 30, 2001.

     On July 12, 2001, HBI announced a comprehensive strategic and financial restructuring plan. Under the plan, HBI will, among other things, divest its Florida retail and corporate banking businesses. On September 26, 2001, HBI announced that it has entered into an agreement to sell its Florida operations to SunTrust Banks, Inc. Approximately $1.2 billion of loans underlying HPCI's participation interests, representing 18% of its total assets, will be included in this sale. HPCI will receive cash for the sale of its participation interests and intends to distribute that cash to its common shareholders. HPCI does not anticipate that any proceeds received from the sale of its participation interests will be distributed to its preferred security holders. It is anticipated that the sale of HBI's Florida operations, which is subject to regulatory approval and other customary conditions, will close in the first quarter of 2002.

--------------------------------------------------------------------------------

                       Note 4 - Allowance for Loan Losses
                       ----------------------------------

     A summary of the transactions in the allowance for loan losses follows for the first six months of 2001 and 2000 and each of the three years ended December 31:
-----------------------------------------------------------------------------------------------------------------------------------
                                       JUNE 30,                              DECEMBER 31,
                                    ------------------------------------    -------------------------------------------------------
(in thousands of dollars)                2001               2000                 2000                1999               1998
-----------------------------------------------------------------------------------------------------------------------------------
                                      (UNAUDITED)
BALANCE, BEGINNING OF YEAR                $ 91,826            $ 104,151           $ 104,151            $ 87,799              $ ---
Allowance of loan participations
   acquired/(redeemed)                        (266)             (11,551)             (9,434)             25,988             88,789
Net loan losses                             (1,207)               1,491              (2,891)             (9,636)              (990)
Provision for loan losses                      371                  ---                 ---                 ---                ---
                                    ---------------   ------------------    ----------------    ----------------   ----------------
BALANCE, END OF YEAR                      $ 90,724             $ 94,091            $ 91,826           $ 104,151           $ 87,799
                                    ===============   ==================    ================    ================   ================

                       HUNTINGTON PREFERRED CAPITAL, INC.

     HPCI allocates the Allowance for Loan Losses (ALL) to each loan category based on a detailed credit quality review performed periodically on specific commercial loans based on size and relative risk and other relevant factors such as portfolio performance, internal controls, and impacts from mergers and acquisitions. Loss factors are applied on larger, commercial and industrial and commercial real estate credits and represent management's estimate of the inherent loss. The portion of the allowance allocated to homogeneous consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio giving consideration to existing economic conditions and trends.

     Projected loss ratios incorporate factors such as trends in past due and non-accrual amounts, recent loan loss experience, current economic conditions, risk characteristics, and concentrations of various loan categories. Actual loss ratios experienced in the future, however, could vary from those projected because a loan's performance depends not only on economic factors but also other factors unique to each customer. The diversity in size of corporate commercial loans can be significant as well and even if the projected number of loans deteriorates, the dollar exposure could significantly vary from estimated amounts. Additionally, the impact on individual customers from recent economic events may yet be known. To ensure adequacy to a higher degree of confidence, a portion of the ALL may be considered unallocated. While amounts are allocated to various portfolio segments, the total ALL, excluding impairment reserves prescribed under provisions of Statement of Financial Accounting Standard No. 114, is available to absorb losses from any segment of the loan participation portfolio.

     An underlying loan involved in a participation purchased by HPCI is considered impaired when, based on current information and events, it is determined that estimated cash flows are less than the cash flows estimated at the date of purchase. A loan originated by HNB is considered impaired when, based on current information and events, it is probable that it will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower. This includes the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Loan impairment is measured on a loan-by-loan basis by comparing the recorded investment in the loan to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Loans totaling $ 71.3 million (unaudited) and $ 38.4 million (unaudited) at June 30, 2001 and 2000, compared with $41.9 million at December 31, 2000, and $38.5 million and $17.0 million at year-end 1999 and 1998, which have been identified as impaired and were on nonaccrual status, have been measured by the fair value of existing collateral.

--------------------------------------------------------------------------------

                        NOTE 5 - PREMISES AND EQUIPMENT
                        -------------------------------

        At June 30, 2001 and 2000, and December 31, 2000 and 1999, premises and equipment stated at cost were comprised of the following:
-----------------------------------------------------------------------------------------------------------------------
                                                                      JUNE 30,                      DECEMBER 31,
                                                            ---------------------------    ----------------------------
(in thousands of dollars)                                      2001            2000           2000           1999
-----------------------------------------------------------------------------------------------------------------------
                                                            (Unaudited)
Land and land improvements                                       $ 365             $ -            $ -             $ -
Buildings                                                          533               -              -               -
                                                            -----------     -----------    -----------    -------------
    Total premises and equipment                                   898               -              -               -
Less accumulated depreciation and amortization                     109               -              -               -
                                                            -----------     -----------    -----------    -------------
NET PREMISES AND EQUIPMENT                                       $ 789             $ -            $ -             $ -
                                                            ===========     ===========    ===========    =============

                       HUNTINGTON PREFERRED CAPITAL, INC.

Depreciation expense charged to expense was:
                                                    SIX MONTHS ENDED
                                                         JUNE 30,               TWELVE MONTHS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                           2001         2000         2000            1999           1998
----------------------------------------------------------------------------------------------------------------------
                                                 (UNAUDITED)
Total depreciation of premises and
   equipment                                            $ 7        $ ---         $ ---          $ ---           $ ---
                                                 ===========  ===========  ============    ===========    ============


The above assets were purchased from HPCI's parent company, Huntington Preferred Capital Holdings, Inc.


                       NOTE 6 - DIVIDENDS AND STOCK SPLIT
                       ----------------------------------

     Holders of Class A preferred securities are entitled to receive, if, when and as authorized and declared by the Board of Directors of HPCI out of funds legally available, dividends at a rate of $80.00 per share per annum of the initial liquidation preference ($1,000.00 per share). Dividends on the Class A preferred securities, if authorized and declared, are payable annually in December to holders of record on the respective record dates fixed for such purpose by the Board of Directors in advance of payment. Dividends to the holders of the Class A preferred securities totaled $80,000 in each of the years ended December 31, 2000 and 1999.

     The holders of the Class B preferred securities are entitled to receive dividends at a variable rate based on the three-month London Interbank Offered Rate (LIBOR) published on the first day of each calendar quarter. Dividends on the Class B preferred securities are declared quarterly and payable annually and are non-cumulative. The Board of Directors may declare dividends on Class B preferred securities and may set apart funds for payment of dividends at the time of declaration. Any dividend when and if declared by the Board of Directors out of funds legally available shall be payable annually on a date fixed by the Board of Directors. No dividend, except payable in common shares, shall be declared or paid upon Class B preferred securities unless dividend obligations are satisfied on the Class A preferred securities.

     For the offered Class C preferred securities, dividends are payable if, when, and as declared by the Board of Directors of HPCI. If declared, dividends are payable quarterly in arrears. Dividends accrue in each quarterly period from the first day of each period, whether or not dividends are paid with respect to the preceding period. Dividends are not cumulative and if no dividend is paid on the Class C preferred securities for a quarterly dividend period, the payment of dividends (i) on HPCI's common stock and (ii) on other HPCI-issued securities ranking junior to the Class C preferred securities will be prohibited for that period and at least the following three quarterly dividend periods.


     The holders of common shares are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, subject to any preferential dividend rights of any outstanding preferred securities. Dividends on common stock declared and paid for each of the years ended December 31, 2000, 1999, and 1998 were $458,335, $413,760, and $293,869, respectively.
There were no dividends paid for the most recent six month period ended June 30, 2001.

     In April 2001, the Board of Directors declared a 18,666.66667-for-1 stock split on its common stock outstanding. The result of the transaction increased the number of authorized, issued, and outstanding common shares from 750 to 14 million. Earnings per share data has been restated for this stock split .

                       HUNTINGTON PREFERRED CAPITAL, INC.

                      NOTE 7 - RELATED PARTY TRANSACTIONS
                      -----------------------------------

     HPCI holds a 100% subparticipation interest through an agreement with Holdings and Holdings holds a 99% participation interest in loans originated by HNB and its subsidiaries. The participation and subparticipation interests are in commercial, commercial mortgage, residential real estate, and consumer loans secured by real property that were either directly underwritten by HNB and its subsidiaries or acquired by HNB. HPCI expects to continue to purchase such interests in the future from Holdings. See Note 3 for the amount of the participations outstanding.

     HPCI entered into servicing agreements with HNB whereby HNB performs the servicing of the commercial, commercial mortgage, residential mortgage, and consumer loans underlying the participations held by HPCI in accordance with normal industry practice. The servicing fee HNB charges is .125% per year of the outstanding principal balances of the commercial, commercial mortgage, and consumer loans underlying the participation interests and .282% per year of the interest income collected on the underlying residential mortgages. Servicing fee expense paid to HNB totaled $ 4.1 million (unaudited) and $ 4.0 million (unaudited) for the six months ended June 30, 2001 and 2000, and were $7.8 million for the years ended December 31, 2000 and 1999 and $4.5 million for the year ended December 31, 1998.

     In its capacity as servicer, HNB collects and holds the commercial and mortgage loan payments received on behalf of HPCI until the end of each month. At month end, the payments are transferred to HPCI and accordingly, HPCI does not reflect any receivables for payments from HNB in the accompanying financial statements.

     HPCI, HBI, and HNB share personnel to handle day-to-day operations of the company such as accounting, financial analysis, tax reporting, and other administrative functions. On a monthly basis, HPCI reimburses HNB and HBI for the cost related to the time spent by employees for performing these functions.
 . The personnel costs were $ 81,000 for each of the six months ended June 30, 2001 and 2000, and $162,000 for each of the years ended December 31, 2000 and 1999, compared with $95,000 for the year ended December 31, 1998.

     At December 31, 2000, and for all previous periods presented in the financial statements, Holdings was the owner of 100% of the outstanding common stock of HPCI. Accordingly, Holdings was entitled to receive all common dividends. Common dividends paid for the twelve months ended December 31, 2000 were $458,335 and, $413,760 and $293,869 for the years ended December 31, 1999 and 1998, respectively. In February 2001, HBI purchased 18,667 shares of the 14 million HPCI outstanding common shares from Holdings ( after adjusting for the April 2001 18,666.66667-for-1 stock split). There were no common dividends declared or paid during the most recent six-month period ended June 30, 2001.

     Of the outstanding shares of Class A preferred securities, 89.9% are owned by Holdings while present and past employees of HBI and its subsidiaries own 10.1%. The Class A preferred securities are non-voting and have a dividend rate of $80.00 per share per year. All of the Class B preferred securities owned by HPC Holdings-II, Inc., a subsidiary of HBI. The Class B preferred securities have a variable dividend rate based on London Interbank Offered Rate (LIBOR) which is determined quarterly. Dividends paid on Class A preferred securities were $80,000 for each of the years ended December 31, 2000 and 1999.


     HPCI maintains and transacts all of its cash activity through a non-interest bearing demand deposit account with HNB. In addition, HPCI invests available funds in Eurodollar deposits with HNB for a term of not more than 30 days. the following amounts were on deposit with HNB:


----------------------------------------------------------------------------------------------------------
                                             JUNE 30,                       DECEMBER 31,
                                           ------------------------------   ------------------------------
                                               2001            2000             2000            1999
----------------------------------------------------------------------------------------------------------
                                            (Unaudited)
Non-interest bearing                            $ 64,193       $ 167,844         $ 61,403        $167,135
Interest bearing                                 633,003         449,224          818,872          67,071
                                           --------------  --------------   --------------  --------------
                                               $ 697,196       $ 617,068        $ 880,275       $ 234,206
                                           ==============  ==============   ==============  ==============

                       HUNTINGTON PREFERRED CAPITAL, INC.

     HNB is eligible to obtain advances from various federal agencies such as the Federal Home Loan Bank of Cincinnati, or FHLBC. In the future, HPCI may be asked to act as co-borrower or guarantee HNB's obligations under such advances and/or pledge all or a portion of its assets in connection with those advances. Any such borrowing, guarantee, or pledge would rank senior to the Series C preferred securities upon liquidation. To date, HPCI has never acted as co-borrower or guarantor of any of HNB's obligations under such advances and has never pledged any assets. HNB, however, intends to obtain a line of credit or one or more advances prior to the end of 2001. This line of credit or advances is not to exceed at any one time $800 million in the aggregate from the FHLBC. HPCI may have up to 25% of its assets serve as collateral for such advances. Any such borrowing, guarantee, and/or pledge will not require HPCI to obtain the consent of the holders of its Class C preferred securities in order to complete HNB's transaction.

--------------------------------------------------------------------------------

                  NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS
                  --------------------------------------------

     The following methods and assumptions were used by HPCI to estimate the fair value of the classes of financial instruments:

     Cash and due from banks and interest bearing deposits in banks - The carrying value approximates the fair value for cash and short-term investments.

     Loan participations purchased - Variable rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses in the loan portfolio. Based upon the calculations, the carrying values disclosed in the accompanying financial statements approximate fair value.

                       HUNTINGTON PREFERRED CAPITAL, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


     The unaudited pro forma consolidated financial statements give effect to the sale of loans underlying HPCI's participation interests as a result of sale of HBI's Florida operations to SunTrust Banks, Inc. HPCI believes that up to $1.2 billion of loans underlying its participation interests, representing 18% of its total assets, may be included in this sale. These unaudited pro forma consolidated financial statements reflect the sale based on preliminary accounting adjustments. Estimates relating to the carrying values of certain assets, liabilities and other items have been made as more fully described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the effective date of the sale and, therefore, may differ from those reflected in these unaudited pro forma consolidated financial statements.

     It is anticipated that HPCI will receive cash for the sale of its participation interests at net book value to Holdings and ultimately to HNB. It is HPCI's current intention to then return capital to its common shareholders, after setting aside the appropriate amount of dividends for preferred shareholders, so that HPCI will continue to qualify as a REIT for federal income tax purposes. HPCI does not anticipate that any proceeds received from the sale of its participation interests will be distributed to its preferred security holders. The sale of HBI's Florida operations is expected to close in the first quarter 2002.

     The unaudited pro forma consolidated financial statements on the following pages present:

     - the historical consolidated balance sheet of HPCI as of June 30, 2001, giving effect to the sale of the Florida-related loans underlying its participation interests as if it had occurred on that date; and
     - the issuance of HPCI Class C and Class D preferred securities for loan participations and other assets, and
     - the historical consolidated statements of income of HPCI for the six months ended June 30, 2001, and for the twelve months ended December 31, 2000, in each case giving effect to the sale of the Florida-related loans underlying its participation interests, return of capital to HPCI's common shareholders and estimated preferred dividends on all HPCI's classes of HPCI preferred securities as if it had been effected at the beginning of the periods presented.

These unaudited pro forma results include management's best estimate of the impact of the sale of the Florida loans underlying HPCI's participation interests and the issuance of its Class C and Class D preferred securities in exchange for loan participations and other assets. The unaudited pro forma consolidated financial statements may not be indicative of the financial position or results of operations that actually would have occurred had the transactions been consummated during the periods or as of the dates indicated, or which will be attained in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements, which appear elsewhere in this prospectus.

                       HUNTINGTON PREFERRED CAPITAL, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                AT JUNE 30, 2001
                                  (UNAUDITED)



                                                                     HUNTINGTON                                    HUNTINGTON
                                                      SALE OF        PREFERRED                                     PREFERRED
                                     HUNTINGTON         HPCI         CAPITAL,          SALE OF                      CAPITAL,
                                      PREFERRED      PREFERRED          INC.           FLORIDA       RETURN OF      INC. PRO
(in thousands of dollars)           CAPITAL, INC.    SECURITIES      PRO FORMA      PARTICIPATIONS    CAPITAL         FORMA
                                   ----------------  ------------    -----------    --------------  ------------- --------------
                                                         (A)                              (B)
ASSETS
Cash and due from banks                 $  64,193                     $  64,193                                      $  64,193

Interest bearing deposits in banks        633,003                       633,003       $1,248,671    $(1,248,671)       633,003
Due from Huntington Preferred
 Capital Holdings, Inc.                   157,033                       157,033                                        157,033

Loan participations purchased           6,271,596      $ 371,000      6,642,596       (1,248,957)                    5,393,639
  Less allowance for loan losses           90,724          5,380         96,104          (10,366)                       85,738
                                   ----------------  ------------   -------------    -------------                 -------------
Net loan participations purchased       6,180,872        365,620      6,546,492       (1,238,591)                    5,307,901
                                   ----------------  ------------   -------------    -------------                 -------------
Premises and equipment                        789         31,000         31,789                                         31,789
Accrued income and other assets            51,189          3,380         54,569          (10,080)                       44,489
                                   ----------------  ------------   -------------    -------------  -------------  -------------
TOTAL ASSETS                           $7,087,079     $  400,000     $7,487,079       $    ---      $(1,248,671)   $ 6,238,408
                                   ================  ============   =============    =============  ============= ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Due to Huntington Preferred
   Capital Holdings, Inc.              $    ---                      $    ---         $    ---                       $   ---
                                   ----------------                 -------------    -------------                --------------
     Total Liabilities                      ---                           ---              ---                           ---
                                   ----------------                 -------------    -------------                --------------

Shareholders' equity
     Preferred shares, $25 par value        ---                                                                          ---
     Class A Preferred stock,
       $1,000 par value                     1,000                         1,000                                          1,000
     Class B Preferred stock,
       $1,000 par value                   400,000                       400,000                                        400,000
     Class C preferred shares, $25
       par value                            ---       $  50,000          50,000                                         50,000
     Class D preferred shares, $25
       par value                            ---         350,000         350,000                                        350,000
     Common stock - without par
               value                    6,349,149                     6,349,149                     $(1,248,671)     5,100,478
     Retained earnings                    336,930                       336,930                                        336,930
                                   ----------------  ------------   -------------    -------------  -------------  -------------
     Total Shareholders' Equity         7,087,079       400,000       7,487,079            ---       (1,248,671)     6,238,408
                                   ----------------  ------------   -------------    -------------  -------------  -------------
TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                $7,087,079     $ 400,000      $7,487,079       $    ---      $(1,248,671)   $ 6,238,408
                                   ================  ============   =============    =============  ============= ==============

ASSET QUALITY DATA
   Non-performing assets               $    71,284                   $   158,449                                   $    155,744
   Non-performing loans as a % of
     total loan participations               1.14%                         2.39%                                          2.89%
   Non-performing loans as a % of
     total assets                            1.01%                         2.12%                                          2.50%
   Allowance for loan losses as a
     % of non-performing loans
     underlying participations             127.27%                        60.65%                                         55.05%
   Allowance for loan losses as a
     % of total loan
     participations                          1.45%                         1.45%                                          1.59%


See Notes to Unaudited Pro Forma Consolidated Financial Statements

                       HUNTINGTON PREFERRED CAPITAL, INC.
                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                  (UNAUDITED)


                                                                                                                HUNTINGTON
                                                                                HUNTINGTON                       PREFERRED
                                               HUNTINGTON     SALE OF HPCI      PREFERRED         SALE OF        CAPITAL,
(in thousands of dollars,                       PREFERRED      PREFERRED      CAPITAL, INC.      FLORIDA         INC. PRO
   except per share amounts)                  CAPITAL, INC.    SECURITIES       PRO FORMA      PARTICIPATIONS      FORMA
                                              --------------  --------------  ---------------  --------------  --------------
                                                                   (A)                              (B)
Interest and fee income
   Interest on loan participations purchased     $ 229,492         $ 15,707        $ 245,199      $ (50,393)      $ 194,806
   Fees                                              3,750              257            4,007           (823)          3,184
   Interest bearing deposits in banks               17,311              ---           17,311            ---          17,311
                                              --------------  --------------  ---------------  --------------  --------------
TOTAL INTEREST AND FEE INCOME                      250,553           15,964          266,517        (51,216)        215,301
                                              --------------  --------------  ---------------  --------------  --------------

NET INTEREST INCOME                                250,553           15,964          266,517        (51,216)        215,301
Provision for loan losses                              371              ---              371            ---             371
                                              --------------  --------------  ---------------  --------------  --------------
NET INTEREST INCOME
  AFTER PROVISION FOR LOAN LOSSES                  250,182           15,964          266,146        (51,216)        214,930
                                              --------------  --------------  ---------------  --------------  --------------

Non-interest income                                     28            2,310            2,338             ---          2,338
Non-interest expense                                 4,187            2,583            6,770           (897)          5,873
                                              --------------  --------------  ---------------  --------------  --------------

INCOME BEFORE INCOME TAXES                         246,023           15,691          261,714        (50,319)        211,395
Provision for income taxes                             ---             ---               ---             ---            ---
                                              --------------  --------------  ---------------  --------------  --------------

NET INCOME                                      $  246,023         $ 15,691        $ 261,714        (50,319)     $  211,395
                                              ==============  ==============  ===============  ==============  ==============
NET INCOME APPLICABLE TO
  PREFERRED SHARES                                                                  $ 19,790                      $  19,790
                                                                              ===============                  ==============
NET INCOME APPLICABLE TO
  COMMON SHARES                                                                    $ 241,924                     $  191,605
                                                                              ===============                  ==============


PER COMMON SHARE(1)
  Net Income
  Basic and diluted                             $     17.57                        $    17.28                    $    13.69
 Cash Dividends                                 $       ---                        $       --                    $     ---

AVERAGE COMMON SHARES(1)
   Basic and diluted                             14,000,000                         14,000,000                   14,000,000


(1) Adjusted for the 18,666.66667-to-1 stock split in April 2001.
See Notes to Unaudited Pro Forma Consolidated Financial Statements

                       HUNTINGTON PREFERRED CAPITAL, INC.
                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE TWELVE MONTHS ENDED JUNE 30, 2000
                                  (UNAUDITED)


                                                                                                                HUNTINGTON
                                                                                HUNTINGTON                       PREFERRED
                                               HUNTINGTON     SALE OF HPCI      PREFERRED         SALE OF        CAPITAL,
(in thousands of dollars,                       PREFERRED      PREFERRED      CAPITAL, INC.       FLORIDA        INC. PRO
   except per share amounts)                  CAPITAL, INC.    SECURITIES       PRO FORMA      PARTICIPATIONS      FORMA
                                              --------------  --------------  ---------------  --------------  --------------
                                                                   (A)                              (B)
Interest and fee income
   Interest on loan participations purchased     $ 451,913         $ 31,688        $ 483,601      $ (95,261)      $ 388,340
   Fees                                              4,092              287            4,379           (863)          3,516
   Interest bearing deposits in banks               33,095              ---           33,095            ---          33,095
                                              --------------  --------------  ---------------  --------------  --------------
TOTAL INTEREST AND FEE INCOME                      489,100           31,975          521,075        (96,124)        424,951
                                              --------------  --------------  ---------------  --------------  --------------

NET INTEREST INCOME                                489,100           31,975          521,075        (96,124)        424,951

Provision for loan losses                              ---              ---              ---            ---             ---
                                              --------------  --------------  ---------------  --------------  --------------
NET INTEREST INCOME                                489,100           31,975          521,075        (96,124)        424,951
  AFTER PROVISION FOR LOAN LOSSES
                                              --------------  --------------  ---------------  --------------  --------------

Non-interest income                                    ---            4,100            4,100             ---          4,100
Non-interest expense                                 7,983            4,641           12,624         (1,649)         10,975
                                              --------------  --------------  ---------------  --------------  --------------

INCOME BEFORE INCOME TAXES                         481,117           31,434          512,551        (94,475)        418,076

Provision for income taxes                             ---             ---               ---             ---            ---
                                              --------------  --------------  ---------------  --------------  --------------

               NET INCOME                        $ 481,117         $ 31,434        $ 512,551      $ (94,475)      $ 418,076
                                              ==============  ==============  ===============  ==============  ==============
NET INCOME APPLICABLE TO
  PREFERRED SHARES                                                                  $ 39,580                      $  39,580
                                                                              ===============                  ==============
NET INCOME APPLICABLE TO
  COMMON SHARES                                                                    $ 472,971                     $  378,496
                                                                              ===============                  ==============
PER COMMON SHARE(1)
  Net Income
    Basic and diluted                            $   34.36                         $   33.78                      $   27.04
  Cash dividends                                 $      --                         $      --                      $      --

AVERAGE COMMON SHARES(1)
    Basic and diluted                           14,000,000                        14,000,000                     14,000,000

(1) Adjusted for the 18,666.66667-to-1 stock split in April 2001.

See Notes to Unaudited Pro Forma Consolidated Financial Statements

                       HUNTINGTON PREFERRED CAPITAL, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



(A) Assumes the issuance of Noncummulative Exchangeable Perpetual Preferred Securities, Class C, at $25 par value, and Noncummulative Exchangeable Perpetual Preferred Securities, Class D, at $25 par value, to Holdings. For pro forma presentation purposes, it has been assumed that net income attributable to preferred shares will be $80,000 per year on the Class A preferred securities, 5.00% on the Class B preferred securities, 7.50% on the Class C preferred securities, and 4.50% on the Class D preferred securities.

     The following has also been assumed: Holdings, HPCI's parent company, will pay $25 per Class C and Class D preferred security. Holdings' payment for the two classes of preferred securities will be in the form of additional participation interests in the fair market value of commercial loans, including commercial real estate loans, and consumer loans not secured by real estate, as well as leasehold interests. The consumer loans not secured by real estate will include a combination of automobile, truck, and equipment loans. HPCI intends to hold these participation interests as long term investments and transfer the leasehold improvements to HPCI's wholly owned subsidiary, HPCLI, Inc. in exchange for common shares of HPCLI, Inc. A portion, assumed to be 24% for purposes of these pro forma financial statements, of these assets purchased from Holdings in exchange for the issuance of the preferred stock is expected to be non-performing in nature. The pro forma financial results include estimated income from these assets assumed under performing status, which may not be indicative of future results.

     These pro forma financial statements assumes Holdings purchases all 2,000,000 Class C preferred securities and all 14,000,000 Class D preferred securities in exchange for the fair market value of the participation interests and leasehold improvements, which approximates $400 million, paid to HPCI by Holdings.

     Holdings, a statutory underwriter, intends to sell the Class C preferred securities through an underwriting syndicate to the public for cash consideration of $25 per share. HPCI will not receive any of Holdings' proceeds from the sale of HPCI's Class C preferred securities owned by Holdings. The proceeds, before expenses and commissions to be received by Holdings from the sale of the Class C preferred securities, are expected to be $50 million.

     Holdings also intends to sell the Class D preferred securities to HNB for cash consideration of $25 per share. The proceeds, before expenses and commissions to be received by Holdings from the sale of the Class D preferred securities, are expected to be $350 million. Holdings will deposit the proceeds received from the sale of the Class C and D preferred securities in an interest-bearing deposit account or product with HNB or lend the proceeds to HNB. Holdings will not use the proceeds to purchase additional assets for contribution to HPCI.

     Holdings will pay all expenses and underwriting discounts and commissions involved with the offering to the public. The pro forma result of operations for the six and twelve month periods include the interest income and servicing expense impacts of the participations purchased and depreciation for the leasehold improvements assuming the assets were transferred at the beginning of the period presented.

                       HUNTINGTON PREFERRED CAPITAL, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



(B) On July 12, 2001, HBI announced a comprehensive strategic and financial restructuring plan. Under the plan, HBI signed a definitive agreement on September 26, 2001, to divest its Florida retail and corporate banking business. It is expected that up to $1.2 billion of loans underlying HPCI's participation interests, representing 18% of HPCI's total assets, may be included in this sale. It is anticipated that HPCI will receive cash for the sale of its participation interests at net book value to Holdings and ultimately to HNB. It is HPCI's current intention to then return capital to our common shareholders, after the appropriate accrual for preferred dividends. The sale is expected to close in the first quarter 2002.

     These pro forma results include management's best estimate of the impact of the sale of the Florida loans underlying HPCI's participation interests. These estimates may not be indicative of the financial position or results of operations that actually would have occurred had the transaction been consummated during the periods or as of the dates indicated, or which will be attained in the future.

                                                                         ANNEX I

BANK PROSPECTUS
                         2,000,000 PREFERRED SECURITIES
                          THE HUNTINGTON NATIONAL BANK
         7.875% NONCUMULATIVE PERPETUAL PREFERRED SECURITIES, CLASS C
                        (LIQUIDATION AMOUNT $25.00 EACH)
            AVAILABLE ONLY IN EXCHANGE IN SPECIFIED CIRCUMSTANCES FOR
  7.875% NONCUMULATIVE EXCHANGEABLE PERPETUAL PREFERRED SECURITIES, CLASS C OF
                       HUNTINGTON PREFERRED CAPITAL, INC.
                          ----------------------------

Terms of our Class C preferred securities include:

     -    Dividends are:
     -    payable quarterly only if declared, and
     - noncumulative, which means that you will not receive them if they are not declared.
     - Available only through an exchange for Class C preferred securities of our affiliate, Huntington Preferred Capital, Inc., which we refer to as our REIT affiliate, if such exchange is directed by the Office of the Comptroller of the Currency, or the OCC, upon its determination of the existence of the following circumstances:
          -    we are or may in the near term become undercapitalized, or
          -    we are in conservatorship or receivership.
     - Have substantially equivalent terms as to dividends, liquidation preference, and redemption as the Class C preferred securities of our REIT affiliate except that our Class C preferred securities are not listed and have no voting rights.
     - Redeemable at our option on or after December 31, 2021, with the prior consent of the OCC.
     - Senior to our common shares and Class B preferred securities, but on a parity with our Class D preferred securities and junior to the claims of our depositors and creditors.

         There is no public market for our Class C preferred securities. If they are issued, we do not intend to have them listed on any national securities exchange or national quotation system.

         YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS AND OTHER CONSIDERATIONS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS, IN ADDITION TO THE RISK FACTORS INCLUDED IN THE PROSPECTUS FOR THE CLASS C PREFERRED SECURITIES OF OUR REIT AFFILIATE, BEFORE YOU INVEST IN THOSE SECURITIES. THE RISK FACTORS IN THIS PROSPECTUS INCLUDE:

     - The conditional exchange may occur at a time when we may not be able to pay dividends.
     - The conditional exchange may be based on a receivership, and others may have liquidation claims senior to yours.
     -    Dividends are payable only if declared and are non-cumulative.
     - You may have adverse tax consequences as a result of the conditional exchange.
     - The shares will not be listed on any stock exchange and a market for them may never develop.

         These shares are being offered in a share for share exchange, and we will not receive any proceeds from the offering.

         THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE OCC, THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

Prospectus dated October 16, 2001.

         The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.


                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----

Prospectus Summary...............................................    BP-3

Risk Factors And Other Considerations............................    BP-6

Forward-Looking Statements And Cautionary Factors................   BP-10

Where You Can Find More Information..............................   BP-11

Use Of Proceeds..................................................   BP-11

Capitalization...................................................   BP-12

Selected Consolidated Financial Data.............................   BP-12

Business ........................................................   BP-14

Regulation.......................................................   BP-16

Beneficial Ownership Of Our Stock................................   BP-19

Management.......................................................   BP-20

Description Of Our Class C Preferred Securities..................   BP-30

Description Of Our Capital Stock.................................   BP-34

Experts  ........................................................   BP-36

Legal Matters....................................................   BP-36

The Huntington National Bank Index To Financial Statements.......   BP-37

                               PROSPECTUS SUMMARY

     Before you decide to invest in the Class C preferred securities of our REIT affiliate, you should carefully read, in addition to the prospectus of our REIT affiliate, the following summary, together with the more detailed information and financial statements and related notes contained elsewhere in this prospectus, especially the risks relating to our Class C preferred securities discussed under "Risk Factors and Other Considerations."

THE HUNTINGTON NATIONAL BANK

     We are an interstate national banking association organized under the laws of the United States and headquartered in Columbus, Ohio. At June 30, 2001, we operated over 500 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio, and West Virginia. In addition, we offer international banking services through our headquarters in Columbus, as well as through our Cayman Islands office and Hong Kong office. At June 30, 2001, we had total assets of $27.8 billion, total deposits of $ 19.2 billion, and total shareholder's equity of $2.1 billion. All of the financial information presented in this document is on a consolidated basis with our direct and indirect subsidiaries and, therefore, includes the financial information of our REIT affiliate. We are a wholly owned subsidiary of Huntington Bancshares Incorporated.

     Our deposits are fully insured by the Bank Insurance Fund, or BIF, which is administered by the Federal Deposit Insurance Corporation, or FDIC, up to the maximum permitted by law of $100,000 per insured depositor. We are subject to comprehensive regulation, examination, and supervision by the OCC. At June 30, 2001, our total risk-based capital ratio was 10.57%, our Tier 1 risk-based capital ratio was 6.65%, and our leverage ratio was 6.64%. These ratios are sufficient for us to be qualified as "well-capitalized" under the OCC's regulations.

     Our principal executive offices are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287, and our telephone number is (614) 480-8300.

HUNTINGTON PREFERRED CAPITAL, INC.

     We originally established our REIT affiliate as a direct wholly owned operating subsidiary in 1992 for the purpose of acquiring, holding, and managing property we acquired in foreclosure. We refer to this type of property as OREO property. In 1998, our REIT affiliate sold the last of its OREO property, acquired mortgage assets and certain other appropriate investments, and qualified as a real estate investment trust, or REIT, for federal income tax purposes. As such, it is generally not subject to federal income tax on net income and capital gains that it distributes to its shareholders. Our REIT affiliate has one wholly owned subsidiary, HPCLI, Inc., which was formed for the purpose of holding certain non-interest bearing assets. At present, we hold our REIT affiliate through a direct operating subsidiary, Huntington Preferred Capital Holdings, Inc., or Holdings. We are the principal stockholder in Holdings, and the remaining stock in both Holdings and our REIT affiliate is held by our parent, Huntington Bancshares.

HUNTINGTON BANCSHARES INCORPORATED

     Huntington Bancshares, our parent company, was incorporated in 1966 as a Maryland corporation. It is a multi-state financial holding company headquartered in Columbus, Ohio. At June 30, 2001, it had total assets of $ 27.9 billion, total deposits of $ 19.0 billion, and total shareholders' equity of $2.4 billion.

     Huntington Bancshares is a legal entity separate and distinct from us and our affiliates. The principal source of its income is our earnings. Our dividends to Huntington Bancshares are its principal source of cash flow. Huntington Bancshares is a publicly held corporation which files reports and other information with the Securities and Exchange Commission, or SEC.

PREFERRED STOCK OFFERING OF OUR REIT AFFILIATE

     A registration statement has been filed by our REIT affiliate with the SEC for the sale through Holdings as a statutory underwriter of our REIT affiliate's 7.875% 2,000,000 Noncumulative Exchangeable Perpetual Preferred Securities, Class C, to third parties. The proceeds from the sale of our REIT affiliate's Class C preferred securities are designed to qualify as part of our core, or Tier 1, capital, subject to the regulatory capital requirements and/or limitations applicable to us. If limited as to Tier 1, a portion of the proceeds from the sale of our REIT affiliate's Class C preferred securities is expected to constitute Tier 2 capital for us.

     If a Supervisory Event occurs and the OCC so directs in writing, the REIT affiliate's Class C preferred securities would be exchanged for our Class C preferred securities. A Supervisory Event occurs if:

     -    we become undercapitalized under prompt corrective action regulations;
     -    we are placed into conservatorship or receivership; or
     - the OCC, in its sole discretion, anticipates that we may become undercapitalized in the near term.

     The exchange feature, which we refer to as a Conditional Exchange, was designed to ensure that the Class C preferred securities of our REIT affiliate provide the same level of capital support to us on a consolidated basis as other forms of core capital by making the capital represented by our REIT affiliate's Class C preferred securities directly available to our creditors in certain circumstances.

     Because our REIT affiliate is qualified as a REIT for federal income tax purposes, dividends payable by it on its Class C preferred securities will be deductible for income tax purposes. The treatment of our REIT affiliate's Class C preferred securities as our core capital and our REIT affiliate's ability to deduct, for income tax purposes, the dividends payable on its Class C preferred securities will provide us with a more cost-effective means of obtaining regulatory capital than if we were to issue preferred securities ourselves.

RECENT DEVELOPMENTS

     On July 12, 2001, Huntington Bancshares announced a comprehensive strategic and financial restructuring plan. Under the plan, Huntington Bancshares expects to, among other things, divest its Florida retail and corporate banking business and consolidate banking offices in its core Midwest franchise. Expense initiatives were implemented that are expected to result in savings of approximately $36 million in 2001. These actions are expected to free up significant capital, which will be used to strengthen our balance sheet. In addition, we expect to take restructuring and special charges of approximately $ 122 million after tax in the second, third, and fourth quarters of 2001 related to exited businesses, branch consolidations, asset impairment, staffing rationalization, and credit, accounting, and legal reserves.

     On September 26, 2001, Huntington Bancshares announced that it has entered into an agreement to sell its Florida operations to Suntrust Banks, Inc. The Florida operations include 141 branches, 456 store-based and remote ATMs, and various other customer support and operations in Eastern and Western Florida. Also being offered are up to $ 4.6 billion in deposits and up to $ 2.6 billion in loans. The sale of Huntington Bancshares' Florida operations is expected to close in the first quarter of 2002. We have included a pro forma financial statements beginning on page BPF-50 of this prospectus to reflect the impact on us of the sale of Huntington Bancshares' Florida operations.

     On August 16, 2001, it was announced that Thomas E. Hoaglin, our President and Chief Executive Officer, will assume the additional position of Chairman of the Board of Huntington Bancshares and us, effective on August 16, 2001. Mr. Hoaglin, who joined us in February 2001, succeeds Frank Wobst, who is 67 years old. Mr. Wobst is retiring as our Chairman and as a director after serving us for 27 years.

     On October 16, 2001, Huntington Bancshares announced its third quarter earnings. A summary of our third quarter results follows. Our net income for the three months ended September 30, 2001, was $48.3 million. This compares with net income of $7.4 million in the second quarter of 2001 and $47.1 million in the quarter ended September 30, 2000. Net income for the nine-month period ended September 30, 2001, was $130.8 million, compared with $212.7 million in the same period last year. Our reported third quarter of 2001 results included $38.3 million of pretax ($24.9 million after tax) restructuring and other charges associated with the previously announced strategic refocusing. Through the third quarter of 2001, these charges totaled $142.8 million pretax ($92.8 million after tax). The total pretax charges related to the restructuring are expected to be $195 million ($127 million after tax).

     Our operating earnings for the third quarter of 2001, excluding the impact of these restructuring and other charges, were $73.2 million. This compares with $75.3 million in the second quarter of 2001, and $79.6 million in the third quarter of 2000, also adjusted to exclude restructuring and other charges. Our operating earnings for the nine months ending September 30, 2001, were $223.6 million, compared with $245.2 million for the same period in 2000. Our results discussed below are on an operating basis in all periods.

     Our net interest income of $248.2 increased $.5 million from the second quarter of 2001, reflecting the positive impact of a 4 basis point expansion in the net interest margin, partially offset by a 1.3% decline in average earning assets. The expansion in the net interest margin to 4.04% primarily reflected the continued reduction in lower-margin assets and a slightly liability-sensitive balance sheet.

     Average managed loans of $22.6 billion increased 7% on an annualized basis in the third quarter of 2001, up from the 5% increase in the preceding second quarter. This reflected increases in commercial and consumer loans of 2% and 14%, respectively. Average core deposits of $19.1 billion increased 11% on an annualized basis from the second quarter of 2001, primarily reflecting an increased emphasis on attracting retail deposits. Average core deposits were also up 7% from the third quarter of 2000.

     Non-interest income, excluding securities gains, of $112.7 million represents a $4.8 million decrease from the second quarter of 2001. This decrease was driven by a $3.4 million, or 19%, decline in mortgage banking revenue, reflecting the second quarter's strong mortgage banking activity. Other major categories of fee revenue increased from the second quarter. Compared with the third quarter of 2000, non-interest income increased $1.7 million, or 2%, primarily reflecting increases in mortgage banking, brokerage and insurance, trust services, and capital markets revenue. Non-interest expense of $216.2 million declined $1.6 million, or .7%, from the second quarter of 2001, reflecting management's increased focus on cost containment.

     Loan loss provision expense in the third quarter of 2001 was $48.9 million, up $3.7 million, or 8%, from the second quarter of 2001. Net charge-offs as a percent of average loans were 0.59% in the third quarter, down from 0.71% in the second quarter. Non-performing assets at September 30, 2001, were $210.1 million, up $44.1 million, or 27%, from June 30, 2001, and represented 0.98% of loans and other real estate. This increase occurred across a number of industries, reflecting the weakened financial condition of borrowers caused by deterioration in the economy. The allowance for loan losses as a percent of period-end loans was unchanged at 1.67% from June 30, 2001, and up significantly from 1.44% a year ago.

RISK FACTORS

         See "Risk Factors and Other Considerations" for a discussion of the risk factors and other considerations relating to us and our Class C preferred securities.

                                  THE OFFERING

Securities Offered:....... 2,000,000 7.875% Noncumulative Perpetual Preferred
                           Securities, Class C.

Conditional
   Exchange................Our Class C preferred securities will be issued, if ever, in connection with an exchange for the Class C preferred securities of our REIT affiliate at the direction of the OCC following a Supervisory Event on a one for one basis.

Ranking:...................Our Class C preferred securities, if issued, would rank equal to our Class D preferred securities, if issued, senior to our common stock and Class B preferred securities, if issued, and junior to all claims of our creditors, including the claims of our depositors.

Dividends:.................Dividends on our Class C preferred securities are payable at the rate of 7.875% per annum of the liquidation amount of $25.00 per share, if, when, and as declared by our board of directors. If declared, dividends are payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day. Dividends accrue in each quarterly period from the first day of such period, whether or not dividends are paid with respect to the preceding period. Dividends on our Class C preferred securities are not cumulative and, accordingly, if we do not declare a dividend or declare less than a full dividend on our Class C preferred securities for a quarterly dividend period, holders of our Class C preferred securities will have no right to receive a dividend or the full dividend, as the case may be, for that period, and we will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either our Class C preferred securities or our common shares. If the full dividend is not paid on the Class C preferred securities for a quarterly dividend period, the payment of dividends on our common shares (100% of which are owned by Huntington Bancshares) will be prohibited for that period and at least the following three quarterly dividend periods.

                           Upon the exchange of the Class C preferred securities of our REIT affiliate for our Class C preferred securities, any accrued and unpaid dividends at the time of the exchange on the Class C preferred securities of our REIT affiliate for the most recent quarter will be deemed to be accrued and unpaid dividends on our Class C preferred securities. Our ability to pay cash dividends is subject to regulatory and other restrictions described in this prospectus.

Liquidation Preference:....The liquidation preference for each of our Class C preferred securities is $25.00, plus an amount equal to any quarterly accrued and unpaid dividends for the then-current dividend payment.

Redemption:................Our Class C preferred securities are not redeemable prior to December 31, 2021. On and after December 31, 2021, our Class C preferred securities may be redeemed for cash at our option, with the prior approval of the OCC, in whole or in part, at any time and from time to time, at a redemption price of $25.00 per share, plus accrued and unpaid dividends for the most recent quarter, if any. Our Class C preferred securities will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities.

Voting Rights:.............Holders of our Class C preferred securities, if any, will not have any voting rights, except as expressly required by law, and will not be entitled to elect any directors.

Absence of a
Public Market .............There is currently no public market for our Class C preferred securities as such securities have not been issued. We do not intend to list our Class C preferred securities, if issued, on any national securities exchange or national quotation system.

Use of Proceeds ...........Our Class C preferred securities will only be issued in connection with a Conditional Exchange for the Class C preferred securities of our REIT affiliate. Accordingly, the exchange will produce no proceeds for us.

                      RISK FACTORS AND OTHER CONSIDERATIONS

         An investment in the Class C preferred securities of our REIT affiliate involves risks commensurate with an investment in our preferred shares. You should carefully consider the following consequences that would result from an exchange of the Class C preferred securities of our REIT affiliate into our Class C preferred securities, including the following risk factors associated with our operations.

THE CONDITIONAL EXCHANGE OF CLASS C PREFERRED SECURITIES OF OUR REIT AFFILIATE FOR OUR CLASS C PREFERRED SECURITIES WOULD OCCUR AT A TIME WHEN WE MAY NOT BE ABLE TO PAY DIVIDENDS.

         Upon the occurrence of a Supervisory Event, the OCC could direct our REIT affiliate to exchange its Class C preferred securities for our Class C preferred securities. As a result, you would involuntarily become a holder of our Class C preferred securities at a time when our financial condition was deteriorating and we may not be in a financial position to make any dividend payments on our Class C preferred securities.

THE CONDITIONAL EXCHANGE MAY BE BASED ON OUR RECEIVERSHIP, WHICH WILL MEAN THAT OTHERS MAY HAVE LIQUIDATION CLAIMS SENIOR TO YOURS.

         In the event of our receivership, the claims of our depositors and our secured, senior, general, and subordinated creditors would be entitled to a priority of payment over the claims of holders of equity interests such as our Class C preferred securities. As a result of such subordination, either if we were to be placed into receivership after the Conditional Exchange or if the Conditional Exchange were to occur after our receivership, the holders of our Class C preferred securities likely would receive, if anything, substantially less than they would have received had the Class C preferred securities of our REIT affiliate not been exchanged for our Class C preferred securities.

DIVIDENDS ON OUR CLASS C PREFERRED SECURITIES ARE NOT CUMULATIVE AND YOU ARE NOT ENTITLED TO RECEIVE DIVIDENDS UNLESS DECLARED BY OUR BOARD OF DIRECTORS.

         Dividends on our Class C preferred securities are not cumulative. Consequently, if our board of directors does not declare a dividend on our Class C preferred securities for any quarterly period, the holders of our Class C preferred securities would not be entitled to any such dividend whether or not funds are or subsequently become available. The board of directors may determine, in its business judgment, that it would be in our best interests to pay less than the full amount of the stated dividends on our Class C preferred securities or no dividends for any quarter even if funds are available. Factors that would be considered by the board of directors in making this determination are our financial condition and capital needs, the impact of legislation and regulations as then in effect or as may be proposed, economic conditions, and such other factors as the board of directors may deem relevant.

YOU MAY HAVE ADVERSE TAX CONSEQUENCES AS A RESULT OF THE CONDITIONAL EXCHANGE.

         The exchange of the Class C preferred securities of our REIT affiliate for our Class C preferred securities would be a taxable event to you under the Internal Revenue Code, and you would incur a gain or loss, as the case may be, measured by the difference between your basis in the Class C preferred securities of our REIT affiliate and the fair market value of our Class C preferred securities received in exchange.


YOU WOULD LOSE SOME SHAREHOLDER RIGHTS YOU MAY CONSIDER IMPORTANT IN THE EVENT OF A CONDITIONAL EXCHANGE.

         While most terms of our Class C preferred securities would be the same as those of the Class C preferred securities of our REIT affiliate, you would no longer have any voting rights or any right to elect directors if dividends were missed, as you had previously.

OUR CLASS C PREFERRED SECURITIES WILL NOT BE LISTED ON THE NASDAQ NATIONAL MARKET OR ANY STOCK EXCHANGE AND A MARKET FOR THEM MAY NEVER DEVELOP.

         Although the Class C preferred securities of our REIT affiliate will be listed on the Nasdaq National Market, we do not intend to apply for listing of our Class C preferred securities on any national securities exchange or national quotation system in which case no active public market for our Class C preferred securities would develop or be maintained.

THE OCC MAY IMPOSE DIVIDEND PAYMENT AND OTHER RESTRICTIONS ON US.

         The OCC has the right to examine us and our activities. Under certain circumstances, including any determination that our activities constitute an unsafe and unsound banking practice, the OCC has the authority to restrict our ability to transfer assets, to make distributions to our stockholders, including dividends to the holders of our Class C preferred securities, or to redeem our preferred securities.

         Our ability to pay dividends is governed by the National Bank Act and OCC regulations. Under such statute and regulations, all dividends by a national bank must be paid out of current or retained net profits, after deducting reserves for losses and bad debts. The National Bank Act further restricts the payment of dividends out of net profits by prohibiting a national bank from declaring a cash dividend on its common shares until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until certain amounts from net profits are transferred to the surplus fund. In addition, the prior approval of the OCC is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred securities.

         The OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. In addition, we would be prohibited by federal statute and the OCC's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, we would be classified as "undercapitalized" under the OCC's regulations.

         Payment of dividends on our Class C preferred securities could also be subject to regulatory limitations if we became "undercapitalized" for purposes of the OCC prompt corrective action regulations. "Undercapitalized" is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%. At June 30, 2001, we were in compliance with all of our regulatory capital requirements. As of that date, our total risk-based capital ratio was 10.57%, our Tier 1 risk-based capital ratio was 6.65% and our leverage ratio was 6.64%. Such ratios, adjusted to give effect to the sale of our REIT affiliate's Class C preferred securities in the current offering of those securities, would be 10.75%, 6.83% and 6.82%, respectively. We currently intend to maintain our capital ratios in excess of the "well-capitalized" levels under the OCC's regulations, however, we cannot assure you that we will be able to do so.

CHANGES IN INTEREST RATES COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND ABILITY TO PAY DIVIDENDS.

         Our results of operations depend substantially on our net interest income, which results from the difference between interest earned on interest-earning assets, such as investments, loans, and leases, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply, and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material adverse effect on our business, financial condition, and/or results of operations.

         If our interest-earning assets mature or reprice more quickly than our interest-bearing liabilities in a given period, a decrease in market interest rates could adversely affect our net interest income. Likewise, if our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets in a given period, an increase in market interest rates could adversely affect our net interest income. Fixed rate loans increase our exposure to interest rate risk in a rising rate environment because our interest-bearing liabilities would be subject to repricing before assets, such as fixed rate loans, become subject to repricing.

         At June 30, 2001, 47.0% of our loans, as measured by the aggregate outstanding principal amount, bore interest at fixed rates and the remainder bore interest at adjustable rates. Adjustable-rate loans decrease the risks to a lender associated with changes in interest rates but involve other risks. As interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, and the increased payment increases the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on our loans as the borrowers refinance their mortgages at lower interest rates. Under these circumstances, we may find it more difficult to make additional loans with rates sufficient to support the payment of the dividends on our Class C preferred securities. Because the rate at which dividends are required to be paid on our Class C preferred securities is fixed, there can be no assurance that a declining interest rate environment would not adversely affect our ability to pay full, or even partial, dividends on our Class C preferred securities.

         Changes in interest rates also can affect the value of our loans and other interest-earning assets and our ability to realize gains on the sale or resolution of assets. A portion of our earnings results from transactional income, such as accelerated interest income resulting from loan prepayments, gains on sales of loans and leases, and gains on sales of real estate. This type of income can vary significantly from quarter-to-quarter and year-to-year based on a number of different factors, including the interest rate environment. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on our loans may lead to an increase in our non-performing assets and a reduction of discount accreted into income, which could have a material adverse effect on our results of operations.

LOCAL ECONOMIC CONDITIONS MAY AFFECT THE VALUE OF OUR LOANS.

         The results of our operations will be affected by local economic conditions and other factors which are beyond our control and which could impair the value of our loan portfolio, such as:

         - local and other economic conditions affecting real estate and other collateral values;

         - the continued financial stability of a borrower and the borrower's ability to make loan principal and interest payments, which may be adversely affected by job loss, recession, divorce, illness, or personal bankruptcy;

         -        the ability of tenants to make lease payments;

         - the ability of a property to attract and retain tenants, which may be affected by conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, and the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs, and make other tenant concessions;

         - interest rate levels and the availability of credit to refinance loans at or prior to maturity; and

         - increased operating costs, including energy costs, real estate taxes, and costs of compliance with environmental controls and regulations.


OUR LOANS ARE CONCENTRATED IN FIVE STATES AND ADVERSE CONDITIONS IN THOSE STATES, IN PARTICULAR, COULD NEGATIVELY IMPACT OUR OPERATIONS.

         A significant portion of our loans at June 30, 2001, were located in Ohio, Michigan, Florida, Indiana, and Kentucky. Because of the concentration of our loans in those states, in the event of adverse economic conditions in those states, we would likely experience higher rates of loss and delinquency on our loans than if the loans were more geographically diversified. Additionally, our loans may be subject to a greater risk of default than other comparable loans in the event of adverse economic, political, or business developments or natural hazards that may affect Ohio, Michigan, Florida, Indiana, or Kentucky and the ability of property owners in those states to make payments of principal and interest on the loans.

IF OUR REIT AFFILIATE FAILS TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST, WE WILL BE SUBJECT TO A HIGHER CONSOLIDATED EFFECTIVE TAX RATE.

         Our REIT affiliate is operated so as to qualify as a REIT under the Internal Revenue Code for federal income tax purposes. Qualification as a REIT involves application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations. If our REIT affiliate fails to meet any of the stock distribution, stock ownership, or other requirements for REITs, it will no longer qualify as a REIT and the resulting tax consequences would increase our effective tax rate, which would materially and adversely effect our net income.

 WE COULD BE HELD RESPONSIBLE FOR ENVIRONMENTAL LIABILITIES OF PROPERTIES WE ACQUIRE THROUGH FORECLOSURE.

         In the event that we are forced to foreclose on a defaulted mortgage loan to recover our investment in the mortgage loan, we may be subject to environmental liabilities in connection with the underlying real property which could exceed the value of the real property. Although we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. There can be no assurance that we would not incur full recourse liability for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property or that we could recoup any of the costs from any third party.

WE DO NOT HAVE INSURANCE TO COVER OUR EXPOSURE TO BORROWER DEFAULTS AND BANKRUPTCIES OR SPECIAL HAZARD LOSSES THAT ARE NOT COVERED BY STANDARD INSURANCE.

         Generally, we do not obtain credit enhancements such as borrower bankruptcy insurance or obtain special hazard insurance for our loans, other than standard hazard insurance which we typically require, which will in each case only relate to individual loans. Without third party insurance, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance.

DELAYS IN LIQUIDATING DEFAULTED LOANS COULD OCCUR WHICH COULD CAUSE OUR BUSINESS TO SUFFER.

         Substantial delays could be encountered in connection with the liquidation of the collateral securing defaulted loans, with corresponding delays in our receipt of related proceeds. An action to foreclose on a mortgaged property or repossess and sell other collateral securing a loan is regulated by state statutes and rules. Any such action is subject to many of the delays and expenses of lawsuits, which may impede our ability to foreclose on or sell the collateral or to obtain proceeds sufficient to repay all amounts due on the related loan.

WE EXPERIENCE SIGNIFICANT COMPETITION IN BOTH ATTRACTING AND RETAINING DEPOSITS AND IN ORIGINATING LOANS.

         Competition in the form of price and service from other banks and financial companies such as savings and loans, credit unions, finance companies, and brokerage firms is intense in most of the markets we serve. Mergers between and the expansion of financial institutions both within and outside Ohio have provided significant competitive pressure in our major markets. Since 1997, when federal interstate banking legislation became effective that made it permissible for bank holding companies in any state to acquire banks in any other state, and for banks to establish interstate branches subject to certain limitations by individual states, actual or potential competition in each of our markets has intensified. Internet banking, offered both by established traditional institutions and by start-up Internet-only banks, constitutes another significant form of competitive pressure on our business.

         Financial services reform legislation enacted in November 1999 eliminates the long-standing Glass-Steagall Act restrictions on securities activities of bank holding companies and banks. The new legislation, among other things, permits securities and insurance firms to engage in banking activities under specified conditions. We expect to see competition intensify from this relatively new source of competition.

WE COULD EXPERIENCE ADDITIONAL LOSSES ON OUR RESIDUAL VALUES RELATED TO OUR AUTOMOBILE LEASE PORTFOLIO.

         During the fourth quarter of 1999 and in the third quarter of 2000, we recorded special charges of $58.2 million and $50.0 million, respectively, to write-down residual values related to our vehicle lease portfolio. In late 2000, we made a decision to enter into an insurance contract to insure the residual risk inherent in our $3.1 billion automobile lease portfolio. Accordingly, in the first quarter of 2001, we purchased two residual value insurance policies, one for the existing portfolio, as of October 2000 and one for all new leases originated after that date. The insurance carrier is AA rated by Standard & Poor's and A+/XV by A.M. Best. Both policies cover the difference between the contractual residual value and the market value of the auto at the end of the lease term, as evidenced by Black Book valuations. Both policies provide first dollar loss coverage, and the policy on the existing portfolio has a cap on insured losses of $120 million. Insured losses on new originations from October 2000 to March 1, 2002 have a cap of $50 million. We remain liable for full term leases where the sales price is less than Black Book value for the amount of the difference
between Black Book value and the sales price. We do, however, have a    $45
million reserve available as of June 30, 2001, to cover this risk. We cannot guarantee that this reserve is sufficient to cover all potential liabilities associated with our automobile lease portfolio.


                FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

         We have included statements in this prospectus that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

         WE CAUTION YOU THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, ASSUMPTIONS, AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THE FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS WE HAVE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS.

         Many of these factors are beyond our control. These factors include changes in business and economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; successful integration of acquired businesses; and extended disruption of vital infrastructure. Thus, we encourage you to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance.

         Forward-looking statements speak only as of the date they are made. We do not update forward-looking statements. You should assume that the information appearing in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.

         We have not, and the underwriters of the securities of our REIT affiliate have not, authorized any other person to provide you with different information from that contained in this prospectus or the prospectus for our REIT affiliate's securities to which this prospectus is attached. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell our REIT affiliate's securities in any jurisdiction where the offer or sale is not permitted.



                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the OCC a registration statement on Form S-11 with respect to our Class C preferred securities. This prospectus, which forms a part of that registration statement, does not contain all of the information set forth in the Form S-11, certain items of which have been omitted as permitted by the rules and regulations of the OCC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Form S-11, each such statement being qualified in all respects by such reference. For further information regarding us and our Class C preferred securities offered by this prospectus, you should refer to the Form S-11 and its exhibits. The Form S-11 and its exhibits may be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the OCC at 250 E Street S.W., Washington, D.C. 20219.

         We are a wholly owned subsidiary of Huntington Bancshares. Huntington Bancshares is a one-bank holding company which files annual, quarterly, and current reports, proxy statements, and other information with the SEC, under the Securities Exchange Act of 1934, as amended. Our financial statements and Huntington Bancshares' financial statements are substantially the same and thus you can obtain important information on an ongoing basis about Huntington Bancshares and us by reviewing Huntington Bancshares' SEC filings. These filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Huntington Bancshares with the SEC at the SEC's public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of these SEC filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Information that is filed by Huntington Bancshares with the SEC after the date of this prospectus will update and supersede the information included in this prospectus.


                                USE OF PROCEEDS

         Our Class C preferred securities will be issued, if ever, in connection with a Conditional Exchange of our REIT affiliate's Class C preferred securities at the direction of the OCC following a Supervisory Event. We will not receive any proceeds, directly or indirectly, from the subsequent exchange of our REIT affiliate's Class C preferred securities for our Class C preferred securities.

                                 CAPITALIZATION

         The following table sets forth our actual capital at JUNE 30, 2001, and as adjusted as of such date to give effect to (1) the issuance of the Class C preferred securities by our REIT affiliate to Holdings as a statutory underwriter and the subsequent sale of the Class C preferred securities to unaffiliated parties, (2) the issuance of the Class D preferred securities by our REIT affiliate to Holdings, and (3) an exchange of our REIT affiliate's Class B, Class C, and Class D preferred securities into our Class B, Class C, and Class D preferred securities, respectively. This table should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. Unaudited pro forma financial data reflecting the impact on us of the sale of Huntington Bancshares' Florida operations is provided on Page BPF-50.

                                                                                     JUNE 30, 2001
                                                                 ------------   -------------   --------------
                                                                   ACTUAL     AS ADJUSTED(1)(2) AS ADJUSTED(3)
                                                                 ------------ ----------------- --------------
                                                                                (Dollars in thousands)
LIABILITIES:
    Deposits .................................................   $ 19,168,546   $ 19,168,546     $ 19,168,546
    Federal funds purchased and securities sold under
       agreements to repurchase ..............................      2,454,471      2,454,471        2,454,471
    Other borrowed money......................................      2,122,208      2,122,208        2,122,208
    Subordinated notes and other long-term debt...............        953,547        953,547          953,547
                                                                 ------------   ------------     ------------
         Total liabilities....................................     24,698,772     24,698,772       24,698,772
                                                                 ------------   ------------     ------------
Minority interest in consolidated subsidiaries(a) ............        415,200        465,200           15,200

SHAREHOLDER'S EQUITY:
    Preferred securities:
     Class B preferred securities, $1,000 par value,
       noncumulative, 500,000 shares authorized, 400,000
       shares issued and outstanding as adjusted .............             --             --          400,000
     Class C preferred securities, $25 par value,
       noncumulative, 2,000,000 shares authorized, issued
       and outstanding as adjusted ...........................             --             --           50,000
     Class D preferred securities, $25 par value,
       noncumulative, 14,000,000 shares authorized, issued,
       and outstanding as adjusted ...........................             --             --               --
    Common shares, $10 par value, 4,000,000 shares
       authorized, issued, and outstanding ...................         40,000         40,000           40,000
    Capital surplus...........................................        451,268        451,268          451,268
    Accumulated other comprehensive income ...................         (4,895)        (4,895)          (4,895)
    Retained earnings.........................................      1,608,819      1,608,819        1,608,819
                                                                 ------------   ------------     ------------
         Total shareholder's equity...........................      2,095,192      2,095,192        2,545,192
                                                                 ------------   ------------     ------------

    TOTAL CAPITALIZATION......................................   $ 27,209,164   $ 27,259,164     $ 27,259,164
                                                                 ============   ============     ============

REGULATORY CAPITAL RATIOS:
    Core (or leverage) .......................................           6.64%          6.82%            6.82%
    Tier 1 risk-based capital ................................           6.65           6.83             6.83
    Total risk-based capital .................................          10.57          10.75            10.75


(a) Noncumulative preferred securities issued by our REIT affiliate are reported as minority interest in consolidated subsidiaries until their exchange for our preferred securities. The Class D preferred securities of our REIT affiliate held by Holdings are eliminated in the consolidation. Remaining minority interest in consolidated subsidiaries represents the Class A preferred securities issued by our REIT affiliate to minority shareholders and the common stock owned by Huntington Bancshares issued by our REIT affiliate and holdings.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data for the three years ended December 31, 2000, are derived from our audited financial statements. The following selected consolidated financial data for the two years ended December 31, 1997 and 1996 and for the six months ended June 30, 2001 and 2000, are derived from unaudited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of our management, are necessary for a fair and consistent presentation of such data. Operating results for the six months ended June
30, 2001, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with our financial statements, related notes, and other financial information included elsewhere in this document. Since all of our common shares are owned by our affiliates, per share data is not included. Unaudited pro forma financial data reflecting the impact on us of the sale of Huntington Bancshares' Florida operations is provided on page BPF-50.



                                     AT OR FOR THE
                                    SIX MONTHS ENDED
                                        JUNE 30,                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                                ------------------------ ---------------------------------------------------------------
(in thousands)                      2001        2000         2000        1999         1998        1997         1996
                                ----------- ------------ ------------ ----------- ----------- ------------ -------------
INCOME STATEMENT DATA:                (unaudited)
Total interest income........    $1,010,289  $1,029,313   $2,096,056  $2,017,599   $1,979,193  $1,973,290    $1,771,218
Total interest expense.......       518,502     554,133    1,148,537     972,018      990,781     955,215       870,191
Net interest income..........       491,787     475,180      947,519   1,045,581      988,412   1,018,075       901,027
Provision for loan losses....       150,554      31,287       90,118      88,194       98,609     106,542        76,065
Securities gains (losses)....         4,787   ( 21,570)      (14,971)   (17,608)       28,650       7,651        17,446
Gains on sale of
   credit card portfolios....           ---         ---          ---     108,530        9,530         ---           ---
Non-interest income..........       221,452     199,675      413,124     444,920      371,201     329,872       298,889
Non-interest expense.........       430,336     384,283      799,188     810,390      786,235     714,771       666,427
Special charges                      32,755         ---       50,000      96,791       90,000      51,163           ---
Net income...................        82,453     165,566      288,745     402,970      288,937     307,872       310,550
Operating net income(1)......       150,360     165,566      321,245     395,340      349,237     354,106       310,550


BALANCE SHEET DATA:
Total assets at period end..... $27,817,697  $28,307,094 $28,430,151  $28,760,019 $28,108,379  $26,590,074 $24,212,671
Total deposits at period end...  19,168,546   19,870,413  20,084,074   19,910,423  19,911,968   18,310,814  16,477,172
Total long-term debt at
   period end..................     953,547      926,059     926,215      878,044     767,854      849,475     613,734
Average shareholder's equity...   2,107,370    2,310,203   2,385,751    2,263,884   1,874,570    1,960,474   1,898,337
Average total assets...........  27,998,686   28,573,560  28,501,259   28,585,620  26,697,454   25,501,932  23,211,433

KEY RATIOS:
Net interest margin...........      3.99%        3.78%        3.77%       4.14%        4.15%      4.34%         4.23%
Return on:
   Average total assets........     0.59         1.17         1.01        1.41         1.08       1.21          1.34
   Average total assets -
     operating(1)..............     1.08         1.17         1.13        1.38         1.31       1.39          1.34
   Average shareholder's
     equity....................     7.89        14.41        12.10       17.80        15.41      15.70         16.36
   Average shareholder's
     equity - operating(1).....    14.39        14.41        13.47       17.46        18.63      18.06         16.36
Efficiency ratio(1)............    61.97        53.32        55.36       51.75        55.68      51.78         54.35
Net charge-offs as a % of
    average total loans........     0.91         0.33         0.40        0.40         0.49       0.50          0.43
Non-performing assets as a %
    of total loans and OREO....     0.79         0.46         0.51        0.48         0.50       0.49          0.46
Allowance for loan losses and
    OREO as a % of
    non-performing assets......   210.54       306.28       278.50      299.51       298.28     293.00        296.70
Regulatory capital ratios:
    Core (or leverage).........     6.64         6.35         6.43        5.87         5.61       5.70          6.65
    Tier 1 risk-based capital..     6.65         6.80         6.60        6.56         6.28       6.62          7.93
    Total risk-based capital...    10.57        10.97        10.60       10.83        10.48      11.10         11.40
Ratio of earnings to fixed
 charges(1):
    Excluding interest on           2.20x        1.97x        2.29x       2.79x        2.72x      2.98x         2.66x
      deposits.................
    Including interest on           2.00x        1.93x        2.06x       2.42x        2.20x      2.39x         2.30x
      deposits.................


(1) Excludes 1999 gain from the sale of our credit card portfolio, restructuring and other charges, net of related taxes.

                                    BUSINESS

GENERAL

         We are a national banking association originally formed as a private banking house in 1866. We obtained our national banking charter in 1905. We are headquartered in Columbus, Ohio, and offer a broad range of consumer and commercial lending, depository, and other financial services. Our commercial lending efforts are focused primarily on small and middle-market businesses. We have more than 500 banking offices and a network of over 1,400 ATMs located in Florida, Indiana, Kentucky, Michigan, New Jersey, Ohio, and West Virginia. We also have a mortgage banking office in each of Maryland and New Jersey. International banking services are made available through our headquarters in Columbus and through an office located in each of the Cayman Islands and Hong Kong. We also offer products and services online at www.huntington.com and through our 24-hour telephone. We are the principal subsidiary of Huntington Bancshares Incorporated, a publicly held corporation that files annual, quarterly, and periodic reports with the SEC.

         At June 30, 2001, we had consolidated assets of $27.8 billion, deposits of $ 19.2 billion, and shareholder's equity of $2.1 billion. We had 9,421 employees as of June 30, 2001. Additional information regarding our business can be found under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

         Our principal executives offices are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 and our telephone number is 614-480-8300.

LINES OF BUSINESS

         Our major business lines are Retail Banking, Corporate Banking, Dealer Sales, and the Private Financial Group. A fifth segment includes the impact of our Treasury function and other unallocated assets, liabilities, revenue, and expense. Line of business results are determined based upon our business profitability reporting system which assigns balance sheet and income statement items to each of the business segments. This process is designed around our organizational and management structure and, accordingly, the results are not necessarily comparable with similar information published by other financial institutions. Financial results for each line of business are included in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in note 17 to the notes to our consolidated financial statements included elsewhere in this prospectus.

Retail Banking

         Retail Banking provides products and services to over 1.1 million retail and business banking customers. This business unit's products include home equity loans, first mortgage loans, installment loans, small business loans, personal and business deposit products, as well as cash management, investment, and insurance services. These products and services are offered through our traditional banking office network, in-store branches, telephone banking facility and internet banking facility. For the year 2000, the Retail Banking segment contributed 51% of our operating earnings and comprised 30% of our total loan portfolio and 81% of our total core deposits.

Corporate Banking

          This segment represents our middle-market and large corporate banking customers who have annual sales of $10-$250 million and who are headquartered in our markets. These customers use a variety of products and services including, but not limited to, commercial and industrial loans, commercial construction financing, asset-based financing, deposit products, and international trade and cash management services. Our capital markets division also provides alternative financing solutions for larger business clients, including privately placed debt, syndicated commercial lending, and the sale of interest rate protection products. For the year 2000, Corporate Banking contributed 42% of our operating earnings, and represented 35% of the total loan portfolio and 11% of our total core deposits.

Dealer Sales

         Dealer Sales product offerings pertain to the automobile lending sector and include floor plan financing, as well as indirect consumer loans and leases. The consumer activities comprise the vast majority of the business and involve the financing of vehicles purchased or leased by individuals through dealerships. We have relationships with more than 3,000 automobile dealers primarily in the six states where we have banking offices and contiguous markets. For the year 2000, Dealer Sales comprised 26% of Huntington's operating earnings and 31% of its outstanding loans.

Private Financial Group

         Huntington's Private Financial Group, which we refer to as the PFG, provides an array of products and services including institutional and personal trust, asset management, investment advisory and brokerage services, and insurance, deposit and loan products. The PFG business line is designed to provide higher wealth customers with "one-stop shopping" for all their financial needs. For the year 2000, this segment represented 7% of our operating earnings and 3% of total loans.

Treasury/Other

         We use a match-funded transfer pricing system to allocate interest income and interest expense to our business segments. This approach consolidates our interest rate risk management into our Treasury Group. As part of our overall interest rate risk and liquidity management strategy, the Treasury Group administers an investment portfolio of approximately $3.2 billion. Revenue and expense associated with these activities remain within the Treasury Group. Additionally, the Treasury/Other segment absorbs unassigned assets, liabilities, equity, revenue, and expense that cannot be directly assigned or allocated to one of our lines of business. Amortization expense of intangible assets is a significant component of Treasury/Other.

SUBSIDIARIES

         As of June 30, 2001, we had 23 direct and 13 indirect subsidiaries. The most significant of these subsidiaries are:

         - The Huntington Mortgage Company, an Ohio corporation, which is engaged primarily in the mortgage banking business. Huntington Mortgage originates, purchases, sells, and services mortgage loans which are principally first lien, fixed or adjustable rate mortgages loans secured by single-family residences.
         - Huntington Preferred Capital Holdings, Inc., an Indiana corporation, which holds 99.87% of our REIT affiliate's common shares, 89.9% of its Class A preferred securities, and 100% of its Class C and Class D preferred securities.
         - Huntington Merchant Services, L.L.C., a Delaware limited liability company, which is 50% owned by us and 50% owned by First Data Merchant Services, and which is engaged in offering payment transaction processing to merchants to enable them to accept credit and debit cards for purchases.
         - The Huntington Investment Company, an Ohio corporation, which is a licensed broker/dealer that sells securities products to customers.
         - Huntington Asset Advisors, Inc., an Ohio corporation, which provides investment advisory services to the Huntington Funds.

         All of the other direct and indirect subsidiaries in the aggregate account for approximately 5.4% of our consolidated assets and approximately 3.8% of our consolidated income.

COMPETITION

         Competition in the form of price and service from other banks and financial companies such as savings and loans, credit unions, finance companies, and brokerage firms is intense in most of the markets we serve. Mergers between and the expansion of financial institutions both within and outside Ohio have provided significant competitive pressure in our major markets. Since 1997, when federal interstate banking legislation became effective that made it permissible for bank holding companies in any state to acquire banks in any other state, and for banks to establish interstate branches subject to certain limitations by individual states, actual or potential competition in each of our markets has intensified. Internet banking, offered both by established traditional institutions and by start-up Internet-only banks, constitutes another significant form of competitive pressure on our business.

         Financial services reform legislation enacted in November 1999 eliminates the long-standing Glass-Steagall Act restrictions on securities activities of bank holding companies and banks. The new legislation, among other things, permits securities and insurance firms to engage in banking activities under specified conditions. We expect to see competition intensify from this relatively new source of competition.

PROPERTIES

         Our headquarters are located in the Huntington Center, a thirty-seven story office building in Columbus, Ohio. Of the building's total office space available, we lease approximately 39%. The lease term expires in 2015, with nine five-year renewal options for up to 45 years but with no purchase option. We have an equity interest in the entity that owns the building. Our other major properties consist of a thirteen-story and a twelve-story office building, both of which are located adjacent to the Huntington Center; a twenty-one story office building, known as the Huntington Building, located in Cleveland, Ohio; an eighteen-story office building in Charleston, West Virginia; a three-story office building located in Holland, Michigan; an office building in Lakeland, Florida; an eleven-story office building in Sarasota, Florida, a 470,000 square foot Business Service Center in Columbus, Ohio, which serves as our primary operations and data center; The Huntington Mortgage Company's building, located in the greater Columbus area; an office complex located in Troy, Michigan; and two data processing and operations centers located in Ohio. We or our affiliates own the thirteen-story and twelve-story office buildings, and the Business Service Center. All of the other major properties are held under long-term leases. The Lakeland and Sarasota, Florida, offices are expected to be sold as part of the sale of our Florida operations.

         In 1998, we entered into a sale/leaseback agreement that included the sale of 59 properties. The transaction included a mix of branch banking offices, regional offices, and operational facilities, including certain properties described above, which we will continue to operate under a long-term lease.

LEGAL PROCEEDINGS

         From time to time we are a party to routine legal proceedings arising out of our general lending activities and other operations. There are no material pending legal proceedings to which we or any of our subsidiaries is a party, or to which any of our or their property is subject, which, if determined adversely to us or a subsidiary of ours, would individually or in the aggregate have a material adverse effect on our consolidated financial position.


                                   REGULATION

GENERAL

         We are a national banking association and our deposits are, subject to statutory limits, federally insured and backed by the full faith and credit of the United States government. We are subject to broad federal regulation and oversight by the OCC that extends to all our operations. Our federal deposit insurance is provided by the Bank Insurance Fund, or BIF, of the Federal Deposit Insurance Corporation, or FDIC. The FDIC has extensive examination and regulatory power over us. We are also subject to certain regulations administered by the Board of Governors of the Federal Reserve System, which is the principal federal regulator of our parent, Huntington Bancshares. In addition, under recently adopted principles of functional regulation, certain securities activities of our nonbank subsidiaries are regulated by the SEC.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this prospectus.

OCC REGULATION OF NATIONAL BANKS

         The OCC has extensive authority over the operations of national banks and their subsidiaries. As part of this authority, we are required to file periodic reports with the OCC and are subject to periodic examinations by the OCC. Every national bank, including us, is subject to a semi-annual assessment, based upon the bank's total assets, to fund the operations of the OCC.

         The OCC also has extensive enforcement authority over all national banks, including us. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders, and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other acts or failures to act may provide the basis for enforcement action, including misleading or untimely reports filed with the OCC. Except under certain circumstances, public disclosure of final enforcement actions by the OCC is required.

         The OCC and the other federal banking agencies have adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure, compensation and other employee benefits, asset quality, and earnings. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. We have always met these safety and soundness standards, which were adopted on an interagency basis in 1995, and have never been required to submit a compliance plan.

         We are subject to the capital regulations of the OCC. The OCC's regulations establish two capital standards for national banks: a leverage requirement and a risk-based capital requirement. In addition, the OCC may, on a case-by-case basis, establish individual minimum capital requirements for a national bank that vary from the requirements which would otherwise apply under OCC regulations. We are not subject to any such individual capital requirements. A national bank that fails to satisfy the capital requirements established under the OCC's regulations will be subject to such administrative action or sanctions as the OCC deems appropriate.

         The leverage ratio adopted by the OCC requires a minimum ratio of Tier 1 capital to adjusted total assets of 3% for national banks rated composite 1 under the regulatory rating system for banks. This system, known as the CAMELS rating system, takes into account such factors as capital, asset quality, management and earnings, and rates each factor on a scale from 1 to 5; a "composite 1" institution is considered to be basically sound in every respect and to give no cause for regulatory concern. National banks not rated composite 1 are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of 4% to 5%, depending upon the level and nature of risks of their operations. For purposes of the OCC's leverage requirement, Tier 1 capital generally consists of common stockholders' equity and retained income and certain noncumulative perpetual preferred stock and related income, except that no intangibles and certain purchased mortgage servicing rights and purchased credit card relationships may be included in capital.

         The risk-based capital requirements established by the OCC's regulations require national banks to maintain total capital equal to at least 8% of total risk-weighted assets. In the risk-based capital system, the assets of a national bank, against which it must hold risk-based capital, are assigned to one of four risk categories, each of which has a specific risk weight that determines the percentage of the asset that is included in the national bank's total risk weighted assets. The risk weights are zero for cash or near cash assets; 20%, typically for claims on other depository institutions in developed countries; 50%, typically for loans secured by first mortgages on one to four family residential properties; and 100% for all other assets. For purposes of the risk-based capital requirement, total capital means Tier 1 capital plus Tier 2 capital, provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. The components of Tier 2 capital include certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets.

         The OCC is authorized and, under certain circumstances required, to take certain actions against national banks that fail to meet their capital requirements. The OCC is generally required to take action to restrict the activities of an undercapitalized association. An undercapitalized association is generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio, or an 8% risk-based capital ratio. Any undercapitalized association must submit a capital restoration plan and, until such plan is approved by the OCC, may not increase its assets, acquire another institution, establish a branch, or engage in any new activities, and generally may not make capital distributions. The OCC is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations. We have never been required to submit a capital restoration plan.

         Any national banking association that fails to comply with its capital plan or is significantly undercapitalized must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the bank. An association becomes significantly undercapitalized if it has Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%. An association that becomes critically undercapitalized by having a tangible capital ratio of 2% or less is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, with certain limited exceptions, the OCC must appoint a receiver or, with the concurrence of the FDIC, a conservator for an association within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OCC, including the appointment of a conservator or a receiver.

         The OCC is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         In certain of the above circumstances, the OCC could cause the Conditional Exchange to occur to protect our levels of capital. Whether or not the OCC caused the Conditional Exchange to occur, the imposition by the OCC of any of these measures on us may have a substantial adverse effect on our operations and profitability and the value of our equity securities and/or the securities of our REIT affiliate.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

         Our ability to pay dividends is governed by the National Bank Act and OCC regulations. Under such statute and regulations, all dividends by a national bank must be paid out of current or retained net profits, after deducting reserves for losses and bad debts. The National Bank Act further restricts the payment of dividends out of net profits by prohibiting a national bank from declaring a cash dividend on its shares of common stock:


         -        until the surplus fund equals the amount of capital stock or,
         - if the surplus fund does not equal the amount of capital stock, until one-tenth of the national bank's net profits for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund.

In addition, the prior approval of the OCC is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock

         The OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. In addition, we would be prohibited by federal statute and the OCC's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, we would be classified as "undercapitalized" under the OCC's regulations.

INSURANCE OF ACCOUNTS BY THE FDIC

         As insurer, the FDIC is authorized to impose deposit insurance premiums and to conduct examinations of and require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against national banks, after giving the OCC an opportunity to take such action, and may terminate deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized and considered healthy pay the lowest premium while institutions that are less than adequately capitalized and considered of substantial supervisory concern pay the highest premium. Under the FDIC's rules, an institution is well capitalized if it has a core capital ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a risk-based capital ratio of at least 10%. An institution is adequately capitalized if it has a core or Tier 1 risk-based capital ratio of not less than 4% or a risk-based capital ratio of not less than 8%. Risk classifications of all insured institutions are made by the FDIC semi-annually. The basis on which the FDIC charges deposit insurance premiums is currently under consideration in committees of the U.S. Congress, and future insurance premium levels cannot be predicted at this time.

COMMUNITY REINVESTMENT ACT

         Under the Community Reinvestment Act, known as the CRA, every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OCC, in connection with its examination of us, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch. An unsatisfactory rating may be used as the basis for the denial of an application by the OCC.

MEMBERSHIP IN THE FEDERAL RESERVE SYSTEM

         We are a member of the Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW, and Super NOW checking accounts. At June 30, 2001, we had $14.7 million of Federal Reserve Bank stock, which was in compliance with these reserve requirements.

         National banks are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Bank regulations require associations to exhaust other reasonable alternative sources of funds before borrowing from the Federal Reserve Bank.


                        BENEFICIAL OWNERSHIP OF OUR STOCK

         As of June 30, 2001, we had 4,000,000 common shares issued and outstanding. The following table sets forth the number and percentage of outstanding common shares beneficially owned by our parent company. We have no other voting securities issued and outstanding.


                                                                       NUMBER OF COMMON SHARES           PERCENTAGE
             NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIALLY OWNED                 OF CLASS
             ------------------------------------                      ------------------                 --------
Huntington Bancshares Incorporated
Huntington Center
41 South High Street                                                   4,000,000 common shares              100%
Columbus, Ohio  43215

         None of our directors or executive officers own any of our common shares.

         Although we engage in numerous transactions with our parent company, there is no general, written management contract or agreement which governs the provision of services or the payment of fees between us.

Transactions between us are completed in the ordinary course of business and are subject to the restrictions imposed on banks by the Federal Reserve Act and related regulations. From time to time, we will enter into a written agreement with Huntington Bancshares to cover a specific transactions; however, all such agreements are required by the Federal Reserve Act to be on terms and under circumstances that are substantially the same or at least as favorable to us as those prevailing at the time for comparable transactions with unaffiliated parties. Additionally, any purchase of assets by a bank from a nonbank affiliate are subject to quantitative limitations as are loans from a bank to a nonbank affiliates, including Huntington Bancshares. Any such loans are also subject to significant collateralization requirements. The OCC and the Federal Reserve Board regularly examine us and our parent, respectively, for compliance with these affiliate transaction limitations and requirements.


                                   MANAGEMENT

DIRECTORS

         All of the members of our board of directors are elected annually. Currently, our board of directors is composed of 17 members. The directors met six times in person and six times telephonically during 2000. There were no committees of the board that met during 2000. Our directors are:

         Friedrich K.M. Bohm, age 59, has served as Chairman of NBBJ, an international multi-specialty architecture firm, since March 1997, and as Managing Partner and Chief Executive Officer for NBBJ from October 1987 to March 1997. Mr. Bohm has served as one of our directors since 1989.

         Douglas Borror, age 46, has served as Chairman and Chief Executive Officer of Dominion Homes, Inc , a residential single family home building company based in Central Ohio since June 1984. Mr. Borror has served as one of our directors since 1995.

         Peter H. Edwards, age 70, has served since 1987 as Chairman of the Edwards Companies, a conglomerate based in Columbus, Ohio, for which the principal activity is real estate development. Mr. Edwards has served as one of our directors since 1990, and also served as a director from 1973 to 1986.

         Douglas E. Fairbanks, age 66, has been retired since December 1991 from the position of senior Vice President for Ameritech, a subsidiary of SBC Communications, Inc. Mr. Fairbanks has served as one of our directors since 1987.

         Ralph K. Frasier, age 62, has been of counsel to the law firm of Porter, Wright Morris & Arthur LLP, Columbus, Ohio, since July 1998. Prior to that time, Mr. Frasier worked for us and Huntington Bancshares in various officer capacities from the time he joined us in November 1975 until his retirement in June 1998. At the time of his retirement, Mr. Frasier was our Executive Vice President, General Counsel, Secretary, and Cashier, and General Counsel and Secretary for Huntington Bancshares. Mr. Frasier has served as one of our directors since 1998.

         Elaine H. Hairston, age 57, served from June 1990 to December 1997 as Chancellor for the Ohio Board of Regents, which oversees colleges and universities in the State of Ohio. Since January 1998, Ms. Hairston has served as Chancellor Emerita of the Ohio Board of Regents, providing education consulting. Ms. Hairston has served as one of our directors since 1990.

         Edgar W. Ingram, III, age 51, has been Chief Executive Officer and President of White Castle System, Inc, a family-owned fast food hamburger chain with restaurants in the midwest and northeast, since January 1980. Mr. Ingram has served as one of our directors since 1991.

         Pete A. Klisares, age 65, has been the principal of Migg Capital, a venture capital firm in Columbus, Ohio, since June 1999. From August 1997 to June 1999, Mr. Klisares served as President and Chief Operating Officer for Karrington Health, Inc., an assisted living facilities company. From August 1993 to December 1997, Mr. Klisares served as Executive Vice President for Worthington Industries, a diversified metal processing company. Mr. Klisares has served as one of our directors since 1990, and also served as a director from 1984 to 1986.

         John B. Schulze, age 64, has served as Chairman, President and Chief Executive Officer for Lamson & Sessions, manufacturer and marketer of thermoplastic electrical products, since January 1995. Mr. Schulze has served as one of our directors since 1979.

         John Richard Sisson, age 64, has served as Chairman of the Board of Trustees and as a professor for The Ohio State University since September 1998. Mr. Sisson also served as Provost and Interim President for The Ohio State University from January 1997 to August 1998. Mr. Sisson has served as one of our directors since 1997.

         Rodney Wasserstrom, age 59, has served as President and Chief Executive Officer of The Wasserstrom Company, a distributor and manufacturer of restaurant supplies and equipment, since June 1979. Mr. Wasserstrom has served as one of our directors since 1985.

         William S. Williams, age 48, is a director and Chairman of The W. W. Williams Company, providing sales and service of industrial products. Prior to being named Chairman in April 1999, Mr. Williams served as Vice Chairman and Chief Executive Officer for The W. W. Williams Company since January 1995. Mr. Williams has served as one of our directors since 1997.

         Helen K. Wright, age 63, is retired after more than 30 years in real estate investment, principally as majority owner of Erie Square #1 LTD in Cleveland, Ohio, a general partnership which has been engaged in real estate management, since 1979. Ms. Wright has served as one of our directors since 1980.

         In addition, three of our directors, Thomas E. Hoaglin, who has served as a director since 2001, Ronald C. Baldwin, who has served as a director since 2001, and Ronald J. Seiffert, who has served as a director since 1996, also serve as our executive officers. Their executive positions are described below under the subheading "Executive Officers". We currently have one vacancy on the Board.

COMPENSATION OF DIRECTORS

         Each of our non-employee directors receives $1,500 for each board or committee meeting the director attends and $150 for each teleconference meeting the director attends. In addition, each of our non-employee directors receives retainer payments at an annual rate of $15,000. All or any portion of the compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Deferred Compensation Plan, which we refer to as the Directors' Plan.

         The Directors' Plan allows the members of our board of directors to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Such deferred amounts are not included in the gross income of the directors until such time as the deferred amounts are distributed from the Directors' Plan. We transfer cash equal to 125% of the deferred compensation to a trust fund where it is allocated to the accounts of the participating directors.

         The trustee of the Directors' Plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including common shares of our parent, Huntington Bancshares. The trustee may hold some assets of the Directors' Plan in the form of cash to the extent the trustee deems necessary. During 2000, the trustee invested the trust fund primarily in common shares of Huntington Bancshares. The trustee maintains a separate account for each participating director. Amounts contributed to the Directors' Plan are credited to the account of each director in the ratio that the amount deferred by each director bears to the total amount deferred by all directors. Distribution of a director's account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such lump sum distribution will be made or the installments will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director's termination as a director.

         All of the assets of the Directors' Plan are subject to the claims of the creditors of Huntington Bancshares and the rights of a director or his or her beneficiaries to any of the assets of the Directors' Plan are no greater than the rights of an unsecured general creditor of Huntington Bancshares. Directors who are also our employees do not receive compensation as directors and, therefore, are ineligible to participate in the Directors' Plan.

EXECUTIVE OFFICERS

         Each of our executive officers is listed below, together with a statement of the business experience of that officer during at least the last five years. Executive officers are elected annually by our board of directors and serve at the pleasure of the board.

         RONALD C. BALDWIN, age 54, has served as our Vice Chairman, one of our directors, Vice Chairman of Huntington Bancshares, and President and a director of our REIT affiliate since April 2001. He oversees the corporate and retail lines of business. Mr. Baldwin served as President of Retail Delivery for the Retail Banking Group of Bank One Corporation, managing branches, telephone call centers, ATM's, and internet banking across a multi-state network from December 1997 to December 2000. Prior thereto, Mr. Baldwin served as Bank One Corporation's president of Business Banking from January 1996 to December 1997 and as Chairman and Chief Executive Officer of Bank One Wisconsin Corporation from April 1994 to January 1996.

         DANIEL B. BENHASE, age 42, has served as Executive Vice President of our Private Financial Group since June 2000. Prior to joining us, Mr. Benhase served as Executive Vice President for Firstar Bank, N.A. from 1992 to 1994, and as Executive Vice President for Firstar Corporation from 1994 to June 2000, responsible for managing trust, investment management, private banking, and brokerage activities.

         RICHARD A. CHEAP, age 50, has served as our Executive Vice President, General Counsel, Secretary, and Cashier and as General Counsel and Secretary for Huntington Bancshares since May 1998. Mr. Cheap has also served as Vice President and Secretary and as a director of our REIT affiliate since April 2001. Prior to joining us, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. Mr. Cheap concentrated in the areas of general business, corporate finance, mergers and acquisitions, and business taxation. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented us in a variety of matters, including acting as lead attorney in negotiating the terms and documentation of most of Huntington Bancshares' bank acquisitions during the preceding nine years.

         THOMAS E. HOAGLIN, age 52, has served as our Chief Executive Officer and President and as Chief Executive Officer and President of Huntington Bancshares since February 2001 and as our Chairman and Chairman of Huntington Bancshares since August 2001. Mr. Hoaglin served as Vice Chairman of AmSouth Bancorporation from February 2000 to August 2000. Mr. Hoaglin served as an officer in various positions during his 26 year career at Bank One Corporation until March 1999, including, as Executive Vice President of Private Banking from October 1998 to March 1999, as Chairman and Chief Executive Officer of Banc One Services Corp. from June 1997 to October 1998, as Chairman of Project One from January 1996 to December 1998, as Chairman and Chief Executive Officer of Bank One Ohio Corporation from 1992 to 1995, and as President and Chief Operating Officer of Bank One Texas from 1989 to 1992.

         MICHAEL J. MCMENNAMIN, age 56, has served as our Executive Vice President since June 2000 and as Vice Chairman and Chief Financial Officer for Huntington Bancshares since October 2000. Mr. McMennamin has served our REIT affiliate as an Executive Vice President since June 2000, as a director since December 2000, and as Vice President and Treasurer since April 2001. Mr. McMennamin has also served as President of Huntington Capital Corp. from the time he joined us in 2000. From November 1998 to February 2000, Mr. McMennamin served as Group Executive Vice President and Chief Financial Officer of Citizens Financial Corp. in Providence, Rhode Island. Prior thereto, Mr. McMennamin served as Executive Vice President and Chief Financial Officer for Bank One Corporation from May 1995 to November 1998.

         RONALD J. SEIFFERT, age 44, has served as our Vice Chairman and director and as Vice Chairman of Huntington Bancshares since December 1996. He served as Huntington Bancshares' Executive Vice President and Executive Director of Commercial Services from January 1996 to December 1996. Prior to that time, Mr. Seiffert served as our Executive Vice President and Group Manager of the Commercial Banking Group for the Northern

Region from February 1994. Mr. Seiffert joined us in 1979 and served in various other capacities prior to February 1994.


EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by us and our affiliates to our Chief Executive Officer during 2000 and each of the next four most highly compensated executive officers, for each of the last three fiscal years ended December 31, 2000.


                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                               --------------------
                                                    ANNUAL COMPENSATION         AWARDS      PAYOUTS
                                           --------------------------------------------------------
                                                                    OTHER
                                                                    ANNUAL    SECURITIES               ALL OTHER
                                                                   COMPEN-    UNDERLYING     LTIP        COMPEN-
                                            SALARY         BONUS   SATION       OPTIONS     PAYOUTS      SATION
     NAME AND PRINCIPAL POSITION     YEAR   ($)(1)          ($)     ($)(2)       (#)(3)      ($)(4)      ($)(5)
     -------------------------------------------------------------------------------------------------------------
     FRANK WOBST (6)                 2000   990,000           -0-     (2)       440,000        (4)      39,600
     Former Chairman                 1999   977,308     1,143,450  109,093      441,045         -0-     39,092
                                     1998   957,500       273,240   88,790      332,750     217,010     39,456

     RONALD J. SEIFFERT              2000   395,000           -0-     (2)        82,499        (4)      19,800
     Vice Chairman                   1999   374,936       442,538     (2)       103,695         -0-     18,731
                                     1998   337,500       108,675     (2)        66,550      82,200     13,875

     RICHARD A. CHEAP (7)            2000   218,846           -0-     (2)        13,200        (4)       9,554
     Executive Vice President,       1999   207,308       196,163     (2)        14,639         -0-      8,978
     General Counsel,                1998   128,447        41,790     (2)         9,982        N/A         -0-
     and Secretary

     MARTIN MAHAN (8)                2000   205,000           -0-   82,547       27,499        (4)       8,200
     Former Executive Vice           1999   177,115       147,151     (2)        14,036        N/A       7,084
     President                       1998   160,341        49,564   79,233       12,705        N/A       2,833

     PETER GEIER (9)                 2000   475,000           -0-     (2)       137,499        (4)      19,000
     Former President and            1999   385,897       556,854     (2)       103,695         -0-     15,436
     Chief Operating Officer         1998   337,500       108,675     (2)        66,550      82,200     13,875


-------------------

(1) Includes amounts deferred pursuant to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan. Mr. Wobst's base salary did not change between 1999 and 2000; the difference in the amounts reported for these years is attributable to a mid-year change in 1999 from semi-monthly to bi-weekly earnings periods.

(2) During 1999 and 1998, Mr. Wobst received other annual compensation in the amounts indicated, including executive life insurance premiums in the amounts of $79,599 and $67,498, respectively. Payment of executive life insurance premiums was discontinued in 2000. During 2000, Mr. Mahan received other annual compensation in the amount indicated including $53,448 for moving expenses plus taxes incurred on such expenses, and a $25,000 relocation allowance. During 1998, Mr. Mahan received other annual compensation in the amount indicated for moving expenses plus taxes incurred on such expenses. Other annual compensation for Mr. Wobst for 2000, for Mr. Mahan for 1999, and for each of the other named executive officers for each year indicated was less than $50,000 and less than 10% of the total of annual salary and bonus reported for the named executive.

(3) Represents common shares of Huntington Bancshares, adjusted for stock dividends and stock splits paid after the date of grant.

(4) The Huntington Long-Term Incentive Compensation Plan measures Huntington Bancshares' performance over multiple-year, overlapping cycles. Messrs. Wobst, Seiffert, Cheap, and Geier were selected by the Compensation and Stock Option Committee of the Huntington Bancshares' board of directors to participate in a cycle which ended on December 31, 2000; however, the awards are not determinable until year-end results are published for a peer group of financial institutions.

(5) Figures represent amounts contributed for each named executive officer by Huntington Bancshares to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan. For 2000, $6,800 was contributed for each of the named executive officers under the Huntington Investment and Tax Savings Plan, and the amounts of $32,800, $13,000, $2,754, $1,400, and
           $12,200 were contributed for Messrs. Wobst, Seiffert, Cheap, Mahan, and Geier, respectively, under the Supplemental Stock Purchase and Tax Savings Plan.

(6) Mr. Wobst also served as Chief Executive Officer of Huntington Bancshares from February 1981 until February 2001. Mr. Wobst resigned as Chairman of Huntington Bancshares and us on August 16, 2001, but is included in the table because he served as an executive officer during the year ended December 31, 2000.

(7)        Mr. Cheap joined Huntington Bancshares as an executive officer in May
           1998.

(8) Mr. Mahan joined Huntington Bancshares in January 1998 and was designated an executive officer in September 2000. Mr. Mahan resigned effective June 30, 2001, but is included in the table because he served as an executive officer during the year ended December 31, 2000.

(9) Mr. Geier resigned as an officer of Huntington Bancshares and us on January 17, 2001, but is included in the table because he served as an executive officer during the year ended December 31, 2000.

----------------

EMPLOYMENT AND EXECUTIVE AGREEMENTS

         Huntington Bancshares has entered into executive agreements with Messrs. Seiffert and Cheap. The executive agreements were entered into as part of Huntington Bancshares' corporate strategy to provide protection for, and thus retain, its well-qualified executive officers notwithstanding any actual or threatened change in control of Huntington Bancshares. A "Change in Control" generally includes:

         - the acquisition by any person of beneficial ownership of 25% or more of Huntington Bancshares' outstanding voting securities;
         - a change in the composition of the board of directors if a majority of the new directors were not appointed or nominated by the directors currently sitting on the Board of Directors or their subsequent nominees;
         - a merger involving Huntington Bancshares where Huntington Bancshares' shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;
         -        the dissolution of Huntington Bancshares; and
         - a disposition of assets, reorganization, or other corporate event involving Huntington Bancshares which would have the same effect as any of the above-described events.

         Under each executive agreement, Huntington Bancshares or its successor must provide severance benefits to the executive officer if his or her employment is terminated (other than on account of the officer's death or disability or for cause):

         - by Huntington Bancshares, at any time within 36 months after a Change in Control;
         - by Huntington Bancshares, at any time prior to a Change in Control but after commencement of any discussions with a third party relating to a possible Change in Control involving such third party ("Change in Control Discussions") if the officer's termination is in contemplation of such possible Change in Control and such Change in Control is actually consummated within 12 months after the date of such officer's termination;
         - by the executive officer voluntarily with Good Reason at any time within 36 months after a Change in Control of Huntington Bancshares; or
         - by the executive officer voluntarily with Good Reason at any time after commencement of Change in Control Discussions if such Change in Control is actually consummated within 12 months after the date of such officer's termination.

         "Good Reason" generally means the assignment to the executive officer of duties which are materially (and, in the case of Mr. Cheap, adversely) different from such duties prior to the Change in Control, a reduction in such officer's salary or benefits, or a demand to relocate to an unacceptable location, made by Huntington Bancshares or its successor either after a Change in Control or after the commencement of Change in Control Discussions if such change or reduction is made in contemplation of a Change in Control and such Change in Control is actually consummated within 12 months after such change or reduction. An executive officer's determination of Good Reason will be conclusive and binding upon the parties if made in good faith, except that, if the executive officer is serving as Chief Executive Officer of Huntington Bancshares immediately prior to a Change in Control, the occurrence of a Change in Control will be conclusively deemed to constitute Good Reason.

         In addition to accrued compensation, bonuses, and vested benefits and stock options, the executive officer's severance benefits payable under his executive agreement include:

         - a lump-sum cash payment equal to three times (or, in the case of Mr. Cheap, two and one-half times) the officer's highest base annual salary in effect during the 12-month period prior to the Change in Control;
         - a lump-sum cash payment equal to three times (or, in the case of Mr. Cheap, two and one-half times) the highest annual incentive compensation, as defined in the executive agreement, to which the officer would be entitled;
         - a lump sum cash payment equal to one and one-half times the highest long-term incentive compensation to which the officer would be entitled;
         -        thirty-six months of continued insurance benefits; and
         - thirty-six months of additional service credited for purposes of retirement benefits.

         Each executive agreement also provides that Huntington Bancshares will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the executive agreement. However, if Mr. Cheap's severance payments and benefits would be subject to any excise tax, but would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that Huntington Bancshares will not have to pay an excess severance payment and the executive officer will not be subject to an excise tax.

         The executive agreements provide that, for a period of five years after any termination of the executive's employment, Huntington Bancshares will provide the executive with coverage under a standard directors' and officers' liability insurance policy at its expense, and will indemnify, hold harmless, and defend the executive to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by the executive in connection with or arising out of any action, suit, or proceeding in which he or she may be involved by reason of having been a director or officer of Huntington Bancshares or any subsidiary.

         Huntington Bancshares must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to enforce any of the rights granted under his or her executive agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due to him or her in connection with any action taken to enforce such officer's rights under the executive agreement at a rate equal to our prime commercial rate, or our successor's prime commercial rate, in effect from time to time plus 4%.

          The executive agreements are in effect through December 31, 2001, subject to automatic two year renewals and to an extension for thirty-six months after any month in which a Change of Control occurs. An executive agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits.

         Huntington Bancshares has entered into an agreement with Mr. Wobst governing his relationship with Huntington Bancshares following his retirement as an employee on May 1, 2001. The agreement provides that Mr. Wobst will remain as a non-employee Chairman of the Board of Directors of us and of Huntington Bancshares through December 31, 2002; however, Mr. Wobst retired from these positions on August 15, 2001. Through December 31, 2002, Mr. Wobst will provide consulting services for which he will be paid $20,000 per month. The agreement also provides for certain benefits following his retirement in addition to the benefits he receives under Huntington's Retirement Plan and other retiree benefits, and the Supplemental Executive Retirement Plan. These benefits include eligibility to receive an award for the cycle of the Long-Term Incentive Plan which ended on December 31, 2000, and to receive pro-rated awards under the Management Incentive Plan for the year 2001 and the Long-Term Incentive Plan for the cycle that began on January 1, 2001, and ends on December 31, 2002, and certain other benefits afforded to the executive officers and directors.

         Mr. Geier has entered into a severance agreement with Huntington Bancshares. It provides for resignation of any directorships and executive officer positions with Huntington Bancshares and its affiliates as of January 17, 2001, and it provides for a transition period from April 1, 2001, through March 31, 2002. During this transition period, Huntington Bancshares will pay Mr. Geier his base salary at the time of entering into the severance agreement and will provide him certain employee benefits. The severance agreement also provides for a lump-sum payment to Mr. Geier of $150,000. Furthermore, Huntington Bancshares will pay Mr. Geier additional lump-sum payments provided he remains in compliance with the severance agreement.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                          NUMBER OF
                         SECURITIES
                         UNDERLYING    PERCENT OF TOTAL                                       GRANT DATE
                           OPTIONS      OPTIONS GRANTED      EXERCISE                           PRESENT
                           GRANTED      TO EMPLOYEES IN         PRICE          EXPIRATION        VALUE
         NAME              (#)(1)         FISCAL YEAR        ($/SH)(2)            DATE           ($)(3)
--------------------------------------------------------------------------------------------------------
Frank Wobst               440,000             18.38            15.48             5/17/10      2,807,200

Ronald J. Seiffert         82,499              3.45            15.48             5/17/10        526,344

Richard A. Cheap           13,200               .55            15.48             5/17/10         84,216

Martin Mahan               27,499              1.15            15.48             5/17/10        175,444

Peter Geier               137,499              5.74            15.48             5/17/10        877,244


---------------------

 (1) Each of the named executive officers received grants of Huntington Bancshares options on May 17, 2000. All options granted expire ten years from the date of grant. Figures have been adjusted to reflect the effect of a ten percent stock dividend paid on Huntington Bancshares common shares on July 31, 2000. The options granted to each named executive officer become exercisable in equal increments on each of the first three anniversaries of the date of grant. Options not yet exercised are canceled upon a termination of employment for any reason other than death, retirement under one or more of Huntington Bancshares' retirement plans, termination following a change in control of Huntington Bancshares, or a disposition (other than a change in control) of substantially all of the stock or assets of Huntington Bancshares, in which case all options become exercisable immediately as of such termination date and remain exercisable for a specified period following the termination. Generally, the exercise price of options may be paid for in cash or in common shares of Huntington Bancshares. In addition, any tax which Huntington Bancshares withholds in connection with the exercise of any stock option may be satisfied by the option holder by electing to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to Huntington Bancshares, such number of common shares having a fair market value equal to the amount of the withholding. None of the options granted in 2000 has a reload feature.

(2) In all cases, the exercise price was equal to the average of the high and low market price of the underlying shares of Huntington Bancshares on the date of grant. The exercise price has been adjusted to reflect the effect of the ten percent stock dividend paid July 31, 2000.

(3) The dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock's price volatility and dividend rate as well as interest rates. Because of the unpredictability of the assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting Huntington Bancshares' stock price or of placing an accurate present value on options to purchase its stock. In performing the calculations it was assumed that: the options were exercised at the end of their ten-year terms; the volatility of the stock price was equal to 44.8%, which volatility was calculated on a natural logarithmic basis of Huntington Bancshares' stock price for the twelve-month period preceding the date of grant; the risk-free rate of return was equal to the ten-year United States Treasury Note Rate effective on the date of the grant, to correspond to the term of the options; and the dividend yield was equal to Huntington Bancshares' annualized dividend yield at the end of the calendar quarter preceding the option grant, which was 3.58%. No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture. In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option's value is possible without an increase in the market value of the underlying stock. Any appreciation in the market value of Huntington Bancshares' stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The total of the grant date values indicated in the table for all stock options granted in 2000 to the named executive officers was $4,470,448 representing approximately .12% of the value of all shares of Huntington Bancshares outstanding on May 17, 2000.

----------------

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES       VALUE OF
                                                                     UNDERLYING           UNEXERCISED
                                                                 UNEXERCISED OPTIONS    IN-THE-MONEY(3)
                                                                      AT FISCAL        OPTIONS AT FISCAL
                                                                   YEAR-END (#)(2)        YEAR-END ($)
                              SHARES
                           ACQUIRED ON           VALUE              EXERCISABLE/          EXERCISABLE/
        NAME             EXERCISE (#)(1)       REALIZED ($)         UNEXERCISABLE        UNEXERCISABLE
--------------------------------------------------------------------------------------------------------
Frank Wobst                  109,717            1,131,565              1,704,028             5,656,376
                                                                         918,150               228,800
Ronald J. Seiffert            3,047               39,215                 190,481               224,223
                                                                         188,451                42,899
Richard A. Cheap               -0-                 -0-                    11,535                   -0-
                                                                          26,286                 6,864
Martin Mahan                   -0-                 -0-                    12,041                   -0-
                                                                          42,199                14,299
Peter Geier                   14,966              90,469                 184,414               224,773
                                                                         243,451                71,499

----------------
(1) Figures in this column reflect the number of securities underlying the options exercised, which may be greater than the number of shares actually received.

(2) Adjusted for stock splits and stock dividends paid on common shares of Huntington Bancshares after the date of grant.

(3) An option is in-the-money if the fair market value of the underlying common shares exceeds the exercise price of the option.



              Long-Term Incentive Plan - Awards in Last Fiscal Year

                                                                        Estimated Future Payouts under Non-Stock
                                                                                 Price-Based Plan (2)
                       Number of Shares,     Performance or         -----------------------------------------------
                                           Other Period Until
                        Units, or Other       Maturation or
Name                         Rights              Payout             Threshold            Target             Maximum
-------------------------------------------------------------------------------------------------------------------
Frank Wobst                   (1)                  (2)                $99,000                            $2,475,000
Ronald J. Seiffert            (1)                  (2)                 39,500          $197,500             790,000
Richard A. Cheap              (1)                  (2)                 22,000            88,000             352,000
Martin Mahan                  (1)                  (2)                    (1)               (1)                 (1)
Peter Geier                   (1)                  (2)                 47,500           237,500             950,000

-----------------

(1) Messrs. Wobst, Seiffert, Cheap, and Geier were selected by the Compensation and Stock Option Committee of the Board of Directors to participate in the cycle of the Long-Term Incentive Compensation Plan which began on January 1, 1999 and ended on December 31, 2000, or the 1999 Cycle. Mr. Mahan did not participate in the 1999 Cycle.

(2) The Long-Term Incentive Compensation Plan measures Huntington Bancshares' performance over two-, three-, or four-year cycles. Huntington Bancshares' performance goals for the 1999 Cycle were based on a comparison of return on average shareholders' equity to a peer group. Huntington Bancshares compares itself to the fifty largest United States banking organizations, minus the ten largest, based on assets at the end of the cycle. Awards based on a percentage of base salary will be paid if Huntington Bancshares' performance achieves the established threshold or higher. Any awards for the 1999 Cycle will be paid in May 2001 when Huntington Bancshares can determine relative performance for the cycle. No awards will be paid if Huntington Bancshares' performance is below the threshold level. The figures in the table are based on salaries as of December 31, 2000.

----------------


                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
               -------------------------------------------------------------------------------------
REMUNERATION               15            20           25           30            35            40
----------------------------------------------------------------------------------------------------
$  225,000               $63,175      $84,359     $105,543      $117,169      $128,419     $139,669
   250,000                70,631       94,315      117,999       130,919       143,419      155,919
   300,000                85,544      114,228      142,911       158,419       173,419      188,419
   350,000               100,456      134,140      167,824       185,919       203,419      220,919
   400,000               115,369      154,053      192,736       213,419       233,419      253,419
   450,000               130,281      173,965      217,649       240,919       263,419      285,919
   500,000               145,194      193,878      242,561       268,419       293,419      318,419
   750,000               219,756      293,440      367,124       405,919       443,419      480,919
 1,000,000               294,319      393,003      491,686       543,419       593,419      643,419
 1,200,000               353,969      472,653      591,336       653,419       713,419      773,419

         The table above illustrates the operation of Huntington Bancshares' Retirement Plan and Supplemental Retirement Income Plan, or the SRIP, by showing various annual benefits assuming various levels of final average compensation and years of credited service. The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Sections 401(a)(17) and 415 of the Internal Revenue Code. Code
Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 2000, this limit was $170,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 2000, this amount was $135,000. An employee who: (a) has completed two years of continuous service with Huntington Bancshares (or an affiliated company); (b) has been nominated by the Compensation and Stock Option Committee; and (c) earns compensation in excess of the limitation imposed by Section 401(a)(17) of the Internal Revenue Code or whose benefit exceeds the limitation of Section 415(b) of the Code, is eligible to participate in the SRIP. During 2000, Messrs.
Mahan, Seiffert, and Geier were eligible to participate in the SRIP. After completing two years of service, Mr. Cheap was nominated for participation in the SRIP effective January 1, 2001. Mr. Wobst, although he does not participate in the SRIP, participates in Huntington Bancshares' Supplemental Executive Retirement Plan, or the SERP, which is described below.

         The maximum years of credited service recognized by the Retirement Plan and the SRIP is 40. Years of service and credited service in addition to those actually earned by a participant can be granted by the Pension Review Committee for the purposes of determining benefits under the SRIP. Benefit figures shown are computed on the assumption that participants retire at age 65. The normal form of benefit under both the Retirement Plan and the SRIP is a life annuity.

         During 2000, Mr. Wobst was the only named executive officer who participated in the SERP. Only those executive officers selected by the Compensation and Stock Option Committee, in the Committee's sole discretion, may participate in the SERP. The SERP ensures that each participating executive officer who retires at or after age 65 receives a level of retirement benefits, without respect to years of service, equal to at least 65% of the officer's average monthly earnings. Average monthly earnings is defined as the officer's highest consecutive twelve months' base salary and 50% of bonuses and incentive or commission compensation paid or deferred pursuant to incentive plans with a one year measurement period or less within the previous sixty months. Benefits under the SERP are paid in the form of a life annuity with 120 months certain. At the time a participating officer retires, the benefit the participant is entitled to through the SERP is calculated, and then funds from the following sources are deducted to determine the amount, if any, of the payment due from Huntington Bancshares under the SERP:

         -        Social Security benefits payable;
         -        the benefit under the Retirement Plan; and
         -        any benefits under retirement plans of prior employers.

If the sum of the payments due from Social Security, the Retirement Plan, and retirement plans of prior employers exceeds 65% of the executive officer's highest consecutive twelve months' base salary, then no payment will be due from Huntington Bancshares under the SERP.

         The SERP generally has the effect of equalizing a participant's combined retirement benefits for a particular level of covered compensation for all years of service. Thus, the total annual benefits payable by Huntington Bancshares pursuant to the Retirement Plan and the SERP would be the same for an executive officer with 15 years of service as for an executive officer with 40 years of service, assuming each had the same level of covered compensation, the only difference being that the fifteen year executive officer, having a smaller benefit from the Retirement Plan, will receive a greater portion of his benefit from the SERP. Monthly benefits received by participants under the SERP may be increased annually, if indicated, to reflect increases in the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers. The estimated annual benefits payable upon Mr. Wobst's retirement under the Retirement Plan and the SERP, reduced by Social Security benefits payable, is $995,021.

         The compensation covered for the named executive officers by the Retirement Plan and the SRIP is the average of the total paid, in the five consecutive highest years of the executive officer's career with Huntington Bancshares, of base salary and, beginning January 1, 2000, 50% of bonus. The compensation covered by the Retirement Plan and the SERP, effective for compensation paid on and after January 1, 2000, is base salary and 50% of bonus paid in the highest twelve month period out of the previous 60 months. Mr. Wobst's covered compensation does not include his post-retirement consulting income. Bonuses are taken into account for the year in which paid rather than earned. The estimated credited years of service for each of the executive officers named in the Summary Compensation Table are 26.5 for Mr. Wobst, 21.58 for Mr. Seiffert, 3.00 for Mr. Mahan, 2.67 for Mr. Cheap, and 16.83 for Mr. Geier.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

         Some of our directors and executive officers are our customers or customers of our affiliates and have transactions with us or such affiliates in the ordinary course of business. Our directors and executive officers also may be affiliated with entities which are our customers or customers of our affiliates and which enter into transactions with us or such affiliates in the ordinary course of business. Transactions with directors, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.


                 DESCRIPTION OF OUR CLASS C PREFERRED SECURITIES

         The following summary describes the material terms and provisions of our Class C preferred securities. This description is qualified in its entirety by reference to the terms and provisions of our articles of association. We have filed our articles of association with the OCC as an exhibit to our registration statement which was filed with the OCC in connection with the offering of preferred securities by our REIT affiliate.

GENERAL

         If and when issued, our Class C preferred securities will be validly issued, fully paid, and nonassessable. The holders of our Class C preferred securities will have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such capital stock. Our Class C preferred securities are perpetual and will not be convertible into common shares or any other class or series of our capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement.

RANK

         Our Class C preferred securities would rank senior to our common shares and our Class B preferred securities, if issued, and to any other securities which we may issue in the future that are subordinate to our Class C preferred securities. As of the date of this prospectus, there are no shares of securities that would rank senior to our Class C preferred securities authorized, issued, or outstanding. Our Class D preferred securities, if issued, would be on a parity with our Class C preferred securities as to dividend rights and rights upon liquidation, winding up, and/or dissolution. As of the date of this prospectus, there are no other securities authorized or issued that would rank on a parity with our Class C and Class D preferred securities.

DIVIDENDS

         Holders of our Class C preferred securities will be entitled to receive, if, when, and, as declared by our board of directors out of our legally available assets, noncumulative cash dividends at the rate of 7.875% per annum of the initial liquidation preference which is $25.00 per share. If authorized and declared, dividends on our Class C preferred securities will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day. We refer to each such quarter of a calendar year as a "dividend period." Dividends in each quarterly period will accrue from the first day of such period. Each authorized and declared dividend will be payable to holders of record as they appear on our stock register on such record dates as will be fixed by our board of directors or a duly authorized committee of our board. Such record dates, however, will not be more than 45 days nor less than 10 days before the dividend payment dates. Upon the exchange of our REIT affiliate Class C preferred securities for our Class C preferred securities, any accrued and unpaid dividends for the most recent quarter on the REIT affiliate Class C preferred securities at the time of the exchange will be deemed to be accrued and unpaid dividends for the most recent quarter on our Class C preferred securities.

         The right of holders of Class C preferred securities to receive dividends is noncumulative. If our board of directors does not declare a dividend on our Class C preferred securities or declares less than a full dividend in respect of any dividend period, the holders of our Class C preferred securities will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and we will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Class C preferred securities or the common shares.

         If full dividends on our Class C preferred securities for any dividend period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments:

         - no dividends will be declared and paid or set aside for payment and no other distribution will be declared or made or set aside for payment upon our common shares or any other of our capital stock ranking junior to or on a parity with our Class C preferred securities as to dividends or amounts upon liquidation for that dividend period, except by conversion into, or exchange for, other shares of our capital stock of ranking junior to our Class C preferred securities as to dividends and amounts upon liquidation,
         - no common shares or any other of our capital stock ranking junior to or on a parity with our Class C preferred securities as to dividends or amounts upon liquidation will be redeemed, purchased, or otherwise acquired for any consideration,
         - no monies will be paid to or made available for a sinking fund for the redemption of any such stock by us,

until such time as dividends on all of our outstanding Class C preferred securities have been:

         -        declared and paid for three consecutive dividend periods, and
         - declared and paid or declared and a sum sufficient for such payment has been set apart for payment for the fourth consecutive dividend period.

         When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, our Class C preferred securities, our Class D preferred securities, and any other parity stock, all dividends declared upon our Class C preferred securities, our Class D preferred securities, and any other parity stock will be declared pro rata. Thus, the amount of dividends declared per Class C preferred security and such other parity stock will in all cases bear to each other the same ratio that (a) full dividends per Class C preferred security for the then-current dividend period, which will not include any accumulation in respect of unpaid dividends for prior dividend period, and
(b) full dividends, including required or permitted accumulations, if any, on such other series of capital stock, bear to each other.

         The OCC has issued risk-based capital ratio and leverage ratio guidelines. Generally, a financial institution's capital is divided into two tiers. Tier 1 capital includes common equity, noncumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less non-qualifying intangible assets such as goodwill and nonqualifying mortgage and non-mortgage servicing assets. Tier 2 capital includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations. Total capital is the sum of Tier 1 capital plus Tier 2 capital. The leverage ratio is the ratio of Tier 1 capital to adjusted average total assets.

         Regulations of the OCC prohibit institutions like us from making a "capital distribution," unless the institution will be at least "adequately capitalized" after the distribution. Capital distributions are defined to include a transaction that the OCC determines, by order or regulation, to be "in substance a distribution of capital." The OCC could seek to restrict our payment of dividends on our Class C preferred securities under this provision if we were to fail to be "adequately capitalized."

         Currently, an institution is considered "adequately capitalized" if it has a total risk-based capital ratio of at least 8.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a leverage, or core capital, ratio of at least 4.0% or at least 3% if the institution has been awarded the highest supervisory rating. An institution is considered "well capitalized" if the foregoing ratios are at least 10.0%, 6.0%, and 5.0%, respectively. At June 30, 2001, our total risk-based capital ratio was 10.57%, our Tier 1 risk-based capital ratio was 6.65%, and our leverage ratio was 6.64%. We currently intend to maintain our capital ratios in excess of the "well capitalized" levels under the prompt corrective action regulations. However, there can be no assurance that we will be able to maintain such capital levels.

REDEMPTION

         Our Class C preferred securities will not be redeemable prior to December 31, 2021. On or after such date, we may redeem our Class C preferred securities for cash, in whole or in part, at any time and from time to time at our option with the prior approval of the OCC at the redemption price of $25.00 per share, plus authorized, declared, and unpaid dividends to the date of redemption, without interest. If our board of directors determines that we should redeem fewer than all the outstanding Class C preferred securities, the securities to be redeemed will be determined by lot, pro rata, or by such other method as our board of directors in its sole discretion determines to be equitable. Any such partial redemption can only be made with the prior approval of the OCC.

         Dividends will cease to accrue on our Class C preferred securities called for redemption on and as of the date fixed for redemption and such Class C preferred securities will be deemed to cease to be outstanding, provided that the redemption price, including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest, has been duly paid or provision has been made for such payment.

         Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of our Class C preferred securities to be redeemed at such holder's registered address.

         Our ability to redeem any of our Class C preferred securities is subject to compliance with applicable regulatory requirements, including the prior approval of the OCC, relating to the redemption of capital instruments. Under current policies of the OCC, such approval would be granted only if the redemption were to be made out of the proceeds of the issuance of another capital instrument or if the OCC were to determine that our conditions and circumstances, and those of Huntington Bancshares, warrant the reduction of a source of permanent capital.

RIGHTS UPON LIQUIDATION

         In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of our Class C preferred securities at the time outstanding will be entitled to receive liquidating distributions in the amount of $25.00 per share, plus any authorized, declared, and unpaid dividends for the current period to the date of liquidation, out of our assets legally available for distribution to our shareholders, before any distribution of assets is made to holders of our common shares or any securities ranking junior to our Class C preferred securities and subject to the rights of the holders of any class or series of securities ranking senior to or on a parity with our Class C preferred securities upon liquidation and the rights of our depositors and creditors.

         After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Class C preferred securities will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, our available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Class C preferred securities and the corresponding amounts payable on any other securities of equal ranking, then the holders of our Class C preferred securities and any other securities of equal ranking will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding up.

VOTING RIGHTS

         Holders of our Class C preferred securities will not have any voting rights, except as required by law, and will not be entitled to elect any directors.

CONDITIONAL EXCHANGE

         Our Class C preferred securities are to be issued, if ever, only in connection with a Conditional Exchange, on a share for share basis, for all outstanding Class C preferred securities of our REIT affiliate. The exchange will take place if, and only if, a Supervisory Event occurs and the OCC directs in writing the exchange of our REIT affiliate Class C preferred securities for our Class C preferred securities. A Supervisory Event occurs when:

         - we become "undercapitalized" under prompt corrective action regulations;
         -        we are placed into conservatorship or receivership; or
         - the OCC, in its sole discretion, anticipates that we will become "undercapitalized" in the near term.

         We have registered with the OCC a total of 2,000,000 shares of our Class C preferred securities to cover a Conditional Exchange, if necessary, of the 2,000,000 shares of Class C preferred securities of our REIT affiliate.

         In the event of an OCC-directed Conditional Exchange, each holder of our REIT affiliate Class C preferred securities will be unconditionally obligated to surrender to us the certificates representing the Class C preferred securities of such holder, and we will be unconditionally obligated to issue to such holder in exchange for such REIT affiliate Class C preferred securities a certificate representing our Class C preferred securities on a share-for-share basis. Any of our REIT affiliate's Class C preferred securities purchased or redeemed by our REIT affiliate prior to the time of exchange will not be deemed outstanding and will not be subject to the Conditional Exchange.

         The exchange will occur as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the applicable OCC directive, or, if such date is not set forth in the directive, as of 8:00 a.m. on the earliest possible date such exchange could occur consistent with the directive, as evidenced by the issuance by us of a press release prior to such time. As of the time of exchange, all of the REIT affiliate Class C preferred securities will be deemed cancelled and exchanged for our Class C preferred securities without any further action by us; all rights of the holders of our REIT affiliate Class C preferred securities as shareholders of our REIT affiliate will cease; and we will give notice of the exchange to the OCC. As a result of such exchange, each holder of our REIT affiliate Class C preferred securities will then be a holder of our Class C preferred securities.

         We will mail notice of the issuance of an OCC directive after the occurrence of a Supervisory Event to each holder of REIT affiliate Class C preferred securities within 30 days, and we will deliver to each such holder certificates for our Class C preferred securities upon surrender of certificates for our REIT affiliate Class C preferred securities. Until such replacement share certificates are delivered, or in the event such replacement certificates are not delivered, certificates previously representing our REIT affiliate Class C preferred securities shall be deemed for all purposes to represent our Class C preferred securities. All corporate approvals necessary for us to issue our Class C preferred securities as of the time of exchange will be completed prior to or upon completion of our REIT affiliate's offering of Class C preferred securities. Accordingly, once the OCC directs a Conditional Exchange after the occurrence of a Supervisory Event, no action will be required to be taken by our REIT affiliate, by the holders of our REIT affiliate's Class C preferred securities, or by us (other than to provide notice of the exchange to the OCC) in order to effect the exchange as of the time of exchange.

         Holders of our REIT affiliate Class C preferred securities, by purchasing such securities, whether in the initial offering or in the secondary market after that initial offering, were deemed to have agreed to be bound by the unconditional obligation to exchange such Class C preferred securities for our Class C preferred securities upon the OCC's direction after the occurrence of a Supervisory Event. The articles of incorporation of our REIT affiliate provide that the holders of our REIT affiliate Class C preferred securities were unconditionally obligated to surrender such securities. In accordance with a Conversion Agreement, dated December 31, 2000, between us, Holdings, and our REIT affiliate, we are unconditionally obligated to issue our Class C preferred securities in exchange for our REIT affiliate Class C preferred securities upon the OCC's direction after the occurrence of a Supervisory Event.

         Holders of our REIT affiliate Class C preferred securities cannot exchange their REIT affiliate Class C preferred securities for our Class C preferred securities voluntarily. Absent an OCC directive after the occurrence of a Supervisory Event, no exchange of our REIT affiliate's Class C preferred securities for our Class C preferred securities will occur. Upon the issuance of an OCC directive after the occurrence of a Supervisory Event, our Class C preferred securities to be issued as part of the Conditional Exchange would constitute a newly issued class of our preferred securities, and would have the same terms and provisions with respect to dividends, liquidation, and redemption, except with respect to a Special Event, as our REIT affiliate Class C preferred securities, except that:

         - our Class C preferred securities would not be listed on any national securities exchange or national quotation system;
         - our Class C preferred securities do not have any voting rights; and
         - our Class C preferred securities do not have any right to elect any directors if dividends are missed.

         Any accrued and unpaid dividends on our REIT affiliate Class C preferred securities as of the time of exchange would be deemed to be accrued and unpaid dividends on our Class C preferred securities. Our Class C preferred securities would rank on an equal basis in terms of dividend payment and liquidation preference with our Class D preferred securities and any of our then-outstanding preferred securities that rank on a parity with the Class C preferred securities. Although we have registered our Class C preferred securities with the OCC, those shares will not be registered with the SEC and will be offered pursuant to an exemption from SEC registration under Section 3(a)(2) of the Securities Act. Absent an OCC directive after the occurrence of a Supervisory Event, however, we will not issue any of our Class C preferred securities, although we will be able to issue preferred securities in classes or series other than our Class C preferred securities. There can be no assurance as to the liquidity of our Class C preferred securities, if issued, or that an active public market for our preferred securities would develop or be maintained.


                        DESCRIPTION OF OUR CAPITAL STOCK

         The following summary of the material terms of our capital stock does not purport to be complete and is subject in all respects to the applicable provisions of United States banking law, our articles of association, as amended and restated, and our bylaws.

Authorized and Outstanding Capital Stock

         Our authorized capital stock consists of:

         - 4,000,000 common shares, par value $10.00 each, all of which are outstanding,
         - 500,000 Class B noncumulative perpetual preferred securities, par value $1,000.00 each, none of which are outstanding,
         - 2,000,000 Class C noncumulative perpetual preferred securities, par value $25.00 each, none of which are outstanding, and
         - 14,000,000 Class D noncumulative perpetual preferred securities, par value $25.00 each, none of which are outstanding.

COMMON SHARES

         General. All outstanding common shares are fully paid and non-assessable. There is no established trading market for our common shares, all of which are owned by Huntington Bancshares. Holders of common shares have no preemptive or preferential rights of subscription to any shares of any class of stock. There are no redemption or sinking fund provisions with respect to the common shares.

         Voting. Holders of common shares are entitled to one vote per share on all matters to be voted on by shareholders. There are no cumulative voting rights. As the holder of all of our common shares, Huntington Bancshares is able to elect and remove directors, amend our articles of association, and approve other actions requiring shareholder approval.

         Dividends. The holders of common shares are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors, subject to any preferential dividend rights of any outstanding preferred securities.

         Liquidation Rights. Upon our dissolution or liquidation, holders of common shares will be entitled to receive all of our assets which are available for distribution to our shareholders, subject to any preferential rights of the then outstanding preferred securities and the claims of our depositors and creditors.

CLASS B PREFERRED SECURITIES

         General. Our Class B preferred securities rank senior to our common shares as to dividends and liquidation rights and junior to all of our Class C and Class D preferred securities. Holders of our Class B preferred securities have no preemptive or preferential rights of subscription with respect to any shares of our capital stock.

         Voting. Holders of our Class B preferred securities are not entitled to vote at shareholder meetings and are not entitled to notice of such meetings, except as otherwise required by law.

         Dividends. The holders of our Class B preferred securities are entitled to receive dividends at a variable rate based on LIBOR. Dividends on our Class B preferred securities are declared quarterly and payable annually. Dividends are not cumulative; however, so long as any of our Class B preferred securities remain outstanding, no dividend, except a dividend payable in common shares, or other distribution on the common shares and no repurchase or redemption of the common shares may be made in a particular calendar year unless the full dividend on our Class B preferred securities for all calendar quarters within such year to the date of such action have been paid or declared and set apart for payment.

         Liquidation Rights. If we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of our Class B preferred securities will be entitled to receive out of our assets available for distribution to shareholders, and before any amount is paid or distributed to holders of common shares, a preferential liquidation amount of $1,000 per share, plus any accrued and unpaid dividends. Holders of our Class B preferred securities are not entitled to any further payment with respect to those securities.

         Redemption. We can redeem our Class B preferred securities at any time at $1,000 per share, plus the full accrued but unpaid dividend for the then current dividend period. We are obliged to provide not less than 10 nor more than 60 days notice of a proposed redemption. If less than all our Class B preferred securities are to be redeemed, the full current dividend must be paid or set aside for payment on all of our outstanding Class B preferred securities, and the securities to be redeemed must be selected, at the option of our board of directors, either by lot or pro rata.

         Conversion. By agreement, dated December 28, 2000, among our REIT affiliate, HPC Holdings-II, Inc. which is the sole owner of the Class B preferred securities, and us, our REIT affiliate Class B preferred securities are convertible into our Class B preferred securities if the OCC directs us in writing to cause the Class B preferred securities of our REIT affiliate to be exchanged into our Class B preferred securities upon the happening of a Supervisory Event.

         In the event the OCC directs us to cause the exchange,

         - the holder of Class B preferred securities of our REIT affiliate must immediately exchange such holder's REIT affiliate Class B preferred securities for our Class B preferred securities, on a share for share basis,
         - we must issue our Class B preferred securities to such holder, and
         - our REIT affiliate will promptly pay to the holder any and all accrued but unpaid dividends on our REIT affiliate Class B preferred securities through the date of the exchange.

CLASS D PREFERRED SECURITIES

         General. Our Class D preferred securities rank senior to our Class B preferred securities and the common shares, and on parity with our Class C preferred securities, as to dividends and liquidation. Holders of our Class D preferred securities have no preemptive rights with respect to any shares of our capital stock.

         Voting. Holders of our Class D preferred securities are not entitled to vote at shareholder meetings and are not entitled to notice of such meetings, except as otherwise required by law.

         Dividends. The holders of our Class D preferred securities are entitled to receive dividends at a variable rate equal to LIBOR plus 1.625%. Dividends on our Class D preferred securities will be payable, if authorized and declared, quarterly in arrears on March 31, June 30, September 30, and December 31 or, if such day is not a business day, the next business day. Dividends are not cumulative. If full dividends are not paid on our Class D preferred securities for a quarterly dividend period, the payment of dividends on the common shares or other shares ranking junior to our Class D preferred securities will be prohibited for that period and at least the following three quarterly dividend periods.

         When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, our Class D preferred securities, our Class C preferred securities, and any other parity stock, all dividends declared upon our Class D preferred securities, our Class C preferred securities, and any other parity stock will be declared pro rata. Thus, the amount of dividends declared per Class D preferred security and such other parity stock will in all cases bear to each other the same ratio that (a) full dividends per Class D preferred security for the then-current dividend period, which will not include any accumulation in respect of unpaid dividends for prior dividend period, and
(b) full dividends, including required or permitted accumulations, if any, on such other series of capital stock, bear to each other.

         Liquidation Rights. If we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of our Class D preferred securities will be entitled to receive out of our assets legally available for distribution to shareholders, and before any amount is paid or distributed to holders of common shares, our Class B preferred securities, or any other class of securities ranking junior to our Class D preferred securities, a liquidation amount of $25.00 per share, plus any accrued and unpaid dividends for the current period only. Holders of our Class D preferred securities are not entitled to further payment with respect to those shares.

         Redemption. Our Class D preferred securities will not be redeemable prior to December 31, 2006. On or after such date, we may redeem our Class D preferred securities for cash, in whole or in part, at any time and from time to time at our option with the prior approval of the OCC at the redemption price of $25.00 per share, plus accrued and unpaid dividends for the current period only.

         Conditional Exchange. Upon the occurrence of a Supervisory Event and at the direction of the OCC, each Class D preferred security of our REIT affiliate will be exchanged for one of our Class D preferred securities.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999, and for each of the three years ended December 31, 2000, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of our Class C preferred securities will be passed upon for us by Porter, Wright, Morris & Arthur LLP. Mr. Frasier, one of our directors, is of counsel with Porter, Wright, Morris & Arthur LLP. The validity of our Class C preferred securities will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton.

                          THE HUNTINGTON NATIONAL BANK
                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                Page
                                                                                                                ----
Management's Discussion and Analysis of Operations and Financial Condition................................      BPF-1

Report of Ernst & Young, LLP, Independent Auditors........................................................     BPF-22

Consolidated Balance Sheets as of December 31, 2000 and 1999
   and  June  30, 2001 and 2000 (unaudited)...............................................................     BPF-23

Consolidated Statements of Income for the years ended December 31, 2000, 1999, and 1998
   and the  six months ended  June  30, 2001 and 2000 (unaudited).........................................     BPF-24

Consolidated Statements of Changes in Shareholder's Equity for the years ended December 31,
    2000, 1999, and 1998 and the  six months ended  June  30, 2001 (unaudited)............................     BPF-25

Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999, and 1998
   and the  six months ended  June  30, 2001 and 2000 (unaudited).........................................     BPF-26

Notes to Consolidated Financial Statements................................................................     BPF-27

Pro Forma Consolidated Financial Statements (unaudited)...................................................     BPF-50

Pro Forma Consolidated Balance Sheets as of June 30, 2001 (unaudited).....................................     BPF-51

Pro Forma Consolidated Statement of Income for the twelve months ended December 31, 2000 (unaudited) and
   the six months ended June 30, 2001 (unaudited).........................................................     BPF-52

Notes to Unaudited Pro Forma Consolidated Financial Statements............................................     BPF-53

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis
--------------------------------------------------------------------------------


INTRODUCTION

     The Huntington National Bank (with its subsidiaries is collectively referred to as the "Bank") is an interstate national banking association organized under the laws of the United States and headquartered in Columbus, Ohio. The Bank engages in full-service commercial and consumer banking, mortgage banking, lease financing, trust services, discount brokerage services, and the sale of other financial products and services offered through its over 500 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio, and West Virginia. In addition, international banking services are offered through the Bank's headquarters office, as well as through its Cayman Islands office and Hong Kong office. The Bank is a wholly owned subsidiary of Huntington Bancshares Incorporated ("Huntington"). Huntington owns all of the authorized, issued and outstanding common stock and therefore, no per share information is presented.


ACQUISITIONS

     The Bank acquired The Empire National Bank of Traverse City ("Empire"), headquartered in Traverse City, Michigan, on June 23, 2000, as part of the acquisition by Huntington of Empire Banc Corporation, a $506 million one-bank holding company. As part of this merger, Huntington reissued approximately 6.5 million shares of common stock, all of which were purchased on the open market during the first quarter 2000, in exchange for all of the common stock of Empire Banc Corporation. The Bank's total loans and deposits increased $395 million and $435 million, respectively, at the date of the merger. The transaction was accounted for as a purchase; accordingly, the results of Empire have been included in the Bank's consolidated financial statements from the respective dates of acquisition. Goodwill, which represents the excess of the cost of an acquisition over the fair value of the assets acquired, was $105 million.


OVERVIEW

     The Bank reported net income of $288.7 million in 2000, compared with $403.0 million in 1999, and $288.9 million in 1998. These results included after-tax special charges of $32.5 million, $62.9 million, and $60.3 million, respectively. Excluding these items and a $70.6 million after-tax gain in 1999 on the sale of Huntington's credit card portfolio, operating earnings for 2000 were $321.2 million, versus $395.3 million and $349.2 million in 1999 and 1998, respectively. On an operating basis, return on average assets ("ROA") was 1.13% in 2000, 1.38% in 1999 and 1.31% in 1998. Return on average equity ("ROE") totaled 13.47% for the recent twelve months, compared with 17.46% and 18.63% for the two preceding years.

                                      BPF-1

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

TABLE 1   CONSOLIDATED SELECTED FINANCIAL DATA

                                     Six Months Ended
                                          June 30,                                    Year Ended December 31,
(in thousands of dollars,        -------------------------    ---------------------------------------------------------------------
 except per share amounts)           2001          2000           2000           1999           1998         1997           1996
                                 -----------   -----------    -----------    -----------    -----------   -----------   -----------
SUMMARY OF OPERATIONS                  (unaudited)

Total interest income .........  $ 1,010,289   $ 1,029,313    $ 2,096,056    $ 2,017,599    $ 1,979,193   $ 1,973,290   $ 1,771,218
Total interest expense ........      518,502       554,133      1,148,537        972,018        990,781       955,215       870,191
Net interest income ...........      491,787       475,180        947,519      1,045,581        988,412     1,018,075       901,027
Provision for loan losses .....      150,554        31,287         90,118         88,194         98,609       106,542        76,065
Securities gains (losses) .....        4,787       (21,570)       (14,971)       (17,608)        28,650         7,651        17,446
Gains on sale of
   credit card portfolios .....          ---           ---            ---        108,530          9,530           ---           ---
Net income ....................       82,453       165,566        288,745        402,970        288,937       307,872       310,550
Operating net income(1) .......      150,360       165,566        321,245        395,340        349,237       354,106       310,550

PER COMMON SHARE
   Net income
     Basic and diluted ........        20.61         41.39          72.19         100.74          72.23         76.97         77.64
     Basic and diluted -
       operating(1) ...........        37.59         41.39          80.31          98.84          87.31         88.53         77.64
   Cash dividends declared ....        19.75         27.32          55.64          47.56          46.62         57.22         85.10
   Book value at period-end ...       523.80        590.92         517.28         543.76         552.16        428.81        501.71

BALANCE SHEET HIGHLIGHTS:
Total assets at period end ....  $27,817,697   $28,307,094    $28,430,151    $28,760,019    $28,108,379   $26,590,074   $24,212,671
Total long-term debt at
   period end .................      953,547       926,059        926,215        878,044        767,854       849,475       613,734
Average shareholder's equity ..    2,107,370     2,310,203      2,385,751      2,263,884      1,874,570     1,960,474     1,898,337
Average total assets ..........   27,998,686    28,573,560     28,501,259     28,585,620     26,697,454    25,501,932    23,211,433
------------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND STATISTICS:
------------------------------------------------------------------------------------------------------------------------------------
Margin Analysis - As a %
   of average earning
   assets(2)
     Interest income ..........         8.19%         8.16%          8.30%          7.96%          8.26%         8.37%         8.26%
     Interest expense .........         4.20          4.38           4.53           3.82           4.11          4.03          4.03
                                        ----          ----           ----           ----           ----          ----          ----
Net interest margin ...........         3.99%         3.78%          3.77%          4.14%          4.15%         4.34%         4.23%
                                        ====          ====           ====           ====           ====          ====          ====
Return on:
   Average total assets .......         0.59%         1.17%          1.01%          1.41%          1.08%         1.21%         1.34%
   Average total assets -
     operating(1) .............         1.08%         1.17%          1.13           1.38           1.31          1.39          1.34
   Average shareholder's
     equity ...................         7.89%        14.41%         12.10          17.80          15.41         15.70         16.36
   Average shareholder's
     equity - operating(1) ....        14.39%        14.41%         13.47          17.46          18.63         18.06         16.36
Dividend payout ratio .........        95.83         66.01          77.08          47.21          64.54         74.35        109.61
Average shareholder's equity
    to average total assets ...         7.53          8.09           8.37           7.92           7.02          7.69          8.18
Tier 1 risk-based capital ratio         6.65          6.80           6.60           6.56           6.28          6.62          7.93
Total risk-based capital ratio         10.57         10.97          10.60          10.83          10.48         11.10         11.40
Tier 1 leverage ratio .........         6.64%         6.35%          6.43%          5.87%          5.61%         5.70%         6.65%
------------------------------------------------------------------------------------------------------------------------------------
OTHER DATA:
------------------------------------------------------------------------------------------------------------------------------------
Full-time equivalent ..........        9,421         9,277          9,431          9,337          9,863         8,190         8,346
    employees
Banking offices ...............          511           513            510            517            531           454           429


-----------------
(1)Excludes restructuring and other charges and the 1999 gain from the sale of Huntington's credit card portfolio, net of related taxes.
(2)Presented on a fully tax equivalent basis assuming a 35% tax rate.

                                      BPF-2

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

Cash basis operating ROA and ROE (which exclude the effect of amortization of goodwill and other intangibles), which are computed using cash basis operating earnings as a percentage of average tangible assets and average tangible equity, were 1.25% and 20.46% in 2000. On this same basis, ROA was 1.51% and 26.26%, respectively, in 1999 and 1998 and ROE was 1.41% and 30.63%.
     Total assets were $28.4 billion at December 31, 2000, down from $28.8 billion at the end of 1999. Assets were lower, as the Bank repositioned its balance sheet in 2000. The Bank's balance sheet repositioning included automobile loan securitizations of $1.4 billion and the sale of approximately $1.7 billion of lower-yielding fixed-income securities from the Bank's investment portfolio.
      Managed total loans, which include securitized loans, increased 8% from last year, after adjusting for the impact of the Empire acquisition and the fourth quarter 1999 sale of the Bank's credit card portfolio. Managed consumer loans grew 12% in 2000, driven by automobile financing and home equity lending, which grew 8% and 25%, respectively. Commercial loans increased 5% in 2000.
     Average core deposits totaled $18.7 billion during 2000 and were essentially unchanged from the levels reported last year. When combined with other core funding sources, core deposits provide 80% of the Bank's funding needs.
     Short and medium-term borrowings declined from a year ago due to the balance sheet efficiency program referenced above. Long-term debt increased over last year as the Bank issued $150 million of regulatory capital qualifying subordinated notes in the first quarter of 2000.

-----------------------------------------------------------------------------------------------------------------
  TABLE 2     LOAN PORTFOLIO COMPOSITION

                                                                         DECEMBER 31,
                                          -----------------------------------------------------------------------
(in millions of dollars)                     2000            1999            1998          1997            1996
-----------------------------------------------------------------------------------------------------------------

Commercial                                 $ 6,611         $ 6,287         $ 6,019        $ 5,271        $ 5,130
Real Estate
    Construction                             1,310           1,234             919            864            699
    Commercial                               2,249           2,148           2,232          2,237          2,137
Consumer
    Loans                                    6,368           6,777           6,794          6,378          6,110
    Lease financing                          3,069           2,692           1,911          1,542          1,183
    Residential Mortgage                       947           1,445           1,408          1,361          1,486
                                          --------        --------        --------       --------       --------
        Total Loans                       $ 20,554        $ 20,583        $ 19,283       $ 17,653       $ 16,745
                                          ========        ========        ========       ========       ========

Note: There are no loans outstanding which would be considered a concentration of lending in any particular industry or group of industries.

-------------------------------------------------------------------------------------------------------
   TABLE 3    MATURITY SCHEDULE OF SELECTED LOANS

(in millions of dollars)                       DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------------
                                                            After One
                                            Within         But Within         After
                                           One Year        Five Years       Five Years       Total
                                          -----------      ------------    ------------- --------------

Commercial                                   $ 3,770            $1,949          $   892        $ 6,611
Real estate - construction                       685               423              202          1,310
                                          -----------      ------------    ------------- --------------
            TOTAL                            $ 4,455            $2,372          $ 1,094        $ 7,921
                                          ===========      ============    ============= ==============

Variable interest rates                                         $1,441          $   728
Fixed interest rates                                               931              366
                                                           ------------    -------------
            TOTAL                                               $2,372          $ 1,094
                                                           ============    =============

Note: Loan balances above are net of unearned income and there are no loans outstanding which would be a concentration of lending in any particular industry or group of industries.


                                      BPF-3

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

LINES OF BUSINESS

     Retail Banking, Corporate Banking, Dealer Sales, and the Private Financial Group are the Bank's major business lines. A fifth segment includes the impact of the Treasury function and other unallocated assets, liabilities, revenue, and expense. Line of business results are determined based upon Huntington's business profitability reporting system that assigns balance sheet and income statement items to each of the business segments. This process is designed around the Bank's organizational and management structure and, accordingly, the results are not necessarily comparable with similar information published by other financial institutions. Below is a brief description of each line of business and a discussion of the business segment results. Additional information regarding these results can be found in Note 17 to the Bank's consolidated financial statements.

RETAIL BANKING
     Retail Banking provides products and services to retail and business banking customers. This business unit's products include home equity loans, first mortgage loans, installment loans, business loans, personal and business deposit products, as well as investment and insurance services. These products and services are offered through the Bank's traditional banking network, in-store branches, Direct Bank, and Web Bank.

     Retail Banking net income totaled $164.6 million in 2000 compared with $170.8 million in 1999 and $168.9 million in 1998. Excluding the revenue and expenses related to the credit card portfolio that was sold in last year's fourth quarter, the 1999 and 1998 earnings were $155.5 million and $153.0 million, respectively. On this basis, Retail Banking's net income increased 6% from 1999. This increase was achieved despite a decline in net interest income due to higher deposit costs and a $3.3 million increase in the provision for loan losses in 1999. Non-interest income for 2000 was relatively unchanged versus 1999, as a 3% increase in service charges and a 17% increase in electronic banking fees was offset by a significant decline in mortgage banking revenue. Mortgage loan originations were adversely impacted by higher market interest rates throughout much of 2000. Non-interest expense improved 2% from 1999. The Retail Banking segment contributed 51% of the Bank's 2000 operating earnings and comprised 30% of its total loan portfolio and 81% of its total core deposits.

CORPORATE BANKING
      This segment represents the middle-market and large corporate banking customers, which use a variety of products and services including, but not limited to, commercial loans, asset-based financing, international trade, and cash management. The Bank's capital markets division also provides alternative financing solutions for larger business clients, including privately placed debt, syndicated commercial lending, and the sale of interest rate protection products.

     Corporate Banking reported net income of $134.4 million for 2000 versus $130.3 million and $115.3 million for the previous two years. Net interest income increased 5% in 2000 driven by loan growth. The 6% increase in non-interest income was due in large part to increases in service charges. Non-interest expenses increased 13% in 2000 due to investments in personnel and technology to support revenue growth initiatives. Corporate Banking contributed 42% of the Bank's 2000 operating earnings, and represented 35% of the total loan portfolio and 11% of its total core deposits.

DEALER SALES
     Dealer Sales product offerings pertain to the automobile lending sector and include floor plan financing, as well as indirect consumer loans and leases. The consumer activities comprise the vast majority of the business and involve the financing of vehicles purchased or leased by individuals through dealerships.
     Net income for this segment totaled $50.4 million, $38.6 million, and $53.5 million in each of the last three years. Dealer Sales' results reflect the impact of after-tax charges of $32.5 million in 2000 and $37.8 million in 1999 to write-down vehicle lease residual values. Excluding these charges, net income was $82.9 million for 2000, compared with $76.6 million for 1999, and $53.5 million for 1998. Net-interest income was relatively unchanged because growth was offset by $1.4 billion of loan securitization activity in the recent year. The increase from 1999 in the provision for loan losses of $10.1 million reflects higher net charge-offs of .72%, versus .59% in 1999 and .82% in 1998. Non-interest income improved $21.8 million including $17.1 million of revenue from the securitizations completed in 2000. Dealer Sales comprised 26% of the Bank's operating earnings and 31% of its outstanding loans in 2000.

                                     BPF-4

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

PRIVATE FINANCIAL GROUP
     The Bank's Private Financial Group ("PFG") provides an array of products and services including personal trust, asset management, investment advisory, insurance, and deposit and loan products. The PFG business line is designed to provide higher wealth customers with "one-stop shopping" for all their financial needs.
     PFG reported net income of $21.8 million, $20.7 million, and $13.8 million in 2000, 1999, and 1998, respectively. Non-interest income increased in 2000 due to higher trust and brokerage and insurance income. Related increases in sales commissions contributed to higher non-interest expense. This segment represented 7% of the Bank's 2000 operating earnings and 3% of total loans in 2000.

TREASURY/OTHER
     Huntington uses a match-funded transfer pricing system to allocate interest income and interest expense to the Bank's business segments. This approach consolidates the interest rate risk management of the Bank into its Treasury Group. As part of its overall interest rate risk and liquidity management strategy, the Treasury Group administers the Bank's $4 billion investment portfolio. Revenue and expense associated with these activities remain within the Treasury Group. Additionally, the Treasury/Other segment absorbs unassigned assets, liabilities, equity, revenue, and expense that cannot be directly assigned or allocated to one of the Bank's lines of business. Amortization expense of intangible assets is a significant component of Treasury/Other.
     Treasury/Other segment results included special charges of $38.6 million in 1999 and $90.0 million in 1998. The 1999 results also included the gain from the credit card sale of $108.5 million. On an operating basis, this segment reported a loss of $82.5 million for 2000, versus net losses of $9.2 million in 1999, and $2.3 million in 1998. The decline relates to lower net interest income resulting from rising market interest rates and the balance sheet repositioning program mentioned earlier. As more fully discussed later, the sensitivity of net interest income to changing interest rates is down from previous years, consistent with the Bank's goal of a more stable revenue base. Non-interest income included securities losses realized in 2000 from the sale of lower-yielding investment securities and a loss realized from the first quarter 2000 automobile loan securitization.


------------------------------------------------------------------------------------------------------------------------------
TABLE 4   CHANGE IN NET INTEREST INCOME DUE TO CHANGES IN AVERAGE VOLUME AND INTEREST RATES (1)

                                                                   2000                                   1999
                                                      ----------------------------------      --------------------------------
                                                             Increase (Decrease)                    Increase (Decrease)
                                                                From Previous                          From Previous
                                                                Year Due To:                           Year Due To:
                                                      ----------------------------------      --------------------------------
Fully Tax Equivalent Basis(2)                                      Yield/                                 Yield/
(in millions of dollars)                               Volume       Rate        Total          Volume      Rate       Total
------------------------------------------------------------------------------------------------------------------------------

Interest bearing deposits in banks                       $ ---      $   ---      $  ---          $(2.0)     $ (0.8)     $(2.8)
Trading account securities                                 ---          ---         ---            0.1        (0.1)       ---
Federal funds sold and securities purchased
   under resale agreements                                 4.1          0.3         4.4          (16.3)       (0.4)     (16.7)
Mortgages held for sale                                   (9.6)         2.0        (7.6)          (4.0)        0.1       (3.9)
Taxable securities                                       (36.7)         8.2       (28.5)          (0.9)      (11.1)     (12.0)
Tax-exempt securities                                     (1.8)        (1.0)       (2.8)           4.1        (2.4)       1.7
Net loans                                                 48.2         63.7       111.9          151.2       (80.0)      71.2
                                                      ---------  -----------  ----------      ---------  ----------  ---------
     TOTAL EARNING ASSETS                                  4.2         73.2        77.4          132.2       (94.7)      37.5
                                                      ---------  -----------  ----------      ---------  ----------  ---------

Interest bearing demand deposits                           5.2         32.3        37.5           13.3        (3.2)      10.1
Savings deposits                                          (6.2)        26.6        20.4           15.8        (3.7)      12.1
Certificates of deposit                                    5.2         45.0        50.2          (37.7)      (31.8)     (69.5)
Other domestic time deposits                              16.4          2.7        19.1            3.1        (0.9)       2.2
Foreign time deposits                                      7.4          5.9        13.3            2.9        (0.2)       2.7
Federal funds purchased and securities sold under
   agreements to repurchase                              (28.5)        26.4        (2.1)          18.1        (1.7)      16.4
Other borrowed money                                     (13.6)        34.2        20.6           21.3        (9.3)      12.0
Subordinated notes and other long-term debt                9.0          8.6        17.6           (1.4)       (3.3)      (4.7)
                                                      ---------  -----------  ----------      ---------  ----------  ---------
     TOTAL INTEREST BEARING LIABILITIES                   (5.1)       181.7       176.6           35.4       (54.1)     (18.7)
                                                      ---------  -----------  ----------      ---------  ----------  ---------
     NET INTEREST INCOME                                 $ 9.3      $(108.5)     $(99.2)         $96.8      $(40.6)     $56.2
                                                      =========  ===========  ==========      =========  ==========  =========

(1) The change in interest rates due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.
(2)  Calculated assuming a 35% tax rate.



                                     BPF-5

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------


RESULTS OF OPERATIONS

NET INTEREST INCOME
     Net interest income was $947.5 million in 2000, versus $1,045.6 million in 1999, and $988.4 million in 1998. The net interest margin, on a fully tax equivalent basis, was 3.77% during 2000, compared with 4.14% and 4.15% during 1999 and 1998, respectively. Higher funding costs due to rising interest rates and changes in the mix of the Bank's core deposit base were the primary driver of these declines. Funding costs increased 83 basis points in 2000 from 1999 while the yield on earning assets was up only 34 basis points. Core deposit costs increased 68 basis points in 2000, as the mix shifted to higher-rate accounts during the year. This migration accelerated in 2000 following the introduction of new products designed to improve customer retention in the intensely competitive market for retail deposits. To a lesser degree, the reduction in net interest income and the margin also reflects the impact of the fourth quarter 1999 credit card sale and the automobile loan securitizations in 2000. The Bank's interest rate risk position is further discussed under the heading "Interest Rate Risk Management".

PROVISION AND ALLOWANCE FOR LOAN LOSSES
     The provision for loan losses is the charge to pre-tax earnings necessary to maintain the allowance for loan losses ("ALL") at a level adequate to absorb management's estimate of inherent losses in the loan portfolio. The provision for loan losses was $90.1 million in 2000 versus $88.2 million and $98.6 million in the past two years.

------------------------------------------------------------------------------------------------------------------------------------
 TABLE 5  SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS
(in thousands of dollars)                               2000            1999             1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, beginning of year           $ 298,965       $ 288,315        $ 257,012        $ 230,448        $ 222,450
LOAN LOSSES
     Commercial                                          (18,013)        (16,203)         (24,512)         (23,047)         (23,904)
     Real estate
          Construction                                      (238)           (638)             (80)            (375)             ---
          Commercial                                      (1,522)         (2,399)          (2,676)            (663)          (1,476)
     Consumer
          Loans                                          (65,211)        (78,688)         (78,480)         (74,276)         (59,829)
          Leases                                         (24,721)        (12,959)         (13,444)          (9,878)          (4,492)
          Residential Mortgage                            (1,140)         (1,404)          (1,247)          (2,012)          (1,292)
                                                    -------------    ------------    -------------    -------------    -------------
     Total loan losses                                  (110,845)       (112,291)        (120,439)        (110,251)         (90,993)
                                                    -------------    ------------    -------------    -------------    -------------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF
     Commercial                                            4,201           5,303            4,530            4,373            4,884
     Real estate
          Construction                                       165             192              441              111              556
          Commercial                                         268           1,260            1,812              317            1,124
     Consumer
          Loans                                           19,486          22,650           22,370           16,304           13,456
          Leases                                           3,503           2,532            1,571            1,057              721
          Residential Mortgage                               133             268              367              334              278
                                                    -------------    ------------    -------------    -------------    -------------
     Total recoveries                                     27,756          32,205           31,091           22,496           21,019
                                                    -------------    ------------    -------------    -------------    -------------
NET LOAN LOSSES                                          (83,089)        (80,086)         (89,348)         (87,755)         (69,974)
                                                    -------------    ------------    -------------    -------------    -------------
ALLOWANCE OF SECURITIZED LOANS                           (16,719)            ---              ---              ---              ---
PROVISION FOR LOAN LOSSES                                 90,118          88,194           98,609          106,542           76,065
ALLOWANCE ACQUIRED/OTHER                                   7,900           2,542           22,042            7,777            1,907
                                                    -------------    ------------    -------------    -------------    -------------
ALLOWANCE FOR LOAN LOSSES, END OF YEAR                 $ 297,175       $ 298,965        $ 288,315        $ 257,012        $ 230,448
                                                    =============    ============    =============    =============    =============

AS A % OF AVERAGE TOTAL LOANS
     Net loan losses                                       0.40%           0.40%            0.49%            0.50%            0.44%
     Provision for loan losses                             0.44%           0.44%            0.54%            0.61%            0.48%
Allowance for loan losses as a %
     of total loans (end of period)                        1.45%           1.45%            1.50%            1.46%            1.38%
Net loan loss coverage (1)                                 6.58x           8.27x            6.84x            7.30x            7.87x

(1) Income before income taxes (excluding special charges and gains from sale of credit card portfolios) and the provision for loan losses to net loan losses.



                                     BPF-6

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

Net charge-offs as a percent of average loans totaled .40% for both 2000 and 1999 and were .49% in 1998. Consistent with broader industry trends, the Bank's charge-offs increased in the second half of 2000 reflecting the negative impact of weakening economic conditions over the past twelve months on Huntington's loan customers. Net charge-offs are expected to be above the 2000 levels in 2001.
     The Bank allocates the ALL to each loan category based on a detailed credit quality review performed periodically on specific commercial loans based on size and relative risk and other relevant factors such as portfolio performance, internal controls, and impacts from mergers and acquisitions. Loss factors are applied on larger, commercial and industrial and commercial real estate credits and represent management's estimate of the inherent loss. The portion of the allowance allocated to homogeneous consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio giving consideration to existing economic conditions and trends.
     Projected loss ratios incorporate factors such as trends in past due and non-accrual amounts, recent loan loss experience, current economic conditions, risk characteristics, and concentrations of various loan categories. Actual loss ratios experienced in the future, however, could vary from those projected because a loan's performance depends not only on economic factors but also other factors unique to each customer. The diversity in size of corporate commercial loans can be significant as well and even if the projected number of loans deteriorates, the dollar exposure could significantly vary from estimated amounts. Additionally, the impact on individual customers from recent economic events may not yet be known. To ensure adequacy to a higher degree of confidence, a portion of the ALL is considered unallocated. For analytical purposes, the allocation of the ALL is provided in Table 6. While amounts are allocated to various portfolio segments, the total ALL, excluding impairment reserves prescribed under provisions of Statement of Financial Accounting Standard No. 114, is available to absorb losses from any segment of the portfolio.
     The ALL was $297.2 million at December 31, 2000, and $299.0 million at year-end 1999, representing 1.45% of total loans at both dates. Non-performing loans were covered by the ALL 3.2 times in 2000 versus 3.6 times at the end of 1999. Additional information regarding the ALL and asset quality appears in the "Credit Risk" section.

------------------------------------------------------------------------------------------------------------------------------------
   TABLE 6      ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                                                                                        Consumer
                                                   Real Estate          --------------------------------------
                                             --------------------------                          Residential
(in thousands of dollars)      Comm'l       Const.     Comm'l       Loans     Leases    Mortgage   Unalloc.       Total
------------------------------------------------------------------------------------------------------------------------------------
2000:
Amount                        $104,968    $13,442    $ 33,909     $ 70,639   $ 32,951    $3,575    $ 37,691     $ 297,175
% of Loans to Total Loans         32.2%       6.4%       10.9%        31.0%      14.9%      4.6%        ---         100.0%
1999:
Amount                        $ 94,978    $15,452    $ 32,073     $ 78,655   $ 25,378    $4,804    $ 47,625     $ 298,965
% of Loans to Total Loans         30.5%       6.0%       10.4%        32.9%      13.1%      7.1%        ---         100.0%
1998:
Amount                        $ 82,129    $11,112    $ 35,206     $104,198   $ 17,823    $4,864    $ 32,983     $ 288,315
% of Loans to Total Loans         31.2%       4.8%       11.6%        35.2%       9.9%      7.3%        ---         100.0%
1997:
Amount                        $ 86,439    $ 8,140    $ 35,051     $ 75,405    $ 6,631    $3,547    $ 41,799     $ 257,012
% of Loans to Total Loans         29.9%       4.9%       12.7%        36.1%       8.7%      7.7%        ---         100.0%
1996:
Amount                        $113,555    $ 2,033    $ 14,698     $ 54,564    $ 3,457    $4,289    $ 37,852     $ 230,448
% of Loans to Total Loans         30.6%       4.2%       12.8%        36.5%       7.1%      8.8%        ---         100.0%

------------------------------------------------------------------------------------------------------------------------------------



NON-INTEREST INCOME
     Non-interest income, excluding gains from loan sales and gains/losses from investment security sales, was $413.1 million during 2000, compared with $444.9 million in 1999 and $371.2 million in 1998. Improvements in several key non-interest income categories reported within "Other" non-interest income offset the impact of lower mortgage banking income and the reduced level of credit card fees following the portfolio sale last year. Brokerage and insurance income grew 15% during 2000 due to strong mutual fund and annuity sales, primarily during the first half of the year. Electronic banking fees grew 19% as a result of higher customer usage of the Bank's check card product and the expansion of the Bank's ATM network. Income from the automobile loan securitization transactions completed in 2000 amounted to $6.9 million.

                                     BPF-7

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------


      Investment security losses totaled $15.0 million for 2000, compared with $17.6 million in 1999 and gains of $28.7 million in 1998. The losses in the most recent two years were realized from the sale of lower yielding, fixed-income investment securities.

NON-INTEREST EXPENSE
     Non-interest expense, before special charges, was $799.2 million in 2000, compared with $810.4 million and $786.2 million in 1999 and 1998, respectively. Higher facility and equipment costs related to the new operations center, which opened in the fall of 1999, and other expansion-related activities contributed to the growth in expenses in the recent year. Additionally, expenses were higher in the second half of 2000, as the Bank made investments in technology and personnel and acquired Empire to support revenue growth and to improve its competitive position. Because of the above-mentioned factors, management expects that non-interest expense in 2001 will increase from the fourth quarter 2000 level.

SPECIAL CHARGES
     The Bank recorded special charges totaling $50.0 million in 2000, $96.8 million in 1999, and $90.0 million in 1998. The $50.0 million charge in 2000 and $58.2 million of the 1999 charge represent write-downs of residual values related to the Bank's $3.0 billion vehicle lease portfolio. Of the $108.2 million total charge relating to the vehicle lease portfolio, $71.4 million remained available at December 31, 2000, to cover estimated losses inherent in the portfolio. Based on management's projections, the remaining amount is adequate to absorb the estimated impairment losses in the portfolio at December 31, 2000. Additionally, the Bank has taken actions, including no longer capitalizing the value of customer-added options that are expected to mitigate residual value exposure on new business.
     The 1999 charge also included $38.6 million related to the company's "Huntington 2000+" program as well as other one-time expenses, which included amounts paid for management consulting and other professional services as well as $11 million for a special cash award to employees for achievement of the program goals for 1999. "Huntington 2000+" was a collaborative effort among all employees to evaluate processes and procedures and the way Huntington conducts its business with a mission of maximizing efficiency through all aspects of the organization. The 1998 charge related to costs for several strategic actions that enhanced profitability, including the sale or closure of underperforming banking offices and the termination of certain business activities.

PROVISION FOR INCOME TAXES
     The provision for income taxes was $117.6 million, $183.1 million, and $134.0 million in each of the last three years. The Bank's effective tax rate was 28.9% in 2000 versus approximately 31% in 1999 and 1998. Based on information currently available, Huntington expects its 2001 effective tax rate to remain under 30%.

---------------------------------------------------------------------------------------------------------------------------------
   TABLE 7       INVESTMENT SECURITIES
                                                                                                   DECEMBER 31,
                                                                              ---------------------------------------------------
(in thousands of dollars)                                                           2000               1999               1998
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal Agencies                                                $    ---           $    ---           $    156
States and political subdivisions                                                   16,336             18,765             24,423
                                                                              -------------      -------------      -------------
TOTAL INVESTMENT SECURITIES                                                       $ 16,336           $ 18,765           $ 24,579
                                                                              =============      =============      =============

AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                 AMORTIZED            FAIR
(in thousands of dollars)                                                           COST              VALUE            YIELD
---------------------------------------------------------------------------------------------------------------------------------
States and political subdivisions
     Under 1 year                                                                 $  3,139           $  3,115          7.95%
     1-5 years                                                                      10,536             10,578          7.66%
     6-10 years                                                                      2,193              2,234          8.34%
     Over 10 years                                                                     468                487          8.28%
                                                                              -------------      -------------
TOTAL INVESTMENT SECURITIES                                                       $ 16,336           $ 16,414
                                                                              =============      =============

Note: Weighted average yields were calculated on the basis of amortized cost and have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate.




                                     BPF-8

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

INTEREST RATE RISK AND LIQUIDITY MANAGEMENT

Interest Rate Risk Management
     The Bank seeks to achieve consistent growth in net interest income and net income while managing volatility arising from shifts in interest rates. Huntington's Asset and Liability Management Committee ("ALCO") oversees financial risk management, establishing broad policies and specific operating limits that govern a variety of financial risks inherent in the Bank's operations, including interest rate, liquidity, counterparty, settlement, and market risks.


---------------------------------------------------------------------------------------------------------------------------
  TABLE 8      SECURITIES AVAILABLE FOR SALE
                                                                                         DECEMBER 31,
                                                                    -------------------------------------------------------
(in thousands of dollars)                                                 2000               1999               1998
---------------------------------------------------------------------------------------------------------------------------

U.S. Treasury and Federal Agencies                                       $ 3,267,149         $4,154,085        $ 4,085,256
Other                                                                        729,700            607,152            647,135
                                                                    -----------------   ----------------  -----------------
TOTAL SECURITIES AVAILABLE FOR SALE                                      $ 3,996,849         $4,761,237        $ 4,732,391
                                                                    =================   ================  =================

AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------------
                                                                           AMORTIZED            FAIR
(in thousands of dollars)                                                    COST               VALUE         YIELD (1)
---------------------------------------------------------------------------------------------------------------------------

Federal Agencies
     Mortgage-backed securities
     6-10 years                                                          $    22,757         $   22,987        6.51%
     Over 10 years                                                         1,512,683          1,505,714        6.57%
                                                                    -----------------   ----------------
        Total                                                              1,535,440          1,528,701
                                                                    -----------------   ----------------
     Other agencies
     Under 1 year                                                             20,000             19,913        6.62%
     1-5 years                                                             1,028,083          1,016,196        5.58%
     6-10 years                                                              144,519            142,394        6.54%
     Over 10 years                                                           566,760            559,945        6.23%
                                                                    -----------------   ----------------
        Total                                                              1,759,362          1,738,448
                                                                    -----------------   ----------------
Total U.S. Treasury and Federal Agencies                                   3,294,802          3,267,149
                                                                    -----------------   ----------------
Other
     Under 1 year                                                             18,053             18,040        9.65%
     1-5 years                                                               212,297            213,797        9.63%
     6-10 years                                                               81,776             80,394        8.28%
     Over 10 years                                                           403,730            388,731        6.55%
     Marketable equity securities                                             28,738             28,738
                                                                    -----------------   ----------------
        Total                                                                744,594            729,700
                                                                    -----------------   ----------------
TOTAL SECURITIES AVAILABLE FOR SALE                                      $ 4,039,396         $3,996,849
                                                                    =================   ================

At December 31, 2000, the Bank had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

(1) Weighted average yields were calculated on the basis of amortized cost. Marketable equity securities are excluded.



                                     BPF-9

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

On and off-balance sheet strategies and tactics are reviewed and monitored regularly by ALCO to ensure consistency with approved risk tolerances.
     Interest rate risk management is a dynamic process, encompassing business flows onto the balance sheet, wholesale investment and funding, and the changing market and business environment. Effective management of interest rate risk begins with appropriately diversified investments and funding sources. To accomplish its overall balance sheet objectives, the Bank regularly accesses a variety of global markets--money, bond, futures, and options--as well as numerous trading exchanges. In addition, dealers in over-the-counter financial instruments provide availability of interest rate swaps as needed.
     Measurement and monitoring of interest rate risk is an ongoing process. A key element in this process is the Bank's estimation of the amount that net interest income will change over a twelve-month period given a gradual and directional shift in interest rates. The income simulation model used by the Bank captures all assets, liabilities, and off-balance sheet financial instruments, accounting for significant variables that are believed to be affected by interest rates. These include prepayment speeds on mortgages and consumer installment loans, cash flows of loans and deposits, principal amortization on revolving credit instruments, and balance sheet growth assumptions.
     The model also captures embedded options, e.g. interest rate caps/floors or call options, and accounts for changes in rate relationships, as various rate indices lead or lag changes in market rates. While these assumptions are inherently uncertain, management assigns probabilities and, therefore, believes at any point in time that the model provides a reasonably accurate estimate of the Bank's interest rate risk exposure. Management reporting of this information is regularly shared with the Board of Directors.
     At December 31, 2000, the results of the Bank's sensitivity analysis indicated that net interest income would be expected to decline by approximately 1.4%, if rates rose 100 basis points and would drop an estimated 3.0%, in the event of a gradual 200 basis point increase. If rates declined 100 and 200 basis points, the Bank's net interest income would benefit 1.3% or 2.5%, respectively. The Bank's recent analysis shows a meaningful reduction in sensitivity to changing interest rates compared with year-end 1999, in which the risk to net interest income of a 200 basis point increase was 4.7%. This reduction is indicative of the balance sheet efficiency efforts described previously.
     Active interest rate risk management necessitates the use of various types of off-balance sheet financial instruments, primarily interest rate swaps. Risk that is created by different indices on products, by unequal terms to maturity of assets and liabilities, and by products that are appealing to customers but incompatible with current risk limits can be eliminated or decreased in a cost efficient manner by utilizing interest rate swaps. Often, the swap strategy has enabled the Bank to lower the overall cost of raising wholesale funds. Similarly, financial futures, interest rate caps and floors, options, and forward rate agreements are used to control financial risk effectively. Off-balance sheet instruments are often preferable to similar cash instruments because, though performing identically, they require less capital while preserving access to the marketplace.
     Table 9 illustrates the approximate market values, estimated maturities and weighted average rates of the interest rate swaps used by the Bank in its interest rate risk management program at December 31, 2000. As is the case with cash securities, the market value of interest rate swaps is largely a function of the financial market's expectations regarding the future direction of interest rates. Accordingly, current market values are not necessarily

---------------------------------------------------------------------------------------------------------------------------------
  TABLE 9      INTEREST RATE SWAP PORTFOLIO AT DECEMBER 31, 2000

                                       ASSET CONVERSION SWAPS                    LIABILITY CONVERSION SWAPS
                                --------------------------------------   ------------------------------------------        BASIS
                                  Receive-        Pay-                      Receive-           Pay-                   PROTECTION
(in millions of dollars)             fixed       fixed          Total          fixed          fixed          Total         SWAPS
---------------------------------------------------------------------------------------------------------------------------------

Notional value                      $1,275        $200        $ 1,475        $ 1,410         $3,410        $ 4,820         $ 200

Average maturity (years)               1.7         0.7            1.6            5.0            0.6            1.9           0.7

Market value                        $ (2.0)     $ (0.3)        $ (2.3)        $ 22.3        $ (14.5)         $ 7.8         $ 0.6

Average rate:
   Receive                           6.02%       6.65%          6.11%          6.51%          6.71%          6.65%         6.55%
   Pay                               6.72%       6.31%          6.67%          6.81%          6.71%          6.74%         6.60%




                                     BPF-10

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. With respect to the variable rate information presented in Table 9, management made no assumptions regarding future changes in interest rates.
     The pay rates on the Bank's receive-fixed swaps vary based on movements in the applicable London interbank offered rate ("LIBOR"). Receive-fixed asset conversion swaps with notional values of $155 million have embedded written LIBOR-based call options. Basis swaps are contracts that provide for both parties to receive interest payments according to different rate indices and are used to protect against changes in spreads between market rates.
     The contractual amounts of interest payments to be exchanged are based on the notional values of the swap portfolio. These notional values do not represent direct credit exposures. At December 31, 2000, the Bank's credit risk from interest rate swaps used for asset/liability management purposes was $41.7 million, which represents the sum of the aggregate fair value of positions that have become favorable to the Bank, including any accrued interest receivable due from counterparties. In order to minimize the risk that a swap counterparty will not satisfy its interest payment obligation under the terms of the contract, the Bank performs credit reviews on all counterparties, restricts the number of counterparties used to a select group of high quality institutions, obtains collateral, and enters into formal netting arrangements. The Bank has never experienced any past due amounts from a swap counterparty and does not anticipate nonperformance in the future by any such counterparties.
     At December 31, 2000, the total notional amount of off-balance sheet instruments used by the Bank on behalf of customers (for which the related interest rate risk is offset by third party contracts) was $1.1 billion. The credit exposure from these contracts is not material and furthermore, these separate activities, which are accounted for at fair value, are not a significant part of the Bank's operations. Accordingly, they have been excluded from the above discussion of off-balance sheet financial instruments and the related table.

LIQUIDITY MANAGEMENT
     Liquidity management is also a significant responsibility of ALCO. The objective of ALCO in this regard is to maintain an optimum balance of maturities among the Bank's assets and liabilities such that sufficient cash, or access to cash, is available at all times to meet the needs of borrowers, depositors, and creditors, as well as to fund corporate expansion and other activities.
     A chief source of the Bank's liquidity is derived from the large retail deposit base accessible by its network of geographically dispersed banking offices. This core funding is supplemented by the Bank's demonstrated ability to raise funds in capital markets and to access funds nationwide. The $6 billion domestic bank note and $2 billion European bank note programs are significant sources of wholesale funding. Under these programs unsecured senior and subordinated notes are issuable with maturities ranging from one month to thirty years. At December 31, 2000, approximately $3.2 billion of notes were available under these programs to fund the Bank's future activities.

     While liability sources are many, significant liquidity is also available from the Bank's investment and loan portfolios. ALCO regularly monitors the overall liquidity position of the business and ensures that various alternative strategies exist to cover unanticipated events. At the end of the recent year, management believes sufficient liquidity was available to meet estimated short-term and long-term funding needs.


----------------------------------------------------------------
   TABLE 10      MATURITY OF DOMESTIC CERTIFICATES
                 OF DEPOSIT OF $100,000 OR MORE

----------------------------------------------------------------
(in thousands of dollars)                      December 31, 2000
----------------------------------------------------------------

Three months or less                                  $ 697,551
Over three through six months                           284,293
Over six through twelve months                          360,035
Over twelve months                                      434,774
                                               -----------------
     Total                                           $1,776,653
                                               =================


                                     BPF-11

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
  TABLE 11      SHORT-TERM BORROWINGS
                                                                               YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------------------------
(in thousands of dollars)                                                2000              1999              1998
---------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS
Balance at year-end                                                  $ 1,672,480        $1,871,392       $ 2,126,716
Weighted average interest rate at year-end                                 5.85%             4.60%             4.04%
Maximum amount outstanding at month-end during the year              $ 1,999,827        $2,891,060       $ 2,717,586
Average amount outstanding during the year                           $ 1,690,240        $2,241,163       $ 1,843,737
Weighted average interest rate during the year                             5.92%             4.55%             4.65%
---------------------------------------------------------------------------------------------------------------------

CREDIT RISK

     The Bank's exposure to credit risk is managed through the use of consistent underwriting standards that emphasize "in-market" lending while avoiding highly leveraged transactions as well as excessive industry and other concentrations. The credit administration function employs extensive risk management techniques, including forecasting, to ensure that loans adhere to corporate policy and problem loans are promptly identified. These procedures provide executive management with the information necessary to implement policy adjustments where necessary, and take corrective actions on a proactive basis.
     Non-performing assets ("NPAs") consist of loans that are no longer accruing interest, loans that have been renegotiated based upon financial difficulties of the borrower, and real estate acquired through foreclosure. Commercial and real estate loans are placed on non-accrual status and stop accruing interest when collection of principal or interest is in doubt or generally when the loan is 90 days past due. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior year amounts generally charged off as a credit loss. Consumer loans are not placed on non-accrual status; rather they are charged off in accordance with regulatory statutes, which is generally no more than 120 days. A charge-off may be delayed in circumstances when collateral is repossessed and anticipated to be sold at a future date.
     Total NPAs were $105.4 million at December 31, 2000, compared with $98.2 million at year-end 1999. As of the same dates, NPAs as a percent of total loans and other real estate were .51% and .48%. Total NPAs are expected to increase further in 2001 as deteriorating economic conditions adversely impact corporate borrowers. Recent increases in NPAs were seen from the construction, transportation, and manufacturing industries. The recent economic slowdown has adversely impacted the construction and transportation industries, with the latter hurt also by rising energy costs. Loans past due ninety days or more but continuing to accrue interest increased to $80.3 million at December 31, 2000, versus $61.3 million last year. This increase was approximately evenly distributed between commercial and consumer lending.

CAPITAL AND DIVIDENDS

     The Bank places significant emphasis on the maintenance of strong capital, which provides access to the national markets under favorable terms, and enhances business growth and acquisition opportunities. The Bank manages capital based upon the respective risks and growth opportunities, as well as regulatory requirements.
     Average shareholder's equity was $2.4 billion for the year ended December 31, 2000, compared with $2.3 billion in 1999. The Bank's ratio of average equity to average assets in 2000 was 8.37% versus 7.92% in 1999. On a period-end basis, the ratios were 7.28% and 7.56%. Excluding the unrealized losses on securities available for sale, tangible equity to assets was 4.99% in 2000, compared with 5.86% in 1999.
     Risk-based capital guidelines established by the OCC set minimum capital requirements and require institutions to calculate risk-based capital ratios by assigning risk weightings to assets and off-balance sheet items, such as interest rate swaps, loan commitments, and securitizations. These guidelines further define "well-capitalized" levels for Tier 1, total capital, and leverage ratio purposes at 6%, 10%, and 5%, respectively. At December 31, 2000, the Bank's Tier 1 risk-based capital ratio was 6.60%, its total risk-based capital ratio was 10.60%, and its leverage ratio was 6.43%.


                                     BPF-12

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
    TABLE 12       NON-PERFORMING ASSETS AND PAST DUE LOANS

                                                                                DECEMBER 31,
                                               -------------------------------------------------------------------------------
(in thousands of dollars)                        2000          1999          1998          1997          1996          1995
------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans
   Commercial                                  $ 55,804      $ 42,958      $ 34,586      $ 36,459      $ 25,621      $ 28,282
   Real Estate
      Construction                                8,687        10,785        10,181         5,916         1,741         1,894
      Commercial                                 18,015        16,131        13,243        10,212        14,843        13,276
      Residential                                10,174        11,866        14,419        13,394        12,835        11,971
                                               --------      --------      --------      --------      --------      --------
Total Non-accrual Loans                          92,680        81,740        72,429        65,981        55,040        55,423
Renegotiated loans                                1,304         1,330         4,706         5,822         4,422         5,320
                                               --------      --------      --------      --------      --------      --------
TOTAL NON-PERFORMING LOANS                       93,984        83,070        77,135        71,803        59,462        60,743
                                               --------      --------      --------      --------      --------      --------
Other real estate, net                           11,413        15,171        18,964        15,343        17,208        23,598
                                               --------      --------      --------      --------      --------      --------
TOTAL NON-PERFORMING ASSETS                    $105,397      $ 98,241      $ 96,099      $ 87,146      $ 76,670      $ 84,341
                                               ========      ========      ========      ========      ========      ========

ACCRUING LOANS PAST DUE 90 DAYS OR MORE        $ 80,306      $ 61,287      $ 51,037      $ 49,608      $ 39,267      $ 30,937
                                               ========      ========      ========      ========      ========      ========

NON-PERFORMING LOANS AS A % OF TOTAL LOANS         0.46%         0.40%         0.40%         0.41%         0.36%         0.39%

NON-PERFORMING ASSETS AS A % OF TOTAL
LOANS AND OTHER REAL ESTATE                        0.51%         0.48%         0.50%         0.49%         0.46%         0.54%

ALLOWANCE FOR LOAN LOSSES AS A % OF  NON-
PERFORMING LOANS                                 316.20%       359.90%       373.78%       357.94%       387.56%       366.28%

ALLOWANCE FOR LOAN LOSSES AND OTHER REAL
ESTATE AS A % OF NON-PERFORMING ASSETS           278.50%       299.51%       298.28%       293.00%       296.70%       250.06%

ACCRUING LOANS PAST DUE 90 DAYS OR MORE TO
TOTAL LOANS                                        0.39%         0.30%         0.26%         0.28%         0.23%         0.20%

Note: For 2000, the amount of interest income which would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $6.5 million. Amounts actually collected and recorded as interest income for these loans totaled $3.9 million.

--------------------------------------------------------------------------------

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2001

     The Bank reported net income of $82.5 million for the first six months of 2001 compared with $165.6 million for the same period last year. The current year's results include special charges related to Huntington's comprehensive restructuring and strategic refocus on its core Midwest markets announced July 12, 2001. This restructuring includes the intended sale of Huntington's Florida operations, the planned consolidation of forty-three branches in other states, and actions taken to strengthen Huntington's balance sheet. In conjunction with the restructuring, the Bank expects to record pre-tax restructuring and other charges of approximately $188 million ($122 million after-tax) to be taken in the second, third, and fourth quarters of 2001. The portion of the total pre-tax charge recorded in the second quarter of 2001 was $104.5 million ($67.9 million after tax).
     The following table reconciles the Bank's reported results to its operating results for the six month period ending June 30, 2001:

                                     BPF-13

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------


                                          ----------------------------------------------------------------
(in thousands of dollars)                                     2001                              2000
                                          ----------------------------------------------  ----------------
                                                          Restructuring
                                              Reported       and Other       Operating        Reported
                                              Earnings        Charges        Earnings         Earnings
                                          --------------  --------------  --------------  ----------------

Net interest income                            $491,787        $      -        $491,787         $ 475,180
Provision for loan losses                       150,554          71,718          78,836            31,287
Non-interest income                             226,239               -         226,239           178,105
Non-interest expense                            463,091          32,755         430,336           384,283
                                          --------------  --------------  --------------  ----------------
Pre-tax income                                  104,381        (104,473)        208,854           237,715
Income taxes                                     21,928         (36,566)         58,494            72,149
                                          --------------  --------------  --------------  ----------------
Net income                                     $ 82,453        $(67,907)       $150,360         $ 165,566
                                          ==============  ==============  ==============  ================



The second quarter charges consisted of the following (pre-tax):

         Provision for Loan Losses:
                  - $25.8 million to recognize the estimated increased losses resulting from Huntington's decision to exit certain lending businesses. These businesses consist of sub-prime automobile lending and truck and equipment leasing.
                  - $23.3 million to charge-off delinquent consumer and small business loans more than 120 days past due reflecting a more conservative interpretation of regulatory guidelines for charge-offs.
                  - $17.6 million to increase reserves for consumer bankruptcies.
                  -        $5.0 million to increase commercial loan reserves.

         Non-interest Expense:
                  - $20.0 million charge to increase the reserve for auto lease residual values.
                  - $12.0 million charge to write-down the value of assets representing Huntington's retained interest in automobile loans securitized in 2000. Credit losses on these loans have increased beyond the levels anticipated when the retained interest assets were recorded.
                  -        $0.8 million in other charges.

         The remainder of this discussion focuses on operating results. Excluding the restructuring and other charges, net income for the first six months of 2001 was $150.4 million. On this same basis, the Bank's ROA was 1.08% and ROE was 14.39% for the first half of 2001 versus 1.17% and 14.41%, respectively, in the same period last year. Cash basis ROA and ROE were 1.22% and 23.73%, respectively, for the first six months 2001.
     Total assets at June 30, 2001, were $27.8 billion, down 2% from the end of 2000. This trend reflects the sale of $900 million in investment securities and $107 million in residential mortgages during the first half of 2001 as the Bank continued to sell low margin investments as part of its balance sheet repositioning efforts.
      Managed total loans, which include securitized loans, increased 6% versus the first half of 2000. The growth rate in the current year is down from increases of 8-9% during the second half of 2000. The recent slowdown in the United States economy continues to have a significant adverse impact on consumer loan growth.
     Core deposits totaled $18.6 billion during the first half, relatively unchanged from the same period last year. When combined with other core funding sources, core deposits provide 80% of Huntington's funding needs. In the first half of 2000, the Bank issued $150 million of regulatory capital qualifying subordinated notes.
     Net interest income for six months ended June 30, 2001 was $491.8 million and the net interest margin was 3.99%. Compared with same period of 2000, net interest income increased $16.6 million in the first six months. The net interest margin also increased 21 basis points compared to last year's first half. Huntington was slightly liability sensitive at the end of 2000 and accordingly benefited from the decline in short-term rates during the first half of this year. Additionally, the aforementioned sale of low margin investment securities contributed to the increase in the net interest margin versus a year ago.
     On an operating basis, the provision for loan losses was $78.8 million for the first six months of 2001, representing a significant increase versus the same period of 2000 due to increased charge-offs. On the same basis, annualized net charge-offs for the first half of 2001 increased to .64% from .33% for the first six months one year

                                     BPF-14

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

ago. Charge-offs increased in both the commercial and consumer loan portfolios and reflect the negative impacts of weakening economic conditions over the past year on Huntington's loan customers. Commercial charge-offs increased to .54% in the recent six months versus .16% in the same period last year. Consumer charge-offs also increased significantly to .87% in the first half, up 36 basis points from the first six months of 2000. The increases were primarily due to higher indirect automobile loan and lease losses. A lower quality origination mix in the fourth quarter of 1999 through the second quarter of 2000, the economic slowdown, and an increase in the average loss per vehicle due to lower used car prices all contributed to the unfavorable trend.
         Non-interest income, excluding securities gains, totaled $221.5 million for the recent six months representing an increase of 11% compared with the same period a year ago. Income from fiduciary activities improved 10% indicative of increased revenue from Huntington's proprietary mutual funds as five new funds were added in addition to price increases. Categories included in the "Other" component of non-interest income showing improvement were led by mortgage banking income, up 73% due to strong mortgage origination volume in the prevailing lower interest rate environment. Mortgage banking results in 2001 also included a $2.0 million gain on the sale of $107 million of portfolio loans. Electronic banking income also improved 11% as a result of higher customer usage of the Bank's check card product. Securitization income increased $7.3 million versus the first half of 2000 as last year's results included a $10.2 million loss as the Bank securitized lower-coupon loans as part of its balance sheet repositioning.
     Non-interest expense, excluding restructuring and other charges, totaled $430.3 million in the first six months versus $384.3 million in the same period last year. The increase was due to several factors, including accrual adjustments made in 2000 totaling $9.8 million that resulted in an unusually low expense base in the first half of last year. The remaining increase was primarily due to higher sales commissions consistent with the growth in fee income and other personnel related costs. Additionally, $4 million of premium expense for insurance on the Bank's auto lease residual values and the impact of purchase acquisitions also drove expenses higher in the first half of 2001.
     The $4 million premium expense reflects the Bank's decision, late in 2000, to insure the residual risk inherent in its $3.1 billion automobile lease portfolio. Accordingly, in the first quarter of 2001, the Bank purchased two residual value insurance policies, one for the existing portfolio, as of October, 2000 and one for all new leases originated after that date. The insurance carrier is AA rated by Standard & Poor's and A+/XV by A.M. Best. Both policies cover the difference between the contractual residual value and the market value of the car at the end of the lease term, as evidenced by Black Book valuations. Neither policy has a deductible, but the policies on the existing portfolio and the new originations have caps of $120 million and $50 million, respectively. The Bank remains liable for full term leases where the sales price is less than Black Book value for the amount of the difference between Black Book value and the sales price and has a $45 million reserve available to cover this risk.
     The results of the Bank's recent sensitivity analysis indicated that net interest income would increase .3% if rates gradually declined 100 basis points from June 30, 2001 levels and would drop .5% if rates rose 100 basis points. If rates declined 200 basis points, the Bank would benefit .8%. If rates increased 200 basis points, net interest income would be expected to decline 1.1%, versus the year-end 2000 sensitivity of 3.0% to a 200 basis point increase. The decline in sensitivity over the past year was primarily due to the previously mentioned sales of low margin fixed rate investment securities. These sales were part of management's effort to restructure the balance sheet and reduce sensitivity to interest rate changes stabilizing the Bank's revenue base.
     Total NPAs were $166.0 million at June 30, 2001, compared with $124.9 million at March 31, 2001, and $95.1 million a year ago. As of the same dates, NPAs as a percent of total loans and other real estate were .79%, .60%, and
 .46%. The increase in the recent quarter was due in large part to two credits, $16 million related to an assisted living/healthcare operation and $14 million to a retailer of farm and agricultural equipment.
     Loans past due ninety days or more but continuing to accrue interest declined to $67.1 million at June 30, 2001, from $102.7 million at March 31, 2001. This represented .32% and .49% of total loans, respectively. Approximately ten basis points of this decline were attributable to the acceleration of charge-offs in the consumer portfolio taken as part of the special charge as mentioned previously.
     The ALL reserve ratio was 1.67% at the recent quarter end versus 1.45% at the most recent year-end and second quarter of last year. As of June 30, 2001, the ALL covered non-performing loans approximately 2.2 times and when combined with the allowance for other real estate owned, was 211% of total nonperforming assets. Total unallocated reserves were 11% at June 30, 2001, versus 17% one year ago.
     The Bank's average equity to average assets declined to 7.53% in the recent six months from 8.09% in the period of 2000. Excluding unrealized losses on securities available for sale and derivatives, tangible equity to assets was 5.18% at June 30, 2001 versus 6.33% a year ago. At the recent quarter-end, the Bank's Tier 1 risk-based capital ratio was 6.65%, total risk-based capital ratio was 10.57%, and the leverage ratio was 6.64%.


                                     BPF-15

THE HUNTINGTON NATIONAL BANK
Management's Discussion and Analysis (continued)
--------------------------------------------------------------------------------

     The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001. SFAS No. 133 requires that derivatives be recognized as either assets or liabilities in the balance sheet at their fair value. The accounting for gains or losses resulting from changes in fair value depends on the intended use of the derivative. For derivatives designated as hedges of changes in the fair value of recognized assets or liabilities, or unrecognized firm commitments, gains or losses on the derivative are recognized in earnings together with the offsetting losses or gains on the hedged items. This results in earnings only being impacted to the extent that the hedge is ineffective in achieving offsetting changes in fair value. For derivatives used to hedge changes in cash flows associated with forecasted transactions, gains or losses on the effective portion of the derivatives are deferred, and reported as accumulated other comprehensive income ("AOCI"), a component of shareholders' equity, until the period in which the hedged transactions affect earnings. Changes in the fair value of derivative instruments not designated as hedges are recognized in earnings.
     The Bank uses derivative instruments to assist in the management of its interest rate risk. Active interest rate risk management necessitates the use of various types of off-balance sheet financial instruments, primarily interest rate swaps. Risk that is created by different indices on products, by unequal terms to maturity of assets and liabilities, and by products that are appealing to customers but incompatible with current risk limits can be eliminated or decreased in a cost efficient manner by utilizing interest rate swaps. Often, the swap strategy has enabled the Bank to lower the overall cost of raising wholesale funds. Similarly, financial futures, interest rate caps and floors, options, and forward rate agreements are used to control financial risk effectively. Off-balance sheet instruments are often preferable to similar cash instruments because, though performing identically, they require less capital while preserving access to the marketplace.

     FAIR VALUE HEDGES: These derivative instruments consist generally of interest rate swaps. The interest rate swaps effectively modify the Bank's exposure to interest rate risk by converting fixed liabilities, primarily time deposits, medium-term notes, and long-term debt, to a floating rate. These interest rate swaps involve the receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the agreements without an exchange of the underlying notional amounts.

     As the changes in fair value of the hedged items substantially offset the changes in fair value of the derivatives, no material impact to earnings was recognized at the time of adoption of SFAS No. 133 or for the six months ended June 30, 2001.

     CASH FLOW HEDGES: These derivative instruments also consist primarily of interest rate swaps. The swaps were entered into to reduce the impact of interest rate changes on future net interest income. The swaps generally convert floating rate medium-term notes and loans to a fixed rate basis with maturities up to May 2004.

     Upon the adoption of SFAS No. 133, the Bank recorded a reduction in AOCI of $9.1 million. For the six months ended June 30, 2001, the Bank recorded an increase in AOCI of $5.4 million. During the next twelve months, the Bank expects to reclassify $9.8 million of net losses on derivative instruments from AOCI to earnings due to the payment of variable interest payments on floating rate medium term notes and the receipt of variable interest payments on floating rate loans.




                                     BPF-16

                          THE HUNTINGTON NATIONAL BANK
             AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS


                                                2000                           1999                          1998
                                  -----------------------------  -----------------------------  ----------------------------
                                              INTEREST                      INTEREST                       INTEREST
Fully Tax Equivalent Basis (1)     AVERAGE    INCOME/    YIELD/   AVERAGE    INCOME/    YIELD/   AVERAGE    INCOME/   YIELD/
(in millions of dollars)           BALANCE    EXPENSE    RATE    BALANCE    EXPENSE     RATE    BALANCE    EXPENSE    RATE
                                  ----------  --------  -------  --------- ----------  -------  --------- ---------- -------
ASSETS
Interest bearing deposits in
   banks                              $   2   $    0.1   5.92%      $   3   $    0.1    5.72%      $  56    $   2.9   5.15%
Trading account securities                3        0.1   4.93           4        0.1    1.81           1        0.1    ---
Federal funds sold and
   securities purchased under
   resale agreements                     90        5.7   6.28          24        1.3    5.31         324       18.0   5.57
Mortgages held for sale                 109        8.7   7.96         232       16.3    7.03         289       20.2   6.99
Securities:
     Taxable                          4,242      265.0   6.25       4,833      293.5    6.07       4,848      305.5   6.30
   Tax exempt                           273       20.7   7.61         297       23.5    7.90         247       21.8   8.84
                                  ----------  --------           --------- ----------           --------- ----------
     Total Securities                 4,515      285.7   6.33       5,130      317.0    6.18       5,095      327.3   6.42
                                  ----------  --------           --------- ----------           --------- ----------
Loans:
   Commercial                         6,427      551.2   8.58       6,119      482.5    7.89       5,627      468.9   8.33
   Real Estate
     Construction                     1,264      110.0   8.71       1,061       85.8    8.08         829       71.7   8.65
     Commercial                       2,183      185.3   8.49       2,235      181.6    8.13       2,304      199.6   8.66
   Consumer
     Loans                            6,546      562.4   8.59       6,938      575.7    8.30       6,558      577.4   8.81
     Leases                           2,924      197.9   6.77       2,299      154.5    6.72       1,693      120.1   7.09
     Residential Mortgage             1,295       99.6   7.69       1,424      107.0    7.51       1,300      104.6   8.04
                                  ----------  --------           --------- ----------           --------- ----------
     Total Consumer                  10,765      859.9   7.99      10,661      837.2    7.85       9,551      802.1   8.40
                                  ----------  --------           --------- ----------           --------- ----------
Total Loans                          20,639    1,706.4   8.27      20,076    1,587.1    7.91      18,311    1,542.3   8.42
                                  ----------  --------           --------- ----------           --------- ----------
Allowance for loan losses/loan
   fees                                 302       97.5                301      104.9                 278       78.5
                                  ----------  --------           --------- ----------           --------- ----------
Net loans  (2)                       20,337    1,803.9   8.74      19,775    1,692.0    8.43      18,033    1,620.8   8.85
                                  ----------  --------           --------- ----------           --------- ----------
Total earning assets                 25,358    2,104.2   8.30%     25,469    2,026.8    7.96%     24,076    1,989.3   8.26%
                                  ----------  --------           --------- ----------           --------- ----------
Cash and due from banks               1,008                         1,051                            975
All other assets                      2,437                         2,366                          1,924
                                  ----------                     ---------                      ---------
TOTAL ASSETS                       $ 28,501                       $28,585                        $26,697
                                  ==========                     =========                      =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Core deposits
   Non-interest bearing deposits    $ 3,435                       $ 3,508                         $3,287
   Interest bearing demand
   deposits                           4,291      144.0   3.36%      4,097      106.5    2.60%      3,587       96.4   2.69%
   Savings deposits                   3,563      146.4   4.11       3,740      126.0    3.37       3,274      113.9   3.48
   Certificates of deposit            7,374      425.8   5.78       7,274      375.6    5.16       7,978      445.1   5.58
                                  ----------  --------           --------- ----------           --------- ----------
     Total core deposits             18,663      716.2   4.70      18,619      608.1    4.02      18,126      655.4   4.42
                                  ----------  --------           --------- ----------           --------- ----------
Other domestic time deposits            502       31.9   6.35         238       12.8    5.40         182       10.6   5.82
Foreign time deposits                   616       36.9   6.00         481       23.6    4.90         421       20.9   4.97
                                  ----------  --------           --------- ----------           --------- ----------
   Total deposits                    19,781      785.0   4.80      19,338      644.5    4.07      18,729      686.9   4.45
                                  ----------  --------           --------- ----------           --------- ----------
Federal funds purchased and
   securities sold under
   agreements to repurchase           1,690      100.0   5.92       2,241      102.1    4.55       1,844       85.7   4.65
Other borrowed money                  3,140      200.5   6.38       3,383      179.9    5.32       2,988      167.9   5.62
Subordinated notes and other
   long-term debt, including
   capital securities                   906       63.2   6.96         767       45.6    5.92         789       50.3   6.38
                                  ----------  --------           --------- ----------           --------- ----------
   Total interest bearing
   liabilities                       22,082    1,148.7   5.20%     22,221      972.1    4.37%     21,063      990.8   4.70%
                                  ----------  --------           --------- ----------           --------- ----------
All other liabilities                   598                           592                            473
Shareholder's equity                  2,386                         2,264                          1,874
                                  ----------                     ---------                      ---------
TOTAL LIABILITIES AND
   SHAREHOLDER'S EQUITY            $ 28,501                      $ 28,585                        $26,697
                                  ==========                     =========                      =========
Net interest rate spread                                 3.10%                          3.59%                         3.56%
Impact of non-interest bearing
   funds on margin                                       0.67%                          0.55%                         0.59%
NET INTEREST MARGIN                            $ 955.5   3.77 %             $1,054.7    4.14%              $  998.5   4.15%
                                              ========                     ==========                     ==========

(1) Fully tax equivalent yields are calculated assuming a 35% tax rate.
(2) Net loan rate includes loan fees, whereas individual loan components above are shown exclusive of fees. Individual components include non-accrual loan balances and related interest received.


                                     BPF-17

                          THE HUNTINGTON NATIONAL BANK
       AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS (CONTINUED)

                                                          1997                            1996
                                            -----------------------------   -----------------------------
                                                       INTEREST                         INTEREST
Fully Tax Equivalent Basis (1)               AVERAGE    INCOME/    YIELD/     AVERAGE    INCOME/   YIELD/
(in millions of dollars)                     BALANCE   EXPENSE     RATE       BALANCE    EXPENSE   RATE
                                            ---------- ---------  -------    ---------  --------- -------
ASSETS
Interest bearing deposits in banks              $  11   $   0.6    5.51%       $  13     $   0.8   5.85%

Trading account securities                          3     ---     ---              5       ---    ---
Federal funds sold and securities
   purchased under resale agreements              460      25.3    5.50           45         3.1   6.94
Mortgages held for sale                           131      10.2    7.75          113         8.8   7.74
Securities:
   Taxable                                      5,315     337.5    6.35        5,160       331.5   6.42
   Tax exempt                                     265      25.3    9.55          291        27.9   9.61
                                            ---------- ---------            ---------  ---------
     Total Securities                           5,580     362.8    6.50        5,451       359.4   6.59
                                            ---------- ---------            ---------  ---------
Loans:
   Commercial                                   5,301     456.5    8.61        4,955       396.9   8.01
   Real Estate
     Construction                                 813      73.8    9.08          580        50.7   8.75
     Commercial                                 2,251     200.6    8.91        2,129       189.3   8.89
   Consumer
     Loans                                      6,251     568.6    9.10        5,874       527.7   8.98
     Leases                                     1,406     106.7    7.59          950        74.8   7.87
     Residential Mortgage                       1,510     126.3    8.36        1,485       123.0   8.28
                                            ---------- ---------            ---------  ---------
     Total Consumer                             9,167     801.6    8.75        8,309       725.5   8.73
                                            ---------- ---------            ---------  ---------
Total Loans                                    17,532   1,532.5    8.74       15,973     1,362.4   8.53
                                            ---------- ---------            ---------  ---------
Allowance for loan losses/loan fees               252      53.5                  231        48.9
                                            ---------- ---------            ---------  ---------
Net loans  (2)                                 17,280   1,586.0    9.05       15,742     1,411.3   8.84
                                            ---------- ---------            ---------  ---------
Total earning assets                           23,717   1,984.9    8.37%      21,600     1,783.4   8.26%
                                            ---------- ---------            ---------  ---------
Cash and due from banks                           912                            890
All other assets                                1,125                            952
                                            ----------                      ---------
TOTAL ASSETS                                 $ 25,502                        $23,211
                                            ==========                      =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Core deposits
   Non-interest bearing deposits              $ 2,700                        $ 2,586
   Interest bearing demand deposits             3,209      84.9    2.65%       3,072        80.1   2.61%
   Savings deposits                             3,164     100.3    3.17        2,942        86.2   2.93
   Certificates of deposit                      7,413     417.4    5.63        6,975       394.1   5.65
                                            ---------- ---------            ---------  ---------
     Total core deposits                       16,486     602.6    4.37       15,575       560.4   4.31
                                            ---------- ---------            ---------  ---------
Other domestic time deposits                      365      21.8    5.98           28         1.5   5.37
Foreign time deposits                             460      26.4    5.74          373        22.1   5.91
                                            ---------- ---------            ---------  ---------
   Total deposits                              17,311     650.8    4.45       15,976       584.0   4.36
                                            ---------- ---------            ---------  ---------
Federal funds purchased and securities
   sold under agreements to repurchase          2,184      92.2    4.22        1,722        81.0   4.70
Other borrowed money                            3,188     182.9    5.74        2,922       185.9   6.36
Subordinated notes and other long-term
   debt, including capital securities             467      29.3    6.28          315        19.3   6.12
                                            ---------- ---------            ---------  ---------
   Total interest bearing liabilities          20,450     955.2    4.67%      18,349       870.2   4.74%
                                            ---------- ---------            ---------  ---------
All other liabilities                             392                            378
Shareholder's equity                            1,960                          1,898
                                            ----------                      ---------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY   $ 25,502                        $23,211
                                            ==========                      =========
Net interest rate spread                                           3.70%                           3.52%
Impact of non-interest bearing funds on
   margin                                                          0.64%                           0.71%
NET INTEREST MARGIN                                     1,029.7    4.34%                $  913.2   4.23%
                                                       =========                       =========

(1) Fully tax equivalent yields are calculated assuming a 35% tax rate.
(2) Net loan rate includes loan fees, whereas individual loan components above are shown exclusive of fees. Individual components include non-accrual loan balances and related interest received.


                                     BPF-18

                          THE HUNTINGTON NATIONAL BANK
                        SELECTED ANNUAL INCOME STATEMENTS

(in thousands of dollars)                                           Year Ended December 31,
                                              ---------------------------------------------------------------------
                                                 2000          1999          1998           1997          1996
                                              ------------  ------------  ------------  -------------  ------------

TOTAL INTEREST INCOME                          $2,096,056    $2,017,599    $1,979,193    $1,973,290     $1,771,218
TOTAL INTEREST EXPENSE                          1,148,537       972,018       990,781       955,215        870,191
                                              ------------  ------------  ------------  -------------  ------------
NET INTEREST INCOME                               947,519     1,045,581       988,412     1,018,075        901,027
Provision for loan losses                          90,118        88,194        98,609       106,542         76,065
                                              ------------  ------------  ------------  -------------  ------------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                      857,401       957,387       889,803       911,533        824,962
                                              ------------  ------------  ------------  -------------  ------------

Service charges on deposit accounts               158,802       157,612       126,379       117,852        107,647
Trust services                                     53,613        52,030        50,754        49,952         42,237

Bank Owned Life Insurance income                   39,544        37,560        28,712           ---            ---
Other                                             161,165       197,718       165,356       162,068        149,005
                                              ------------  ------------  ------------  -------------  ------------
 TOTAL NON-INTEREST INCOME BEFORE SECURITIES
   AND CREDIT CARD PORTFOLIO SALE GAINS           413,124       444,920       371,201       329,872        298,889
                                              ------------  ------------  ------------  -------------  ------------
Securities (losses) gains                         (14,971)      (17,608)       28,650         7,651         17,446

Gains on sale of credit card portfolios               ---       108,530         9,530           ---            ---
                                              ------------  ------------  ------------  -------------  ------------
TOTAL NON-INTEREST INCOME                         398,153       535,842       409,381       337,523        316,335
                                              ------------  ------------  ------------  -------------  ------------

Personnel and related costs                       364,781       385,489       378,667       312,978        306,044
Expenses of premises and fixed assets             149,372       124,845       111,077        85,425         83,360
Amortization of intangible assets                  35,742        34,354        23,562        10,786          7,636
Other                                             249,293       265,702       272,929       305,582        269,387
                                              ------------  ------------  ------------  -------------  ------------
TOTAL NON-INTEREST EXPENSE BEFORE SPECIAL
   CHARGES                                        799,188       810,390       786,235       714,771        666,427

Special charges                                    50,000        96,791        90,000        51,163            ---
                                              ------------  ------------  ------------  -------------  ------------
TOTAL NON-INTEREST EXPENSE                        849,188       907,181       876,235       765,934        666,427
                                              ------------  ------------  ------------  -------------  ------------

Income Before Income Taxes                        406,366       586,048       422,949       483,122        474,870
Provision for income taxes                        117,621       183,078       134,012       175,250        164,320
                                              ------------  ------------  ------------  -------------  ------------

NET INCOME                                     $  288,745    $  402,970    $  288,937    $  307,872     $  310,550
                                              ============  ============  ============  =============  ============

FULLY TAX EQUIVALENT MARGIN:
Net Interest Income                            $  947,519    $1,045,581    $  988,412    $1,018,075     $  901,027
Tax Equivalent Adjustment (1)                       8,115         9,165        10,065        11,658         12,156
                                              ------------  ------------  ------------  -------------  ------------
Tax Equivalent Net Interest Income             $  955,634   $ 1,054,746    $  998,477    $1,029,733     $  913,183
                                              ============  ============  ============  =============  ============

(1) Calculated assuming a 35% tax rate.


                                     BPF-19

                          THE HUNTINGTON NATIONAL BANK
        CONSOLIDATED AVERAGE BALANCES AND INTEREST RATES (QUARTERLY DATA)

                                 2ND QUARTER 2001   1ST QUARTER 2001   4TH QUARTER 2000  3RD QUARTER 2000   2ND QUARTER 2000
                                 ----------------   ----------------   ----------------  ----------------   -----------------
Fully Tax Equivalent Basis (1)    AVERAGE  YIELD/    AVERAGE  YIELD/    AVERAGE  YIELD/   AVERAGE  YIELD/    AVERAGE  YIELD/
(in millions of dollars)          BALANCE  RATE      BALANCE  RATE      BALANCE  RATE     BALANCE  RATE      BALANCE   RATE
                                  -------- ------    -------- ------    -------  ------   -------- ------    -------- -------

ASSETS
Interest bearing deposits
   in banks                        $    1  4.50%       $   1  5.56%      $   1    5.84%     $   1  7.72%       $   1  5.27%
Trading account securities             28  5.16           40  5.38         ---     ---        ---   ---            4 10.79
Federal funds sold and
   securities purchased
   under resale agreements             97  4.22          164  5.78          92    6.49        133  6.39          108  6.07
Loans held for sale                   420  6.96          240  7.19         129    7.74         99  8.51           99  8.11
Securities:
 Taxable                            3,263  6.30        3,504  6.76       4,319    6.29      4,185  6.33        4,006  6.21
 Tax exempt                           201  7.25          248  7.54         264    7.53        270  7.57          276  7.63
                                 --------           --------           -------           --------           --------
   Total Securities                 3,464  6.36        3,752  6.82       4,583    6.37      4,455  6.41        4,282  6.30
                                 --------           --------           -------           --------           --------
Loans:
 Commercial                         6,711  7.42        6,653  8.18       6,524    8.65      6,435  8.71        6,421  8.64
 Real Estate
   Construction                     1,295  7.41        1,254  8.30       1,298    8.86      1,275  8.88        1,246  8.71
   Commercial                       2,289  7.92        2,320  8.39       2,223    8.64      2,189  8.60        2,168  8.51
 Consumer
   Loans                            6,553  8.57        6,397  8.95       6,425    8.90      6,392  8.82        6,530  8.38
   Leases                           3,189  6.71        3,082  6.90       3,049    6.92      2,976  6.79        2,895  6.71
   Residential Mortgage               941  7.73          960  7.91         940    7.94      1,325  7.64        1,473  7.62
                                 --------           --------           -------           --------           --------
   Total Consumer                  10,683  7.94       10,439  8.25      10,414    8.24     10,693  8.11       10,898  7.83
                                 --------           --------           -------           --------           --------
Total Loans                        20,978  7.74       20,666  8.25      20,459    8.45     20,592  8.40       20,733  8.21
                                 --------           --------           -------           --------           --------
Allowance for loan
   losses/loan fees                   315                307               302                302                302
                                 --------           --------           -------           --------           --------
Net loans  (2)                     20,663  8.28       20,359  8.85      20,157    8.94     20,290  9.01       20,431  8.79
                                 --------           --------           -------           --------           --------
Total earning assets               24,988  7.97%      24,863  8.39%     25,264    8.46%    25,280  8.42%      25,227  8.25%
                                 --------           --------           -------           --------           --------
Cash and due from banks               902                948               958                967              1,047
All other assets                    2,468              2,450             2,486              2,508              2,402
                                 --------           --------           -------           --------           --------
TOTAL ASSETS                      $28,043            $27,954           $28,406            $28,453           $ 28,374
                                 ========           ========           =======           ========           ========
LIABILITIES AND SHAREHOLDER'S
EQUITY
Core deposits
 Non-interest bearing
   deposits                       $ 3,274             $3,225            $3,319             $3,437             $3,497
 Interest bearing demand
         deposits                   4,799  2.87%       4,597  3.29%      4,496    3.62%     4,385  3.47%       4,228  3.32%
 Savings deposits                   3,547  3.42        3,505  3.85       3,498    4.28      3,528  4.14        3,583  4.21
 Certificates of deposit            7,011  5.74        7,318  6.01       7,521    6.07      7,450  5.94        7,247  5.64
                                 --------           --------           -------           --------           --------
   Total core deposits             18,631  3.55       18,645  4.70      18,834    4.96     18,800  4.82       18,555  4.65
                                 --------           --------           -------           --------           --------
Other domestic time
   deposits                           118  5.57          167  6.37         365    6.68        433  6.55          506  6.28
Foreign time deposits                 425  4.07          398  4.94         433    5.67        639  6.29          675  6.47
                                 --------           --------           -------           --------           --------
 Total deposits                    19,174  3.57       19,210  4.73      19,632    5.01     19,872  4.92       19,736  4.77
                                 --------           --------           -------           --------           --------
Federal funds purchased
   and securities sold
   under agreements to
   repurchase                       2,597  4.31        2,205  5.27       1,780    5.84      1,635  5.96        1,607  5.67
Other borrowed money                2,156  6.51        2,500  6.58       2,987    6.84      2,938  6.81        3,158  6.47
Subordinated notes and
   other long-term debt               942  5.93          927  6.59         926    7.05        926  7.09          926  6.82
                                 --------           --------           -------           --------           --------
 Total interest bearing
   liabilities                     21,595  4.60%      21,617  5.08%     22,006    5.41%    21,934  5.34%      21,930  5.17%
                                 --------           --------           -------           --------           --------
All other liabilities               1,049              1,023               618                624                616
Shareholder's equity                2,125              2,089             2,463              2,458              2,331
                                 --------           --------           -------           --------           --------
TOTAL LIABILITIES AND
   SHAREHOLDER'S EQUITY           $28,043            $27,954           $28,406            $28,453            $28,374
                                 ========           ========           =======           ========           ========
Net interest rate spread                   3.37%              3.31%               3.05%            3.08%              3.08%
Impact of non-interest
   bearing funds on margin                 0.63%              0.67%               0.69%            0.71%              0.68%
NET INTEREST MARGIN                        4.00%              3.98%               3.74%            3.79%              3.76%

(1)   Fully tax equivalent yields are calculated assuming a 35% tax rate.
(2) Net loan rate includes loan fees, whereas individual loan components above are shown exclusive of fees.


                                     BPF-20

                          THE HUNTINGTON NATIONAL BANK
                    SELECTED QUARTERLY INCOME STATEMENT DATA

(in thousands of dollars)                               2000                                             1999
                                   ----------------------------------------------    ----------------------------------------------
                                      4Q          3Q          2Q           1Q           4Q          3Q          2Q            1Q
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------

TOTAL INTEREST INCOME              $ 534,063   $ 532,680   $ 516,213    $ 513,100    $ 512,941   $ 514,268   $ 496,050    $ 494,340
TOTAL INTEREST EXPENSE               299,600     294,804     282,013      272,120      258,793     244,913     234,750      233,562
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------
NET INTEREST INCOME                  234,463     237,876     234,200      240,980      254,148     269,355     261,300      260,778
Provision for loan losses             32,454      26,377      15,834       15,453       19,953      21,910      21,026       25,305
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES         202,009     211,499     218,366      225,527      234,195     247,445     240,274      235,473
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------

Service charges on deposit
   accounts                           38,156      39,294      40,045       41,307       41,710      42,082      36,785       37,035
Trust services                        14,404      12,979      13,367       12,863       12,828      12,625      13,144       13,433
Bank Owned Life Insurance
   income                             11,086       9,785       9,486        9,186        9,390       9,391       9,390        9,390
Other                                 49,047      38,698      39,181       34,240       47,912      50,699      53,737       45,369
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------
 TOTAL NON-INTEREST INCOME
   BEFORE SECURITIES AND CREDIT
   CARD PORTFOLIO SALE GAINS         112,693     100,756     102,079       97,596      111,840     114,797     113,056      105,227
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------
Securities (losses) gains              4,924       1,675     (13,834)      (7,736)         587         530     (21,055)       2,330
Gains on sale of credit
   card portfolios                       ---         ---         ---          ---      108,530         ---         ---          ---
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------
TOTAL NON-INTEREST INCOME            117,617     102,431      88,245       89,860      220,957     115,327      92,001      107,557
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------

Personnel and related costs           92,485      93,498      88,293       90,505       96,482      96,162      96,459       96,386
Expenses of premises
   and fixed assets                   37,980      37,426      36,267       37,699       34,925      31,857      28,167       29,896
Amortization of intangible assets      9,456       9,456       8,388        8,442        8,571       8,590       8,601        8,592
Other                                 73,638      60,966      55,024       59,665       67,142      68,789      65,786       63,985
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------
TOTAL NON-INTEREST EXPENSE
   BEFORE SPECIAL CHARGES            213,559     201,346     187,972      196,311      207,120     205,398     199,013      198,859
Special charges                          ---      50,000         ---          ---       96,791         ---         ---          ---
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------
TOTAL NON-INTEREST EXPENSE           213,559     251,346     187,972      196,311      303,911     205,398     199,013      198,859
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------
INCOME BEFORE INCOME TAXES           106,067      62,584     118,639      119,076      151,241     157,374     133,262      144,171
Provision for income taxes            30,033      15,439      36,644       35,505       42,026      51,063      42,943       47,046
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------
NET INCOME                         $  76,034   $  47,145   $  81,995    $  83,571    $ 109,215   $ 106,311   $  90,319    $  97,125
                                   =========   =========   =========    =========    =========   =========   =========    =========

FULLY TAX EQUIVALENT MARGIN:
Net Interest Income                $ 234,463   $ 237,876   $ 234,200    $ 240,980    $ 254,148   $ 269,355   $ 261,300    $ 260,778
Tax Equivalent Adjustment (1)          2,013       1,970       2,023        2,109        2,191       2,226       2,334        2,414
                                   ---------   ---------   ---------    ---------    ---------   ---------   ---------    ---------
Tax Equivalent Net Interest        $ 236,476   $ 239,846   $ 236,223    $ 243,089    $ 256,339   $ 271,581   $ 263,634    $ 263,192
                                   =========   =========   =========    =========    =========   =========   =========    =========


(1) Calculated assuming a 35% tax rate.



                                     BPF-21

                          THE HUNTINGTON NATIONAL BANK


REPORT OF ERNST & Young LLP,
INDEPENDENT AUDITORS


To the Board of Directors and Shareholder
The Huntington National Bank and Subsidiaries


     We have audited the accompanying consolidated balance sheets of The Huntington National Bank and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Huntington National Bank and Subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                        /s/ Ernst & Young LLP


Columbus, Ohio
January 18, 2001


                                     BPF-22

                          THE HUNTINGTON NATIONAL BANK
                           CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)                                    JUNE 30,                          DECEMBER 31,
                                                  -------------------------------     --------------------------------
                                                      2001             2000                2000             1999
                                                  --------------   --------------     ----------------  --------------
                                                   (UNAUDITED)      (UNAUDITED)
ASSETS
                                                                                                        $
Cash and due from banks                            $    886,195     $  1,103,730        $  1,282,806        1,197,421
Interest bearing deposits in banks                        1,322            1,557               1,457            1,693
Trading account securities                                1,640            3,999                 ---            5,743
Federal funds sold and securities
   purchased under resale agreements                     54,696          136,005             132,034           17,754
Mortgages held for sale                                 376,671          100,897             155,104          141,723
Securities available for sale - at fair value         3,088,779        4,267,709           3,996,849        4,761,237
Investment securities - fair value $15,159,
   $17,254 $16,414, and $18,662, respectively            14,978           17,609              16,336           18,765
Total loans, net of unearned income                  21,047,712       20,469,045          20,553,890       20,582,517
   Less allowance for loan losses                       351,133          296,300             297,175          298,965
                                                  --------------   --------------     ----------------  --------------
Net loans                                            20,696,579       20,172,745          20,256,715       20,283,552
                                                  --------------   --------------     ----------------  --------------
Bank owned life insurance                               824,062          784,070             804,941          765,399
Premises and equipment                                  450,553          433,480             448,222          436,601
Customers' acceptance liability                          15,335           13,532              17,366           17,167
Accrued income and other assets                       1,406,887        1,271,761           1,318,321        1,112,964
                                                  --------------   --------------     ----------------  --------------

TOTAL ASSETS                                       $ 27,817,697     $ 28,307,094        $ 28,430,151     $ 28,760,019
                                                  ==============   ==============     ================  ==============

LIABILITIES AND SHAREHOLDER'S EQUITY
Deposits
   Interest bearing                                $ 15,326,703     $ 16,937,567        $ 16,944,379     $ 16,270,728
   Non-interest bearing                               3,841,843        2,932,846           3,139,695        3,639,695
                                                  --------------   --------------     ----------------  --------------
Total Deposits                                       19,168,546       19,870,413          20,084,074       19,910,423
                                                  --------------   --------------     ----------------  --------------
Federal funds purchased and securities sold
   under agreements to repurchase                     2,454,471        1,625,911           1,672,480        1,871,392
Bank acceptances outstanding                             15,335           13,532              17,366           17,167
Other borrowed money                                  2,122,208        2,993,313           2,684,550        3,490,563
Subordinated notes and other long-term debt             953,547          926,059             926,215          878,044
Accrued expenses and other liabilities                1,008,398          514,177             976,339          417,371
                                                  --------------   --------------     ----------------  --------------
     Total Liabilities                               25,722,505       25,943,405          26,361,024       26,584,960
                                                  --------------   --------------     ----------------  --------------

Shareholder's equity
   Preferred stock - authorized 500,000 shares;
     none issued or outstanding                             ---              ---                 ---              ---
   Common stock - $10 per share par value;
     4,000,000   shares authorized, issued and
     outstanding                                         40,000           40,000              40,000           40,000
   Surplus                                              451,268          851,268             451,268          722,836
   Accumulated other comprehensive loss                  (4,895)        (123,042)            (27,503)        (130,205)
   Retained earnings                                  1,608,819        1,595,463           1,605,362        1,542,428
                                                  --------------   --------------     ----------------  --------------
   Total Shareholder's Equity                         2,095,192        2,363,689           2,069,127        2,175,059
                                                  --------------   --------------     ----------------  --------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY         $ 27,817,697     $ 28,307,094        $ 28,430,151     $ 28,760,019
                                                  ==============   ==============     ================  ==============


See notes to consolidated financial statements.


                                     BPF-23

                          THE HUNTINGTON NATIONAL BANK
                        CONSOLIDATED STATEMENTS OF INCOME

(in thousands of dollars)                     SIX MONTHS ENDED JUNE 30,          TWELVE MONTHS ENDED DECEMBER 31,
                                             ---------------------------   --------------------------------------------
                                                2001           2000            2000           1999            1998
                                             ------------   ------------   -------------   ------------   -------------
                                              (Unaudited)    (Unaudited)
Interest and fee income

   Loans                                      $  889,835     $ 888,789       $1,809,953     $1,705,383     $1,641,726
   Securities                                    116,156       138,354          280,343        310,832        320,494
   Other                                           4,298         2,170            5,760          1,384         16,973
                                             ------------   ------------   -------------   ------------   -------------
               TOTAL INTEREST INCOME           1,010,289     1,029,313        2,096,056      2,017,599      1,979,193
                                             ------------   ------------   -------------   ------------   -------------
Interest expense
   Deposits                                      357,099       376,071          785,062        644,533        686,922
   Federal funds purchased and securities
     sold under agreements to repurchase          56,566        44,396          100,009        102,065         85,650
   Other borrowed money                           75,550       103,923          200,455        179,929        167,861
   Subordinated notes and other long-term
     debt                                         29,287        29,743           63,011         45,491         50,348
                                             ------------   ------------   -------------   ------------   -------------
               TOTAL INTEREST EXPENSE            518,502       554,133        1,148,537        972,018        990,781
                                             ------------   ------------   -------------   ------------   -------------

               NET INTEREST INCOME               491,787       475,180          947,519      1,045,581        988,412
Provision for loan losses                        150,554        31,287           90,118         88,194         98,609
                                             ------------   ------------   -------------   ------------   -------------
               NET INTEREST INCOME
                    AFTER PROVISION FOR
                    LOAN LOSSES                  341,233       443,893          857,401        957,387        889,803
                                             ------------   ------------   -------------   ------------   -------------

Non-interest income
   Service charges on deposit accounts            78,694        81,352          158,802        157,612        126,379
   Income from fiduciary activities               28,869        26,230           53,613         52,030         50,754
   Bank Owned Life Insurance income               19,121        18,672           39,544         37,560         28,712
   Securities (losses) gains                       4,787       (21,570)         (14,971)       (17,608)        28,650
   Gains on sale of credit card portfolios           ---           ---              ---        108,530          9,530
   Other                                          94,768        73,421          161,165        197,718        165,356
                                             ------------   ------------   -------------   ------------   -------------
         Total non-interest income               226,239       178,105          398,153        535,842        409,381
                                             ------------   ------------   -------------   ------------   -------------

Non-interest expense
   Personnel and related costs                   203,737       178,798          364,781        385,489        378,667
   Expenses of premises and fixed assets          74,734        73,966          149,372        124,845        111,077
   Amortization of intangible assets              18,918        16,830           35,742         34,354         23,562
   Special charges                                32,755           ---           50,000         96,791         90,000
   Other                                         132,947       114,689          249,293        265,702        272,929
                                             ------------   ------------   -------------   ------------   -------------
         Total non-interest expense              463,091       384,283          849,188        907,181        876,235
                                             ------------   ------------   -------------   ------------   -------------

               INCOME BEFORE INCOME TAXES        104,381       237,715          406,366        586,048        422,949
Provision for income taxes                        21,928        72,149          117,621        183,078        134,012
                                             ------------   ------------   -------------   ------------   -------------


               NET INCOME                     $   82,453     $ 165,566       $  288,745     $  402,970     $  288,937
                                             ============   ============   =============   ============   =============





See notes to consolidated financial statements.


                                     BPF-24

                          THE HUNTINGTON NATIONAL BANK
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

(in thousands of dollars)

                                                                                  ACCUMULATED
                                                       COMMON                        OTHER
                                                 -------------------             COMPREHENSIVE    RETAINED
                                                  SHARES     STOCK     SURPLUS       INCOME       EARNINGS         TOTAL
                                                 -------- ---------- ----------- --------------- ------------ -------------


BALANCE -- JANUARY 1, 1998                         4,000    $40,000  $  435,891   $      14,765  $1,224,603   $ 1,715,259

   Comprehensive Income:
     Net income                                                                                     288,937       288,937
     Unrealized net holding gains on securities
       available for sale arising during the
       period                                                                             9,765                     9,765
                                                                                                              -------------
     Total comprehensive income                                                                                   298,702
                                                                                                              -------------
   Change incident to business combinations                               2,398                      (1,256)        1,142
   Recapitalization of debt with parent company                         380,000                                   380,000
   Cash dividends declared                                                                         (186,479)     (186,479)
                                                 -------- ---------- ----------- --------------- ------------ -------------

BALANCE -- DECEMBER 31, 1998                       4,000     40,000     818,289          24,530   1,325,805     2,208,624
                                                 -------- ---------- ----------- --------------- ------------ -------------

   Comprehensive Income:
     Net income                                                                                     402,970       402,970
     Unrealized net holding losses on
       securities available for sale arising
       during the period                                                               (154,735)                 (154,735)
                                                                                                              -------------
     Total comprehensive income                                                                                   248,235
                                                                                                              -------------
   Change incident to business combination                               14,547                       3,908        18,455
   Distribution of capital to parent company in
     exchange for capital qualifying
     subordinated debt                                                 (110,000)                                 (110,000)
   Cash dividends declared                                                                         (190,255)     (190,255)
                                                 -------- ---------- ----------- --------------- ------------ -------------

BALANCE -- DECEMBER 31, 1999                       4,000     40,000     722,836        (130,205)  1,542,428     2,175,059
                                                 -------- ---------- ----------- --------------- ------------ -------------

   Comprehensive Income:
     Net income                                                                                     288,745       288,745
     Unrealized net holding gains on securities
       available for sale arising during the
       period                                                                           102,702                   102,702
                                                                                                              -------------
     Total comprehensive income                                                                                   391,447
                                                                                                              -------------
   Change incident to business combinations                             128,432                      (3,244)      125,188
   Distribution of capital to parent company in
     exchange for capital qualifying REIT
     preferred securities                                              (400,000)                                 (400,000)
   Cash dividends declared                                                                         (222,567)     (222,567)
                                                 -------- ---------- ----------- --------------- ------------ -------------
BALANCE -- DECEMBER 31, 2000                       4,000     40,000     451,268         (27,503)  1,605,362     2,069,127
                                                 -------- ---------- ----------- --------------- ------------ -------------

   Comprehensive Income:
     Net income*                                                                                     82,453        82,453
     Change in accounting method for
       derivatives*                                                                      (9,113)                   (9,113)
     Unrealized net holding gains on securities
       available for sale arising during the
       period*                                                                           26,369                    26,369
     Unrealized gains on derivatives*                                                     5,352                     5,352
                                                                                                              -------------
     Total comprehensive income*                                                                                  105,061
                                                                                                              -------------
   Cash dividends declared*                                                                         (78,996)      (78,996)
                                                 -------- ---------- ----------- --------------- ------------ -------------
BALANCE - JUNE 30, 2001*                           4,000    $40,000  $  451,268   $      (4,895) $1,608,819   $ 2,095,192
                                                 ======== ========== =========== =============== ============ =============

* Unaudited.

See notes to consolidated financial statements.


                                     BPF-25

                          THE HUNTINGTON NATIONAL BANK
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)                                  SIX MONTHS ENDED
                                                               JUNE 30,               TWELVE MONTHS ENDED DECEMBER 31,
                                                       -------------------------  ------------------------------------------
                                                          2001         2000           2000          1999           1998
                                                       ------------ ------------  -------------  ------------  -------------
OPERATING ACTIVITIES                                         (UNAUDITED)

   Net Income                                         $    82,453  $   165,566   $    288,745   $    402,970  $    288,937
   Adjustments to reconcile net income to net cash
    provided by operating activities
       Provision for loan losses                          150,554       31,287         90,118         88,194        98,609
       Provision for depreciation and amortization         48,192       52,203        109,553        107,603        78,883
       Deferred income tax expense                         14,424       40,043        238,668         70,415        38,506
       (Increase) decrease in trading account
          securities                                       (1,640)       1,744          5,743         (4,270)        2,019
       (Increase) decrease in mortgages held for sale    (221,567)      40,826        (13,381)       324,941      (273,716)
       Net securities (gains) losses                       (4,787)      21,570         14,971         17,608       (28,650)
       (Gains) losses on sales of loans and loan
          securitizations                                  (4,869)       4,118          5,355       (108,623)       (9,903)
       Decrease (increase) in accrued income receivable    14,771      (13,478)       (24,966)       (33,970)      (35,266)
      (Increase) decrease in other assets                (107,137)     (67,968)      (163,237)       (57,692)        6,424
      (Decrease) increase in accrued expenses             (56,842)      63,512       (146,965)       (64,105)      (16,392)
      Increase (decrease) in other liabilities             26,748       19,301         (8,848)       (89,613)      (36,367)
       Special charges                                     32,755          ---         50,000         96,791        90,000
                                                      ------------ ------------- -------------- ------------- --------------
           NET CASH (USED FOR) PROVIDED BY
           OPERATING ACTIVITIES                           (26,945)     358,724        445,756        750,249       203,084
                                                      ------------ ------------- -------------- ------------- --------------


INVESTING ACTIVITIES
(Increase) decrease in interest bearing deposits in
   banks                                                      135          136            236       100,000        (51,643)
Proceeds from :
    Maturities and calls of investment securities             990        1,140          2,408         5,789          8,348
    Maturities and calls of securities available for
        sale                                              633,121      114,696        404,166       651,716      1,353,772
    Sales of securities available for sale                943,301      900,166      1,697,107     1,742,149      3,747,147
Purchases of securities available for sale               (617,597)     (73,961)      (190,012)   (2,681,106)    (4,041,561)
Proceeds from sales of loans held for sale and loan
   securitizations                                        303,240      984,041      1,556,093       686,548        142,801
Net loan originations, excluding sales                   (938,931)    (920,463)    (2,182,716)   (1,841,126)      (597,928)
Proceeds from sale of premises and equipment                  717        2,014          3,504        17,111        176,513
Purchases of premises and equipment                       (29,683)     (19,350)       (59,786)      (58,128)      (156,142)
Proceeds from sales of other real estate                    8,271        6,461         13,766        12,570         13,856
Purchase of bank owned life insurance                         ---          ---            ---           ---       (300,000)
Net cash received in purchase acquisitions                    ---       14,147         14,147         2,090        418,173
Proceeds from sale of Huntington Preferred Capital
   Holdings, Inc. and Huntington Preferred Capital,
   Inc. common stock to parent company                     15,087          ---        ---               ---          ---
                                                      ------------ ------------- -------------- ------------- --------------
         NET CASH PROVIDED BY (USED FOR) INVESTING        318,651    1,009,027      1,258,913    (1,362,387)       713,336
             ACTIVITIES                               ------------ ------------- -------------- ------------- --------------



FINANCING ACTIVITIES
Decrease in total deposits                               (914,855)    (506,173)      (292,512)      (13,647)      (633,688)
   Increase (decrease) in Federal funds purchased and
   securities sold under agreements to repurchase         706,991     (438,481)      (208,912)     (380,503)      (576,829)
Proceeds from issuance of long-term debt                      ---      150,000        150,000           ---        300,000
Payment and maturity of long-term debt                     (8,000)    (100,000)      (100,000)          ---            ---
Proceeds from issuance of medium-term notes
   and other borrowed money                               379,205      250,750        580,000     2,509,765      1,398,980
Payment and maturity of medium-term notes and
   other borrowed money                                  (850,000)    (590,000)    (1,411,013)   (1,557,750)    (1,462,891)
Dividends paid on common stock to parent company          (78,996)    (109,287)      (222,567)     (190,255)      (186,479)
                                                      ------------ ------------- -------------- ------------- --------------
         NET CASH (USED FOR) PROVIDED BY
           FINANCING ACTIVITIES                          (765,655)  (1,343,191)    (1,505,004)      367,610     (1,160,907)
                                                      -------------------------- -------------- ------------- --------------
         CHANGE IN CASH AND CASH EQUIVALENTS             (473,949)      24,560        199,665      (244,528)      (244,487)
         CASH AND CASH EQUIVALENTS AT
           BEGINNING OF PERIOD                          1,414,840    1,215,175      1,215,175     1,459,703      1,704,190
                                                      ------------ ------------- -------------- ------------- --------------
         CASH AND CASH EQUIVALENTS AT END OF PERIOD   $    940,891  $1,239,735    $ 1,414,840   $ 1,215,175   $  1,459,703
                                                      ========================== ============== ============= ==============

See notes to consolidated financial statements.



                                     BPF-26

                          THE HUNTINGTON NATIONAL BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1   SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS: The Huntington National Bank (and its subsidiaries are collectively referred to as `the Bank") is an interstate national banking association organized under the laws of the United States and headquartered in Columbus, Ohio. The Bank engages in full-service commercial and consumer banking, mortgage banking, lease financing, trust services, discount brokerage services, and the sale of other financial products and services offered through its over 500 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio, and West Virginia. In addition, international banking services are offered through the Bank's headquarters office, as well as through its Cayman Islands office and Hong Kong office. The Bank is a wholly owned subsidiary of Huntington Bancshares Incorporated (Huntington).
     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of the Bank and its subsidiaries and are presented in conformity with accounting principles generally accepted in the United States (GAAP). All significant intercompany accounts and transactions have been eliminated in consolidation. The unaudited interim financial statements reflect all adjustments, consisting of normal recurring accruals, which management of the Bank considers necessary for a fair presentation of the financial position and the results of operations for these periods.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

     Huntington owns all of the authorized, issued and outstanding common shares of the Bank and therefore per share information is not presented.

     SEGMENT RESULTS: Accounting policies for the lines of business are the same as those used in the preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each line of business.

     SECURITIES: Securities purchased with the intention of recognizing short-term profits are classified as trading account securities and reported at fair value. Unrealized gains or losses on trading securities are reported in earnings. Debt securities that the Bank has both the positive intent and ability to hold to maturity are classified as investment securities and are reported at amortized cost. Securities not classified as trading or investments are designated available for sale and reported at fair value. Unrealized gains or losses on securities available for sale are reported as a separate component of accumulated other comprehensive income in shareholder's equity. The amortized cost of specific securities sold is used to compute realized gains and losses.

     LOANS: Loans are reported net of unearned income at the principal amount outstanding. Interest income is primarily accrued based on unpaid principal balances as earned. Net direct loan origination costs/fees, when material, are deferred and amortized over the term of the loan as a yield adjustment.

     LEASES: Leases are stated at the sum of all minimum lease payments and estimated residual values less unearned income. Unearned income is recognized in interest income on a basis to achieve a constant periodic rate of return on the outstanding investment.

     NONACCRUAL LOANS: Commercial and real estate loans are placed on non-accrual status and stop accruing interest when collection of principal or interest is in doubt. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior year amounts generally charged off as a credit loss. Consumer loans are not placed on non-accrual status; rather they are charged off in accordance with regulatory statutes. The Bank uses the cost recovery method in accounting for cash received on non-accrual loans. Under this method, cash receipts are applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.

     ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses reflects management's judgment as to the level considered appropriate to absorb inherent losses in the loan portfolio. This judgment is based on a review of individual loans, historical loss experience, economic conditions, portfolio trends, and other factors. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

     The portion of the allowance for loan losses related to impaired loans (non-accruing and restructured credits, exclusive of smaller, homogeneous loans) is based on discounted cash flows using the loans initial effective interest rate or the fair value of the collateral for collateral-dependent loans.

     MORTGAGE BANKING ACTIVITIES: Mortgages held for sale are primarily composed of 1-to-4-family residential mortgage loans and are carried at the lower of cost or market as determined on an aggregate basis by type of loan. Market value is determined primarily by outstanding commitments from investors.


                                     BPF-27

                          THE HUNTINGTON NATIONAL BANK

     Capitalized mortgage servicing rights (MSRs) are evaluated for impairment based on the fair value of those rights, using a disaggregated approach. MSRs are amortized on an accelerated basis over the estimated period of net servicing revenue.
     OTHER REAL ESTATE: Other real estate acquired through partial or total satisfaction of loans, is included in other assets and carried at the lower of cost or fair value less estimated costs of disposition. At the date of acquisition, any losses are charged to the allowance for loan losses. Subsequent write-downs are included in non-interest expense. Realized losses from disposition of the property and declines in fair value that are considered permanent are charged to the reserve for other real estate, as applicable.

     PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives employed are on average 30 years for buildings, 10 to 20 years for building improvements, 10 years for land improvements, 3 to 7 years for equipment, and 10 years for furniture and fixtures.

     BUSINESS COMBINATIONS: Net assets of entities acquired, for which the purchase method of accounting was used by the Bank, were recorded at their estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired (goodwill) is being amortized over periods generally up to 25 years. Core deposits and other identifiable acquired intangible assets are amortized over their estimated useful lives. Management reviews goodwill and other intangible assets arising from business combinations for impairment whenever a significant event occurs that adversely affects operations or when changes in circumstances indicate that the carrying value may not be recoverable. Such reviews for impairment are measured using estimates of the discounted future earnings potential of the entity or assets acquired.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     The Bank will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. The majority of the Bank's goodwill and other intangible assets relate to its operations located in Florida. In July 2001, Huntington announced that it expects to sell its Florida operations before the end of 2001. The application of the nonamortization provisions of the Statement to the goodwill not impacted by the sale is expected to result in an increase in net income of $8.9 Million per year. During 2002, the bank will perform the first of the required impairment tests of the remaining goodwill as of January 1, 2002 and has not yet determined what the effect of these tests will be on the bank's earnings and financial position.

     STATEMENT OF CASH FLOWS: Cash and cash equivalents are defined as "Cash and due from banks" and "Federal funds sold and securities purchased under resale agreements." Interest payments made by the Bank were $1.2 billion, $971 million, and $937 million in 2000, 1999, and 1998, respectively. Federal income tax payments were $10.6 million in 2000, $181.5 million in 1999, and $68.6 million in 1998.

     ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES: Statement of Financial Accounting Standard No. 140 (SFAS No. 140), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in September 2000 and replaced Statement of Financial Accounting Standard No. 125 (SFAS No. 125). While not changing most of the guidance originally issued in SFAS No. 125, guidance in SFAS No. 140 revised the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures related to transferred assets.

     Certain provisions of the new standard, which became effective for the Bank for 2000 year-end reporting, related to the recognition, reclassification, and disclosure of collateral, as well as the disclosure of securitization transactions. Other provisions, which became effective for transactions occurring after March 31, 2001, related to the transfer and servicing of financial assets and extinguishments of liabilities. Based on current circumstances, management believes the application of the new rules DO not have a material impact on the Bank's financial position, results of operations, or liquidity.




                                     BPF-28

                          THE HUNTINGTON NATIONAL BANK

NOTE 2      DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001. SFAS No. 133 requires that derivatives be recognized as either assets or liabilities in the balance sheet at their fair value. The accounting for gains or losses resulting from changes in fair value depends on the intended use of the derivative. For derivatives designated as hedges of changes in the fair value of recognized assets or liabilities, or unrecognized firm commitments, gains or losses on the derivative are recognized in earnings together with the offsetting losses or gains on the hedged items. This results in earnings only being impacted to the extent that the hedge is ineffective in achieving offsetting changes in fair value. For derivatives used to hedge changes in cash flows associated with forecasted transactions, gains or losses on the effective portion of the derivatives are deferred, and reported as accumulated other comprehensive income ("AOCI"), a component of shareholders' equity, until the period in which the hedged transactions affect earnings. Changes in the fair value of derivative instruments not designated as hedges are recognized in earnings.

         The Bank uses derivative instruments to assist in the management of its interest rate risk. Active interest rate risk management necessitates the use of various types of off-balance sheet financial instruments, primarily interest rate swaps. Risk that is created by different indices on products, by unequal terms to maturity of assets and liabilities, and by products that are appealing to customers but incompatible with current risk limits can be eliminated or decreased in a cost efficient manner by utilizing interest rate swaps. Often, the swap strategy has enabled the Bank to lower the overall cost of raising wholesale funds. Similarly, financial futures, interest rate caps and floors, options, and forward rate agreements are used to control financial risk effectively. Off-balance sheet instruments are often preferable to similar cash instruments because, though performing identically, they require less capital while preserving access to the marketplace.

     FAIR VALUE HEDGES: These derivative instruments consist generally of interest rate swaps. The interest rate swaps effectively modify the Bank's exposure to interest rate risk by converting fixed liabilities, primarily time deposits, medium-term notes, and long-term debt, to a floating rate. These interest rate swaps involve the receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the agreements without an exchange of the underlying notional amounts.

     As the changes in fair value of the hedged items substantially offset the changes in fair value of the derivatives, no material impact to earnings was recognized at the time of adoption of SFAS No. 133 or for the six months ended June 30, 2001.

     CASH FLOW HEDGES: These derivative instruments also consist primarily of interest rate swaps. The swaps were entered into to reduce the impact of interest rate changes on future net interest income. The swaps generally convert floating rate medium-term notes and loans to a fixed rate basis with maturities up to May 2004.

     Upon the adoption of SFAS No. 133, the Bank recorded a reduction in AOCI of $9.1 million. For the six months ended June 30, 2001, the Bank recorded an increase in AOCI of $5.4 million (unaudited). During the next twelve months, the Bank expects to reclassify $9.8 million of net losses on derivative instruments from AOCI to earnings due to the payment of variable interest payments on floating rate medium term notes and the receipt of variable interest payments on floating rate loans.



                                     BPF-29

                          THE HUNTINGTON NATIONAL BANK

NOTE 3          SECURITIES

     Amortized cost, unrealized gains and losses, and fair values of securities available for sale as of December 31, 2000 and 1999, were:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                           UNREALIZED
                                                             ---------------------------------------------------------------------
                                                                 AMORTIZED           GROSS            GROSS             FAIR
(in thousands of dollars)                                           COST             GAINS            LOSSES           VALUE
----------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000
U.S. Treasury                                                    $       --      $       --      $       --      $       --
Federal Agencies
    Mortgage-backed securities                                      1,535,440           7,072          13,811       1,528,701
    Other agencies                                                  1,759,362           1,046          21,960       1,738,448
                                                                 ------------    ------------    ------------    ------------
    Total U.S. Treasury and Federal Agencies                        3,294,802           8,118          35,771       3,267,149
Other Securities                                                      744,594           3,137          18,031         729,700
                                                                 ------------    ------------    ------------    ------------

    Total securities available for sale                          $  4,039,396    $     11,255    $     53,802    $  3,996,849
                                                                 ============    ============    ============    ============

AT DECEMBER 31, 1999
U.S. Treasury                                                    $    519,020    $       --      $     29,611    $    489,409
Federal Agencies
    Mortgage-backed securities                                      1,664,445            --            64,081       1,600,364
    Other agencies                                                  2,154,062              27          88,493       2,065,596
                                                                 ------------    ------------    ------------    ------------
    Total U.S. Treasury and Federal Agencies                        4,337,527              27         182,185       4,155,369
Other Securities                                                      625,137            --            19,269         605,868
                                                                 ------------    ------------    ------------    ------------

    Total securities available for sale                          $  4,962,664    $         27    $    201,454    $  4,761,237
                                                                 ============    ============    ============    ============

Contractual maturities of securities available for sale as of December 31, 2000 and 1999, were:

-------------------------------------------------------------------------------------------------------------------------------
                                                                      2000                                    1999
-------------------------------------------------------------------------------------------------------------------------------
                                                        Amortized             Fair               Amortized           Fair
(in thousands of dollars)                                 Cost               Value                 Cost              Value
-------------------------------------------------------------------------------------------------------------------------------

Under 1 year                                               $ 38,053            $ 37,953             $ 20,806          $ 20,833
1 - 5 years                                               1,240,380           1,229,993            1,089,737         1,057,462
6 - 10 years                                                249,053             245,775            1,117,257         1,054,570
Over 10 years                                             2,483,172           2,454,390            2,706,949         2,600,457
Federal Home Loan Bank and
   Federal Reserve Stock                                     28,738              28,738               27,915            27,915
                                                      --------------     ---------------       --------------    --------------
     Total                                               $4,039,396          $3,996,849          $ 4,962,664       $ 4,761,237
                                                      ==============     ===============       ==============    ==============

     Gross gains from sales of securities of $4.2 million, $6.4 million, and $33.7 million were realized in 2000, 1999, and 1998, respectively. Gross losses totaled $19.2 million in 2000, $24.0 million in 1999, and $5.1 million in 1998.

  Amortized cost, unrealized gains and losses, and fair values of investment securities as of December 31, 2000 and 1999, were:



                                     BPF-30

                          THE HUNTINGTON NATIONAL BANK


----------------------------------------------------------------------------------------------------------------------
                                                                              Unrealized
                                                                       ------------------------
                                                         Amortized        Gross          Gross           Fair
(in thousands of dollars)                                  Cost           Gains         Losses          Value
----------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000
U.S. Treasury and Federal Agencies                      $    --        $    --        $    --        $    --
States and political subdivisions                          16,336            140             62         16,414
                                                        ---------      ---------      ---------      ---------
    Total investment securities                         $  16,336      $     140      $      62      $  16,414
                                                        =========      =========      =========      =========

AT DECEMBER 31, 1999
U.S. Treasury and Federal Agencies                      $    --        $    --        $    --        $    --
States and political subdivisions                          18,765             78            181         18,662
                                                        ---------      ---------      ---------      ---------
    Total investment securities                         $  18,765      $      78      $     181      $  18,662
                                                        =========      =========      =========      =========



Amortized cost and fair values by contractual maturity at December 31, 2000 and 1999, were:


-----------------------------------------------------------------------------------------------------
                                                   2000                          1999
-----------------------------------------------------------------------------------------------------
                                   Amortized            Fair           Amortized           Fair
(in thousands of dollars)            Cost               Value            Cost              Value
-----------------------------------------------------------------------------------------------------

Under 1 year                          $  3,139         $  3,115         $  2,410         $  2,389
1 - 5 years                             10,536           10,578           12,911           12,855
6 - 10 years                             2,193            2,234            2,872            2,859
Over 10 years                              468              487              572              559
                                      --------         --------         --------         --------
     Total                            $ 16,336         $ 16,414         $ 18,765         $ 18,662
                                      ========         ========         ========         ========

--------------------------------------------------------------------------------

NOTE 4    LOANS

     At June 30, 2001 and 2000, and December 31, 2000 and 1999, loans, net of unearned income, were comprised of the following:

----------------------------------------------------------------------------------------------------------------------------------
                                                                 JUNE 30,                                DECEMBER 31,
                                                 --------------------------------------      -------------------------------------
(in thousands of dollars)                               2001                2000                  2000              1999
----------------------------------------------------------------------------------------------------------------------------------
                                                        (UNAUDITED)        (UNAUDITED)

Commercial (unearned income $1,196;
     $1,958; $1,538; $2,550)                        $ 6,717,633            $ 6,531,365         $ 6,611,384      $ 6,287,871
Real estate
     Construction                                     1,326,781              1,269,853           1,310,472        1,234,046
     Commercial                                       2,300,438              2,182,603           2,249,313        2,147,508
Consumer
     Loans (unearned income $3,521;
       $4,933; $4,150; $5,975)                        6,664,654              6,210,847           6,367,752        6,777,681
     Leases (unearned income $520,564;                3,194,591              2,930,548           3,069,210        2,691,735
       $470,868; $515,445; $410,239)
     Residential Mortgage                               843,615              1,343,829             945,759        1,443,676
                                                    -----------            -----------         -----------      -----------
Total loans                                         $21,047,712            $20,469,045         $20,553,890      $20,582,517
                                                    ===========            ===========         ===========      ===========


     During the year ended December 31, 2000, the Bank securitized $780 million of residential mortgage loans. The Bank initially retained all of the resulting securities and accordingly, reclassified the securitized amount from loans to securities available for sale.



                                     BPF-31

                          THE HUNTINGTON NATIONAL BANK

     During 1999, the Bank sold its credit card portfolio of approximately $541 million in receivables, resulting in a net gain of $108.5 million. In 1998, the Bank exited its out-of-market credit card operations through the sale of approximately $90 million of credit card receivables, resulting in a $9.5 million net gain.

RELATED PARTY TRANSACTIONS
     The Bank has granted loans to Huntington's officers, directors, and their associates. Such loans were made in the ordinary course of business under normal credit terms, including interest rate and collateralization, and to not represent more than the normal risk of collection. These loans to related parties are summarized as follows:

-----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                              2000                   1999
-----------------------------------------------------------------------------------------------------------------------------

Balance, beginning of year                                                           $ 130,090             $ 132,169
     Loans made                                                                        418,088               166,064
     Repayments                                                                       (412,809)             (146,116)
     Changes due to status of executive officers and directors                          10,392               (22,027)
                                                                                     ---------             ---------
Balance, end of year                                                                 $ 145,761             $ 130,090
                                                                                     =========             =========



NOTE 5          LOAN SECURITIZATIONS

     During 2000, the Bank sold $1.7 billion of automobile loans in securitization transactions and recognized net gains of $4.9 million, which were included in the "other" component of non-interest income. As required by SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", gains and losses on loan securitizations are determined at the time of sale based on a present value calculation of expected future cash flows from the underlying loans net of interest payments to security holders. The calculation includes assumptions for market interest rates, loan losses, and prepayment rates. These net cash flows are recorded as a retained interest in securitized assets (retained interest) and included in securities available for sale. An asset is also established at the time of sale equal to the fair value of the servicing rights and recorded in other assets.

     At December 31, 2000, the fair values of the retained interest and the servicing asset related to automobile loan securitizations were $134.1 million and $22.7 million, respectively. Management periodically reviews the assumptions underlying these values. If these assumptions change, the related asset and income would be affected.

     The key assumptions used to measure the fair value of the retained interest at the time of securitization included: a monthly prepayment rate of 1.54%, a weighted average loan life of 24 months, expected annual credit losses of 0.92%, a discount rate of 10%, and a coupon rate on variable rate securities of 6.83%

     At December 31, 2000, the assumptions and the sensitivity of the current fair value of the retained interest to immediate 10% and 20% adverse changes in those assumptions were as follows:

---------------------------------------------------------------------------------------------------------
                                                                                  Decline in fair value
                                                                                           due to
                                                                                  -----------------------
                                                                                     10%          20%
                                                                                   adverse      adverse
(in millions of dollars)                                            Actual         change       change
----------------------------------------------------------------  -----------     ----------   ----------

Monthly prepayment rate                                              1.54%          $ 2.1        $ 4.2
Expected annual credit losses                                        0.92%            2.3          4.6
Discount rate                                                       10.00%            2.7          5.4
Interest rate on variable securities                                 5.78%            9.0         18.2


     Caution should be used when reading these sensitivities as a change in an individual assumption and its impact on fair value is shown independent of changes in other assumptions. Economic factors are dynamic and may counteract or magnify sensitivities.

     Quantitative information about delinquencies, net loan losses, and components of managed automobile loans follows:


                                     BPF-32

                          THE HUNTINGTON NATIONAL BANK


---------------------------------------------------------------------------------------------------


(in millions of dollars)                                                                   2000
---------------------------------------------------------------------------------------------------

   Loans held in portfolio                                                                 $ 2,508
   Loans securitized                                                                         1,371
                                                                                        -----------
      Total managed loans                                                                  $ 3,879
                                                                                        ===========

Net loan losses as a % of average managed loans                                              0.97%

Delinquencies (30 days or more) as a percent of year-end managed loans                       3.64%




NOTE 6       ALLOWANCE FOR LOAN LOSSES

     A summary of the transactions in the allowance for loan losses and details regarding impaired loans follows for the three years ended December 31:

-----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                           2000                   1999                 1998
-----------------------------------------------------------------------------------------------------------------------------

BALANCE, BEGINNING OF YEAR                                     $   298,965            $   288,315          $   257,012
Allowance of assets acquired                                         7,900                  2,543               22,042
Loan losses                                                       (110,845)              (112,283)            (120,439)
Recoveries of loans previously charged off                          27,756                 32,196               31,091
Allowance of securitized loans                                     (16,719)                  --                   --
Provision for loan losses                                           90,118                 88,194               98,609
                                                               -----------            -----------          -----------
BALANCE, END OF YEAR                                           $   297,175            $   298,965          $   288,315
                                                               ===========            ===========          ===========

RECORDED BALANCE OF IMPAIRED LOANS,
   AT END OF YEAR (1):
   With related allowance for loan losses                      $    51,693            $     8,897          $    13,277
   With no related allowance for loan losses                         5,261                 30,594               18,340
                                                               -----------            -----------          -----------
      Total                                                    $    56,954            $    39,491          $    31,617
                                                               ===========            ===========          ===========

AVERAGE BALANCE OF IMPAIRED LOANS
   FOR THE YEAR (1)                                            $    33,705            $    30,663          $    32,547
                                                               ===========            ===========          ===========

ALLOWANCE FOR LOAN LOSS RELATED TO
   IMPAIRED LOANS (1)                                          $    12,944            $     4,523          $     4,459
                                                               ===========            ===========          ===========


(1) Includes impaired loans with outstanding balances of greater than $500,000.




                                     BPF-33

                          THE HUNTINGTON NATIONAL BANK

NOTE 7          PREMISES AND EQUIPMENT

     At December 31, 2000 and 1999, premises and equipment stated at cost were comprised of the following:

--------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                   2000                     1999
--------------------------------------------------------------------------------------------------------------
Land and land improvements                                             $   77,710               $   73,989
Buildings                                                                 267,487                  255,590
Leasehold improvements                                                    114,385                  104,624
Equipment                                                                 462,504                  426,263
                                                                       ----------               ----------
    Total premises and equipment                                          922,086                  860,466
Less accumulated depreciation and amortization                            473,864                  423,865
                                                                       ----------               ----------
Net premises and equipment                                             $  448,222               $  436,601
                                                                       ==========               ==========

Depreciation and amortization charged to expense and rental income credited to occupancy expense were:

-------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                    2000            1999          1998
-------------------------------------------------------------------------------------------------------------
Total depreciation and amortization of
   premises and equipment                                 $  49,013       $ 42,674       $ 41,399
                                                          =========       ========       ========

Rental income credited to occupancy expense               $  16,030       $ 12,896       $ 13,133
                                                          =========       ========       ========


     In 1998, the Bank entered into a sale/leaseback arrangement that included the sale of 59 properties with a book value approximating $110 million. This arrangement included a mix of branch bank regional offices, and operations facilities, each of which is being leased back to the Bank. The proceeds of $174.1 million received from the transaction were used to reduce short-term debt. The resulting deferred gain is being amortized as a reduction of occupancy expense over the lease term.



NOTE 8          SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Information concerning securities sold under agreements to repurchase is summarized as follows:


-----------------------------------------------------------------------------------------------------
(in thousands of dollars)                                            2000                 1999
-----------------------------------------------------------------------------------------------------

Average balance during the period                                    $1,200,077          $ 1,405,305
Average interest rate during the period                                   5.34%                4.09%
Maximum month-end balance during the period                          $1,328,677          $ 1,683,386


     Securities pledged to secure public or trust deposits, repurchase agreements, and for other purposes were $3.0 billion and $3.3 billion at December 31, 2000 and 1999, respectively.





                                     BPF-34

                          THE HUNTINGTON NATIONAL BANK

NOTE 9        OTHER BORROWED MONEY, SUBORDINATED NOTES AND OTHER LONG-TERM DEBT

     The Banks' debt at December 31, 2000 and 1999, net of unamortized discount, consisted of the following:

---------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                                 2000                    1999
---------------------------------------------------------------------------------------------------------------------------

Medium Term Notes (maturing through 2005)                                            $  2,442,150             $  3,254,150

Term Federal Funds                                                                        150,000                  190,000

Subordinated notes
     7 5/8 % due 2003                                                                     149,860                  149,792

     6 3/4% due 2003                                                                       99,919                   99,886

     6 3/4% due 2007                                                                       50,000                  150,000

     5 3/4% due 2008                                                                       70,000                   70,000

     7 1/4% due 2009                                                                      110,000                  110,000

     Floating rate due 2008                                                               100,000                  100,000

     8% due 2010                                                                          147,981                     --

     6 3/5% due 2018                                                                      198,455                  198,366
                                                                                     ------------             ------------
       Total subordinated notes                                                           926,215                  878,044
                                                                                     ------------             ------------

Demand notes issued to the U.S. Treasury                                                   24,484                   25,000
Federal Home Loan Bank notes                                                               25,000                     --
Other                                                                                      42,916                   21,413
                                                                                     ------------             ------------
TOTAL OTHER BORROWED MONEY, SUBORDINATED NOTES AND
   OTHER LONG-TERM DEBT                                                              $  3,610,765             $  4,368,607
                                                                                     ============             ============

     The bank's floating rate subordinated notes were issued in 1998 and are based on three-month LIBOR. At December 31, 2000, these notes carried an interest rate of 7.17%. The subordinated notes due in 2007 through 2009 are payable to the Bank's parent company.

     Term Federal Funds at December 31, 2000 carried a weighted average interest rate of 6.22% and mature in the second quarter of 2001. Long-term advances from the Federal Home Loan Bank are at fixed interest rates ranging from 5.76% to 6.71% and have maturities ranging from 2001 to 2004. The weighted average interest rate of these advances at December 31, 2000, was 6.22%. Advances from the Federal Home Loan Bank are collateralized by qualifying securities.

     The majority of the Bank's fixed-rate debt has been effectively converted to variable-rate debt with the use of off-balance sheet derivatives, principally through interest rate swaps. As a result, the weighted average interest-rate swap adjusted rate for Medium-term notes at December 31, 2000, and 1999, was 6.68% and 5.84%, respectively. Based on face value, the weighted average interest rate swap adjusted rate for subordinated notes was 6.92% at December 31, 2000, and 6.44% at the end of 1999.

     The terms of the Bank's medium and long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2000, the Bank was in compliance with all such covenants.

     Medium- and long-term debt maturities for the next five years are as follows: $1.3 billion in 2001; $536 million in 2002; $500 million in 2003; $133 million in 2004; $285 million in 2005; and $680 million thereafter.





                                     BPF-35

                          THE HUNTINGTON NATIONAL BANK

NOTE 10           BENEFIT PLANS

     Huntington sponsors a non-contributory defined benefit pension plan covering substantially all employees, including employees of the Bank. The plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount which is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. Plan assets, held in trust, primarily consist of mutual funds.

     Huntington's unfunded defined benefit post-retirement plan provides certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of service. For any employee retiring on or after January 1, 1993, post-retirement healthcare and life insurance benefits are based upon the employee's number of months of service and are limited to the actual cost of coverage. Huntington's benefit obligation for pension benefits and post-retirement benefits are indicative of the Bank's as of the measurement dates presented. The following table reconciles the funded status of the pension plan and the post-retirement benefit plan at the applicable September 30 measurement dates with the amounts recognized in Huntington's consolidated balance sheet at December 31:


----------------------------------------------------------------------------------------------------------------------------
                                                                              Pension                       Post-Retirement
                                                                              Benefits                          Benefits
----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                               2000            1999             2000           1999
----------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation at
     beginning of measurement year                                $    210,894    $    198,541    $     48,414    $     46,451
Changes due to:
     Service cost                                                       10,241          11,081           1,544           1,494
     Interest cost                                                      15,509          13,622           3,506           3,249
     Benefits paid                                                     (15,959)        (18,227)         (2,904)         (3,130)
     Plan amendments                                                      --            12,049            --              (549)
     Actuarial assumptions                                             (10,731)         (6,172)         (5,654)            899
                                                                  ------------    ------------    ------------    ------------
        Total changes                                                     (940)         12,353          (3,508)          1,963
                                                                  ------------    ------------    ------------    ------------
Projected benefit obligation at end of measurement year                209,954         210,894          44,906          48,414
                                                                  ------------    ------------    ------------    ------------

Fair value of plan assets at beginning
     of measurement year                                               177,694         179,727            --              --
Changes due to:
     Actual return on plan assets                                        5,201          16,194            --              --
     Employer contribution                                              40,000            --              --              --
     Benefits paid                                                     (15,959)        (18,227)           --              --
                                                                  ------------    ------------    ------------    ------------
        Total changes                                                   29,242          (2,033)           --              --
                                                                  ------------    ------------    ------------    ------------
Fair value of plan assets at end of measurement year                   206,936         177,694            --              --
                                                                  ------------    ------------    ------------    ------------
Projected benefit obligation greater
     than plan assets                                                   (3,018)        (33,200)        (44,906)        (48,414)
Unrecognized net actuarial (gain) loss                                     879          (1,978)         (6,168)           (575)
Unrecognized prior service cost                                            114            (204)          7,143           7,836
Unrecognized transition (asset) liability,
     net of amortization                                                  (831)         (1,156)         15,129          16,390
                                                                  ------------    ------------    ------------    ------------
Accrued liability at measurement date                                   (2,856)        (36,538)        (28,802)        (24,763)
Fourth quarter contribution                                               --            40,000            --              --
                                                                  ------------    ------------    ------------    ------------

Prepaid (accrued) liability at end of year                        $     (2,856)   $      3,462    $    (28,802)   $    (24,763)
                                                                  ============    ============    ============    ============

Weighted-average assumptions at September 30:
   Discount rate                                                          7.75%           7.50%           7.75%           7.50%
   Expected return on plan assets                                         9.25%           9.25%            N/A             N/A
   Rate of compensation increase                                          5.00%           5.00%            N/A             N/A

                                     BPF-36

                          THE HUNTINGTON NATIONAL BANK

The following table shows the components of pension cost recognized in the most recent three years:

------------------------------------------------------------------------------------------------------------------------------------
                                                             Pension Benefits                      Post-Retirement Benefits
                                               ----------------------------------------    ----------------------------------------
(in thousands of dollars)                         2000          1999          1998           2000           1999          1998
------------------------------------------------------------------------------------------------------------------------------------

Service cost                                  $ 10,241       $ 11,081       $ 11,979       $  1,544      $  1,494      $  1,410
Interest cost                                   15,509         13,622         12,897          3,506         3,249         3,080
Expected return on plan assets                 (18,947)       (16,906)       (16,447)          --            --            --
Amortization of transition asset                  (325)          (389)          (442)         1,261         1,261         1,261
Amortization of prior service cost                (318)        (1,326)        (1,326)           693           694           670
Recognized net actuarial gain                      158         (1,336)        (2,669)          --            --             (52)
                                              --------       --------       --------       --------      --------      --------

Benefit cost                                  $  6,318       $  4,746       $  3,992       $  7,004      $  6,698      $  6,369
                                              ========       ========       ========       ========      ========      ========



     The 2001 health care cost trend rate was projected to be 7.00% for pre-65 participants and 6.50% for post-65 participants compared with estimates of 7.75% and 7.00% in 2000. These rates are assumed to decrease gradually until they reach 4.75% in the year 2006 and remain at that level thereafter.

     The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage point increase would increase service and interest costs and the post-retirement benefit obligation by $142,000 and $1.5 million, respectively. A one-percentage point decrease would reduce service and interest costs by $146,000 and the post-retirement benefit obligation by $1.4 million. The benefit cost to Huntington is representative of the cost to the Bank for all years presented.

     Huntington also sponsors an unfunded Supplemental Executive Retirement Plan, a nonqualified plan that provides certain key officers of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2000 and 1999, Huntington's accrued pension liability for this plan totaled $12.9 million and $10.7 million, respectively. The Bank's share of the pension expense for the plan was $1.0 million in 2000, $568,000 in 1999, and $753,000 million in 1998.

     Huntington has a defined contribution plan that is available to eligible employees. Matching contributions by Huntington equal 100% on the first 3% and 50% on the next 2% of participant elective deferrals. The Bank's cost of providing this plan was $7.5 million in 2000, $7.0 million in 1999, and $7.8 million in 1998.


--------------------------------------------------------------------------------


NOTE 11        STOCK-BASED COMPENSATION

     Huntington sponsors nonqualified and incentive stock option plans covering key employees, including those of the Bank. Approximately 23.9 million shares have been authorized under the plans, 3.7 million of which were available at December 31, 2000 for future grants. All options granted have a maximum term of ten years. Options that were granted in the most recent three years vest ratably over three years while those granted in 1994 through 1997 vest ratably over four years. All grants preceding 1994 became fully exercisable after one year.

     The fair value of the options granted, as presented below, was estimated at the date of grant using a Black-Scholes option-pricing model. The weighted average expected option life of six years was used in all periods presented. The other weighted-average assumptions used were:

                                                        2000         1999          1998
                                                        ----         ----          ----

Risk-free rate                                          6.14%        5.60%         5.28%
Dividend Yield                                          4.37%        2.63%         2.59%
Volatility factors of the expected market
   price of Huntington's common stock                   45.1%        39.7%         26.2%



                               BPF-37

                          THE HUNTINGTON NATIONAL BANK

     Huntington's stock option activity and related information for the three years ended December 31 is summarized below:


-------------------------------------------------------------------------------------------------------------------------
                                                      2000                    1999                       1998
-------------------------------------------------------------------------------------------------------------------------
                                                            Weighted-                Weighted-                 Weighted-
                                                            Average                  Average                     Average
                                              Options      Exercise    Options      Exercise    Options         Exercise
                                             (in 000's)       Price   (in 000's)       Price   (in 000's)          Price
-------------------------------------------------------------------------------------------------------------------------

Outstanding at beginning of year                 7,719       $20.07        6,245      $16.36        6,555        $ 12.63

Granted /Acquired                                2,526        16.10        2,356       27.66        1,505          25.55
Exercised                                         (298)        8.15         (612)       9.56       (1,547)          9.03
Forfeited/Expired                                 (465)       22.69         (270)      24.35         (268)         18.86
                                             ----------               -----------              -----------

Outstanding at end of year                       9,482       $19.26        7,719      $20.07        6,245        $ 16.36
                                             ==========               ===========              ===========

Exercisable at end of year                       5,399       $18.18        4,331      $15.35        3,848        $ 12.89
                                             ==========               ===========              ===========

Weighted-average fair value of
   options granted during the year                           $ 5.58                   $10.20                     $ 7.10




Additional information regarding options outstanding as of December 31, 2000, is as follows:

--------------------------------------------------------------------------------------------------------------------
                                                          Options Outstanding                 Exercisable Options
                                                --------------------------------------    --------------------------
                                                                Weighted-
                                                                  Average   Weighted-                     Weighted-
                                                                Remaining     Average                       Average
Range of                                            Shares    Contractual    Exercise         Shares       Exercise
Exercise Price                                   (in 000's)   Life (Years)      Price      (in 000's)         Price
--------------------------------------------------------------------------------------------------------------------
$4.17 to $10.50                                        749            1.4      $ 7.71            749         $ 7.71
$10.51 to $16.50                                     3,082            6.4       14.09          1,915          13.26
$16.51 to $22.50                                     2,073            8.2       18.13            758          19.35
$22.51 to $28.35                                     3,578            8.0       26.78          1,977          26.47
                                                -----------                               -----------

Total                                                9,482            7.0     $ 19.26          5,399        $ 18.18
                                                ===========                               ===========




     Huntington has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123 (FAS
123), "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Huntington's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     As permissible under FAS 123, the Bank is presenting the following pro forma disclosures for net income as if the fair value method of accounting had been applied in measuring compensation costs for stock options. The Black-Scholes option pricing model assumes that the estimated fair value of the options is amortized over the options' vesting periods and the compensation costs would be included in personnel expense on the income statement. Pro forma net income was $279.4 million for 2000; $396.3 million for 1999; and $285.2 million for 1998.

--------------------------------------------------------------------------------


                                     BPF-38

                          THE HUNTINGTON NATIONAL BANK

NOTE 12           INCOME TAXES

     The Bank is included in the consolidated federal income tax return of Huntington. Under the Bank's tax sharing agreement with Huntington, the Bank provides and remits income taxes to or receives an income tax benefit from Huntington. The following is a summary of the provision for income taxes:

----------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                               2000              1999              1998
----------------------------------------------------------------------------------------------------------------------

Current tax expense (benefit)                                          $ (121,047)        $ 112,663          $ 95,506

Deferred tax expense                                                      238,668            70,415            38,506
                                                                    --------------    --------------    --------------

PROVISION FOR INCOME TAXES                                               $117,621         $ 183,078         $ 134,012
                                                                    ==============    ==============    ==============


     A tax benefit associated with securities transactions included in the above amounts were $7.1 million in 2000 and $5.1 million in 1999, and tax expense of $10.0 million in 1998.

The following is a reconcilement of income tax expense to the amount computed at the statutory rate of 35%:

-----------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                  2000             1999             1998
-----------------------------------------------------------------------------------------------------------------------

Pre-tax income computed at the statutory rate                             $ 142,228        $ 205,117          $148,032
Increases (decreases):
   Tax-exempt interest income                                               (19,331)         (19,342)          (16,844)
   State income taxes                                                           302            1,438             2,191
   Other-net                                                                 (5,578)          (4,135)              633
                                                                       -------------    -------------    --------------
PROVISION FOR INCOME TAXES                                                $ 117,621        $ 183,078          $134,012
                                                                       =============    =============    ==============

The significant components of deferred tax assets and liabilities at December 31, 2000 and 1999, are as follows:

-----------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                  2000             1999
-----------------------------------------------------------------------------------------------------------------------

Deferred tax assets:
   Allowance for loan losses                                              $ 100,209         $ 96,296
   Unrealized losses on securities available for sale                        14,809           70,111
   Other                                                                     35,135           33,432
                                                                       -------------    -------------
     Total deferred tax assets                                              150,153          199,839
                                                                       -------------    -------------

Deferred tax liabilities:
   Lease financing                                                          512,548          336,617
   Undistributed income of subsidiary                                        70,766              ---
   Mortgage servicing rights                                                 10,525           18,437
   Other                                                                     29,001           23,502
                                                                       -------------    -------------
     Total deferred tax liabilities                                         622,840          378,556
                                                                       -------------    -------------

Net deferred tax liability                                                $ 472,687        $ 178,717
                                                                       =============    =============



                                     BPF-39

                          THE HUNTINGTON NATIONAL BANK

NOTE 13           COMMITMENTS AND CONTINGENT LIABILITIES



LITIGATION
     In the ordinary course of business, there are various legal proceedings pending against the Bank and its subsidiaries. In the opinion of management, the aggregate liabilities, if any, arising from such proceedings are not expected to have a material adverse effect on the Bank's consolidated financial position.


OPERATING LEASES
     At December 31, 2000, the Bank and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices.

     The following summary reflects the future minimum rental payments, by year, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2000.

-------------------------------------------------------------
Year                               (in thousands of dollars)
-------------------------------------------------------------

2001                                        $ 46,856
2002                                          44,897
2003                                          41,126
2004                                          38,480
2005                                          35,083
2006 and thereafter                          339,568
                                        -------------

Total                                      $ 546,010
                                        =============


Total minimum lease payments have not been reduced by minimum sublease rentals of $84.0 million due in the future under noncancelable subleases. The rental expense for all operating leases was $49.6 million for 2000 compared with $39.1 million for 1999 and $31.0 million in 1998.


--------------------------------------------------------------------------------


NOTE 14           MERGERS AND ACQUISITIONS

     On June 23, 2000, the Bank acquired The Empire National Bank of Traverse City (Empire), headquartered in Traverse City, Michigan, as part of the acquisition by Huntington of Empire Banc Corporation, a $506 million one-bank holding company. The Bank's parent company reissued approximately 6.5 million shares of common stock, all of which were purchased on the open market during the first quarter 2000, in exchange for all of the common stock of Empire Banc Corporation. The Bank's total loans and deposits increased $395 million and $435 million, respectively, at the date of the merger. The transaction was accounted for as a purchase; accordingly, the results of Empire have been included in the Bank's consolidated financial statements from the respective dates of acquisition. Goodwill, which represents the excess of the cost of an acquisition over the fair value of the assets acquired, was $105 million.

--------------------------------------------------------------------------------


NOTE 15           REGULATORY MATTERS

     The Bank and its subsidiaries are subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain non-interest bearing cash balances with the Federal Reserve Bank. During 2000 and 1999, the average balance of these deposits were $412.0 million and $393.8 million, respectively.

     Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and non-bank subsidiaries. At December 31, 2000, the Bank could lend $285.8 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.



                                     BPF-40

                          THE HUNTINGTON NATIONAL BANK

     Dividends from the Bank are one of the major sources of funds for Huntington. These funds aid Huntington in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to Huntington is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. The Bank could, without regulatory approval, declare dividends in 2001 of approximately $278.9 million plus an additional amount equal to its net income through the date of declaration in 2001.

     The Bank is also subject to various regulatory capital requirements administered by federal and state banking agencies. These requirements involve qualitative judgments and quantitative measures of assets, liabilities, capital amounts, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material effect on the Bank's financial statements. Applicable capital adequacy guidelines require minimum ratios of 4.00% for Tier 1 Risk-based Capital, 8.00% for Total Risk-based Capital, and 4.00% for Tier 1 Leverage. To be considered well capitalized under the regulatory framework for prompt corrective action, the ratios must be at least 6.00%, 10.00% and 5.00% respectively.

     As of December 31, 2000 and 1999, the Bank met all capital adequacy requirements. In addition, the Bank had regulatory capital ratios in excess of the levels established for well-capitalized institutions. The capital ratios of the Bank as well as a comparison of the period-end capital balances with the related amounts established by the regulatory agencies are presented in the table below.

-------------------------------------------------------------------------------------------------------------------------
                                                                                                       FOR CAPITAL
                                        ACTUAL                         WELL CAPITALIZED             ADEQUACY PURPOSES
-------------------------------------------------------------------------------------------------------------------------
(in millions of dollars)                 2000          1999            2000         1999            2000         1999
-------------------------------------------------------------------------------------------------------------------------

Capital Amount:
   Tier 1                                $ 1,781       $ 1,654         $ 1,618      $ 1,514         $ 1,079      $ 1,009
   Total Risk-Based                        2,858         2,733           2,697        2,523           2,158        2,018
   Tier 1 Leverage                         1,781         1,654           1,385        1,409           1,108        1,127

Ratios:
   Tier 1                                  6.60%         6.56%           6.00%        6.00%           4.00%        4.00%
   Total Risk-Based                       10.60%        10.83%          10.00%       10.00%           8.00%        8.00%
   Tier 1 Leverage                         6.43%         5.87%           5.00%        5.00%           4.00%        4.00%




--------------------------------------------------------------------------------





                                     BPF-41

                          THE HUNTINGTON NATIONAL BANK

NOTE 16           COMPREHENSIVE INCOME

     The components of Other Comprehensive Income were as follows in each of the three years ended December 31:

-------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                               2000            1999             1998
-------------------------------------------------------------------------------------------------------------------------

Unrealized holding gains (losses) arising during the period:
     Unrealized net gains (losses)                                     $ 172,974       $ (220,446)      $ (13,626)
     Related tax (expense) benefit                                       (60,541)          77,156           4,769
                                                                    -------------   --------------    ------------
        Net                                                              112,433         (143,290)         (8,857)
                                                                    -------------   --------------    ------------

Less: Reclassification adjustment for net (losses) gains realized during the period:
     Realized net (losses) gains                                         (14,971)         (17,608)         28,650
     Related tax benefit (expense)                                         5,240            6,163         (10,028)
                                                                    -------------   --------------    ------------
        Net                                                               (9,731)         (11,445)         18,622
                                                                    -------------   --------------    ------------

Total Other Comprehensive Income (Loss)                                $ 102,702       $ (154,735)        $ 9,765
                                                                    =============   ==============    ============



NOTE 17           SEGMENT REPORTING

     The Bank views its operations as five distinct segments. Retail Banking, Corporate Banking, Dealer Sales, and the Private Financial Group are the company's major business lines. The fifth segment includes the Bank's Treasury function and other unallocated assets, liabilities, revenue, and expense. Line of business results are determined based upon Huntington's business profitability reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Bank's organizational and management structure and accordingly, the results are not necessarily comparable with similar information published by other financial institutions. Listed below is certain financial information regarding the Bank's first HALF results for 2001 and 2000, and annual results for 2000, 1999, and 1998, which is largely consistent with Huntington's results, by line of business. For a detailed description of the individual segments, refer to the Bank's Management's Discussion and Analysis.



                                     BPF-42

                          THE HUNTINGTON NATIONAL BANK


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         Private
INCOME STATEMENT                            Retail         Corporate        Dealer      Financial       Treasury/
(in thousands of dollars)                   Banking         Banking          Sales        Group           Other        Consolidated
------------------------------------------------------------------------------------------------------------------------------------

FIRST HALF 2001 (UNAUDITED)
Net Interest Income (FTE)                  $ 261,798       $ 138,116      $ 112,739      $  18,646       $ (35,975)       $ 495,324
Provision for Loan Losses                     20,524          32,832         97,069            129            --            150,554
Non-Interest income                          149,864          25,138          9,571         21,152          20,514          226,239
Non-Interest expense                         293,966          61,643         62,393         36,874           8,215          463,091
Income Taxes/FTE Adjustment                   34,011          24,073        (13,003)           978         (20,594)          25,465
                                           ---------       ---------      ---------      ---------       ---------        ---------
Net income                                 $  63,161       $  44,706      $ (24,149)     $   1,817       $  (3,082)       $  82,453
                                           =========       =========      =========      =========       =========        =========


BALANCE SHEET (in millions of dollars)

Average Identifiable Assets                $   7,058       $   7,431      $   7,217      $     675       $   5,817        $  28,198
Average Deposits                           $  15,891       $   2,124      $      87      $     639       $     451        $  19,192


------------------------------------------------------------------------------------------------------------------------------------

FIRST HALF 2000 (UNAUDITED)
Net Interest Income (FTE)                  $ 259,599       $ 126,528      $  97,973      $  15,439       $ (20,227)       $ 479,312
Provision for Loan Losses                      8,351           6,453         15,452          1,031            --             31,287
Non-Interest income                          135,348          22,011         13,564         26,638         (19,456)         178,105
Non-Interest expense                         278,296          48,353         25,693         24,098           7,843          384,283
Income Taxes/FTE Adjustment                   37,905          32,807         24,637          5,932         (25,000)          76,281
                                           ---------       ---------      ---------      ---------       ---------        ---------
Net income                                 $  70,395       $  60,926      $  45,755      $  11,016       $ (22,526)       $ 165,566
                                           =========       =========      =========      =========       =========        =========


BALANCE SHEET (in millions of dollars)

Average Identifiable Assets                $   6,930       $   6,910      $   6,995      $     567       $   7,172        $  28,574
Average Deposits                           $  16,337       $   1,417      $      74      $     649       $   1,332        $  19,809







                                     BPF-43

                          THE HUNTINGTON NATIONAL BANK


--------------------------------------------------------------------------------------------------------------------------------
                                                                             Private
INCOME STATEMENT                                  Retail      Corporate      Dealer      Financial      Treasury/
(in thousands of dollars)                        Banking       Banking        Sales        Group          Other     Consolidated
--------------------------------------------------------------------------------------------------------------------------------

2000
Net Interest Income (FTE)                     $  537,386    $  261,839    $  193,466    $   29,645    $  (66,702)    $  955,634
Provision for Loan Losses                         26,006        13,971        49,078         1,063          --           90,118
Non-Interest income                              269,831        54,888        29,034        42,907         1,493        398,153
Non-Interest expense                             546,575       111,177       105,194        40,395        45,847        849,188
Income Taxes/FTE Adjustment                       70,039        57,186        17,791         9,281       (28,561)       125,736
                                              ----------    ----------    ----------    ----------    ----------     ----------
Net income                                    $  164,597    $  134,393    $   50,437    $   21,813    $  (82,495)    $  288,745
                                              ==========    ==========    ==========    ==========    ==========     ==========


BALANCE SHEET (in millions of dollars)

Average Identifiable Assets                   $    6,973    $    7,005    $    6,811    $      582    $    7,130     $   28,501
Average Deposits                              $   16,283    $    1,692    $       76    $      636    $    1,094     $   19,781


-------------------------------------------------------------------------------------------------------------------------------

1999
Net Interest Income (FTE)                     $  572,516    $  249,259    $  193,118    $   31,732    $    8,121     $1,054,746
Provision for Loan Losses                         37,766        10,135        38,995         1,298          --           88,194
Non-Interest income                              284,047        51,904         7,273        38,191       154,427        535,842
Non-Interest expense                             566,232        98,321       106,317        37,987        98,324        907,181
Income Taxes/FTE Adjustment                       81,783        62,401        16,526         9,921        21,612        192,243
                                              ----------    ----------    ----------    ----------    ----------     ----------
Net income                                    $  170,782    $  130,306    $   38,553    $   20,717    $   42,612     $  402,970
                                              ==========    ==========    ==========    ==========    ==========     ==========


BALANCE SHEET (in millions of dollars)

Average Identifiable Assets                   $    7,487    $    6,786    $    6,304    $      559    $    7,449     $   28,585
Average Deposits                              $   16,885    $    1,002    $       65    $      610    $      776     $   19,338


-------------------------------------------------------------------------------------------------------------------------------

1998
Net Interest Income (FTE)                     $  574,446    $  238,078    $  162,326    $   35,328    $  (11,701)    $  998,477
Provision for Loan Losses                         40,345        16,854        40,168         1,242          --           98,609
Non-Interest income                              268,931        63,756         5,722        37,066        33,906        409,381
Non-Interest expense                             544,287       112,821        48,021        50,561       120,545        876,235
Income Taxes/FTE Adjustment                       89,841        56,820        26,316         6,796       (35,696)       144,077
                                              ----------    ----------    ----------    ----------    ----------     ----------
Net income                                    $  168,904    $  115,339    $   53,543    $   13,795    $  (62,644)    $  288,937
                                              ==========    ==========    ==========    ==========    ==========     ==========


BALANCE SHEET (in millions of dollars)

Average Identifiable Assets                   $    9,153    $    5,932    $    5,325    $      614    $    5,673     $   26,697
Average Deposits                              $   16,501    $      947    $       63    $      561    $      657     $   18,729


Note: Fully tax equivalent basis (FTE) assumes a 35% tax rate.


                                     BPF-44

                          THE HUNTINGTON NATIONAL BANK

NOTE 18           QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2000 and 1999:

------------------------------------------------------------------------------------------------------------------

(in thousands of dollars)                                 1 Q             2 Q              3 Q            4 Q
------------------------------------------------------------------------------------------------------------------

2000
Interest income                                     $    513,100    $    516,213    $    532,680    $    534,063
Interest expense                                         272,120         282,013         294,804         299,600
                                                    ------------    ------------    ------------    ------------
Net interest income                                      240,980         234,200         237,876         234,463
                                                    ------------    ------------    ------------    ------------
Provision for loan losses                                 15,453          15,834          26,377          32,454
Securities (losses) gains                                 (7,736)        (13,834)          1,675           4,924
Non-interest income                                       97,596         102,079         100,756         112,693
Non-interest expense                                     196,311         187,972         201,346         213,559
Special charges (1)                                         --              --            50,000            --
                                                    ------------    ------------    ------------    ------------
Income before income taxes                               119,076         118,639          62,584         106,067
Provision for income taxes                                35,505          36,644          15,439          30,033
                                                    ------------    ------------    ------------    ------------
Net income                                          $     83,571    $     81,995    $     47,145    $     76,034
                                                    ============    ============    ============    ============


------------------------------------------------------------------------------------------------------------------

(in thousands of dollars)                                  1 Q             2 Q             3 Q            4 Q
------------------------------------------------------------------------------------------------------------------

1999
Interest income                                      $    494,340    $    496,050    $    514,268    $    512,941
Interest expense                                          233,562         234,750         244,913         258,793
                                                     ------------    ------------    ------------    ------------
Net interest income                                       260,778         261,300         269,355         254,148
                                                     ------------    ------------    ------------    ------------
Provision for loan losses                                  25,305          21,026          21,910          19,953
Securities gains                                            2,330         (21,055)            530             587
Gains on sale of credit card portfolios                      --              --              --           108,530
Non-interest income                                       105,227         113,056         114,797         111,840
Non-interest expense                                      198,859         199,013         205,398         207,120
Special charges (1)                                          --              --              --            96,791
                                                     ------------    ------------    ------------    ------------
Income before income taxes                                144,171         133,262         157,374         151,241
Provision for income taxes                                 47,046          42,943          51,063          42,026
                                                     ------------    ------------    ------------    ------------
Net income                                           $     97,125    $     90,319    $    106,311    $    109,215
                                                     ============    ============    ============    ============


(1) See discussion of special charges in Note 19.





                                     BPF-45

                          THE HUNTINGTON NATIONAL BANK

NOTE 19           NON-INTEREST INCOME AND EXPENSE

     A summary of the components in non-interest income follows for the three years ended December 31:

-------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                 2000            1999             1998
-------------------------------------------------------------------------------------------------------------------

Service charges on deposit accounts                                     $ 158,802        $157,612         $126,379
Income from fiduciary activities                                           53,613          52,030           50,754
Bank Owned Life Insurance income                                           39,544          37,560           28,712
Other                                                                     161,165         197,718          165,356
                                                                    --------------   -------------    -------------
 TOTAL NON-INTEREST INCOME BEFORE SECURITIES (LOSSES)
   GAINS AND CREDIT CARD PORTFOLIO SALE GAINS                             413,124         444,920          371,201
Securities (losses) gains                                                 (14,971)        (17,608)          28,650
Gains on sale of credit card portfolios                                       ---         108,530            9,530
                                                                    --------------   -------------    -------------
  TOTAL NON-INTEREST INCOME                                             $ 398,153        $535,842         $409,381
                                                                    ==============   =============    =============


     A summary of the components in non-interest expense follows for the three years ended December 31:



---------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                     2000                1999                1998
---------------------------------------------------------------------------------------------------------------------------------

Personnel and related costs                                                   $ 364,781            $ 385,489           $ 378,667
Expenses of premises and fixed assets                                           149,372              124,845             111,077
Amortization of intangible assets                                                35,742               34,354              23,562
Other                                                                           249,293              265,702             272,929
                                                                          --------------    -----------------    ----------------

  TOTAL NON-INTEREST EXPENSE BEFORE SPECIAL CHARGES                             799,188              810,390             786,235
Special charges                                                                  50,000               96,791              90,000
                                                                          --------------    -----------------    ----------------
  TOTAL NON-INTEREST EXPENSE                                                  $ 849,188            $ 907,181           $ 876,235
                                                                          ==============    =================    ================



SPECIAL CHARGES

     During the fourth quarter of 1999 and in the third quarter 2000, the Bank recorded special charges of $58.2 million and $50.0 million, respectively, to write-down residual values related to its $3.0 billion vehicle lease portfolio. Of this total, $71.4 million remained available at December 31, 2000, to cover estimated losses inherent in the portfolio.

     In addition to the lease charge in 1999, the Bank recorded $38.6 million of additional costs, which included $21 million related to the company's "Huntington 2000+" program and other one-time expenses, including amounts paid for management consulting and other professional services as well as $11 million for a special cash award to employees for achievement of the program goals for 1999. "Huntington 2000+" was a collaborative effort among all employees to evaluate processes and procedures and the way Huntington conducts its business with a mission of maximizing efficiency through all aspects of the organization.





                                     BPF-46

                          THE HUNTINGTON NATIONAL BANK

NOTE 20           FINANCIAL INSTRUMENTS

     The contract or notional amount of financial instruments with off-balance sheet risk and credit concentrations at December 31, 2000 and 1999, is presented below:

---------------------------------------------------------------------------------------------------------------------
(in millions of dollars)                                                                      2000           1999
---------------------------------------------------------------------------------------------------------------------

CONTRACT AMOUNT REPRESENTS CREDIT RISK
     Commitments to extend credit
        Commercial                                                                            $ 4,439         $3,746
        Consumer                                                                                2,923          2,498
        Commercial Real Estate                                                                    512            328
     Standby letters of credit                                                                    859            803
     Commercial letters of credit                                                                 197            169

NOTIONAL AMOUNT EXCEEDS CREDIT RISK
     Asset/liability management activities
        Interest rate swaps                                                                     7,234          6,077
        Interest rate options                                                                   3,535          2,097
        Interest rate forwards and futures                                                        284            212

     Trading activities
        Interest rate swaps                                                                       776            619
        Interest rate options                                                                     369            392


     Commitments to extend credit generally have short-term, fixed expiration dates, are variable rate, and contain clauses that permit the Bank to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer's credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable rate nature.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 58% of standby letters of credit are collateralized, and nearly 80% are expected to expire without being drawn upon.

     Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and have maturities of no longer than ninety days. The merchandise or cargo being traded normally secures these instruments.

     Interest rate swaps are agreements between two parties to exchange periodic interest payments that are calculated on a notional principal amount. The Bank enters into swaps to synthetically alter the repricing characteristics of designated earning assets and interest bearing liabilities and, on a much more limited basis, as an intermediary for customers. Because only interest payments are exchanged, cash requirements of swaps are significantly less than the notional amounts.

     Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate caps and floors are option-based contracts which entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose the Bank to market risk but not credit risk. Purchased options contain both credit and market risk. They are used to manage fluctuating interest rates as exposure to loss from interest rate contracts changes.

     Interest rate forwards and futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Forward contracts, used primarily by the Bank in connection with its mortgage banking activities, settle in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount.




                                     BPF-47

                          THE HUNTINGTON NATIONAL BANK

     In the normal course of business, the Bank is party to financial instruments with varying degrees of credit and market risk in excess of the amounts reflected as assets and liabilities in the consolidated balance sheet. Loan commitments and letters of credit are commonly used to meet the financing needs of customers, while interest rate swaps, options, futures, and forwards are an integral part of the Bank's asset/liability management activities. To a much lesser extent, various financial instrument agreements are entered into to assist customers in managing their exposure to interest rate fluctuations. These customer agreements, for which the Bank counters interest rate risk through offsetting third party contracts, are considered trading activities.

     The credit risk arising from loan commitments and letters of credit, represented by their contract amounts, is essentially the same as that involved in extending loans to customers, and both arrangements are subject to the Bank's standard credit policies and procedures. Collateral is obtained based on management's credit assessment of the customer and, for commercial transactions, may consist of accounts receivable, inventory, income-producing properties, and other assets. Residential properties are the principal form of collateral for consumer commitments.

     Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to the Bank, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. At December 31, 2000, the Bank's credit risk from these off-balance sheet arrangements, including trading activities, was approximately $84.3 million.



NOTE 21           FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair values of the Bank's financial instruments at December 31 are presented in the following table:



-----------------------------------------------------------------------------------------------------------------------------------
                                                                    AT DECEMBER 31, 2000                  AT DECEMBER 31, 1999
--------------------------------------------------------------------------------------------------------------------------------
                                                              CARRYING            FAIR              CARRYING             FAIR
(in thousands of dollars)                                      AMOUNT             VALUE              AMOUNT             VALUE
--------------------------------------------------------------------------------------------------------------------------------

FINANCIAL ASSETS:
     Cash and short-term assets                             $  1,416,297       $  1,416,297       $  1,216,868       $  1,216,868
     Trading account securities                                     --                 --                5,743              5,743
     Mortgages held for sale                                     155,104            155,104            141,723            141,723
     Securities                                                4,013,185          4,013,263          4,780,002          4,779,899
     Loans                                                    20,256,715         20,431,761         20,283,552         20,295,088
     Customers' acceptance liability                              17,366             17,366             17,167             17,167
     Interest rate contracts:
          Asset/liability management                               7,278             37,934             21,491             19,147
          Customer accommodation                                   6,171              6,171             12,950             12,950

FINANCIAL LIABILITIES:
     Deposits                                                 20,084,074         20,119,173         19,910,423         19,921,543
     Federal funds purchased and securities sold under
        agreements to repurchase                               1,672,480          1,672,480          1,871,392          1,871,392
     Bank acceptances outstanding                                 17,366             17,366             17,167             17,167
     Other borrowed money                                      2,684,550          2,708,767          3,490,563          3,510,083
     Subordinated notes and other long-term debt                 926,215            932,756            878,044            915,941
     Interest rate contracts:
          Asset/liability management                                --               23,315               --               72,991
          Customer accommodation                                   4,360              4,360             10,765             10,765




                                     BPF-48

                          THE HUNTINGTON NATIONAL BANK

     Certain assets, the most significant being Bank Owned Life Insurance and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and non-mortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent the Bank's underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

     The terms and short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include cash and due from banks, interest bearing deposits in banks, trading account securities, federal funds sold and securities purchased under resale agreements, customers' acceptance liabilities, federal funds purchased and repurchase agreements, and bank acceptances outstanding. Loan commitments and letters of credit generally have short-term, variable rate features and contain clauses that limit the Bank's exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

     The following methods and assumptions were used by the Bank to estimate the fair value of the remaining classes of financial instruments:

     Mortgages held for sale - valued at the lower of aggregate cost or market value primarily as determined using outstanding commitments from investors.

     Securities available for sale and investment securities - based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Retained interests in securitized assets are valued using a discounted cash flow analysis. The carrying amount and fair value of securities exclude the fair value of asset/liability management interest rate contracts designated as hedges of securities available for sale.

     Loans and leases - variable rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses in the loan portfolio. Although not considered financial instruments, lease financing receivables have been included in the loan totals at their carrying amounts.

     Deposits - demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

     Debt - fixed rate long-term debt, as well as medium-term notes, are based upon quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The carrying amount of variable rate obligations approximates fair value.

     Off-balance sheet derivatives - interest rate swap agreements and other off-balance sheet interest rate contracts are based upon quoted market prices or prices of similar instruments, when available, or calculated with pricing models using current rate assumptions.



                                     BPF-49

                          THE HUNTINGTON NATIONAL BANK

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)


     The unaudited pro forma consolidated financial statements give effect to the sale of the Huntington's Florida operations. On September 26, 2001, Huntington entered into a definitive agreement with SunTrust Banks, Inc. which provides for sale of Huntington's Florida operations to SunTrust. The Florida operations being offered for sale include 141 branches, 456 store-based and remote ATMs, and various other customer support and operations in Eastern and Western Florida. These unaudited pro forma consolidated financial statements reflect the sale based on preliminary accounting adjustments. Estimates relating to fair value of certain assets, liabilities and other items have been made as more fully described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the effective date of the sale and, therefore, may differ from those reflected in these unaudited pro forma consolidated financial statements.

     The unaudited pro forma consolidated financial statements on the following pages present:

     - the historical consolidated balance sheet of the Bank as of June 30, 2001, giving effect to the sale of the Florida operations as if it had occurred on that date; and

     - the impact on the conditional financial condition of the sale of HPCI's Class C and D preferred securities and

     - the special surplus/capital reduction, subject to regulatory approval, to make funds available to Huntington for the repurchase of common shares and other corporate purposes, and

     - the historical consolidated statements of income of the Bank for the six months ended June 30, 2001, and for the twelve months ended December 31, 2000, in each case giving effect to the sale of the Florida operations as if it had been effected at the beginning of the periods presented.

     The unaudited pro forma consolidated financial statements may not be indicative of the financial position or results of operations that actually would have occurred had the transaction been consummated during the periods or as of the dates indicated, or which will be attained in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements which appear elsewhere in this prospectus.






                                     BPF-50

                                                   THE HUNTINGTON NATIONAL BANK
                                               PRO FORMA CONSOLIDATED BALANCE SHEET
                                                         AT JUNE 30, 2001
                                                            (UNAUDITED)


                                                                             The                                            The
                                                The          Sale of     Huntington        Sale          Special        Huntington
                                             Huntington       HPCI        National          of           Surplus/        National
                                              National      Preferred       Bank          Florida        Capital           Bank
(in thousands of dollars)                       Bank       Securities     Pro Forma     Operations      Reduction       Pro Forma
----------------------------------------     ----------    -----------   -----------    -----------    ------------     ----------
                                                              (A)                          (B)            (E)
ASSETS
Cash and due from banks                     $   886,195      $ 50,000    $   936,195     $   (79,651)                 $    856,544
Interest bearing deposits in banks                1,322                        1,322                                         1,322
Trading account securities                        1,640                        1,640                                         1,640
Federal funds sold and securities
  purchased under resale agreements              54,696                       54,696                                        54,696
Mortgages held for sale                         376,671                      376,671                                       376,671
Securities available for sale - at fair
   value                                      3,088,779                    3,088,779                                     3,088,779
Investment securities                            14,978                       14,978                                        14,978
Total loans, net of unearned income          21,047,712                   21,047,712      (2,574,802)                   18,472,910
     Less allowance for loan losses             351,133                      351,133         (21,371)                      329,762
                                            -----------                  -----------     -----------                  ------------
Net loans                                    20,696,579                   20,696,579      (2,553,431)                   18,143,148
                                            -----------                  -----------     -----------                  ------------
Bank owned life insurance                       824,062                      824,062                                       824,062
Premises and equipment                          450,553                      450,553                                       450,553
Customers' acceptance liability                  15,335                       15,335                                        15,335
Accrued income and other assets               1,406,887                    1,406,887        (617,812)                      789,075
                                            -----------      --------    -----------     -----------     -----------  ------------


TOTAL ASSETS                                $27,817,697      $ 50,000    $27,867,697     $(3,250,894)    $    --      $ 24,616,803
                                            ===========      ========    ============    ============    ===========  ============

LIABILITIES AND SHAREHOLDER'S EQUITY
Total Deposits                              $19,168,546                  $19,168,546     $(4,564,014)    $  894,000    $15,498,532
Federal funds purchased and securities
   sold under agreements to repurchase        2,454,471                    2,454,471                                     2,454,471
Bank acceptances outstanding                     15,335                       15,335                                        15,335
Other borrowed money                          2,122,208                    2,122,208       1,197,391 (C)                 3,319,599
Subordinated notes and other long-term debt     953,547                      953,547                                       953,547
Accrued expenses and other liabilities        1,008,398      $ 50,000      1,058,398         (14,271)                    1,044,127
                                            -----------      --------    -----------     -----------     -----------  ------------
     Total Liabilities                       25,722,505        50,000     25,772,505      (3,380,894)       894,000     23,285,611
                                            -----------      --------    -----------     -----------     -----------  ------------

Shareholder's equity
     Preferred stock                             --                           ---                                             --
     Common stock                                40,000                       40,000                                        40,000
     Surplus                                    451,268                      451,268                       (451,268)          ---
     Accumulated other comprehensive loss        (4,895)                      (4,895)                                       (4,895)
     Retained earnings                        1,608,819                    1,608,819         130,000 (F)   (442,732)     1,296,087
                                            -----------      --------    -----------     -----------     -----------  ------------
     Total Shareholder's Equity               2,095,192         --         2,095,192         130,000       (894,000)     1,331,192
                                            -----------      --------    -----------     -----------     -----------  ------------

TOTAL LIABILITIES AND SHAREHOLDER'S
EQUITY                                      $27,817,697      $ 50,000    $27,867,697     $(3,250,894)    $    --       $24,616,803
                                            ===========      ========    ============    ============    ===========   ===========


REGULATORY CAPITAL RATIOS
Core (or leverage)                                 6.64%                        6.82%                                         6.49%
Tier 1 risk-based capital                          6.65%                        6.83%                                         6.50%
Total risk-based capital                          10.57%                       10.75%                                        11.04%



See Notes to Unaudited Pro Forma Consolidated Financial Statements.




                                     BPF-51

                              THE HUNTINGTON NATIONAL BANK
                       PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                         FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                       (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                        The
                                                           The          Sale         Huntington
                                                        Huntington       of           National
                                                         National      Florida          Bank
(in thousands of dollars)                                  Bank       Operations      Pro Forma
---------------------------------------------------    ------------   ----------     ----------
                                                                        (B)/(C)          (D)

Net Interest Income                                      $491,787      $(52,958)       438,829
Provision for loan losses                                 150,554        (5,235)       145,319
                                                         --------      --------       --------
               NET INTEREST INCOME
                    AFTER PROVISION FOR LOAN LOSSES       341,233       (47,723)       293,510
                                                         --------      --------       --------

Non-interest income                                       226,239       (38,478)       187,761
Non-interest expense                                      463,091       (83,195)       379,896
                                                         --------      --------       --------

               INCOME BEFORE INCOME TAXES                 104,381        (3,006)       101,375
Provision for income taxes                                 21,928        (1,052)        20,876
                                                         --------      --------       --------

               NET INCOME                                $ 82,453      $ (1,954)      $ 80,499
                                                         ========      ========       ========



                          THE HUNTINGTON NATIONAL BANK
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
                                   (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                          The
                                                            The          Sale          Huntington
                                                         Huntington       of            National
                                                          National      Florida           Bank
(in thousands of dollars)                                   Bank       Operations      Pro Forma
----------------------------------------------------    -----------   ------------    ------------
                                                                         (B)/(C)           (D)

Net Interest Income                                      $ 947,519      $(107,333)      $ 840,186
Provision for loan losses                                   90,118        (11,600)         78,518
                                                         ---------      ---------       ---------
               NET INTEREST INCOME
                    AFTER PROVISION FOR LOAN LOSSES        857,401        (95,733)        761,668
                                                         ---------      ---------       ---------

Non-interest income                                        398,153        (76,905)        321,248
Non-interest expense                                       849,188       (165,895)        683,293
                                                         ---------      ---------       ---------

               INCOME BEFORE INCOME TAXES                  406,366         (6,743)        399,623
Provision for income taxes                                 117,621         (2,360)        115,261
                                                         ---------      ---------       ---------

               Net Income                                $ 288,745      $  (4,383)      $ 284,362
                                                         =========      =========       =========





See Notes to Unaudited Pro Forma Consolidated Financial Statements.


                                     BPF-52

                          THE HUNTINGTON NATIONAL BANK

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS




(A) Assumes the issuance by HPCI of Noncumulative Exchangeable Perpetual Preferred Securities, Class C, at $25 par value, to third parties. The ownership interests by these third parties in HPCI is reflected as minority interest in consolidated subsidiaries in the consolidated financial statements of the Bank and are expected to fully qualify as Tier 1 capital for regulatory purposes. The purchase of HPCI Noncumulative Exchangeable Perpetual Preferred Securities, Class D, at $25 par value, is not reflected in these pro forma consolidated financial statements because the transaction is eliminated in consolidation. The transaction costs related to the issuance of these shares are not included in these pro forma financial statements.


(B) On September 26, 2001, Huntington Bancshares signed a definitive agreement to divest its Florida operations. This action is expected to free up significant capital, which will be used to strengthen our balance sheet. The Florida operations being sold include 141 branches, 456 store-based and remote ATMs, and various other customer support operations in Eastern and Western Florida. The related assets include the applicable goodwill and other intangible assets. These pro forma results include management's best estimate of the impact of the sale of the Florida operations. These estimates my not be indicative of the financial position or results of operations that actually would have occurred had the transaction been consummated during the periods or as of the dates indicated, or which will be attained in the future. The sale is expected to close in the first quarter 2002.


(C) Includes the issuance of medium term notes to raise the necessary cash to pay the purchaser for their acquisition of the net liabilities of our Florida operations. The pro forma results of operations for the Florida operations include the impact of this additional borrowing for the six and twelve month periods at a rate of 4.57%.


(D) The pro forma consolidated statements of income do not give effect to future restructuring or other charges or future expense savings related to the sale of the Florida operations.

         Huntington Bancshares owns all of the authorized, issued and outstanding common shares of the Bank and therefore per share information is not presented.

(E) Special surplus/capital reduction, subject to regulatory agency approval, in the form of a cash distribution to Huntington Bancshares Incorporated for the repurchase of common shares and for other corporate purposes. Huntington Bancshares expects to use these funds shortly after being received. After the reduction in capital, the Bank's regulatory capital ratios will remain in excess of the minimums for a "well-capitalized" institution.


(F) Represents the estimated after-tax gain on the sale of the Florida operations. This gain reflects a 15% premium on deposits and an assumed tax rate of 35%.


                                     BPF-53

===============================================================================




                         2,000,000 Preferred Securities

                       HUNTINGTON PREFERRED CAPITAL, INC.

   7.875% Noncumulative Exchangeable Perpetual Preferred Securities, Class C
                          (liquidation amount $25 each)
      Exchangeable in Specified Circumstances into Preferred Securities of

                          THE HUNTINGTON NATIONAL BANK

                             -----------------------

                                   PROSPECTUS

                                November 2, 2001

                             -----------------------


                              SALOMON SMITH BARNEY

                             WACHOVIA SECURITIES

                                  RAYMOND JAMES

                            HUNTINGTON CAPITAL CORP.


                             -----------------------


You may rely on the information contained in this prospectus. We have not authorized anyone to provide any information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our Class C preferred securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation to buy any securities in any circumstances under which the offer or solicitation is unlawful.

Until December 12, 2001, all dealers that buy, sell, or trade our Class C preferred securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================